As filed with the U.S. Securities and Exchange Commission on July 16, 2021

Registration No. 333-254840

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

dMY Technology Group, Inc. III

(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Delaware	6770	84-2992192
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(702) 781-4313

(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Harry L. You

Chairman

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(702) 781-4313

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kyle A. Harris, Esq. James E. Langston, Esq. Adam J. Brenneman, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Salle E. Yoo Chief Legal Officer IonQ, Inc. 4505 Campus Drive College Park, MD 20740 (301) 298-7997	John T. McKenna, Esq. Jaime L. Chase, Esq. David I. Silverman, Esq. Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Public Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.0001 per share	152,268,021	N/A	$1,212.93	$0.13(4)

(1)

Represents the estimated maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Stock”), of the combined company following the Business Combination (as defined herein) (such company, the “Combined Company”) to be issued to Combined Company stockholders upon completion of the Business Combination, estimated solely for the purpose of calculating the registration fee, and is based on 152,268,021 shares of Class A Stock issuable as consideration to IonQ, Inc., a Delaware corporation (“IonQ”).

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. IonQ is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the IonQ securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(4)	Paid in connection with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION, DATED

JULY 16, 2021

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Dear dMY Technology Group, Inc. III Stockholder:

We cordially invite you to attend a special meeting (“Special Meeting”) of the stockholders of dMY Technology Group, Inc. III, a Delaware corporation (“we,” “our,” the “Company” or “dMY” and, following the closing of the Merger, the “Combined Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast on             , 2021, at              Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

On March 7, 2021, dMY, Ion Trap Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of dMY (“Merger Sub”) and IonQ, Inc., a Delaware corporation (“IonQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into IonQ, with IonQ continuing as the surviving corporation (the “Merger,” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). Concurrently with the execution and delivery of the Merger Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 35,000,000 shares (the “PIPE Shares”) of dMY’s Class A common stock, par value $0.0001 per share (the “Class A Stock”), at a purchase price per share of $10.00 and an aggregate purchase price of $350.0 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Business Combination.

At the effective time of the Business Combination, each share of IonQ capital stock will be cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement and dMY will thereafter own 100% of the outstanding capital stock of IonQ as the surviving corporation of the Merger (the “Surviving Corporation”). Any shares of IonQ capital stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time will be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto. IonQ Stock Options and IonQ Warrants will be assumed by dMY subject to the terms and conditions set forth in the Merger Agreement.

Subject to the terms of the Merger Agreement, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 123,808,665 newly issued shares of Class A Stock equal to $1.238 billion (based on assumed value of $10.00 per share), subject to adjustments as further described in this proxy statement/prospectus.

Following the closing of the Business Combination, the Combined Company will own all of the issued and outstanding equity interests in the Surviving Corporation, and the stockholders of IonQ as of immediately prior to the effective time will hold a portion of Class A Stock. You are being asked to vote on the Business Combination.

In connection with the closing of the Business Combination, the shares of Class B common stock of dMY, par value $0.0001 per share (the “Class B Stock” and, together with Class A Stock prior to the Business Combination, the “Common Stock”), issued prior to the dMY initial public offering (the “dMY IPO”) and held by dMY Sponsor III, LLC (the “Sponsor”) and certain other dMY stockholders (the “Founder Shares”), will automatically convert into shares of Class A Stock on a one-for-one basis and will continue to be subject to the transfer restrictions applicable to the Founder Shares. 750,000 of the Founder Shares held by the Sponsor will be placed into an escrow account and will be subject to certain vesting and forfeiture provisions as further described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, our stockholders are being asked to consider and vote upon the Merger Agreement and the other proposals set forth herein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Class A Stock at 5:00 p.m. (New York City time) on             , 2021 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.

Class A Stock public units (each, a “Public Unit”), which include one share of Class A Stock and one-fourth of one public warrant (“Public Warrant”), whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, and Public Warrants are currently listed on the NYSE under the symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. We intend to apply to continue the listing of the Combined Company’s common stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the consummation of the Business Combination.

Pursuant to our Amended and Restated Certificate of Incorporation (the “Current Charter”), we are providing holders of Class A Stock (“public stockholders”) with the opportunity to redeem, upon the consummation of the Business Combination, shares of Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the trust account that holds the proceeds of the dMY IPO (including interest not previously released to dMY to pay its taxes) (the “Trust Account”). For illustrative purposes, based on the $300,077,389 balance of the Trust Account as of March 31, 2021, the estimated redemption price would have been approximately $10.00 per share. If the Business Combination is not completed, these shares will not be redeemed. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the dMY IPO. We refer to this as the “20% threshold.” We have no specified maximum redemption threshold under the Current Charter, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our public stockholders will reduce the amount in the Trust Account. In no event will we redeem shares of Class A Stock in an amount that would result in dMY’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Class A Stock. The Sponsor, our current executive officers and current independent directors (collectively, our “Initial Stockholders”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of common stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our common stock they may hold in connection with the consummation of the Business Combination.

Currently, our Initial Stockholders own 20% of our issued and outstanding shares of common stock, including all of the Founder Shares. Our Initial Stockholders have agreed to vote any shares of common stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by our stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting via the virtual meeting platform, we urge all our stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of dMY and IonQ, carefully and in their entirety. In particular, we urge you to read carefully the section titled “Risk Factors” beginning on page 41 of this proxy statement/prospectus.

After careful consideration, our board of directors (the “Board”) has unanimously approved the Merger Agreement and the transactions contemplated therein, and unanimously recommends that our stockholders vote “FOR” the approval of the Merger Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section titled “The Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved at the Special Meeting. Unless waived by the parties to the Merger Agreement, the consummation of the Business Combination is conditioned upon the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (the “Required Proposals”). If we fail to obtain the requisite stockholder approval for any of the Required Proposals, we will not satisfy the conditions to closing of the Merger Agreement and we may be prevented from closing the Business Combination.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person via the virtual meeting platform, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person via the virtual meeting platform, you may withdraw your proxy and vote in person via the virtual meeting platform.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT WE REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO

INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of dMY Technology Group, Inc. III and look forward to a successful completion of the Business Combination.

Sincerely,

Harry L. You
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , 2021, and is expected to be first mailed or otherwise delivered to dMY stockholders on or about             2021.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by dMY or IonQ. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of dMY or IonQ since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

NOTICE OF SPECIAL MEETING OF DMY TECHNOLOGY GROUP, INC. III

TO BE HELD             , 2021

To the Stockholders of dMY Technology Group, Inc. III:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”) of dMY Technology Group, Inc. III, a Delaware corporation (which is referred to as “we,” “us,” “our” or “dMY” and, following the consummation of the Merger, the “Combined Company”) will be held via live webcast on             , 2021, at         Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Transaction Proposal—To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 7, 2021 (the “Merger Agreement”), by and among dMY, Ion Trap Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of dMY (“Merger Sub”), and IonQ, Inc., a Delaware corporation (“IonQ”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including, among other things, the merger of Merger Sub with and into IonQ, with IonQ continuing as the Surviving Corporation (together with the Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”) (Proposal No. 1, referred to as the “Transaction Proposal”);

2.

NYSE Proposal—To consider and vote upon a proposal to adopt and approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”): the issuance of shares of common stock, par value $0.0001 per share, of the Combined Company and securities convertible into or exchangeable for the Combined Company common stock in connection with the Business Combination, including the issuance of shares of common stock in connection with the PIPE Investment (as defined below) (Proposal No. 2, referred to as the “NYSE Proposal”);

3.

Charter Proposal—To consider and vote upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex B (Proposal No. 3, referred to as the “Charter Proposal”).

4.

Governance Proposals—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (Proposals No. 4-A through 4-C, referred to as the “Governance Proposals”):

A.

To increase the total number of shares of all classes of authorized capital stock from (i) 401,000,000, consisting of (a) 400,000,000 shares of common stock, including (1) 380,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,020,000,000, consisting of (A) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 20,000,000 shares of preferred stock, par value $0.0001 per share.

B.

To provide that any amendment to the amended and restated bylaws will require the approval of either the Combined Company’s board of directors or the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

C.	To provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

5.

Equity Incentive Plan Proposal—To consider and vote upon a proposal to approve the 2021 Equity Incentive Plan, including the authorization of the initial share reserve under such plan (Proposal No. 5, referred to as the “Equity Incentive Plan Proposal”);

6.

Employee Stock Purchase Plan Proposal—To consider and vote upon a proposal to approve the Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan (Proposal No. 6, referred to as the “Employee Stock Purchase Plan Proposal”);

7.

Adjournment Proposal—To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (Proposal No. 7, referred to as the “Adjournment Proposal”).

Consummation of the Business Combination is conditioned on the approval of each of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Transaction Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Transaction Proposal, the NYSE Proposal and the Charter Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If dMY does not consummate the Business Combination and fails to complete an initial business combination by November 17, 2022, dMY will be required to dissolve and liquidate the trust account that holds the proceeds of the dMY initial public offering (including interest not previously released to dMY to pay its taxes) by returning the then remaining funds in such account to the public stockholders. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the accompanying proxy statement/prospectus carefully.

Our Initial Stockholders have agreed to vote any shares of our Common Stock owned by them in favor of the Business Combination. The record date for the Special Meeting is , 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF DMY COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

After careful consideration, our Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Transaction Proposal, “FOR” the NYSE Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).

If you have any questions or need assistance voting your shares, please call our proxy solicitor Morrow Sodali at (866) 662-5200 or email at DMYI.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting and are a beneficial investor who owns their investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

By Order of the Board of Directors

Harry L. You
Chairman of the Board of Directors

Las Vegas, Nevada
, 2021

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by us (File No. 333-254840), constitutes a prospectus under Section 5 of the Securities Act, with respect to the shares of Class A Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Special Meeting of our stockholders at which our stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

FREQUENTLY USED TERMS

In this proxy statement/prospectus:

“2021 Plan” means the 2021 Equity Incentive Plan, a copy of which is attached hereto as Annex D.

“Aggregate Stock Consideration” means an estimated approximately 123,808,665 shares of Class A Stock (deemed to have a value of $10.00 per share), with the final number of such shares of common stock to equal (a) the IonQ Equity Value, divided by (b) $10.00.

“Antitrust Division” means the Antitrust Division of the U.S. Department of Justice.

“Assumed Warrants” means the resulting warrants from the conversion at the effective time of the Merger of each IonQ Warrant issued and outstanding immediately prior to the effective time of the Merger into a conditional right to purchase Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to such IonQ Warrant immediately prior to the effective time of the Merger, including applicable vesting conditions.

“Board” means the board of directors of dMY.

“Business Combination” means the transactions contemplated by the Merger Agreement, including, among other things, the Merger.

“Class A Stock” means the shares of Class A Stock, par value $0.0001 per share, of dMY.

“Class B Stock” means the shares of Class B Stock, par value $0.0001 per share, of dMY.

“Common Stock” means the Class A Stock of dMY and, prior to the Business Combination, both the Class A Stock and Class B Stock.

“Combined Company” means the company following the Business Combination.

“Continental Warrant Agreement” means that certain Warrant Agreement, by and between dMY and Continental Stock Transfer & Trust Company, as warrant agent, dated as of November 12, 2020.

“Court of Chancery” means the Court of Chancery of the State of Delaware.

“Current Charter” means the Amended and Restated Certificate of Incorporation of dMY, dated November 20, 2020.

“Deferred Discount” means deferred underwriting commissions of $10.5 million in the aggregate, which will be payable upon consummation of an initial business combination.

“DGCL” means the Delaware General Corporation Law.

“dMY” means dMY Technology Group, Inc. III prior to the Business Combination.

“dMY Executives” means Niccolo de Masi and Harry You.

“dMY IPO” means dMY’s initial public offering, consummated on November 17, 2020, through the sale of 30,000,000 Public Units (including 2,500,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.

“ESPP” means the 2021 Employee Stock Purchase Plan, a copy of which is attached hereto as Annex E.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Founder Shares” means the 7,500,000 shares of Class B Stock that are currently owned by the Initial Stockholders.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“initial business combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving dMY and one or more businesses.

“Initial Stockholders” means each of the Sponsor, the dMY Executives, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Insider” means each dMY stockholder, other than the Sponsor, which is a party to the Sponsor Support Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IonQ” means IonQ, Inc., a Delaware corporation.

“IonQ common stock” means the shares of the Common Stock, par value $0.0001 per share, of IonQ.

“IonQ Equity Value” means an amount equal to $1.275 billion plus the Net Equity Value Adjustment Amount (which, for the avoidance of doubt, may be a positive or a negative number).

“IonQ Equityholders” means the stockholders of IonQ and the holders of other equity interests in IonQ (including IonQ Stock Options and IonQ Warrants).

“IonQ preferred stock” means the (a) IonQ Series A preferred stock, (b) IonQ Series B preferred stock, and (c) IonQ Series B-1 preferred stock.

“IonQ Series A preferred stock” means the shares of the Series A Preferred Stock, par value $0.0001 per share, of IonQ.

“IonQ Series B preferred stock” means the shares of the Series B Preferred Stock, par value $0.0001 per share, of IonQ.

“IonQ Series B-1 preferred stock” means the shares of the Series B-1 Preferred Stock, par value $0.0001 per share, IonQ.

“IonQ capital stock” means the IonQ common stock and the IonQ preferred stock.

“IonQ Stock Adjusted Fully Diluted Shares” means the sum of (a) aggregate number of shares of capital stock of IonQ outstanding as of immediately prior to the effective time of the Merger and (b) the aggregate number of shares of IonQ common stock issuable upon exercise of all vested IonQ Stock Options and vested IonQ Warrants outstanding as of immediately prior to the effective time of the Merger.

“IonQ Stock Option” means each option to purchase IonQ common stock issued and outstanding under IonQ’s 2015 Equity Incentive Plan.

“IonQ Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of March 7, 2021, by and among dMY, IonQ and the IonQ stockholders party thereto.

“IonQ Warrants” means the warrants exercisable for IonQ preferred stock that are outstanding as of immediately prior to the consummation of the Business Combination.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger” means the merger of Merger Sub with and into IonQ, with IonQ continuing as the Surviving Corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 7, 2021, by and among dMY, Merger Sub and IonQ, which is attached hereto as Annex A.

“Merger Sub” means Ion Trap Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of dMY.

“Net Equity Value Adjustment Amount” means the positive or negative amount, as the case may be, equal to (a) the lesser of (i) the cash and cash equivalents of IonQ expected to be held by IonQ as of 11:59 p.m. (Eastern time) on the Business Day immediately preceding the effective time and (ii) $50.0 million, minus (b) the outstanding indebtedness of IonQ as of 11:59 p.m. (Eastern time) on the Business Day immediately preceding the effective time, plus (c) the amount, if any, that the sum of all of the transaction expenses incurred by any of the Sponsor or dMY or expressly allocated to any of the Sponsor or dMY as set forth in the Merger Agreement, and only to the extent the Sponsor or dMY is obligated to pay or has agreed to pay such transaction expense pursuant to the Merger Agreement, exceed $50.0 million, minus (d) the amount, if any, that the sum of all of the transaction expenses incurred by any IonQ or expressly allocated to IonQ as set forth in the Merger Agreement, and only to the extent IonQ is obligated to pay or has agreed to pay such transaction expense pursuant to the Merger Agreement, exceed $20.0 million.

“Note” means the promissory note issued to the Sponsor as consideration for a loan in an aggregate of up to $200,000 to cover expenses related to the dMY IPO.

“NYSE” means the New York Stock Exchange.

“Per Share IonQ Stock Consideration” means the Aggregate Stock Consideration divided by the IonQ Stock Adjusted Fully Diluted Shares.

“PIPE Investment” means the sale by dMY to the PIPE Investors an aggregate number of Class A Stock shares in exchange for an aggregate purchase price of $350.0 million.

“PIPE Investors” means persons that have entered into subscription agreements to purchase for cash Class A Stock shares pursuant to the PIPE Investment on or prior to the date of the Merger Agreement.

“preferred stock” means the preferred stock, par value of $0.0001 per share, of dMY, and following the Business Combination, of the Combined Company.

“Private Placement” means the private placement of the Private Warrants.

v

“Private Warrants” means the warrants held by the Sponsor that were issued to the Sponsor at the closing of the dMY IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.

“Proposed Charter” means the proposed Second Amended and Restated Certificate of Incorporation of the Combined Company, a form of which is attached hereto as Annex B, which will become the Combined Company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the consummation of the Business Combination.

“Public Shares” means the shares of Class A Stock included in the Public Units issued in the dMY IPO.

“public stockholders” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “public stockholder” only with respect to any Public Shares held by them.

“Public Unit” means one share of Class A Stock and one-fourth of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the dMY IPO.

“Public Warrants” means the warrants included in the Public Units issued in the dMY IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, to be entered into between and among dMY, the Initial Stockholders and certain IonQ stockholders.

“Registration Rights Holders” means the Sponsor, dMY’s independent directors and certain IonQ Equityholders.

“Related Agreements” means, collectively, the Registration Rights Agreement, the Sponsor Support Agreement, the IonQ Stockholder Support Agreement, the Lock-Up Agreement, the Proposed Charter and the amended and restated bylaws.

“Rollover Options” means the options to acquire Class A Stock resulting from the assumption by dMY and conversion at the effective time of the Merger of each IonQ Stock Option that is issued and outstanding immediately prior to the effective time of the Merger into an option to acquire Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding IonQ Stock Option immediately prior to the effective time of the Merger, including applicable vesting conditions and exercisability terms.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Request” means a request for additional information or documentary material issued by the Antitrust Division or the FTC, which will extend the initial waiting period under the HSR Act until 30 days after each of the parties has substantially complied with the Second Request.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Meeting” means the special meeting that is the subject of this proxy statement/prospectus.

“Sponsor” means dMY Sponsor III, LLC, an affiliate of Mr. Harry L. You, dMY’s Chairman, and the other directors and officers of dMY.

“Sponsor Support Agreement” means the letter agreement, dated as of March 7, 2021, by and among dMY, the Insiders, the Sponsor and IonQ.

“Subscription Agreement” means a contract executed by a PIPE Investor on or before the date of the Merger Agreement in connection with the PIPE Investment.

“Subsequent Transaction” shall mean the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Combined Company representing more than 50% of the combined voting power of the Combined Company’s then-outstanding voting securities, (ii) there is consummated a merger or consolidation of the Combined Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Combined Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (iii) the stockholders of the Combined Company approve a plan of complete liquidation or dissolution of the Combined Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Combined Company of all or substantially all of the assets of the Combined Company and its subsidiaries, taken as a whole, other than such sale or other disposition by the Combined Company of all or substantially all of the assets of the Combined Company and its subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Combined Company in substantially the same proportions as their ownership of the Combined Company immediately prior to such sale.

“Surviving Corporation” means IonQ following the consummation of the Merger.

“Trading Day” means any day on which shares of Class A Stock are actually traded on the Trading Market.

“Trading Market” means the New York Stock Exchange or any other stock market on which shares of Class A Stock shall be trading at the time of determination of the closing price of such shares.

“Trust Account” means the trust account of dMY that holds the proceeds from the dMY IPO.

“Trustee” or “Transfer Agent,” as applicable, means Continental Stock Transfer & Trust Company.

“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Vesting Shares” means the shares of Class B Stock (and following the consummation of the Business Combination, the shares of Class A Stock) that are subject to restrictions under the Sponsor Support Agreement.

“Warrants” means, collectively, the Private Warrants and the Public Warrants.

“Whole Board” means the total number of authorized directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

dMY, IonQ and IonQ’s subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast on             , 2021, at          Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

QUESTIONS AND ANSWERS ABOUT DMY’S SPECIAL STOCKHOLDER MEETING AND THE BUSINESS COMBINATION

Q:	Why am I receiving this proxy statement/prospectus?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, among other proposals. We have entered into the Merger Agreement, providing for, among other things, the merger of Merger Sub with and into IonQ, with IonQ continuing as the Surviving Corporation, and after giving effect to the Merger, becoming a wholly owned subsidiary of the Combined Company. You are being asked to vote on the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the Special Meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast on             , 2021, at          Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	Our stockholders are being asked to approve the following proposals:

1.	The Transaction Proposal;

2.	NYSE Proposal;

3.	Charter Proposal;

4.	Governance Proposals;

5.	Equity Incentive Plan Proposal;

6.	Employee Stock Purchase Plan Proposal; and

7.	Adjournment Proposal.

If dMY stockholders fail to approve the Required Proposals, the Business Combination will not occur. The consummation of the Business Combination is not conditioned upon the approval of the Governance Proposals at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Transaction Proposal is not approved, the other proposals (except for the Adjournment Proposal) will not be presented to the stockholders for a vote.

Q:	Why is dMY proposing the Governance Proposals?

A:

As required by applicable SEC guidance, dMY is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter that may reasonably be considered to materially affect stockholder rights and therefore require a non-binding advisory basis vote pursuant to SEC guidance. This non-binding advisory vote is not otherwise required by Delaware law and is separate and apart from the Charter Proposal, but consistent with SEC guidance, dMY is submitting these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on dMY or the Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal). See the section titled “Proposal No. 4: The Governance Proposals” of this proxy statement/prospectus for additional information.

Q:	Why is dMY proposing the Business Combination?

A:

We are a blank check company incorporated as a Delaware corporation on September 14, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial business combination”). Our acquisition plan is not limited to a particular industry or geographic region for purposes of consummating an initial business combination. However, we (a) must complete an initial business combination with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding amounts disbursed to management for working capital purposes, if permitted, and the Deferred Discount) at the time of the agreement to enter into the initial business combination and (b) are not, under the Current Charter, permitted to effect an initial business combination with a blank check company or a similar company with nominal operations.

The prospectus for the dMY IPO stated that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	Whether the target had an enterprise value is between $1.0 billion and $3.0 billion;

•

Whether the target was in the mobile app industry and consumer internet sectors, or in consumer software segments worldwide and key enablement and disruptive technologies underpinning the mobile ecosystem, such as artificial intelligence, machine learning, cloud infrastructures or quantum computing;

•	Whether the target had a proven and accomplished management team;

•	Whether the target had the requisite compliance, financial controls and reporting processes in place and was ready for the regulatory requirements of a public entity;

•	Whether the target had a promising growth path, driven by a sustainable competitive advantage, with opportunities for acceleration by a partnership with us;

•

Whether the target had a management team with the interest and ability to execute on strategic opportunities, including accretive acquisitions of companies that have the potential to enhance shareholder value;

•	Whether the target had management and stakeholders who aspire to have their company become a public entity and generate substantial growth;

•	Whether the target had a sizable market share in their segment and the opportunity to achieve market leadership;

•	Whether the target had defensible proprietary technology and intellectual property rights; and

•	Whether the target had an appropriate valuation.

Based on our due diligence investigations of IonQ and the industry in which it operates, including the financial and other information provided by IonQ in the course of negotiations, we believe that IonQ meets the criteria and guidelines listed above. Please see the section titled “The Business Combination—Recommendation of dMY’s Board of Directors and Reasons for the Business Combination” for additional information.

Q:	Why is dMY providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the Current Charter, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Transaction Proposal in order to allow our public stockholders to effectuate redemptions of their Public Shares in connection with the consummation of the Business Combination. The approval of the Business Combination is required under the Current Charter. In addition, such approval is also a condition to the consummation of the Business Combination under the Merger Agreement.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A:

No. The Board did not obtain a fairness opinion with respect to the consideration to be paid in the Merger. The officers and directors of dMY and dMY’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of dMY’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Merger. In addition, dMY’s officers and directors and dMY’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Board and dMY’s advisors in valuing IonQ’s business.

Q:	What will happen in the Business Combination?

A:

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, dMY will acquire IonQ in a transaction we refer to as the Business Combination. At the closing of the Business Combination contemplated by the Merger Agreement, among other things, Merger Sub will merge with and into IonQ, with IonQ continuing as the Surviving Corporation. As a result of the Merger, at the closing of the Business Combination, the Combined Company will own 100% of the outstanding stock of IonQ, and each share of IonQ capital stock (other than any shares of IonQ capital stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto) will be cancelled and converted into the right to receive the Per Share IonQ Stock Consideration, except to the extent that any such holder duly exercises and perfects dissenters’ rights with respect to such IonQ capital stock in accordance with Section 262 of the DGCL.

Q:	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A:

On March 5, 2021, the last trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $13.10, $12.70 and $3.20, respectively. On                 , 2021, the trading date immediately prior to the date of this proxy statement/prospectus, the Public Units, Public Shares and Public Warrants closed at $                , $                 and $                , respectively.

Q:	Following the Business Combination, will dMY’s securities continue to trade on a stock exchange?

A:

Yes. The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. We intend to apply to continue the listing of the Combined Company’s common stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the consummation of the Business Combination.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for IonQ to access the U.S. public markets.

Q:	Will the management of dMY change in the Business Combination?

A:

Following the consummation of the Business Combination, it is expected that the current senior management of IonQ will comprise the senior management of the Combined Company, and the Combined Company’s board of directors will consist of seven members, two of whom shall be Niccolo de Masi and Harry You. Mr. You will be a member of the Combined Company’s audit committee and Mr. de Masi and Mr. You will be members of different classes of directors, in each case, subject to the terms of the Combined Company’s Proposed Charter.

Please see the section titled “Management of the Combined Company” for additional information.

Q:	How will the Business Combination impact the outstanding shares of dMY following the consummation of the Business Combination?

A:

As a result of the Business Combination and the consummation of the transactions contemplated thereby, the number of shares of common stock outstanding will increase by approximately 521% to approximately 195,558,665 shares of common stock (assuming that no shares of Class A Stock are redeemed). Additional shares of common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Class A Stock upon exercise of the Public Warrants and Private Warrants following the consummation of the Business Combination. The issuance and sale of such shares in the public market could adversely impact the market price of our common stock, even if our business is doing well.

Q:	What will IonQ stockholders receive in the Business Combination?

A:

Subject to the terms of the Merger Agreement and the Net Equity Value Adjustment set forth therein, the aggregate merger consideration to be paid in connection with the Business Combination is expected to be approximately 123,808,665 shares of Class A Stock (deemed to have a value of $10.00 per share) with an implied value equal to the Aggregate Stock Consideration. Holders of shares of IonQ capital stock (other than any shares of IonQ capital stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto) will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share IonQ Stock Consideration for each such share of IonQ capital stock, except to the extent that any such holder duly exercises and perfects dissenters’ rights with respect to such IonQ capital stock in accordance with Section 262 of the DGCL.

Q.	What will holders of IonQ equity awards receive in the Business Combination?

A:

As of the effective time of the Merger, each outstanding unexercised IonQ Stock Option will be assumed by dMY and converted into an option to acquire a number of shares of Class A Stock determined by multiplying the number of shares of IonQ capital stock subject to such option as of immediately prior thereto by the Per Share IonQ Stock Consideration (determined in accordance with the Merger Agreement), rounded down to the nearest whole number of shares, subject to the same terms and conditions as were applicable thereto immediately prior thereto (including applicable vesting conditions and exercisability terms). Each such converted stock option will be exercisable solely for shares of Class A Stock, and the per share exercise price for the stock issuable upon exercise thereof will be determined by dividing the per share exercise price for the shares of IonQ common stock subject to the IonQ Stock Option immediately prior thereto by the Per Share IonQ Stock Consideration, rounded up to the nearest whole cent.

Q:	What equity stake will the current stockholders of dMY and the IonQ Equityholders hold in the Combined Company after the consummation of the Business Combination?

A:

The following table illustrates the fully diluted ownership levels upon consummation of the Business Combination based on the outstanding equity (including future shares issuable upon the exercise of outstanding options and warrants of dMY and IonQ) as of June 7, 2021 and assuming various redemption levels by dMY’s public stockholders.

	Redemption Threshold
	0%(1)		25%(2)		50%(3)		75%(4)		100%(5)
	(No Redemption)								(Maximum Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
dMY Public Stockholders	30,000,000	12.4	22,500,000	9.6	15,000,000	6.6	7,500,000	3.4	—	—
dMY Public Warrantholders	7,500,000	3.1	7,500,000	3.2	7,500,000	3.3	7,500,000	3.4	7,500,000	3.5
dMY Insiders and Sponsor stockholders(6)	7,500,000	3.1	7,500,000	3.2	7,500,000	3.3	7,500,000	3.4	7,500,000	3.5
dMY Insiders and Sponsor Warrantholders	4,000,000	1.7	4,000,000	1.7	4,000,000	1.8	4,000,000	1.8	4,000,000	1.9
PIPE Investors - Affiliates of IonQ(7)	2,450,000	1.0	2,450,000	1.0	2,450,000	1.1	2,450,000	1.1	2,450,000	1.2
PIPE Investors - Non-Affiliated Holders(7)	32,550,000	13.4	32,550,000	13.9	32,550,000	14.4	32,550,000	15.0	32,550,000	15.4
Former IonQ stockholders	123,808,665	51.3	123,808,665	53.0	123,808,665	54.6	123,808,665	56.5	123,808,665	58.5
Former IonQ Optionees and Warrantholders(8)	33,760,620	14.0	33,760,620	14.4	33,760,620	14.9	33,760,620	15.4	33,760,620	16.0

Total Fully Diluted Shares Outstanding(9)	241,569,285	100.0	234,069,285	100.0	226,569,285	100.0	219,069,285	100.0	211,569,285	100.0

(1)	Assumes that no shares of Class A Stock are redeemed.
(2)	Assumes redemptions of 7,500,000 Class A Stock using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account).
(3)	Assumes redemptions of 15,000,000 Class A Stock using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account).
(4)	Assumes redemptions of 22,500,000 Class A Stock using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account).
(5)	Assumes maximum redemptions of 30,000,000 Class A Stock using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account).
(6)	Share amounts assumes the full vesting of 750,000 Vesting Shares.
(7)	Assumes the PIPE Investment is consummated in accordance with its terms for $350.0 million, with 35,000,000 shares of Class A Stock issued to the PIPE Investors.
(8)	Includes approximately (i) 25,292,409 shares of Class A Stock issuable upon the exercise of IonQ Stock Options (vested and unvested) to acquire Class A Stock and (ii) 8,468,211 shares of Class A

Stock issuable upon the exercise of IonQ Warrants (vested and unvested). IonQ Stock Options and IonQ Warrants do not represent legally outstanding shares of common stock at closing.
(9)	Excludes remaining shares available for issuance pursuant to any existing or successor equity incentive plan.

For more information, please see the sections titled “Summary–Impact of the Business Combination on the Combined Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

Q:	Will dMY obtain new financing in connection with the Business Combination?

A:

Yes. Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and we agreed to issue and sell to the PIPE Investors, an aggregate amount of 35,000,000 shares of Class A Stock as set forth in the Subscription Agreements in exchange for a purchase price per share of $10.00 and an aggregate purchase price of $350.0 million at the consummation of the Business Combination. The main difference between the securities issued at the time of the IPO as compared to the PIPE Investment is the issuance of Class A Stock rather than Public Units. Neither of the Sponsor, our directors, officers or their respective affiliates will participate in the PIPE Investment. For additional information, see “The Merger Agreement and Related Agreements–Related Agreements Subscription Agreements.”

Q:	What happens if I sell my shares of Class A Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Transaction Proposal requires the affirmative vote of at least a majority of the votes cast by holders of outstanding shares of our common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of common stock in favor of the Transaction Proposal.

The approval of the NYSE Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the NYSE Proposal.

The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class B Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The approval of the Governance Proposals require the affirmative vote of at least a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a dMY stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

As further discussed in the section entitled “Other Agreements Related to the Business Combination Agreement—Sponsor Support Agreement,” dMY, IonQ, the Insiders and the Sponsor have entered into the Sponsor Support Agreement, pursuant to which the Insiders and the Sponsor have agreed to vote shares representing 20% of the aggregate voting power of our common stock (comprised of all the outstanding Founder Shares) in favor of the each of the proposals presented at the Special Meeting, regardless of how public stockholders vote. Accordingly, the Sponsor Support Agreement will increase the likelihood that we will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. Because a majority of the proposals, including the Transaction Proposal, require the affirmative vote of a majority of the votes cast by holders of outstanding shares of our common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting, the affirmative vote of only 1,875,001 Public Shares, which represents approximately 6.25% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve such proposals if a quorum of only a majority of the shares of dMY’s common stock is represented at the Special Meeting. Notwithstanding the foregoing, consummation of the Business Combination is conditioned on the approval of each of the Required Proposals, which includes the Charter Proposal. Approval of the Charter Proposal requires the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote thereon at the Special Meeting. Accordingly, the affirmative vote of approximately 11,250,001 Public Shares, which represents approximately 37.5% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve the Charter Proposal.

Q:	What happens if the Transaction Proposal is not approved?

A:

If the Transaction Proposal or any of the other Required Proposals are not approved and we do not consummate an initial business combination by November 17, 2022, we will be required to dissolve and liquidate the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of common stock held of record as of             , 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 37,500,000 outstanding shares of common stock, consisting of 30,000,000 outstanding shares of Class A Stock and 7,500,000 outstanding shares of Class B Stock.

Q:	What constitutes a quorum at the Special Meeting?

A:

A majority of the issued and outstanding shares of common stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 18,750,001 shares of common stock would be required to achieve a quorum.

Q:	How will the Sponsor and dMY’s officers and directors vote?

A:

Concurrently with the execution of the Merger Agreement, we entered into agreements with the Sponsor and the Insiders, pursuant to which each agreed to vote any shares of Class A Stock and Class B Stock owned by them in favor of the Transaction Proposal.

None of the Sponsor, directors or officers has purchased any shares of our common stock during or after the dMY IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of common stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests does the Sponsor and dMY’s officers and directors have in the Business Combination?

A:

The Sponsor, certain members of our Board and our officers may have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $8.0 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock and that such Private Warrants will expire worthless if a business combination is not consummated by November 17, 2022. The Private Warrants would have had an aggregate market value of $            based upon the closing price of $            per Public Warrant on the NYSE on            , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on the shares underlying the Private Warrants;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A common stock at a conversion rate that entitles the Sponsor to own, in the aggregate, [3.65]% of the common stock of the Combined Company after giving effect to the Business Combination. As a result, our Sponsor ultimately expects to receive 7,425,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $            , based upon the closing price of $            per public share on the NYSE on            , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, resulting in a theoretical gain of $            , but, given the lock-up restrictions on such shares, we believe such shares have less value. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on its shares;

•

the fact that each of our independent directors currently holds 25,000 Founder Shares and expects to receive 25,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination. The 75,000 shares of common stock of the Combined Company expected to be owned by our independent directors would have had an aggregate market value of $            based upon the closing price of $            per public share on the NYSE on            , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the consummation of the Business Combination;

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination;

•

the fact that at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders and the Sponsor, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of their shares of Class A Stock in connection with the Business Combination and (iii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions (the “Vesting Shares”);

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the fact that the Sponsor, officers and directors will lose their entire investment of approximately $7,525,000 in us and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by November 17, 2022; and

•	the fact that the Sponsor and members of our current Board and management would hold the following number of shares in the Combined Company at the consummation of the Business Combination:

Name of Person/Entity	Shares of Class A Stock(1)	Value of Class A Stock(3)
dMY Sponsor III, LLC (the Sponsor)(2)	7,425,000	$74,250,000
Harry L. You(2)	7,425,000	$74,250,000
Niccolo de Masi(2)	—	—
Darla Anderson(2)	25,000	$250,000
Francesca Luthi(2)	25,000	$250,000
Charles E. Wert(2)	25,000	$250,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Share amounts are subject to the full vesting of the Vesting Shares.

(2)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaim any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

These interests may influence our Board in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What happens if I vote against the Transaction Proposal?

A:

If you vote against the Transaction Proposal but the Transaction Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Transaction Proposal will be approved and, assuming the approval of the other Required Proposals and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

If you vote against the Transaction Proposal and the Transaction Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting, then the Transaction Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until November 17, 2022. If we fail to complete an initial business combination by November 17, 2022, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a Public Stockholder, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding Public Shares; provided that we may not redeem any shares of Class A Stock issued in the dMY IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the dMY IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination, however, the holders of such Public Warrants shall continue to be entitled to exercise such Public Warrants if the Business Combination is consummated, even if such holder chooses to redeem such holder’s Public Shares. The Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $300,077,389 as of March 31, 2021, the estimated redemption price would have been approximately $10.00 per share. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to dMY or to pay our taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative initial business combination prior to November 17, 2022.

Q:	Can our Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. Our Initial Stockholders, officers and other current directors have agreed to waive, for no consideration and for the sole purpose of facilitating the Business Combination, their redemption rights, with respect to their Founder Shares and any Public Shares they may hold, in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in the dMY IPO. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in the dMY IPO) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the Current Charter, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our public stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $         as of , 2021. However, in no event will we redeem shares of Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001.

Q:	Is there a limit on the total number of Public Shares that may be redeemed?

A:

Yes. The Current Charter provides that we may not redeem our Public Shares in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, the Current Charter does not provide a specified maximum redemption threshold. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

Based on the amount of funds in our Trust Account as of         , 2021, and assuming the funding in full of all amounts to be provided pursuant to the Subscription Agreements, approximately shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Merger Agreement. We refer to this as the maximum redemption scenario.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Transaction Proposal, the NYSE Proposal, the Charter Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants and (ii) prior to 5:00 P.M., Eastern time on , 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares included in the Public Units sold in the dMY IPO. Accordingly, all Public Shares in excess of the aforementioned 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that our stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using the Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section titled “Material Tax Considerations—U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What are the U.S. federal income tax consequences of the Business Combination to holders of IonQ capital stock?

A:

It is intended that, for U.S. federal income tax purposes, the Business Combination will qualify as a “reorganization” under Section 368(a) of the Code (“Intended Tax Treatment”). If the Business Combination so qualifies, U.S. holders (as defined below in the section entitled “U.S. Federal Income Tax Considerations of the Business Combination to Holders of IonQ Capital Stock that are United States Persons”) of IonQ capital stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of IonQ capital stock for Class A Stock. Although the parties will use reasonable best efforts to cause the Business Combination to qualify for the Intended Tax Treatment (including, under certain circumstances, changing the structure of the Business Combination), no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge. Neither dMY nor IonQ intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination. It is not a condition to the completion of the Business Combination that either dMY or IonQ receives an opinion of counsel dated as of the closing date to the effect that the Business Combination will so qualify, and the Business Combination will occur even if it does not so qualify, in which case it will be a fully taxable transaction. In connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, Cleary Gottlieb Steen & Hamilton LLP, counsel to dMY, has issued an opinion to dMY, and Cooley LLP, counsel to IonQ, has issued an opinion to IonQ, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. These opinions are not binding on the IRS or any court. Further, they are prospective, dependent on future events, and based on customary assumptions and representations from dMY, Merger Sub and IonQ, as well as certain covenants and undertakings by dMY, Merger Sub and IonQ (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus. You should read the section entitled “U.S. Federal Income Tax Considerations of the Business Combination to Holders of IonQ Capital Stock that are United States Persons” and consult your own tax advisors regarding the U.S. federal income tax consequences of the Business Combination to your particular circumstances, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	If I am a Public Warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of Public Warrants have no redemption rights with respect to such Public Warrants.

Q:	Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?

A:	No. Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay our public stockholders who properly exercise their redemption rights; (ii) pay the Deferred Discount to the underwriters of the dMY IPO, in connection with the Business Combination; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred in connection with the transactions contemplated by the Merger Agreement, including the Business Combination, and pursuant to the terms of the Merger Agreement. Any remaining funds will be used by the Combined Company for general corporate purposes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement, including the expiration of the applicable waiting period under the HSR Act, the approval and adoption by the IonQ stockholders of the Merger Agreement and the transactions contemplated thereby and the approval by the stockholders of dMY of the Transaction Proposal, the NYSE Proposal and the Charter Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section titled “The Merger Agreement and Related Agreements.”

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. Please see the section titled “The Merger Agreement and Related Agreements” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until November 17, 2022. Unless we amend the Current Charter (which requires the affirmative vote of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of dMY, if we fail to complete an initial business combination by November 17, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the dMY IPO. Please see the section titled “Risk Factors—Risks Related to dMY, the Combined Company and the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidating distributions with respect to such shares. In addition, if we fail to complete a business combination by November 17, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The consummation of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection titled “The Merger Agreement and Related Agreements–Conditions to Closing.” Following the consummation of the Business Combination, Merger Sub will merge with and into IonQ, with IonQ surviving the Merger as the Surviving Corporation. The Merger will become effective at the time and on the date specified in the certificate of mergers in accordance with the DGCL. The closing of the Business Combination is expected to occur in the second quarter of 2021. The Merger Agreement may be terminated by dMY or IonQ if the consummation of the Business Combination has not occurred by December 7, 2021, except that such right to terminate the Merger Agreement shall not be available to a party that has breached any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date.

For a description of the conditions to the closing of the Business Combination, see the section titled “The Merger Agreement and Related Agreements–Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

The Special Meeting will be held via live webcast on         , 2021, at          Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

If you are a holder of record of shares of Common Stock on         , 2021, the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

For additional information, please see the section titled “Special Meeting of the Stockholders of dMY.”

Q:	How can I attend the Special Meeting?

A:

If you are a registered stockholder you received a Notice and Access instruction form or proxy card from the Transfer Agent. Both forms contain instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at the phone number or e-mail address below. The Transfer Agent’s contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting         , 2021 at         Eastern time. Enter the URL address into your browser                 , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

Beneficial investors, who own their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing +1 (toll-free) outside the U.S. and Canada +1 (standard rates apply) when prompted enter the pin number #. This is listen-only, you will not be able to vote or enter questions during the meeting

Q:	What if during the check-in time or during the Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Transaction Proposal, the NYSE Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal; a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies we receive without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters that properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe that all of the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will count as a vote “AGAINST” the Charter Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person via the virtual meeting platform and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

We will pay the cost of soliciting proxies for the Special Meeting. We have engaged Morrow Sodali (“Morrow Sodali”) to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay Morrow Sodali a fee of $25,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Email: IR@dmytechnology.com

You may also contact the proxy solicitor for dMY at:

Morrow Sodali

470 West Avenue

Stamford CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

DMYI.info@investor.morrowsodali.com

To obtain timely delivery, stockholders must request the materials no later than             , 2021, or five business days prior to the Special Meeting.

You may also obtain additional information about dMY from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of dMY and IonQ, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section titled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by our public stockholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of the Warrants.

dMY

dMY is a blank check company incorporated on September 14, 2020 as a Delaware corporation and formed for the purpose of effecting an initial business combination with one or more target businesses.

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. dMY intends to apply to continue the listing of its Common Stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the consummation of the Business Combination.

The mailing address of our principal executive office is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

IonQ

IonQ is developing quantum computers designed to solve the world’s most complex problems, and transform business, society and the planet for the better. IonQ believes that its proprietary technology, its architecture and the technology exclusively available to it through license agreements will offer it advantages both in terms of research and development, as well as the commercial value of its intended product offerings. IonQ sells access to a quantum computer with 11 qubits and it is in the process of researching and developing technologies for quantum computers with increasing computational capabilities. IonQ currently makes access to its quantum computers available via two major cloud platforms, Amazon Web Services’ (AWS) Amazon Braket and Microsoft’s Azure Quantum, and also to select customers via IonQ’s own cloud service.

IonQ is still in the early stages of generating revenue with its 11-qubit quantum computer. Since its inception, IonQ has incurred significant operating losses. IonQ’s net losses were $15.4 million and $7.3 million for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively, and it expects to continue to incur significant losses for the foreseeable future. As of March 31, 2021, IonQ had an accumulated deficit of $46.9 million.

Following the Business Combination, IonQ will change its name to IonQ Quantum, Inc. and will be a wholly owned subsidiary of the Combined Company.

The mailing address of IonQ’s principal office is 4505 Campus Drive, College Park, Maryland 20740.

The Business Combination

General

On March 7, 2021, dMY entered into the Merger Agreement with Merger Sub and IonQ. Pursuant to the Merger Agreement and in connection therewith, among other things and subject to the terms and conditions contained therein:

•	at the consummation of the Business Combination, Merger Sub will merge with and into IonQ, with IonQ continuing as the Surviving Corporation and a wholly owned subsidiary of dMY;

•

prior to the consummation of the Business Combination (and subject to approval by our stockholders), we will adopt the Proposed Charter, to provide for, among other things, the authorization of the Class A Stock to be issued in connection with the Business Combination;

•

in connection with the Business Combination, holders of shares of IonQ capital stock (other than holders of any shares of IonQ capital stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto) will receive, in exchange for their IonQ capital stock, the Aggregate Stock Consideration, except to the extent that any such holder duly exercises and perfects dissenters’ rights with respect to such IonQ capital stock in accordance with Section 262 of the DGCL. Holders of shares of IonQ capital stock will be entitled to receive a number of shares of newly-issued Class A Stock equal to the Per Share IonQ Stock Consideration for each such share of IonQ capital stock;

•

at the consummation of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding share of Class A Stock or any Private Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of dMY (including shares of Class A Stock issued or issuable upon the conversion of the Class B Stock and upon exercise of the Private Warrants) and (b) any other equity security of dMY issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights; and

•

concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders, the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions.

Consideration in the Business Combination

Pursuant to the Merger Agreement, the IonQ stockholders will receive stock consideration. At the consummation of the Business Combination, each IonQ stockholder will receive for each share of IonQ capital stock it holds (other than any shares of IonQ capital stock held in treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto) a number of newly issued shares of Class A Stock equal to the Per Share IonQ Stock Consideration, except to the extent that any such holder duly exercises and perfects dissenters’ rights with respect to such IonQ capital stock in accordance with Section 262 of the DGCL.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, dMY shall aggregate the total number of shares of Class A Stock issuable to each IonQ stockholder upon the surrender for exchange of IonQ capital stock, and then round down to the nearest whole number of shares of Class A Stock for each such IonQ stockholder.

Conditions to Closing of the Business Combination

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required regulatory approvals;

•

the absence of any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or any order in effect preventing the consummation of the transactions contemplated by the Merger Agreement;

•	approval of the Required Proposals by the stockholders of dMY;

•	approval of the Merger Agreement and the other transactions contemplated thereby by the stockholders of IonQ;

•

effectiveness of the registration statement on Form S-4 to be filed by dMY in connection with the Merger with no stop order having been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC which remains pending;

•

that dMY has at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the exercise of redemption rights by the holders of Public Shares after giving effect to the transactions contemplated by the Merger Agreement, including the PIPE Investment;

•	receipt of approval for listing on the New York Stock Exchange the shares of dMY’s Class A common stock to be issued in connection with the closing subject only to official notice of issuance;

•	consummation of the PIPE Investment prior to or substantially concurrently with the closing in an amount not less than $332.64 million; and

•	the Available Cash (as defined in the Merger Agreement) shall not be less than $225.0 million.

Related Agreements

Subscription Agreements

On March 7, 2021, concurrently with the execution of the Merger Agreement, dMY entered into Subscription Agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 35,000,000 shares of Class A Stock for an aggregate purchase price equal to $350.0 million.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, dMY is required to, prior to or at (or, with respect to certain strategic, venture capital and other investors, within 15 business days after) the consummation of the Business Combination, file a registration statement registering the resale of such shares. Additionally, dMY is required to use commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 30 calendar days following the filing date thereof, provided that the effectiveness deadline will be extended to 60 calendar day after the filing date if the SEC reviews and provides comments to the registration statement and (ii) the 5th business day after the date dMY is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, or on the consummation of the Business Combination, if later. dMY is required to use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) two years from the issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the consummation of the Business Combination or are waived by the party entitled to grant such waiver and as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated; or (d) certain dates as specified in certain of the Subscription Agreements.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, dMY, IonQ, the Insiders and the Sponsor have entered into the Sponsor Support Agreement, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, in favor of the proposals listed herein, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock.

Under the Sponsor Support Agreement, it was agreed by the Sponsor and each of the Insiders that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions, according to which (i) one-third of the Vesting Shares beneficially owned by the Sponsor and each of the Insiders shall vest at such time as (x) the closing price of Class A Stock equals or exceeds $12.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share, on or before the date that is five years after the consummation of the Business Combination, (ii) one-third of the Vesting Shares beneficially owned by the Sponsor and each of the Insiders shall vest at such time as (x) the closing price of Class A Stock equals or exceeds $15.00 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share, on or before the date that is five years after the consummation of the Business Combination and (iii) one-third of the Vesting Shares beneficially owned by the Sponsor and each of the Insiders shall vest at such time as (x) the closing price of Class A Stock equals or exceeds $17.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $17.50 per share, on or before the date that is five years after the consummation of the Business Combination. Vesting Shares that remain unvested on the first business day after five years from the closing of the Business Combination will be surrendered by the Insiders to the Combined Company without any consideration for such transfer.

IonQ Stockholder Support Agreement

On March 7, 2021, dMY, IonQ and certain IonQ stockholders, including holders affiliated with members of IonQ’s board of directors and beneficial owners of greater than 5% of IonQ’s capital stock, representing 54.88% of the voting power of IonQ’s then-outstanding shares of capital stock, entered into the IonQ Stockholder Support Agreement, whereby such IonQ stockholders agreed to, among other things, promptly (and in any event within three business days) following the SEC declaring effective this proxy statement/prospectus, vote or provide consent with respect to the securities of IonQ set forth in the IonQ Stockholder Support Agreement, in favor of the approval and adoption of the Merger Agreement and the transactions contemplated therein, including the conversion, effective immediately prior to and subject to occurrence of the effective time, of each outstanding share of IonQ preferred stock into shares of IonQ common stock in accordance with the Amended and Restated Certificate of Incorporation of IonQ. Additionally, such IonQ stockholders agreed, among other things, to not transfer any securities of IonQ set forth in the IonQ Stockholder Support Agreement from March 7, 2021 until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

The Merger Agreement, Form of Subscription Agreement and Form of Stockholder Support Agreement (the “Included Agreements”) have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about dMY or its affiliates. The representations, warranties, covenants and agreements contained in the Included Agreements and the other documents related thereto were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, Form of Subscription Agreement and Form of Stockholder Support Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Included Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Included Agreements and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Included Agreements, as applicable, which subsequent information may or may not be fully reflected in dMY’s public disclosures.

Registration Rights Agreement

At the closing, dMY, the Sponsor, the officers and directors of IonQ and certain other existing shareholders of IonQ will enter into the Registration Rights Agreement, pursuant to which, among other things:

(i)	dMY, the Sponsor and IonQ’s officers and directors will agree to amend and restate the Registration Rights Agreement, dated as of November 12, 2020, entered into in connection with the dMY IPO; and

(ii)	the Combined Company will provide certain registration rights for the common stock and Warrants held by the parties to the Registration Rights Agreement.

Organizational Structure

The diagrams below depict simplified versions of the current organizational structures of dMY and IonQ, respectively.

dMY (Current Structure)

IonQ (Current Structure)

Post-Business Combination Structure

The diagram below depicts a simplified version of the Combined Company’s organizational structure immediately following the completion of the Business Combination.

Impact of the Business Combination on the Combined Company’s Public Float

It is anticipated that, upon the consummation of the Business Combination:

•	dMY Insiders and the Sponsor will retain an ownership interest of approximately 3.69% in the Combined Company;

•	dMY’s public stockholders will retain an ownership interest of approximately 14.78% in the Combined Company;

•	the PIPE Investors affiliated with IonQ will own approximately 1.21% of the Combined Company with respect to their PIPE Shares only;

•	the non-affiliated PIPE Investors will own approximately 16.04% of the Combined Company; and

•	the former IonQ Equityholders will own approximately 64.28% of the Combined Company.

These levels of ownership interest:

•	exclude the impact of the Class A Stock underlying Public Warrants and Private Warrants;

•	assume that no Public Stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Trust Account;

•

include the impact of the vested IonQ Stock Options that are outstanding as of June 7, 2021 and will be assumed by the Combined Company (it being understood that as the outstanding IonQ Stock Options vest in accordance with their respective terms, the number of shares of IonQ capital stock subject to such vested IonQ Stock Options shall be included in the calculation of the IonQ Stock Adjusted Fully Diluted Shares and the resulting Exchange Ratio);

•

exclude the impact of the unvested IonQ Stock Options that are outstanding as of June 7, 2021 and will be assumed by the Combined Company as the Merger Agreement provides that the shares underlying such unvested IonQ Stock Options are not included in the calculation of the IonQ Stock Adjusted Fully Diluted Shares and the resulting Exchange Ratio;

•

include the impact of the vested IonQ Warrants that are outstanding as of June 7, 2021 (it being understood that as the outstanding IonQ Warrants vest in accordance with their respective terms, the number of shares of IonQ capital stock subject to such vested IonQ Warrants shall be included in the calculation of the IonQ Stock Adjusted Fully Diluted Shares and the resulting Exchange Ratio);

•

exclude the impact of the unvested IonQ Warrants that are outstanding as of June 7, 2021, as the Merger Agreement provides that the shares underlying such unvested IonQ Warrants are not included in the calculation of the IonQ Stock Adjusted Fully Diluted Shares and the resulting Exchange Ratio;

•	include the Vesting Shares held by the dMY Insiders and the Sponsor;

•	assume that no shares are issued pursuant to the 2021 Plan; and

•

assume that no shares are issued pursuant to the Employee Stock Purchase Plan. See the sections titled “Unaudited Pro Forma Combined Financial Information,” “Proposal No. 5—The Equity Incentive Plan Proposal” and “Proposal No. 6—The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus for additional information.

The following table illustrates varying beneficial ownership levels in the Combined Company, assuming no redemptions by dMY’s public stockholders and the maximum redemptions by dMY’s public stockholders:

	No Redemptions(1)		Maximum Redemptions(2)
Pro Forma Ownership	Number of Shares of Class A Stock	% of O/S	Number of Shares of Class A Stock	% of O/S
dMY Public Stockholder	30,000,000	14.78%	—	0.00%
dMY Insiders and Sponsor(3)	7,500,000	3.69%	7,500,000	4.33%
PIPE Investors — affiliates of IonQ with respect to PIPE Shares only(4)(5)	2,450,000	1.21%	2,450,000	1.42%
PIPE Investors — Non-affiliated holders(4)(5)	32,550,000	16.04%	32,550,000	18.82%
Former equityholders of IonQ(6)(7)(8)	130,481,064	64.28%	130,481,064	75.43%

(1)	Assumes that no shares of Class A Stock are redeemed and excludes potential dilution from Public Warrants and Private Warrants.
(2)

Assumes maximum redemptions of 30,000,000 Class A Stock for aggregate redemption payments of $300 million using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account). Closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Investment, equaling no less than $225.0 million (after deducting any amounts paid to dMY public stockholders that exercise their redemption rights in connection with the Business Combination).

(3)	Share amounts are subject to the full vesting of the Vesting Shares.
(4)	Assumes the PIPE Investment is consummated in accordance with its terms for $350.0 million, with 35,000,000 shares of Class A Stock issued to the PIPE Investors.
(5)	Certain affiliates of IonQ have entered into subscription agreements with respect to the PIPE Investment.
(6)

Assumes stock consideration of 123,808,665 shares of Class A Stock and a Net Equity Adjustment of $29,810,718 based on IonQ’s estimate, as of June 7, 2021, with respect to the cash, indebtedness and transaction expenses of IonQ and dMY.

(7)

Includes approximately 6,118,319 shares of Class A Stock issuable upon the exercise of IonQ Stock Options vested as of June 7, 2021 (on a net share settled basis, assuming a price per share of the Combined Company common stock of $10.00 per share) to acquire Class A Stock following the conversion of IonQ Stock Options. IonQ Stock Options do not represent legally outstanding shares of common stock at closing.

(8)

Includes approximately 554,080 shares of Class A Stock issuable upon the exercise of IonQ Warrants vested as of June 7, 2021 (on a net share settled basis, assuming a price per share of the Combined Company common stock of $10.00 per share). IonQ Warrants do not represent legally outstanding shares of common stock at closing.

We paid Goldman Sachs & Co. LLC and Needham & Company, LLC, the underwriters in our IPO, an underwriting discount of $0.20 per unit offered or $6.0 million in the aggregate, and agreed to pay them deferred underwriting commissions of $0.35 per unit offered, or $10.5 million in the aggregate, upon the consummation of our initial business combination. These fees were fully earned at the time that the IPO was consummated. In the event that none of our stockholders elect to redeem their shares of Class A Stock in connection with the Business Combination, these fees will be borne by all of our stockholders. However, in the event that the maximum number of our public stockholders choose to redeem their shares of Class A Stock, the aggregate fees, which total $10,500,000, would be borne by the remaining public stockholders, PIPE Investors and IonQ stockholders. By way of example, the deferred underwriting commissions would represent approximately         % of the amounts in our Trust Account (including amounts to be funded into our trust account by PIPE Investors) if none of our public stockholders redeem their shares, or         % of the amounts in our Trust Account (including amounts to be funded into our trust account by PIPE Investors) after giving effect to redemptions if the maximum number of public stockholders redeem their shares.

The Combined Company’s Board of Directors

Following the closing, it is expected that the current CEO of IonQ, Peter Chapman, will become the CEO of the Combined Company, and the Combined Company Board will consist of seven directors, which will be divided among the three classes as follows:

•	the Class I directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2024.

Our Board’s Reasons for Approval of the Business Combination

We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both the Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•

Industry Leadership Potential of IonQ. Our Board noted that IonQ is poised to become an industry leader in quantum computing. Our Board also noted that IonQ’s technology has significant advantages over existing competitors and has unique advantages that are expected to allow IonQ’s technology to outperform the competition in the future. Our Board noted IonQ’s impressive market position and its technology solutions, which our Board believes position IonQ for future growth and profitability.

•

Commercial Viability. Our Board was aware that IonQ’s technology can be potentially revolutionary in various fields, including machine learning, solar energy production, finance, electric vehicles, logistics and drug discovery. Our Board noted IonQ’s impressive technological developments focused on results that will be relevant to commercial applications, which our Board believes provides proof that IonQ is a commercially viable business.

•

Business and Financial Condition and Prospects. Our Board and our management had knowledge of, and were familiar with, IonQ’s business, financial condition, results of operations and future growth prospects. Our Board considered IonQ’s modest cloud revenue stream, large and rapidly growing total addressable market, capital expenditures and strong leadership position with its track record of innovation. Our Board also discussed IonQ’s current prospects for growth in executing upon and achieving IonQ’s business plan, and noted its unique and innovative technology, its unique market position, opportunities for sustained growth and the opportunity for commercialization of its technology.

•

Visionary Management Team. Our Board considered the fact that the Combined Company will be led by Peter Chapman and Jungsang Kim, who have displayed visionary leadership, a strong track record of innovation and who have deep experience in the technology industry.

•

Other Alternatives. Our Board believes, after a thorough review of other business combination opportunities reasonably available to dMY, that the proposed Business Combination represents the best potential initial business combination for dMY based upon the process utilized to evaluate and assess other potential acquisition targets. Our Board and our management also believe that such processes had not presented a better alternative.

•	Terms of the Merger Agreement. Our Board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

•

Independent Director Role. Our Board is composed of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, our independent directors, Ms. Anderson, Ms. Luthi and Mr. Wert, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement and all Related Agreements and the amendments to the Current Charter to take effect upon the completion of the Business Combination. Our independent directors evaluated and unanimously approved, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of dMY. The risks and costs to dMY if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in dMY being unable to effect an initial business combination by November 17, 2022 and force dMY to liquidate and the Public Warrants to expire worthless.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits dMY from soliciting other initial Transaction Proposals, which restricts our ability to consider other potential initial business combinations prior to the closing or the termination of the Merger Agreement.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within dMY’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of dMY, the business of IonQ and ownership of the Combined Company’s shares described under the section titled “Risk Factors.”

In addition to considering the factors described above, our Board also considered that:

•

Interests of Certain Persons. Some of our officers and directors may have interests in the Business Combinations as individuals that are in addition to, and that may be different from, the interests of our stockholders (see “The Business Combination-Interests of Certain Persons in the Business Combination-Interests of dMY Initial Stockholders and dMY’s Other Current Officers and Directors”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the Business Combination.

Our Board concluded that the potential benefits it expected dMY and our stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, our Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of dMY and our stockholders.

For more information about our Board’s decision-making process concerning the Business Combination, please see the section titled “The Business Combination-Recommendation of dMY’s Board of Directors and Reasons for the Business Combination.”

Independent Director Oversight

Our Board is composed of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, our independent directors, Ms. Anderson, Ms. Luthi and Mr. Wert, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement, the Related Agreements and the amendments to the Current Charter to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with the Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and the Related Agreements. Our Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as our Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of our Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination. Please see the section titled “The Business Combination—Recommendation of dMY’s Board of Directors and Reasons for the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the Current Charter and NYSE listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding amounts disbursed to management for working capital purposes, if permitted, and the Deferred Discount) at the time of the execution of a definitive agreement for our initial business combination. As of March 7, 2021, the date of the execution of the Merger Agreement, the balance of the Trust Account was approximately $300.0 million (excluding the Deferred Discount and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $240 million. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board used, as a fair market value, the enterprise value of approximately $1.377 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement. The enterprise value consists of an implied equity value of IonQ (prior to the Business Combination) of approximately $1.993 billion and no assumed net debt. In determining whether the enterprise value described above represents the fair market value of IonQ, our Board considered all of the factors described above in this section and the fact that the purchase price for IonQ was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding any amounts disbursed to management for working capital purposes, if permitted, and the Deferred Discount).

Special Meeting of the Stockholders of dMY

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast on                 , 2021, at          Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Proposals

At the Special Meeting, dMY stockholders will be asked to consider and vote on:

1.

Transaction Proposal—A proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination.

2.

NYSE Proposal—A proposal to approve (a) the issuance of 123,808,665 Combined Company common stock in the Business Combination and (b) the issuance and sale of 35,000,000 Combined Company common stock in the PIPE Investment.

3.	Charter Proposal—A proposal to adopt the Proposed Charter in the form attached hereto as Annex B.

4.

Governance Proposals—A proposal to approve, on a non-binding advisory basis, certain governance provisions in the proposed the Proposed Charter, presented separately in accordance with the SEC requirements:

A.

To increase the total number of shares of all classes of authorized capital stock from (i) 401,000,000, consisting of (a) 400,000,000 shares of common stock, including (1) 380,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,020,000,000, consisting of (A) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 20,000,000 shares of preferred stock, par value $0.0001 per share.

B.

To provide that any amendment to amended and restated bylaws will require the approval of either the Combined Company’s board of directors or the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

C.

To provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

5.	Equity Incentive Plan Proposal—A proposal to approve the 2021 Plan, including the authorization of the initial share reserve under such plan.

6.	Employee Stock Purchase Plan Proposal—A proposal to approve the ESPP, including the authorization of the initial share reserve under such plan.

7.

Adjournment Proposal—A proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Voting Power; Record Date

Only dMY stockholders of record at the close of business on             , 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. Each dMY stockholder is entitled to one vote for each share of our Common Stock that such stockholder owned as of the close of business on the record date. If a dMY stockholder’s shares are held in “street name” or are in a margin or similar account, such stockholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such stockholder are properly counted. On the record date, there were 37,500,000 shares of our Common Stock outstanding, of which 30,000,000 are Public Shares and 7,500,000 are Founder Shares held by our Initial Stockholders.

Vote of Our Initial Stockholders

Our Initial Stockholders have agreed to vote any shares of dMY common stock owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of common stock.

Quorum and Required Vote for Proposals at the Special Meeting

A majority of the issued and outstanding shares of our common stock entitled to vote as of the record date at the Special Meeting must be present, in person via the virtual meeting platform or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Transaction Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class B Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of common stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting.

Recommendation of our Board of Directors

Our Board believes that each of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of dMY and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Business Combination

Interests of dMY Initial Stockholders and dMY’s Other Current Officers and Directors

In considering the recommendation of our Board to vote in favor of the Business Combination, our stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain other members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to dMY stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of approximately $8.0 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock and that such Private Warrants will expire worthless if a business combination is not consummated by November 17, 2022. The Private Warrants would have had an aggregate market value of $                     based upon the closing price of $             per Public Warrant on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on the shares underlying the Private Warrants;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A common stock at a conversion rate that entitles the Sponsor to own, in the aggregate, [3.65]% of the common stock of the Combined Company after giving effect to the Business Combination. As a result, our Sponsor ultimately expects to receive 7,425,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $                 , based upon the closing price of $                 per public share on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, resulting in a theoretical gain of $                 , but, given the lock-up restrictions on such shares, we believe such shares have less value. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on its shares;

•

the fact that each of our independent directors currently holds 25,000 Founder Shares and expects to receive 25,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination. The 75,000 shares of common stock of the Combined Company expected to be owned by our independent directors would have had an aggregate market value of $                 based upon the closing price of $                 per public share on the NYSE on             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the consummation of the Business Combination;

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination;

•

the fact that at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders, the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, representing 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the fact that the Sponsor, officers and directors will lose their entire investment of approximately $7,525,000 in us and will not be reimbursed for any loans extended, fees or out-of-pocket expenses if an initial business combination is not consummated by November 17, 2022; and

•	the fact that the Sponsor and members of our current Board and management would hold the following number of shares in the Combined Company at the consummation of the Business Combination:

Name of Person/Entity	Shares of Class A Stock(1)	Value of Class A Stock(3)
dMY Sponsor III, LLC (the Sponsor)(2)	7,425,000	$74,250,000
Harry L. You(2)	7,425,000	$74,250,000
Niccolo de Masi(2)	—	—
Darla Anderson(2)	25,000	$250,000
Francesca Luthi(2)	25,000	$250,000
Charles E. Wert(2)	25,000	$250,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B Stock. Such shares will automatically convert into Class A Stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Share amounts are subject to the full vesting of the Vesting Shares.

(2)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

Redemption Rights

Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding Public Shares; provided that we will not redeem any shares of Class A Stock issued in the dMY IPO to the extent that such redemption would result in our failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001. As of December 31, 2020, the estimated redemption price would have been approximately $10.00 per share. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in the dMY IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A Stock for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section titled “Special Meeting of the Stockholders of dMY—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Treatment of IonQ Equity Awards

Effective as of the effective time of the Merger, each outstanding unexercised IonQ Stock Option will be assumed by dMY and converted into an option to acquire a number of shares of Class A Stock determined by multiplying the number of shares of IonQ capital stock subject to such option as of immediately prior thereto by the Per Share IonQ Stock Consideration (determined in accordance with the Merger Agreement), rounded down to the nearest whole number of shares, subject to the same terms and conditions as were applicable thereto immediately prior thereto (including applicable vesting conditions and exercisability terms). Each such converted stock option will be exercisable solely for shares of Class A Stock, and the per share exercise price for the stock issuable upon exercise thereof will be determined by dividing the per share exercise price for the shares of IonQ common stock subject to the IonQ Stock Option immediately prior thereto by the Per Share IonQ Stock Consideration, rounded up to the nearest whole cent.

Certain Information Relating to dMY and IonQ

dMY Board and Executive Officers before the Business Combination

The following individuals currently serve as directors and executive officers of dMY:

Name	Age	Position
Niccolo de Masi	40	Chief Executive Officer and Director
Harry L. You	61	Chairman
Darla Anderson	61	Director
Francesca Luthi	45	Director
Charles E. Wert	76	Director

IonQ’s Board of Directors and Executive Officers before the Business Combination

Name	Age*	Position
Executive Officers
Peter Chapman	60	President & Chief Executive Officer and Director
Jungsang Kim	51	Chief Technology Officer and Director
Christopher Monroe	55	Chief Scientist
Thomas Kramer	50	Chief Financial Officer
Salle Yoo	50	Chief Legal Officer & Corporate Secretary
Non-Employee Directors
Craig Barratt	58	Director
Blake Byers	36	Director
Ron Bernal	65	Director
Key Employee
David Bacon	45	Vice President, Software

*	As of March 15, 2021.

Combined Company Board and Executive Officers

The following individuals are expected to serve as directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age*	Position
Executive Officers
Peter Chapman	60	President & Chief Executive Officer and Director
Jungsang Kim	51	Chief Technology Officer and Director
Christopher Monroe	55	Chief Scientist
Thomas Kramer	50	Chief Financial Officer
Salle Yoo	50	Chief Legal Officer & Corporate Secretary
Non-Employee Directors
Craig Barratt	58	Chairman of the Board
Blake Byers	36	Director
Ron Bernal	65	Director
Niccolo de Masi	40	Director
Harry You	61	Director
Key Employee
David Bacon	45	Vice President, Software

*	As of March 15, 2021.

Listing of Securities

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. We intend to apply to continue the listing of our common stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the consummation of the Business Combination.

Comparison of Stockholder Rights

There are certain differences in the rights of dMY stockholders and the Combined Company stockholders prior to the Business Combination and following the closing of the Business Combination. Please see the sections titled “Proposal No. 3—The Charter Proposal” and “Proposal No. 4—The Governance Proposals.”

Regulatory Approvals

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a Second Request, the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which dMY and IonQ each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. dMY and IonQ have filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern time on             , 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither dMY nor IonQ is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. Federal Income Tax Consequences for Stockholders Exercising Redemption Rights

As described more fully herein, a holder of Class A Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Stock in a taxable sale or exchange resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution as an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section titled “Material Tax Considerations—U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Accounting Treatment of the Business Combination

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while dMY is the legal acquirer, it will be treated as the “acquired”

company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IonQ issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of IonQ.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Proxy Solicitation

We are soliciting proxies on behalf of our Board. Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. We have engaged Morrow Sodali to assist in the solicitation of proxies.

If a dMY stockholder grants a proxy, such stockholder may still vote its shares in person via the virtual meeting platform if it revokes its proxy before the Special Meeting. A dMY stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of the Stockholders of dMY—Revoking Your Proxy.”

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm the Combined Company’s business, financial condition and operating results. Such risks include, but are not limited to:

•	IonQ is in its early stages and has a limited operating history, which makes it difficult to forecast its future results of operations.

•	IonQ has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future.

•	IonQ may not be able to scale its business quickly enough to meet customer and market demand, which could result in lower profitability or cause IonQ to fail to execute on its business strategies.

•	IonQ’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•	Even if the market in which IonQ competes achieves the forecasted growth, IonQ’s business could fail to grow at similar rates, if at all.

•

IonQ has identified a material weakness in its internal control over financial reporting. If IonQ is unable to remediate this material weakness, or if IonQ identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of IonQ’s financial statements or cause IonQ to fail to meet its periodic reporting obligations or cause its access to the capital markets to be impaired.

•

IonQ has not produced a scalable quantum computer and faces significant barriers in its attempts to produce quantum computers. If IonQ cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

•

The quantum computing industry is competitive on a global scale and IonQ may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

•

IonQ’s business is currently dependent upon its relationship with its cloud providers. There are no assurances that IonQ will be able to commercialize quantum computers from its relationships with cloud providers.

•

Even if IonQ is successful in developing quantum computing systems and executing its strategy, competitors in the industry may achieve technological breakthroughs which render IonQ’s quantum computing systems obsolete or inferior to other products.

•	IonQ’s may be unable to reduce the cost per qubit, which may prevent IonQ from pricing its quantum systems competitively.

•

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than IonQ expects, if it develops in a manner that does not require use of IonQ’s quantum computing solutions, if it encounters negative publicity or if IonQ’s solution does not drive commercial engagement, the growth of its business will be harmed.

•	If IonQ’s computers fail to achieve a broad quantum advantage, its business, financial condition and future prospects may be harmed.

•	IonQ could suffer disruptions, outages, defects and other performance and quality problems with its quantum computing systems or with the public cloud and internet infrastructure on which it relies.

•	IonQ may face unknown supply chain issues that could delay the introduction of IonQ’s product and negatively impact its business and operating results.

•

If IonQ cannot successfully execute on its strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve its objectives in a timely manner, its business, financial condition and results of operations could be harmed.

•	IonQ’s products may not achieve market success, but will still require significant costs to develop.

•

IonQ is highly dependent on its co-founders, and its ability to attract and retain senior management and other key employees, such as quantum physicists and other key technical employees, is critical to its success. If IonQ fails to retain talented, highly-qualified senior management, engineers and other key employees or attract them when needed, such failure could negatively impact its business.

•	IonQ’s future growth and success depend on its ability to sell effectively to large customers.

•

IonQ may not be able to accurately estimate the future supply and demand for its quantum computers, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If IonQ fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•

IonQ systems depend on the use of a particular isotope of an atomic element that provides qubits for its ion trap technology. If IonQ is unable to procure these isotopically enriched atomic samples, or is unable to do so on a timely and cost-effective basis, and in sufficient quantities, IonQ may incur significant costs or delays which could negatively affect its operations and business.

•	If IonQ’s quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, its business could be harmed.

•	System security and data protection breaches, as well as cyber-attacks, could disrupt IonQ’s operations, which may damage IonQ’s reputation and adversely affect its business.

•	State, federal and foreign laws and regulations related to privacy, data use and security could adversely affect IonQ.

•	IonQ is subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business.

•

IonQ is subject to governmental export and import controls that could impair its ability to compete in international markets due to licensing requirements and subject it to liability if it is not in compliance with applicable laws.

•

IonQ’s operating and financial results forecast relies in large part upon assumptions and analyses developed by IonQ. If these assumptions or analyses prove to be incorrect, IonQ’s actual operating results may be materially different from its forecasted results.

•

Licensing of intellectual property is of critical importance to IonQ’s business. For example, IonQ licenses patents (some of which are foundational patents) and other intellectual property from the University of Maryland and Duke University on an exclusive basis. If the license agreement with these universities terminates, or if any of the other agreements under which IonQ acquired or licensed, or will acquire or license, material intellectual property rights is terminated, IonQ could lose the ability to develop and operate its business.

•

Some of IonQ’s in-licensed intellectual property, including the intellectual property licensed from the University of Maryland and Duke University, has been conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on IonQ, such as a license to the U.S. government under such intellectual property, “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit IonQ’s exclusive rights and its ability to contract with non-U.S. manufacturers.

•	Anti-takeover provisions in the Combined Company’s governing documents could delay or prevent a change of control.

•

dMY’s Current Charter provides, and the Combined Company’s Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees or stockholders.

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We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless. Under certain conditions, such redemption could take place if the last reported sales price of Class A Stock equals or exceeds $18.00 or $10.00.

Selected Comparative Per Share Information

Comparative Per Share Data of dMY

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the NYSE on March 5, 2021, the last trading day before the Business Combination was publicly announced, and on, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (DMYI-UN)		Public Shares (DMYI)		Public Warrants (DMYI-WT)
March 5, 2021		$13.10		$12.70		$3.20
, 2021	$		$		$

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that IonQ Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which dMY stockholders vote on the approval of the Merger Agreement. dMY stockholders are urged to obtain current market quotations for dMY securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of IonQ

Historical market price information regarding IonQ is not provided because there is no public market for IonQ capital stock.

Market Prices and Dividends

dMY

The Public Units, Public Shares and Public Warrants trade on the NYSE, under the symbols “DMYI-UN,” “DMYI” and “DMYI WS,” respectively. Each Public Unit consists of one Public Share and one-fourth of a Public Warrant. The Public Units began trading on November 13, 2020, and the Public Shares and Public Warrants began trading on January 4, 2021.

On March 5, 2021, the trading date before the public announcement of the Business Combination, the Public Units, Public Shares and Public Warrants closed at $13.10, $12.70 and $3.20, respectively. dMY has not paid any cash dividends on its Public Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

IonQ

Historical market price information regarding shares of IonQ capital stock is not provided because there is no public market for IonQ capital stock. IonQ has not paid any dividends on shares of IonQ capital stock and does not intend to pay dividends prior to the completion of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, IonQ’s and IonQ’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Our ability to consummate the Business Combination;

•	The anticipated timing of the Business Combination;

•	The expected benefits of the Business Combination;

•	The Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	Changes in IonQ’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	The implementation, market acceptance and success of IonQ’s business model and growth strategy;

•	IonQ’s expectations and forecasts with respect to market opportunity and market growth;

•	The ability of IonQ’s products and services to meet customers’ compliance and regulatory needs;

•	IonQ’s ability to attract and retain qualified employees and management;

•

IonQ’s ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand its product offerings and gain market acceptance of its products, including in new geographies;

•	IonQ’s ability to develop and maintain its brand and reputation;

•	Developments and projections relating to IonQ’s competitors and industry;

•	The impact of health epidemics, including the COVID-19 pandemic, on IonQ’s business and the actions IonQ may take in response thereto;

•	The impact of the COVID-19 pandemic on customer demands for cloud services;

•	IonQ’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	Expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	IonQ’s future capital requirements and sources and uses of cash;

•	IonQ’s ability to obtain funding for its operations and future growth; and

•	IonQ’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	The outcome of any legal proceedings that may be instituted against dMY following announcement of the proposed Business Combination and transactions contemplated thereby;

•	The inability to complete the Business Combination due to the failure to obtain approval of the stockholders of dMY or to satisfy other conditions to the closing in the Business Combination Agreement;

•	The ability to obtain or maintain the listing of dMY common stock on NYSE following the Business Combination;

•	The risk that the proposed Business Combination disrupts current plans and operations of IonQ as a result of the announcement and consummation of the transactions described herein;

•

Our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of IonQ to grow and achieve and maintain profitably following the Business Combination;

•	Costs related to the Business Combination;

•	Changes in applicable laws or regulations;

•	The effect of the COVID-19 pandemic on IonQ’s business and the economy in general;

•	The ability of IonQ to execute its business model, including market acceptance of its planned products and services;

•	The Combined Company’s ability to raise capital;

•	The possibility that dMY or IonQ may be negatively impacted by other economic, business, and/or competitive factors;

•	Any changes to U.S. tax laws; and

•	Other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “dMY believes” or “IonQ believes” and similar statements reflect dMY’s or IonQ’s beliefs and opinions on the relevant subject. These statements are based upon information available to IonQ or dMY, as the case may be, as of the date of this prospectus/proxy statement, and while IonQ or dMY, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of IonQ and will also apply to the business and operations of the Combined Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Combined Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by dMY and IonQ that later may prove to be incorrect or incomplete. dMY and IonQ may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to IonQ’s Financial Condition and Status as an Early Stage Company

IonQ is in its early stages and has a limited operating history, which makes it difficult to forecast its future results of operations.

IonQ was founded in 2015 and first offered its Quantum Computer as a Service (“QCaaS”) and professional services related to training on its quantum computing systems in 2020 and 2019, respectively. As a result of its limited operating history, its ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including IonQ’s ability to plan for and model future growth. IonQ’s ability to generate revenues will largely be dependent on its ability to develop and produce quantum computers with increasing numbers of algorithmic qubits. As of the date of this registration statement, IonQ has only commercialized a quantum computer with 11 algorithmic qubits. As a result, IonQ’s scalable business model has not been formed and its technical roadmap may not be realized as quickly as hoped, or even at all. The development of IonQ’s scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while IonQ’s revenues will not substantially increase until more powerful, scalable computers are produced, which requires a number of technological advancements which may not occur on the currently anticipated timetable or at all. As a result, IonQ’s historical results should not be considered indicative of its future performance. Further, in future periods, IonQ’s growth could slow or decline for a number of reasons, including but not limited to slowing demand for its QCaaS, increased competition, changes to technology, inability to scale up IonQ’s technology, a decrease in the growth of the overall market, or IonQ’s failure, for any reason, to continue to take advantage of growth opportunities.

IonQ has also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If IonQ’s assumptions regarding these risks and uncertainties and its future growth are incorrect or change, or if IonQ does not address these risks successfully, IonQ’s operating and financial results could differ materially from its expectations, and its business could suffer. IonQ’s success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years and decade. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

IonQ has a history of operating losses and expects to incur significant expenses and continuing losses for the foreseeable future.

IonQ incurred net losses of $15.4 million and $7.3 million for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively. As of March 31, 2021, IonQ had an accumulated deficit of $46.9 million. IonQ believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant production of its quantum computers, which is not expected to occur until 2025, at the earliest, and may occur later, or never. Even with significant production, such production may never become profitable.

IonQ expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its quantum computers; and as it expands its research and development activities; invests in manufacturing capabilities; builds up inventories of components for its quantum computers; increases its sales and marketing activities; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations and its being a public company. IonQ may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase IonQ’s losses. If IonQ is unable to achieve and/or sustain profitability, or if IonQ is unable to achieve the growth that it expects from these investments, it could have a material effect on IonQ’s business, financial condition or results of operations. IonQ’s business model is unproven and may never allow it to cover its costs.

IonQ may not be able to scale its business quickly enough to meet customer and market demand, which could result in lower profitability or cause IonQ to fail to execute on its business strategies.

In order to grow its business, IonQ will need to continually evolve and scale its business and operations to meet customer and market demand. Quantum computing technology has never been sold at large-scale commercial levels. Evolving and scaling its business and operations places increased demands on IonQ’s management as well as its financial and operational resources to:

•	effectively manage organizational change;

•	design scalable processes;

•	accelerate and/or refocus research and development activities;

•	expand manufacturing, supply chain and distribution capacity;

•	increase sales and marketing efforts;

•	broaden customer-support and services capabilities;

•	maintain or increase operational efficiencies;

•	scale support operations in a cost-effective manner;

•	implement appropriate operational and financial systems;

•	and maintain effective financial disclosure controls and procedures.

Commercial production of quantum computers may never occur. IonQ has no experience in producing large quantities of its products and is currently constructing advanced generations of its products. As noted above, there are significant technological and logistical challenges associated with developing, producing, marketing, selling and distributing products in the advanced technology industry, including IonQ’s products, and IonQ may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. IonQ may not be able to cost-effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

IonQ’s ability to scale is dependent also upon components it must source from the optical, electronics and semiconductor industries. Shortages or supply interruptions in any of these components will adversely impact IonQ’s ability to deliver revenues.

The stability of ion traps may prove poorer than hoped, or more difficult to manufacture. It may also prove more difficult or even impossible to reliably entangle/connect ion traps together. Both of these factors would adversely impact scalability and costs of the ion trap system.

If commercial production of IonQ’s quantum computers commences, its products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes. IonQ’s quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. IonQ has a limited frame of reference from which to evaluate the long-term performance of its products. There can be no assurance that IonQ will be able to detect and fix any defects in its quantum computers prior to the sale to potential consumers. If IonQ’s products fail to perform as expected, customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect IonQ’s sales and brand and could adversely affect IonQ’s business, prospects and results of operations.

If IonQ cannot evolve and scale its business and operations effectively, it may not be able to execute its business strategies in a cost-effective manner and its business, financial condition, profitability and results of operations could be adversely affected.

IonQ’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, including those IonQ has generated itself, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of IonQ’s market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of companies covered by its market opportunity estimates will purchase its products at all or generate any particular level of revenue for IonQ. In addition, alternatives to quantum computing may present themselves and if they did, could substantially reduce the market for quantum computing services. Any expansion in IonQ’s market depends on a number of factors, including the cost, performance, and perceived value associated with quantum computing solutions.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions previously used to estimate total addressable market. To estimate the size of IonQ’s market opportunities and their growth rates, IonQ has relied on market reports by leading research and consulting firms. These estimates of total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based on data published by third parties that IonQ has not independently verified. Advances in classical computing may prove more robust for longer than currently anticipated. This could adversely affect the timing of any quantum advantage being achieved, if at all.

Even if the market in which IonQ competes achieves the forecasted growth, IonQ’s business could fail to grow at similar rates, if at all.

IonQ’s success will depend upon its ability to expand, scale its operations, and increase its sales capability. Even if the market in which IonQ competes meets the size estimates and growth forecasted, its business could fail to grow at similar rates, if at all.

IonQ’s growth is dependent upon its ability to successfully scale up manufacturing of its products in sufficient quantity and quality, in a timely or cost-effective manner, or at all. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact IonQ’s business, financial condition and results of operations.

IonQ’s growth is dependent upon its ability to successfully market and sell quantum computing technology. IonQ does not have experience with the mass distribution and sale of quantum computing technology. Its growth and long-term success will depend upon the development of its sales and delivery capabilities.

Moreover, because of IonQ’s unique technology, its customers will require particular support and service functions, some of which are not currently available, and may never be available. If IonQ experiences delays in adding such support capacity or servicing its customers efficiently, or experiences unforeseen issues with the reliability of its technology, it could overburden IonQ’s servicing and support capabilities. Similarly, increasing the number of IonQ products and services would require it to rapidly increase the availability of these services. Failure to adequately support and service its customers may inhibit IonQ’s growth and ability to expand.

There is no assurance that IonQ will be able to ramp its business to meet its sales, delivery, manufacturing, installation, servicing and quantum computing targets globally, that its projections on which such targets are based will prove accurate or that the pace of growth or coverage of its customer infrastructure network will meet customer expectations. Failure to grow at rates similar to that of the quantum computing industry may adversely affect IonQ’s operating results and ability to effectively compete within the industry.

IonQ may not manage growth effectively.

IonQ’s failure to manage growth effectively could harm its business, results of operations and financial condition. IonQ anticipates that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on IonQ’s management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of IonQ’s products or services, or that IonQ will be able to avoid cost overruns or be able to hire additional personnel to support them. In addition, IonQ will also need to ensure its compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of its products. To manage the growth of its operations and personnel, IonQ must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. IonQ may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

IonQ has identified a material weakness in its internal control over financial reporting. If IonQ is unable to remediate this material weakness, or if IonQ identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of IonQ’s financial statements or cause IonQ to fail to meet its periodic reporting obligations or cause its access to the capital markets to be impaired.

As a public company, IonQ will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If IonQ is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective and may fail to provide timely and accurate financial information to investors. This may subject IonQ to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of IonQ’s financial statements as of and for the fiscal years ended December 31, 2019 and 2020, a material weakness was identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of IonQ’s annual or interim financial statements will not be prevented or detected on a timely basis.

A material weakness was identified in IonQ’s control environment related to its financial statement close process. Specifically,

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IonQ lacks sufficient accounting and financial reporting personnel with requisite knowledge and experience in the application of GAAP and SEC rules to facilitate accurate and timely financial reporting. The limited personnel also contributed to a lack of clearly established authorities and approvals and insufficient segregation of duties.

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IonQ’s financial accounting system has limited functionality and does not facilitate effective information technology general controls relevant to financial reporting. Additionally, elements of IonQ’s close process are managed and processed outside the accounting system, increasing the risk of error.

This material weakness could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

IonQ is implementing measures designed to improve its internal control over financial reporting to remediate this material weaknesses, including the following:

•	adding additional qualified accounting personnel, establishing defined policies for approval of transactions and segregating duties among accounting personnel; and

•	upgrading the Company’s financial accounting system to one that can support effective information technology general controls as well as the anticipated growth of the business.

These additional resources and policies and procedures are designed to enable IonQ to broaden the scope and quality of its internal review of underlying information related to financial reporting and to formalize and enhance its internal control procedures. With the oversight of senior management, IonQ has begun taking steps and plans to take additional measures to address the underlying causes of the material weakness.

While IonQ is undertaking efforts to remediate this material weakness, the material weakness will not be considered remediated until IonQ’s remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and IonQ has concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, IonQ cannot predict the success of such efforts or the outcome of its assessment of the remediation efforts. IonQ can give no assurance that its efforts will remediate this material weakness in its internal control over financial reporting, or that additional material weaknesses will not be identified in the future. IonQ’s failure to implement and maintain effective internal control over financial reporting could result in errors in its consolidated financial statements that could result in a restatement of its financial statements, and could cause it to fail to meet its reporting obligations, any of which could diminish investor confidence in IonQ and cause a decline in the price of its common stock.

IonQ’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company,” as defined in the JOBS Act. At such time, IonQ’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating.

IonQ may need additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and it cannot be sure that additional financing will be available.

IonQ’s business and its future plans for expansion are capital-intensive and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. IonQ’s operating plan may change because of factors currently unknown, and IonQ may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect its business. In addition, IonQ may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to IonQ on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for IonQ to operate its business or implement its growth plans.

IonQ’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.

IonQ has incurred losses during its history, does not expect to become profitable in the near future and may never achieve profitability. To the extent that IonQ continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, IonQ had U.S. federal net operating loss carryforwards of approximately $49.4 million.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, IonQ’s net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, IonQ’s federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of IonQ. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. IonQ’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. IonQ has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If IonQ earns taxable income, such limitations could result in increased future income tax liability and its future cash flows could be adversely affected. IonQ has recorded a valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to IonQ’s Business and Industry

IonQ has not produced a scalable quantum computer and faces significant barriers in its attempts to produce quantum computers. If IonQ cannot successfully overcome those barriers, its business will be negatively impacted and could fail.

Producing quantum computers is a difficult undertaking. There are significant engineering challenges that IonQ must overcome to build its quantum computers. IonQ is still in the development stage and faces significant challenges in completing development of its quantum computers and in producing quantum computers in commercial volumes. Some of the development challenges that could prevent the introduction of IonQ’s quantum computers include, but are not limited to, failure to find scalable ways to flexibly manipulate qubits, failure to transition quantum systems to leverage low-cost, commodity optical technology, and failure to realize multicore quantum computer technology.

Additional development challenges IonQ is facing include:

•	Gate fidelity, error correction and miniaturization may not commercialize from the lab and scale as hoped or at all;

•	It could prove more challenging and take materially longer than expected to operate parallel gates within a single ion trap and maintain gate fidelity;

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The photonic interconnect between ion traps could prove more challenging and take longer to perfect than currently expected. This would limit IonQ’s ability to scale beyond a single ion trap of approximately 22 logical qubits;

•	It could take longer to tune the qubits in a single ion trap, as well as preserve the stability of the qubits within a trap as IonQ seeks to maximize the total number of qubits within one trap;

•	The gate speed in IonQ’s technology could prove more difficult to improve than expected; and

•	The scaling of fidelity with qubit number could prove poorer than expected, limiting IonQ’s ability to achieve larger quantum volume.

In addition, IonQ will need to develop the manufacturing process necessary to make these quantum computers in high volume. IonQ has not yet validated a manufacturing process or acquired the tools or processes necessary to produce high volumes of its quantum computers that meet all commercial requirements. If IonQ is not able to overcome these manufacturing hurdles in building its quantum computers, IonQ’s business is likely to fail.

Even if IonQ completes development and achieves volume production of its quantum computers, if the cost, performance characteristics or other specifications of the quantum computer fall short of IonQ’s projections, IonQ’s business, financial condition and results of operations would be adversely affected.

IonQ’s 32-qubit system, which is an important milestone for IonQ’s technical roadmap and commercialization, is not yet available for customers and may never be available.

IonQ is developing its next-generation 32-qubit quantum computer system, which has not yet been made available to customers. IonQ expects this system to have 22 algorithmic qubits, i.e., qubits that are usable to run quantum algorithms, but the number of algorithmic qubits available in this system has not been finalized and may be fewer than planned. The availability of this generation of quantum computer system for customer use or independent verification by a third party may be materially delayed, or even never occur. Additionally, the future success of IonQ’s technical roadmap will depend upon its ability to approximately double the number of qubits in each subsequent generation of its quantum computer. Accordingly, IonQ’s technical roadmap may be delayed or may never be achieved, either of which would have a material impact on IonQ’s business, financial condition or results of operations.

The quantum computing industry is competitive on a global scale and IonQ may not be successful in competing in this industry or establishing and maintaining confidence in its long-term business prospects among current and future partners and customers.

The markets in which IonQ operates are rapidly evolving and highly competitive. As these markets continue to mature and new technologies and competitors enter such markets, IonQ expects competition to intensify. IonQ’s current competitors include:

•	large, well-established tech companies that generally compete in all of IonQ’s markets, including Honeywell, Google, Microsoft, Amazon, Intel and IBM;

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countries such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union as of the date of this proxy statement/prospectus and we believe additional countries in the future;

•	less-established public and private companies with competing technology, including companies located outside the United States; and

•	new or emerging entrants seeking to develop competing technologies.

IonQ competes based on various factors, including technology, performance, multi-cloud availability, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of IonQ’s competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than IonQ to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for IonQ to compete. Many of these competitors do not face the same challenges IonQ does in growing its business. In addition, other competitors might be able to compete with IonQ by bundling their other products in a way that does not allow IonQ to offer a competitive solution.

Additionally, IonQ must be able to achieve its objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, IonQ must dedicate significant resources to achieving any technical objectives on the timelines established by its management team. Any failure to achieve objectives in a timely manner could adversely affect IonQ’s business, operating results and financial condition.

For all of these reasons, competition may negatively impact IonQ’s ability to maintain and grow consumption of its platform or put downward pressure on its prices and gross margins, any of which could materially harm the reputation, business, results of operations, and financial condition of IonQ.

IonQ’s business is currently dependent upon its relationship with its cloud providers. There are no assurances that IonQ will be able to commercialize quantum computers from its relationships with cloud providers.

Cloud computing partnerships could be terminated, or not scale as anticipated, or even at all. IonQ currently offers its QCaaS on public clouds provided by AWS and Azure. The companies that own both of these public clouds have internal quantum computing efforts that are competitive to IonQ’s technology. Currently, a majority of IonQ’s business is run on the AWS and Azure public cloud. There is risk that one or more of these public cloud providers could use their respective control of their public clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide IonQ with unfavorable pricing, leverage their public cloud customer relationships to exclude IonQ from opportunities, and treat IonQ and its customers differently with respect to terms and conditions or regulatory requirements than they would treat their similarly situated customers. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for IonQ to provide products and services that compete favorably with those of the public cloud providers.

Further, if IonQ’s contractual and other business relationships with its public cloud providers are terminated, either by the counterparty or by IonQ, suspended or suffer a material change to which IonQ is unable to adapt, such as the elimination of services or features on which IonQ depends, IonQ would be unable to provide its QCaaS at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

Any material change in IonQ’s contractual and other business relationships with its public cloud providers could result in reduced use of IonQ’s systems, increased expenses, including service credit obligations, and harm to the IonQ brand and reputation, any of which could have a material adverse effect on IonQ’s business, financial condition and results of operations.

Even if IonQ is successful in developing quantum computing systems and executing its strategy, competitors in the industry may achieve technological breakthroughs which render IonQ’s quantum computing systems obsolete or inferior to other products.

IonQ’s continued growth and success depend on its ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, IonQ’s quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. IonQ believes that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years, that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render IonQ’s technology obsolete or inferior to other products could have a material effect on IonQ’s business, financial condition or results of operations.

IonQ’s may be unable to reduce the cost per qubit, which may prevent IonQ from pricing its quantum systems competitively.

IonQ’s projections are dependent on the cost per qubit decreasing over the next several years as its quantum computers advance. These cost projections are based on economies of scale due to demand for IonQ computer systems, technological innovation and negotiations with third-party parts suppliers. If these cost savings do not materialize, the cost per qubit may be higher than projected, making our quantum computing solution less competitive than those produced by our competitors, which could have a material effect on IonQ’s business, financial condition or results of operations.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than IonQ expects, if it develops in a manner that does not require use of IonQ’s quantum computing solutions, if it encounters negative publicity or if IonQ’s solution does not drive commercial engagement, the growth of its business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum computers in general does not develop as expected, or develops more slowly than expected, IonQ’s business, prospects, financial condition and operating results could be harmed.

In addition, IonQ’s growth and future demand for its products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on its ability to demonstrate the value of quantum computing to IonQ’s customers. Delays in future generations of IonQ’s quantum computers or technical failures at other quantum computing companies could limit market acceptance of IonQ’s solution. Negative publicity concerning IonQ’s solution or the quantum computing industry as a whole could limit market acceptance of IonQ’s solution. IonQ believes quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology. If IonQ’s clients and partners do not perceive the benefits of its solution, or if IonQ’s solution does not drive member engagement, then IonQ’s market may not develop at all, or it may develop slower than IonQ expects. If any of these events occur, it could have a material adverse effect on IonQ’s business, financial condition or results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would harm or even eliminate revenues in the period before quantum advantage.

If IonQ’s computers fail to achieve a broad quantum advantage, its business, financial condition and future prospects may be harmed.

Quantum advantage refers to the moment when a quantum computer can compute faster than traditional computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers can’t perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers, including the IonQ quantum hardware, have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including IonQ. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. Quantum computing technology, including broad quantum advantage, may take decades to be realized, if ever. If IonQ cannot develop quantum computers that have quantum advantage, customers may not continue to purchase IonQ’s products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time IonQ reaches such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on IonQ’s business, financial condition or results of operations.

IonQ could suffer disruptions, outages, defects and other performance and quality problems with its quantum computing systems or with the public cloud and internet infrastructure on which it relies.

The IonQ business depends on its quantum computing systems to be available. IonQ has experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with its systems. IonQ has also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which its systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security-related incidents. IonQ does not have a contractual right with its public cloud providers that compensates it for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with the IonQ quantum computing system or with the public cloud and internet infrastructure on which it relies, could result in reduced use of IonQ’s systems, increased expenses, including service credit obligations, and harm to the IonQ brand and reputation, any of which could have a material adverse effect on IonQ’s business, financial condition and results of operations.

IonQ may face unknown supply chain issues that could delay the introduction of IonQ’s product and negatively impact its business and operating results.

IonQ is reliant on third-party suppliers for components necessary to develop and manufacture its quantum computing solutions. Any of the following factors (and others) could have an adverse impact on the availability of these components:

•	IonQ’s inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•	difficulties of suppliers ramping up their supply of materials to meet IonQ’s requirements;

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a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•	any reductions or interruption in supply, including disruptions on IonQ’s global supply chain as a result of the COVID-19 pandemic, which IonQ has experienced, and may in the future experience;

•	financial problems of either manufacturers or component suppliers;

•	significantly increased freight charges, or raw material costs and other expenses associated with IonQ’s business;

•	other factors beyond IonQ’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to IonQ on a timely basis;

•	a failure to develop its supply chain management capabilities and recruit and retain qualified professionals;

•	a failure to adequately authorize procurement of inventory by IonQ’s contract manufacturers; or

•	a failure to appropriately cancel, reschedule, or adjust its requirements based on IonQ’s business needs.

If any of the aforementioned factors were to materialize, it could cause IonQ to halt production of its quantum computing solutions and/or entail higher manufacturing costs, any of which could materially adversely affect IonQ’s business, operating results, and financial condition and could materially damage customer relationships.

If IonQ cannot successfully execute on its strategy, including in response to changing customer needs and new technologies and other market requirements, or achieve its objectives in a timely manner, its business, financial condition and results of operations could be harmed.

The quantum computing market is characterized by rapid technological change, changing user requirements, uncertain product lifecycles and evolving industry standards. IonQ believes that the pace of innovation will continue to accelerate as technology changes and different approaches to quantum computing mature on a broad range of factors, including system architecture, error correction, performance and scale, ease of programming, user experience, markets addressed, types of data processed, and data governance and regulatory compliance. IonQ’s future success depends on its ability to continue to innovate and increase customer adoption of its quantum computer. If IonQ is unable to enhance its quantum computing system to keep pace with these rapidly evolving customer requirements, or if new technologies emerge that are able to deliver competitive products at lower prices, more efficiently, with better functionality, more conveniently, or more securely than the IonQ platform, its business, financial condition and results of operations could be adversely affected.

IonQ’s products may not achieve market success, but will still require significant costs to develop.

IonQ believes that it must continue to dedicate significant resources to its research and development efforts before knowing whether there will be market acceptance of its quantum computing technologies. Furthermore, the technology for IonQ’s products is new, and the performance of these products is uncertain. IonQ’s quantum computing technologies could fail to attain sufficient market acceptance, if at all, for many reasons, including:

•	pricing and the perceived value of IonQ’s systems relative to its cost;

•	delays in releasing quantum computers with sufficient performance and scale to the market;

•	failure to produce products of consistent quality that offer functionality comparable or superior to existing or new products;

•	ability to produce products fit for their intended purpose;

•	failures to accurately predict market or customer demands;

•	defects, errors or failures in the design or performance of IonQ’s quantum computing system;

•	negative publicity about the performance or effectiveness of IonQ’s system;

•	strategic reaction of companies that market competitive products; and

•	the introduction or anticipated introduction of competing technology.

To the extent IonQ is unable to effectively develop and market a quantum computing system to address these challenges and attain market acceptance, its business, operating results and financial condition may be adversely affected.

IonQ is highly dependent on its co-founders, and its ability to attract and retain senior management and other key employees, such as quantum physicists and other key technical employees, is critical to its success. If IonQ fails to retain talented, highly-qualified senior management, engineers and other key employees or attract them when needed, such failure could negatively impact its business.

IonQ’s future success is highly dependent on its ability to attract and retain its executive officers, key employees and other qualified personnel, including its co-founders, Jungsang Kim, IonQ’s Chief Technology Officer, and Christopher Monroe, IonQ’s Chief Scientist. As IonQ builds its brand and becomes more well known, there is increased risk that competitors or other companies may seek to hire IonQ personnel. The loss of the services provided by these individuals will adversely impact the achievement of IonQ’s business strategy. These individuals could leave IonQ’s employment at any time, as they are “at will” employees. A loss of the co-founders, a member of senior management, or an engineer or other key employee particularly to a competitor, could also place IonQ at a competitive disadvantage. Effective succession planning is also important to IonQ’s long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the company’s strategic planning and execution.

IonQ’s future success also depends on its continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum computing industry is extremely competitive. In particular, hiring qualified personnel specializing in supply chain management, engineering and sales, as well as other technical staff and research and development personnel is critical to IonQ’s business and the development of its quantum computing systems. Some of these professionals are hard to find and IonQ may encounter significant competition in its efforts to hire them. Many of the other companies with which IonQ competes for qualified personnel have greater financial and other resources than it does. The effective operation of IonQ’s supply chain, including the acquisition of critical components and materials, the development of its quantum computing technologies, the commercialization of its quantum computing technologies and the effective operation of its managerial and operating systems all depend upon IonQ’s ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair IonQ’s ability to attract and retain highly qualified employees. If IonQ cannot attract, train and retain qualified personnel, including its co-founders, in this competitive environment, it may experience delays in the development of its quantum computing technologies and be otherwise unable to develop and grow its business as projected, or even at all.

IonQ’s future growth and success depend on its ability to sell effectively to large customers.

IonQ’s potential customers tend to be large enterprises. Therefore, IonQ’s future success will depend on its ability to effectively sell its products to such large customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by large customers in negotiating contractual arrangements with IonQ and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase IonQ’s solutions.

Large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. In addition, product purchases by large organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, large organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers.

IonQ may not be able to accurately estimate the future supply and demand for its quantum computers, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If IonQ fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict IonQ’s future revenues and appropriately budget for its expenses, and IonQ may have limited insight into trends that may emerge and affect its business. IonQ anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for IonQ’s quantum computers or its ability to develop, manufacture, and deliver quantum computers, or IonQ’s profitability, if any, in the future. If IonQ overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase IonQ’s costs. If IonQ underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that IonQ’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If IonQ fails to order sufficient quantities of product components in a timely manner, the delivery of quantum computers and related compute time to its potential customers could be delayed, which would harm IonQ’s business, financial condition and operating results.

IonQ systems depend on the use of a particular isotope of an atomic element that provides qubits for its ion trap technology. If IonQ is unable to procure these isotopically enriched atomic samples, or is unable to do so on a timely and cost-effective basis, and in sufficient quantities, IonQ may incur significant costs or delays which could negatively affect its operations and business.

There are limited suppliers to sources of isotopically enriched materials which may be necessary for the production of IonQ’s ion trap technology. IonQ currently purchases such materials through the National Isotope Development Center managed by the U.S. Department of Energy Isotope Program. IonQ does not have any supplier agreements with the U.S. Department of Energy, and purchases the materials through a standard ordering process. While IonQ is currently looking to engage additional suppliers, there is no guarantee IonQ will be able to establish or maintain relationships with such additional suppliers on terms satisfactory to IonQ. Reliance on any single supplier increases the risks associated with being unable to obtain the necessary atomic samples because the supplier may have laboratory constraints, can be subject to unanticipated shutdowns and/or may be affected by natural disasters and other catastrophic events. Some of these factors may be completely out of IonQ and its suppliers’ control. Failure to acquire sufficient quantities of the necessary isotopically enriched atomic samples in a timely or cost-effective manner could materially harm IonQ’s business.

If IonQ’s quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, its business could be harmed.

IonQ has focused its efforts on creating quantum computing hardware, the operating system for such hardware and a suite of low-level software programs that optimize execution of quantum algorithms on its hardware. Further up the software stack, IonQ relies on third parties to create higher level quantum programming languages, software development kits (SDKs), and application libraries. Such third-party software and programming is essential to operating IonQ’s quantum computing products and services. IonQ’s quantum computing solutions are designed today to be compatible with most major quantum software development kits, including Qiskit, Cirq, Q# QDK, and OpenQASM, all of which are open source. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of IonQ hardware might be limited as a result which would have a negative impact on IonQ. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and IonQ cannot integrate with it, the result might have a negative impact on IonQ.

If IonQ’s customers are unable to achieve compatibility between other software and hardware and our hardware, it could impact IonQ’s relationships with such customers or with customers, generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to IonQ’s products with higher level software tools could cause IonQ to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of IonQ’s quantum computing solutions could adversely affect IonQ’s business, operating results and financial condition.

IonQ may rely heavily on future collaborative partners

IonQ has entered into, and may enter into, strategic partnerships to develop and commercialize IonQ’s current and future research and development programs with other companies to accomplish one or more of the following:

•	obtain expertise in relevant markets;

•	obtain sales and marketing services or support;

•	obtain equipment and facilities;

•	develop relationships with potential future customers; and

•	generate revenue.

IonQ may not be successful in establishing or maintaining suitable partnerships, and IonQ may not be able to negotiate collaboration agreements having terms satisfactory to IonQ, or at all. Failure to make or maintain these arrangements or a delay or failure in a collaborative partner’s performance under any such arrangements could harm its business and financial condition.

System security and data protection breaches, as well as cyber-attacks, could disrupt IonQ’s operations, which may damage IonQ’s reputation and adversely affect its business.

Cyber-attacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) are prevalent in the technology industry and IonQ’s customers’ industries. In addition, IonQ may experience attacks, unavailable systems, unauthorized access or disclosure due to employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state supported actors, and advanced persistent threat intrusions. The techniques may be used to sabotage or to obtain unauthorized access to IonQ’s platform, systems, networks, or physical facilities where the IonQ quantum computers are stored, and IonQ may be unable to implement adequate preventative measures or stop security breaches while they are occurring. U.S. law enforcement agencies have indicated to IonQ that quantum computing technology is of particular interest to certain malicious cyber threat actors.

IonQ’s platform is built to be accessed through third-party public cloud providers such as AWS, Azure and the Google Cloud Platform. These providers may also experience breaches and attacks to their products which may impact IonQ’s systems. Data security breaches may also result from non-technical means, such as actions by an employee with access to IonQ’s systems. While IonQ and its third-party cloud providers have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of sensitive or confidential information.

Actual or perceived breaches of IonQ’s security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about IonQ, its partners, its customers or third parties could expose the company and the parties affected to a risk of loss or misuse of this information, resulting in litigation and potential liability, paying damages, regulatory inquiries or actions, damage to the IonQ brand and reputation or other harm to the IonQ business. IonQ’s efforts to prevent and overcome these challenges could increase its expenses and may not be successful. If IonQ fails to detect or remediate a security breach in a timely manner, or a breach otherwise affects a IonQ’s customers, or if IonQ suffers a cyber-attack that impacts its ability to operate its platform, IonQ may suffer material damage to its reputation, business, financial condition and results of operations.

Unfavorable conditions in IonQ’s industry or the global economy, could limit the company’s ability to grow its business and negatively affect its results of operations.

IonQ’s results of operations may vary based on the impact of changes in its industry or the global economy on the company or its customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of IonQ’s business. In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. IonQ cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protections measures, may limit our ability to obtain products from our suppliers.

Political challenges between the United States and countries in which IonQ’s suppliers are located, including China, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and China and other macroeconomic issues could adversely impact our business. Specifically, United States-China trade relations remain uncertain. The United States administration has announced tariffs on certain products imported into the United States with China as the country of origin, and China has imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States, China or other countries that could have a material adverse effect on our business. IonQ’s technology may be deemed a matter of national security and as such its customer base may be tightly restricted. It may accept government grants that place restrictions on the business’ ability to operate.

IonQ’s operating and financial results forecast relies in large part upon assumptions and analyses developed by the company. If these assumptions or analyses prove to be incorrect, IonQ’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance, which may never occur. Whether actual operating and financial results and business developments will be consistent with IonQ’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside IonQ’s control, including, but not limited to:

•	success and timing of development activity;

•	customer acceptance of IonQ’s quantum computing systems;

•	breakthroughs in classical computing or other computing technologies that could eliminate the advantages of quantum computing systems rendering them less practical to customers;

•	competition, including from established and future competitors;

•	whether IonQ can obtain sufficient capital to sustain and grow its business;

•	IonQ’s ability to manage its growth;

•	IonQ’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond IonQ’s control, could materially and adversely affect its business, financial condition and results of operations.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt IonQ’s business and harm its financial condition and operating results.

IonQ may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract IonQ’s management team from its current operations. If such strategic transactions require IonQ to seek additional debt or equity financing, it may not be able to obtain such financing on terms favorable to IonQ or at all, and such transactions may adversely affect IonQ’s liquidity and capital structure. Any strategic transaction might not strengthen IonQ’s competitive position, may increase some of its risks, and may be viewed negatively by its customers, partners or investors. Even if IonQ successfully completes a strategic transaction, it may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into its business. IonQ may experience unexpected changes in how it is required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. IonQ may incur unexpected costs, claims or liabilities that it incurs during the strategic transaction or that it assumes from the acquired company, or IonQ may discover adverse conditions post acquisition for which it has limited or no recourse.

IonQ has been, and may in the future be, adversely affected by the global COVID-19 pandemic, its various strains or future pandemics.

IonQ faces various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic, including newly discovered strains of the virus. In response to the COVID-19 pandemic, governments have implemented significant measures, including, but not limited to, business closures, quarantines, travel restrictions, shelter-in-place, stay-at-home and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19 or future pandemics, there is likely to be an adverse impact on IonQ’s potential customers, our employees and global economic conditions, and consumer confidence and spending, which could materially and adversely affect IonQ’s operations and demand for its products.

The spread of COVID-19 has and may continue to impact IonQ suppliers by disrupting the manufacturing, delivery and the overall supply chain of parts required to manufacture IonQ’s quantum computers. In addition, various aspects of IonQ’s business cannot be conducted remotely, such as the assembly of its quantum computers. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect IonQ’s future manufacturing plans, sales and marketing activities, business and results of operations. IonQ may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

Due to the fluid nature of the COVID-19 pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which could also negatively impact the company’s business, financial condition and cash flows. During 2020, IonQ scaled back its recruiting efforts to control costs and experienced weeklong onsite work stoppages due to quarantining related to the COVID-19 pandemic. The extent of COVID-19’s effect on IonQ’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on IonQ’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease could negatively impact IonQ’s business, financial condition results of operations and cash flows, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Even after the COVID-19 pandemic has subsided, IonQ may continue to experience an adverse impact to its business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

IonQ’s facilities or operations could be damaged or adversely affected as a result of natural disasters and other catastrophic events.

IonQ’s facilities or operations could be adversely affected by events outside of its control, such as natural disasters, and other calamities. IonQ cannot assure you that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect IonQ’s ability to provide services.

Risks Related to Litigation and Government Regulation

State, federal and foreign laws and regulations related to privacy, data use and security could adversely affect IonQ.

IonQ is subject to state and federal laws and regulations related to privacy, data use and security. In addition, in recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. From time to time, Congress has considered, and may do so again, legislation establishing requirements for data security and response to data breaches that, if implemented, could affect IonQ by increasing its costs of doing business. In addition, several states have enacted privacy or security breach legislation requiring varying levels of consumer notification in the event of a security breach. For example, the California Consumer Privacy Act (“CCPA”), which enhances consumer protection and privacy rights by granting consumers resident in California new rights with respect to the collection of their personal data and imposing new operational requirements on businesses, went into effect in January 2020. The CCPA includes a statutory damages framework and private rights of action against businesses that fail to comply with certain CCPA terms or implement reasonable security procedures and practices to prevent data breaches. Several other states are considering similar legislation. Foreign governments are raising similar privacy and data security concerns. In particular, the European Union enacted a General Data Protection Regulation (“GDPR”). China, Russia, Japan and other countries in Latin America and Asia are also strengthening their privacy laws and the enforcement of privacy and data security requirements. Complying with such laws and regulations may be time-consuming and require additional resources, and could therefore harm IonQ’s business, financial condition and results of operations.

IonQ is subject to U.S. and foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject it to criminal or civil liability and harm its business.

IonQ is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. IonQ may engage with partners and third-party intermediaries to market its services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, IonQ or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. IonQ can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of its employees, representatives, contractors, partners, and agents, even if IonQ does not explicitly authorize such activities. IonQ cannot provide any assurance that all of its employees and agents will not take actions in violation of its policies and applicable law, for which IonQ may be ultimately held responsible.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject IonQ to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences.

IonQ is subject to governmental export and import controls that could impair its ability to compete in international markets due to licensing requirements and subject it to liability if it is not in compliance with applicable laws.

IonQ’s products and technologies are subject to U.S. export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to U.S. Government embargoed or sanctioned countries, governments, persons and entities. In addition, certain products and technology may be subject to export licensing or approval requirements. Exports of its products and technology must be made in compliance with export control and sanctions laws and regulations. If IonQ fails to comply with these laws and regulations, it and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on IonQ and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in IonQ’s products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of its products and technologies in international markets or, in some cases, prevent the export or import of its products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of IonQ’s products and technologies, or in its decreased ability to export or sell its products and technologies to existing or potential customers. Any decreased use of IonQ’s products and technologies or limitation on its ability to export or sell its products and technologies would likely adversely affect its business, financial condition and results of operations.

IonQ expects to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and IonQ faces risks associated with changes to these regulations.

IonQ’s business is exposed to risks associated with litigation, investigations and regulatory proceedings.

IonQ may in the future face legal, administrative and regulatory proceedings, claims, demands and/or investigations involving stockholder, consumer, competition and/or other issues relating to its business on a global basis. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping IonQ from engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents. An unfavorable outcome or settlement may result in a material adverse impact on IonQ’s business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to IonQ’s operations. Any claims or litigation, even if fully indemnified or insured, could damage IonQ’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. In addition, the laws and regulations IonQ’s business is subject to are complex and change frequently. IonQ may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Furthermore, while IonQ maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if IonQ believes a claim is covered by insurance, insurers may dispute IonQ’s entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of IonQ’s recovery.

IonQ may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

IonQ may become subject to product liability claims, even those without merit, which could harm its business prospects, operating results, and financial condition. IonQ may face inherent risk of exposure to claims in the event its quantum computers do not perform as expected or malfunction. A successful product liability claim against IonQ could require IonQ to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about IonQ’s quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on IonQ’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of IonQ’s coverage, or outside of IonQ’s coverage, may have a material adverse effect on IonQ’s reputation, business and financial condition. IonQ may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

IonQ is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

IonQ is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require IonQ to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require IonQ to make material changes to its operations, resulting in significant increases to the cost of production.

IonQ’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

Risks Related to IonQ’s Intellectual Property

Licensing of intellectual property is of critical importance to IonQ’s business. For example, IonQ licenses patents (some of which are foundational patents) and other intellectual property from the University of Maryland and Duke University on an exclusive basis. If the license agreement with these universities terminates, or if any of the other agreements under which IonQ acquired or licensed, or will acquire or license, material intellectual property rights is terminated, IonQ could lose the ability to develop and operate its business.

IonQ is heavily reliant upon licenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of its products. In particular, IonQ’s quantum computing technology is dependent on its license agreement with University of Maryland and Duke University (the “Universities”). Significant intellectual property developed by IonQ’s co-founders, Jungsang Kim, IonQ’s Chief Technology Officer, and Christopher Monroe, IonQ’s Chief Scientist, has been and is required to be assigned to the Universities as a result of Mr. Kim and Mr. Monroe’s employment by the Universities, and certain such intellectual property is licensed pursuant to the license agreement with the Universities. Pursuant to the license agreement with the Universities, IonQ was granted an exclusive, worldwide, royalty-free, sublicenseable license for certain patents, know-how (on a non-exclusive basis) and other intellectual property to develop, manufacture and commercialize products for use in certain licensed fields, the scope of which includes the application of the licensed intellectual property in ion trap quantum computing.

IonQ’s existing license agreement with the Universities imposes, and IonQ expects that any future license agreements will impose, upon the company various commercial and development obligations. If IonQ fails to comply with its obligations under these agreements, or it is subject to an insolvency-related event, the licensor may have the right to terminate the these agreements, in which event IonQ would not be able to develop, market or otherwise commercialize products covered by these agreements, including if any of the foregoing were to occur with respect to IonQ’s license agreement with the Universities. IonQ’s business could significantly suffer, for example, if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed patents or other rights are found to be invalid or unenforceable, or if IonQ is unable to enter into necessary licenses on acceptable terms.

Licensing of intellectual property is of critical importance to IonQ’s business and involves complex legal, business and scientific issues, and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between IonQ and its licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which IonQ’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	IonQ’s right to sublicense patent and other rights to third parties;

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IonQ’s diligence obligations with respect to the use of the licensed technology in relation to its development and commercialization of its product and technology, and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by IonQ’s licensors and the company;

•	IonQ’s right to transfer or assign the license; and

•	the effects of termination.

The resolution of any contract interpretation disagreement that may arise could narrow what IonQ believes to be the scope of its rights to the relevant intellectual property or technology, or increase what IonQ believes to be its financial or other obligations under the relevant agreement, either of which could harm its business, financial condition and results of operations. Moreover, if disputes over intellectual property that IonQ has licensed prevent or impair its ability to maintain its current licensing arrangements on acceptable terms, IonQ may be unable to successfully develop and commercialize its products or technology.

While IonQ would expect to exercise all rights and remedies available to it, including seeking to cure any breach by the company, and otherwise seek to preserve its rights under the license agreement, it may not be able to do so in a timely manner, at an acceptable cost or at all. For more information on the license agreement, see the section titled “Information About IonQ—Agreements with the University of Maryland and Duke University.”

If IonQ is unable to obtain and maintain patent protection for its products and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, its competitors could develop and commercialize products and technology similar or identical to IonQ’s, and its ability to successfully commercialize its product and technology may be adversely affected. Moreover, the secrecy of IonQ’s trade secrets could be compromised, which could cause it to lose the competitive advantage resulting from these trade secrets.

IonQ’s success depends, in significant part, on its ability to obtain, maintain, enforce and defend patents and other intellectual property rights, including trade secrets, with respect to its products and technology and to operate its business without infringing, misappropriating, or otherwise violating the intellectual property rights of others. IonQ may not be able to prevent unauthorized use of its intellectual property. IonQ relies upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in its proprietary technologies. In addition, IonQ seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. IonQ’s trade secrets may also be compromised which could cause it to lose the competitive advantage from such trade secrets. Despite IonQ’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use IonQ’s intellectual property. Monitoring unauthorized use of IonQ’s intellectual property is difficult and costly, and the steps IonQ has taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts IonQ undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard IonQ’s intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, IonQ’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of IonQ’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect IonQ’s intellectual property rights could result in its competitors using IonQ’s intellectual property to offer products, potentially resulting in the loss of some of IonQ’s competitive advantage and a decrease in its revenue which, would adversely affect its business, financial condition and operating results.

IonQ’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on IonQ’s ability to prevent others from interfering with its commercialization of its products.

IonQ’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to IonQ’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, IonQ cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any patents that may be issued to IonQ will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which IonQ has developed and is developing its technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any IonQ existing patents or pending patent applications, any of IonQ’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus IonQ cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if IonQ’s patent applications succeed and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide IonQ with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from IonQ’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to IonQ’s. The intellectual property rights of others could also bar IonQ from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to IonQ may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.

IonQ may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit IonQ’s ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm IonQ’s business.

IonQ may become subject to intellectual property disputes. IonQ’s success depends, in part, on its ability to develop and commercialize its products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, IonQ may not be aware that its products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which IonQ is unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by IonQ’s current or future products, services or technologies. There also may be pending patent applications of which IonQ is not aware that may result in issued patents, which could be alleged to be infringed by IonQ’s current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to IonQ, that later result in issued patents that could cover IonQ’s current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which IonQ has developed and is developing its technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. IonQ’s products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against IonQ, IonQ may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of IonQ’s defenses will depend on the patents asserted, the interpretation of these patents, and its ability to invalidate the asserted patents. However, IonQ could be unsuccessful in advancing non-infringement and/or invalidity arguments in its defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. IonQ’s patent portfolio may not be large enough to deter patent infringement claims, and the IonQ’s competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant solution revenue, and therefore, IonQ’s patent portfolio may provide little or no deterrence as it would not be able to assert its patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if IonQ cannot license or develop alternative technology for any infringing aspect of our business, it may be forced to limit or stop sales of its products, services or technologies or cease business activities related to such intellectual property. Although the company carries general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. IonQ cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on its business, financial condition or results of operations. Any intellectual property litigation to which IonQ might become a party, or for which it is required to provide indemnification, regardless of the merit of the claim or its defenses, may require IonQ to do one or more of the following:

•	cease selling or using solutions or services that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology;

•	redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•	indemnify organizations using IonQ’s platform or third-party service providers.

Even if the claims do not result in litigation or are resolved in IonQ’s favor, these claims, and the time and resources necessary to resolve them, could divert the resources of its management and harm its business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of IonQ’s common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, IonQ’s exposure to damages resulting from infringement claims could increase and this could further exhaust its financial and management resources.

Some of IonQ’s in-licensed intellectual property, including the intellectual property licensed from the University of Maryland and Duke University, has been conceived or developed through government-funded research and thus may be subject to federal regulations providing for certain rights for the U.S. government or imposing certain obligations on IonQ, such as a license to the U.S. government under such intellectual property, “march-in” rights, certain reporting requirements and a preference for U.S.-based companies, and compliance with such regulations may limit IonQ’s exclusive rights and its ability to contract with non-U.S. manufacturers.

Certain intellectual property rights that have been in-licensed pursuant to the license agreement with the University of Maryland and Duke University have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in IonQ’s current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendment. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require IonQ to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States, and the license agreement with the University of Maryland and Duke University requires that IonQ complies with this requirement. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of IonQ’s owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Risks Related to dMY, the Combined Company and the Business Combination

Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement/prospectus, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our public stockholders.

The Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Transaction Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Transaction Proposal, our stockholders should be aware that our directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by November 17, 2022;

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the fact that the Sponsor paid an aggregate of approximately $8 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock and that such Private Warrants will expire worthless if a business combination is not consummated by November 17, 2022. The Private Warrants would have had an aggregate market value of $         based upon the closing price of $         per Public Warrant on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on the shares underlying the Private Warrants;

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the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A common stock at a conversion rate that entitles the Sponsor to own, in the aggregate, [3.65]% of the common stock of the Combined Company after giving effect to the Business Combination. As a result, our Sponsor ultimately expects to receive 7,425,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $        , based upon the closing price of $         per public share on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, resulting in a theoretical gain of $        , but, given the lock-up restrictions on such shares, we believe such shares have less value. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on its shares;

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the fact that each of our independent directors currently holds 25,000 Founder Shares and expects to receive 25,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination. The 75,000 shares of common stock of the Combined Company expected to be owned by our independent directors would have had an aggregate market value of $         based upon the closing price of $         per public share on the NYSE on                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the consummation of the Business Combination;

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination;

•

the fact that at the consummation of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders, the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the fact that the Sponsor, officers and directors will lose their entire investment of $7,525,00 in us and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by November 17, 2022; and

•	the fact that the Sponsor and members of our current Board and management would hold the following number of shares in the Combined Company at the consummation of the Business Combination:

Name of Person/Entity	Shares of Class A Stock(1)	Value of Class A Stock(3)
dMY Sponsor III, LLC (the Sponsor)(2)	7,425,000	$74,250,000
Harry L. You(2)	7,425,000	$74,250,000
Niccolo de Masi(2)	—	—
Darla Anderson(2)	25,000	$250,000
Francesca Luthi(2)	25,000	$250,000
Charles E. Wert(2)	25,000	$250,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Share amounts are subject to the full vesting of the Vesting Shares.

(2)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

The Sponsor, directors or officers or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement/prospectus and reduce the public “float” of Class A Stock.

The Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy closing conditions in the Merger Agreement regarding required amounts in the Trust Account where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on NYSE or another national securities exchange or reducing the liquidity of the trading market for Class A Stock.

Our public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.

The issuance of the Class A Stock in the Business Combination will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our Public Shares and/or Public Warrants.

It is anticipated that, upon completion of the Business Combination and based on the assumptions set forth in the below paragraph: (i) our public stockholders will retain an ownership interest of approximately 14.78% in the Combined Company; (ii) our Initial Stockholders will own approximately 3.69% of the Combined Company; (iii) the IonQ Equityholders will own approximately 64.28% of the Combined Company (excluding PIPE Shares acquired by IonQ Equityholders); and (iv) the PIPE Investors will own approximately 17.25% of the Combined Company (excluding any shares acquired in the Merger in consideration for their IonQ capital stock).

The foregoing percentages are calculated exclusive of the Rollover Options and Assumed Warrants, in each case to the extent unvested as of June 7, 2021, include the full amount of the Vesting Shares held by the Initial Stockholders and assume (i) no exercise of redemption rights by our public stockholders; and (ii) no inclusion of any Public Shares issuable upon the exercise of the Warrants. If the actual facts are different than these assumptions, the percentage ownership retained by our existing stockholders in the Combined Company will be different. For more information, please see the sections titled “Summary-Impact of the Business Combination on the Combined Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by November 17, 2022. If we are unable to effect an initial business combination by November 17, 2022, we will be forced to liquidate and our warrants will expire worthless.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by November 17, 2022. Unless we amend the Current Charter to extend the life of dMY and certain other agreements into which we have entered, if we do not complete an initial business combination by November 17, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the dMY IPO. In addition, if we fail to complete an initial business combination by November 17, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of dMY beyond November 17, 2022 if we are unable to effect an initial business combination by that date.

Even if we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of IonQ whom we expect to stay with the Surviving Corporation. The loss of key personnel could negatively impact the operations and profitability of the Combined Company and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, including the key personnel of IonQ. Although some of our key personnel may remain with the Combined Company or the Surviving Corporation, as applicable, in senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the business of the Combined Company.

IonQ’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of IonQ’s officers could have a material adverse effect on IonQ’s business, financial condition, or operating results. The services of such personnel may not continue to be available to the Surviving Corporation.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Current Charter and our current bylaws and applicable laws. However, if our Board determines that a failure to satisfy the condition is not material, then our Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our stockholders approve the Business Combination. Please see the section titled “The Merger Agreement and Related Agreements—Conditions to Closing” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the consummation of the Business Combination, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of IonQ’s business, a request by IonQ to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on IonQ’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our Board, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for dMY and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of our stockholders with respect to the Transaction Proposal.

We and IonQ will incur significant transaction and transition costs in connection with the Business Combination.

We and IonQ have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and IonQ may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by us following the consummation of the Business Combination.

Our transaction expenses as a result of the Business Combination are currently estimated at approximately $50 million, including a Deferred Discount. The amount of the Deferred Discount will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the Deferred Discount and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the Deferred Discount.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by November 17, 2022, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of the dMY IPO against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of dMY. We have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment, may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on IonQ, we cannot assure you that this diligence will surface all material issues that may be present in IonQ’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of IonQ’s business and outside of our and IonQ’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

We have no operating or financial history and our results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma combined financial statements for the Combined Company. The unaudited pro forma combined statement of operations of the Combined Company combines our historical audited results of operations for the period from September 14, 2020 (inception) through December 31, 2020 with the historical audited results of operations of IonQ for the year ended December 31, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 combines the historical statement of operations of dMY for the three months ended March 31, 2021 and the historical statement of operations of IonQ for the three months ended March 31, 2021, giving effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet of the Combined Company combines our historical balance sheet as of March 31, 2021 and the historical balance sheet of IonQ as of March 31 2021 and gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2021.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by IonQ been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section titled “Unaudited Pro Forma Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities following the consummation of the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the consummation of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for IonQ’s stock. Accordingly, the valuation ascribed to IonQ in the Business Combination may not be indicative of the price of the Combined Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Combined Company;

•	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Class A Stock available for public sale;

•	any major change in the Combined Company’s Board or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions or departures of key personnel;

•	failure to comply with the requirements of NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Past performance by dMY Sponsor III, LLC and by our management team may not be indicative of future performance of an investment in dMY or the Combined Company.

Past performance by dMY Sponsor III, LLC and by our management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of dMY Sponsor III, LLC or our management team’s performance as indicative of the future performance of an investment in dMY or the Combined Company or the returns dMY or the Combined Company will, or is likely to, generate going forward.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Class A Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Stock. Following the consummation of the Business Combination, our Initial Stockholders will hold approximately 3.69% of Class A Stock, assuming no exercise of redemption rights by our public stockholders. In addition, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

In addition, at the consummation of the Business Combination, the Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which, (a) any (i) outstanding shares of Class A Stock or any Private

Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of dMY (including shares of Class A Stock issued or issuable upon the conversion of the Class B Stock and upon exercise of the Private Warrants) and (b) any other equity security of dMY issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights. In addition, concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders, the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class A Stock and Class B Stock. Under the Sponsor Support Agreement it was agreed that the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions. In addition, concurrently with the execution and delivery of the Merger Agreement, the Sponsor, the current management of IonQ, the board of directors of dMY and certain current shareholders of IonQ entered into the Lock-Up Agreement pursuant to which the parties agreed to transfer restrictions as follows: (i) certain current stockholders of IonQ will be restricted until the earlier of (x) 180 days after the closing date and (y) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares for cash, securities or other property; (ii) members of IonQ’s management will be restricted until the earlier of (x) 365 days after the closing date, (y) the day after the date on which the closing price of the Combined Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date and (z) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares for cash, securities or other property; and (iii) members of dMY’s board of directors and the Sponsor will be restricted until the earlier of (x) 365 days after the closing date, (y) the day after the date on which the closing price of the Combined Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date and (z) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares for cash, securities or other property.

Furthermore, given that the lock-up period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.

We may be unable to obtain additional financing to fund the operations and growth of the Combined Company.

We may require additional financing to fund the operations or growth of the Combined Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Combined Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or following the consummation of the Business Combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

If the issuance of the Class A Stock upon exercise of the Public Warrants is not registered, qualified or exempt from registration or qualification under the Securities Act and applicable state securities laws, holders of Public Warrants will not be entitled to exercise such Public Warrants and such Public Warrants may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of units will have paid the full unit purchase price solely for the Class A Stock included in the units.

We are not registering the Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that, as soon as practicable, but in no event later than the date of the consummation of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the registration under the Securities Act of the Class A Stock issuable upon exercise of the Public Warrants and thereafter will use our best efforts to cause the same to become effective within 30 business days following our initial business combination and to maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order.

If the shares of Class A Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act, under the terms of the warrant agreement, holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In no event will Public Warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

If our shares of Class A Stock are at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of Public Warrants who seek to exercise their Public Warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the Public Warrants under applicable state securities laws, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the Public Warrants under applicable state securities laws to the extent an exemption is not available.

In no event will we be required to net cash settle any Public Warrant, or issue securities (other than upon a cashless exercise as described above) or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under the Securities Act or applicable state securities laws.

The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.

The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the Public Units in the dMY IPO. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Continental Warrant Agreement. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration (A) at a price of $0.01 per Public Warrant; provided that the last reported sales price of Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met, and (B) at a price of $0.10 per Public Warrant; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of the Class A common stock, and if the last reported sales price of Class A Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Combined Company Securities—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders and provided certain other conditions are met. A redemption in accordance with (B) above could take place at a price lower than the Public Warrants’ $11.50 exercise price and may result in warrant holders having to exercise the Public Warrants at a time when they are out-of-the-money or receive nominal consideration from the Company for them. Please see the section titled “Description of Combined Company Securities—Warrants—Public Warrants” for additional information.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Because each Public Unit contains one-fourth of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.

Each Public Unit contains one-fourth of one Public Warrant. Because, pursuant to the Continental Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one Public Warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-fourth of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.

Warrants will become exercisable for Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued Public Warrants to purchase 7,500,000 shares of Class A Stock as part of the dMY IPO and, on the dMY IPO’s closing date, we issued Private Warrants to the Sponsor to purchase 4,000,000 shares of Class A Stock, in each case at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Common Stock on an initial business combination. The shares of Class A Stock issued upon exercise of our warrants will result in dilution to our then existing holders of Class A Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Class A Stock.

The Private Warrants are identical to the Public Warrants sold as part of the Public Units issued in the dMY IPO except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) are subject to registration rights.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 17, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following November 17, 2022 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by November 17, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the Trust Account to the public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Combined Company will be required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of IonQ as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Combined Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Combined Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in November 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities, change in fair value of warrant liabilities, Class A Stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the fiscal year ended December 31, 2020.

To respond to this material weakness, we have devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with the November 2020 initial public offering, see “Note 2—Restatement of Previously Issued Financial Statements” to our annual consolidated financial statements.

Efforts to remediate this material weakness may not be effective or prevent any future material weakness or significant deficiency in the Combined Company’s internal control over financial reporting. If the Combined Company’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the Combined Company may be unable to report its financial results accurately on a timely basis, which could cause Combined Company’s reported financial results to be materially misstated and result in the loss of investor confidence and cause the market price of the Combined Company’s common stock to decline. Ineffective internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of its stock.

We can give no assurance that the measures we have taken or that the Combined Company plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. The Combined Company will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to annually furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by the Combined Company’s management in its internal control over financial reporting. The Combined Company’s independent registered public accounting firm may be required to attest to the effectiveness of its internal control over financial reporting depending on the Combined

Company’s reporting status. The Combined Company will be required to disclose changes made in its internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, the Combined Company may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

Risks Related to Ownership of the Combined Company’s Shares

dMY’s Current Charter provides, and the Combined Company’s Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a chosen judicial forum for disputes with the Combined Company or its directors, officers, employees or stockholders.

dMY’s Current Charter requires, and the Combined Company’s Proposed Charter will require, to the fullest extent permitted by law, that derivative actions brought in the Combined Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Combined Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Combined Company’s Proposed Charter. In addition, the Combined Company’s Proposed Charter and amended and restated bylaws will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived the Combined Company’s compliance with federal securities laws and the rules and regulations thereunder.

However, there is no assurance that a court would enforce the choice of forum provision contained in the Proposed Charter. If a court were to find the choice of forum provision contained in dMY’s Current Charter or the Combined Company’s Proposed Charter to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Anti-takeover provisions in the Combined Company’s governing documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the Combined Company’s amended and restated bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Combined Company’s stockholders.

These provisions provide for, among other things:

•	the ability of the Combined Company’s board of directors to issue one or more series of preferred stock;

•	a classified board;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Combined Company’s annual meetings;

•	certain limitations on convening special stockholder meetings;

•	limiting the persons who may call special meetings of stockholders;

•	limiting the ability of stockholders to act by written consent; and

•	the Combined Company’s board of directors have the express authority to make, alter or repeal the Combined Company’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult or frustrate or prevent a third party to acquire the Combined Company, even if the third party’s offer may be considered beneficial by many of the Combined Company’s stockholders. Additionally, the provisions may frustrate or prevent any attempts by the Combined Company stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company’s board of directors, which is responsible for appointing the members of its management. As a result, the Combined Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Combined Company to take other corporate actions you desire. See “Description of the Combined Company’s Securities.”

Claims for indemnification by the Combined Company’s directors and officers may reduce the Combined Company’s available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to the Combined Company.

The Combined Company’s Proposed Charter and amended and restated bylaws will provide that the Combined Company will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

•

the Combined Company will indemnify its directors and officers for serving the Combined Company in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	the Combined Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•

the Combined Company will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

the Combined Company will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against the Combined Company or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

•

the rights conferred in the amended and restated bylaws are not exclusive, and the Combined Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the Combined Company may not retroactively amend its Bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in IonQ and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of IonQ. We and certain investors, the IonQ stockholders, and directors and officers of IonQ and its affiliates will become stockholders of the Combined Company. We will depend on IonQ for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of IonQ may limit our ability to obtain cash from IonQ. The earnings from, or other available assets of, IonQ may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

IonQ does not intend to pay dividends for the foreseeable future.

IonQ has never declared or paid any cash dividends on its capital stock and does not intend to pay any cash dividends in the foreseeable future. IonQ expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on IonQ’s capital stock will be at the discretion of its board of directors.

The market price and trading volume of Class A Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including NYSE on which we intend to list the shares of Class A Stock to be issued in the Business Combination under the symbol “IONQ,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A Stock following the Business Combination, the market price of Class A Stock may be volatile and could decline significantly. In addition, the trading volume in Class A Stock may fluctuate and cause significant price variations to occur. If the market price of Class A Stock declines significantly, you may be unable to resell your shares at or above the market price of Class A Stock as of the date of the consummation of the Business Combination. We cannot assure you that the market price of Class A Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;

•	publication of research reports about dMY;

•	the performance and market valuations of other similar companies;

•	commencement of, or involvement in, litigation involving IonQ or us;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding Class A Stock adversely, then the price and trading volume of Class A Stock could decline.

The trading market for Class A Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on dMY or the Combined Company. If no securities or industry analysts commence coverage of the Combined Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of Class A Stock would likely decline. If any analyst who may cover dMY were to cease coverage of the Combined Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Class A Stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to the Class A Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A Stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A Stock and be dilutive to existing stockholders.

There can be no assurance that Class A Stock that will be issued in connection with the Business Combination will be approved for listing on NYSE or, if approved, will continue to be so listed following the consummation of the Business Combination, or that we will be able to comply with the continued listing standards of NYSE.

Class A Stock, Public Units and Public Warrants are currently listed on NYSE. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. We intend to apply to continue the listing of our publicly-traded common stock and warrants on NYSE. If, following the consummation of the Business Combination, NYSE delists Class A Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that Class A Stock is a “penny stock” which will require brokers trading in Class A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities; or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Class A Stock, Public Units and Public Warrants are listed on NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

The Combined Company’s failure to meet the continued listing requirements of NYSE could result in a delisting of its Securities.

If, after listing, the Combined Company fails to satisfy the continued listing requirements of NYSE such as the corporate governance requirements or the minimum share price requirement, NYSE may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, the Combined Company can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the NYSE minimum share price requirement or prevent future non-compliance with NYSE’s listing requirements. Additionally, if the Combined Company’s securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The Combined Company will qualify as an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if the Combined Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make the Combined Company’s securities less attractive to investors and may make it more difficult to compare the Combined Company’s performance with other public companies.

We qualify, and following the consummation of the Business Combination, the Combined Company will qualify, as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as the Combined Company continues to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025. Investors may find the Combined Company’s securities less attractive because the Combined Company will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Combined Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Combined Company has elected not to opt out of such extended transition period and, therefore, the Combined Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in our failure to have net tangible assets in excess of $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by us or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Transaction Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of Class A Stock issued in the dMY IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of Class A Stock issued in the dMY IPO.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in the dMY IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, we will require each Public Stockholder seeking to exercise redemption rights to certify to us whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which we make the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the dMY IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of Class A Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge our determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative initial business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of dMY might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Our stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Class A Stock for a pro rata portion of the funds held in our Trust Account.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section titled “Special Meeting of the Stockholders of dMY—Redemption Rights” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

SPECIAL MEETING OF THE STOCKHOLDERS OF DMY

General

This proxy statement/prospectus is being provided to dMY stockholders as part of a solicitation of proxies by our Board for use at the Special Meeting of dMY to be held on             , 2021, and at any adjournment thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about             , 2021 to all stockholders of record of dMY as of             , 2021, the record date for the Special Meeting. Stockholders of record who owned shares of Common Stocks at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were                  shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast on             , 2021, at              Eastern time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/dmytechnologyiii/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen only to the Special Meeting by dialing 1-888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 28259093, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting via the virtual meeting platform. If you do not have a control number, please contact Continental Stock Transfer Company, the Transfer Agent.

Purpose of the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

1.	Transaction Proposal;

2.	NYSE Proposal;

3.	Charter Proposal;

4.	Governance Proposals;

5.	Equity Incentive Plan Proposal;

6.	Employee Stock Purchase Plan Proposal—; and

7.	Adjournment Proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Voting Power; Record Date

As a dMY stockholder, you have a right to vote on certain matters affecting dMY. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Common Stock at the close of business on             , 2021 which is the record date

for the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                  shares of Common Stock outstanding, of which are Public Shares and                  are Founder Shares held by our Initial Stockholders.

Vote of the dMY Initial Stockholders and dMY’s Other Directors and Officers

Prior to the dMY IPO, we entered into agreements with the Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. None of the Sponsor, directors or officers has purchased any shares of our Common Stock during or after the dMY IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination within 24 months from the closing date of the dMY IPO. However, if our Initial Stockholders acquire Public Shares after the dMY IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete an initial business combination within the allotted 24-month time period.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Transaction Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the Transaction Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Transaction Proposal.

The approval of the NYSE Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the NYSE Proposal.

The approval of the Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class B Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a dMY stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal will have the same effect as a vote “AGAINST” such Charter Proposal.

The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Governance Proposals will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

The approval of this Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Equity Incentive Plan Proposal will have no effect on the Equity Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Equity Incentive Plan Proposal.

The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Employee Stock Purchase Plan Proposal will have no effect on the Employee Stock Purchase Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Employee Stock Purchase Plan Proposal.

If a quorum is present, directors are elected by a plurality of the votes cast, via the virtual meeting platform or by proxy. This means that the five director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

It is important for you to note that, in the event that Transaction Proposal, the NYSE Proposal or the Charter Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination, we may fail to complete an initial business combination by November 17, 2022, and will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Company Stockholders

Our Board believes that each of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of dMY and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Transaction Proposal, you should keep in mind that Initial Stockholders and certain other members of our Board and officers of dMY have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Transaction Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that on September 14, 2020, the Sponsor subscribed for 7,187,500 Founder Shares for a total subscription price of $25,000, and fully paid for these on November 17, 2020. In October 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, dMY’s directors. On November 12, 2020, dMY effected a 1:1.1 stock split of the Founder Shares, resulting in an aggregate of 7,906,250 shares outstanding. After giving effect to the forfeiture of 406,250 Founder Shares on November 17, 2020, the remaining 7,500,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable (and subject to the vesting of all Vesting Shares) would be valued at approximately $75 million but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by November 17, 2022;

•

the fact that the Sponsor paid an aggregate of approximately $8 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock and that such Private Warrants will expire worthless if a business combination is not consummated by November 17, 2022. The Private Warrants would have had an aggregate market value of $         based upon the closing price of $         per Public Warrant on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on the shares underlying the Private Warrants;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A common stock at a conversion rate that entitles the Sponsor to own, in the aggregate, [3.65]% of the common stock of the Combined Company after giving effect to the Business Combination. As a result, our Sponsor ultimately expects to receive 7,425,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $        , based upon the closing price of $         per public share on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, resulting in a theoretical gain of $        , but, given the lock-up restrictions on such shares, we believe such shares have less value. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on its shares;

•

the fact that each of our independent directors currently holds 25,000 Founder Shares and expects to receive 25,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination. The 75,000 shares of common stock of the Combined Company expected to be owned by our independent directors would have had an aggregate market value of $        based upon the closing price of $         per public share on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the consummation of the Business Combination;

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination;

•

the fact that at the consummation of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

the fact that concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock in favor of the proposals listed herein, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, (ii) not redeem any of the shares of dMY stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, the Sponsor and each of the Insiders agrees that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions;

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the fact that the Sponsor, officers and directors will lose their entire investment of approximately $7,525,000 in us and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by November 17, 2022; and

•	the fact that the Sponsor and members of our current Board and management would hold the following number of shares in the Combined Company at the consummation of the Business Combination:

Name of Person/Entity	Shares of Class A Stock(1)	Value of Class A Stock(3)
dMY Sponsor III, LLC (the Sponsor)(2)	7,425,000	$74,250,000
Harry L. You(2)	7,425,000	$74,250,000
Niccolo de Masi(2)	—	—
Darla Anderson(2)	25,000	$250,000
Francesca Luthi(2)	25,000	$250,000
Charles E. Wert(2)	25,000	$250,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Share amounts are subject to the full vesting of the Vesting Shares.

(2)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. For purposes of approval, a failure to vote or an abstention will have no effect on the Transaction Proposal, the NYSE Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, but a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Proposal. In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a dMY stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Transaction Proposal, “FOR” the NYSE Proposal, “FOR” the Charter Proposal, “FOR” each of the Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m. on             , 2021.

Voting via the Virtual Meeting Platform. You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website                 . You will need your control number for access. If you do not have a control number, please contact the Trustee. Instructions on how to attend and participate at the Special Meeting are available at                 . If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “Special Meeting of the Stockholders of dMY —Attending the Special Meeting.”

Attending the Special Meeting

Only dMY stockholders on the record date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the Transfer Agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•

you may notify our Secretary in writing to dMY Technology Group, Inc. III, 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may call Morrow Sodali, our proxy solicitor, at (866) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the dMY IPO (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the balance of our Trust Account of $300,077,389 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•

check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to Public Shares;

•

prior to 5:00 P.M., Eastern time on             , 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

•

deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units.

While this is typically done electronically on the same business day, you should allow at least two full business days to accomplish the separation. If you fail to cause your Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of shares of Class A Stock by our public stockholders will reduce the amount in our Trust Account, which had a balance of $300,077,389 as of March 31, 2021. In no event will we redeem shares of Class A Stock in an amount that would result in dMY’s failure to have net tangible assets equaling or exceeding $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Class A Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Class A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by November 17, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of shares of Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. We have engaged Morrow Sodali to assist in the solicitation of proxies for the Special Meeting. We and our directors, officers and employees may also solicit proxies in person. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

We will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. We have agreed to pay Morrow Sodali a fee of $25,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to dMY stockholders. Our directors, officers and employees who solicit proxies will not be paid any additional compensation for soliciting.

THE BUSINESS COMBINATION

The following is a discussion of the merger and the material terms of the merger agreement among dMY, Merger Sub and IonQ. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about dMY or IonQ. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Merger

Transaction Structure

We are a blank check company incorporated in Delaware on September 14, 2020. dMY was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The entry into the Merger Agreement and the business combination was the result of an extensive search for a potential transaction utilizing the sourcing platform and investing and operating experience of our management team, the Sponsor and the Board. The terms of the Merger Agreement were the result of extensive negotiations between our management team, the Sponsor, our independent directors and representatives of IonQ. The following is a brief description of the background of these negotiations, the merger and related transactions.

On November 12, 2020, dMY’s registration statement for its IPO became effective.

On November 17, 2020, dMY closed its IPO and concurrent private placement of the Private Warrants. Upon the closing of the IPO and the private placement, $300.0 million of the net proceeds of the IPO and certain of the proceeds of the private placement were placed in a trust account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account in connection with a liquidation of dMY. Prior to the consummation of dMY’s IPO, neither dMY, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a transaction with dMY.

After dMY completed its IPO, dMY commenced an active search for prospective businesses and assets to acquire in our initial business combination. The Board and dMY management have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the technology sector. As such, the members of the Board and dMY management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Management of dMY” for additional information regarding the experience of the Board and dMY management team.

Regularly scheduled daily meetings via teleconference were held by the Board in order to discuss our search for prospective businesses and assets to acquire in our initial business combination. Representatives of our management team contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. Also following the IPO, dMY engaged Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) to provide dMY with legal counsel in connection with a potential business combination.

We initially focused our efforts on identifying businesses within the broader consumer technology ecosystem that are either consumer-facing or support the infrastructure of consumer applications, although we were not required to limit our activities to any particular industry. In the evaluation of business combination partners, the Board and management team considered a wide variety of complex factors. The Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. In evaluating potential businesses and assets to acquire, the Board considered acquisition candidates, utilizing its extensive network of contacts for introductions to potential targets as well as dMY’s knowledge of the private company marketplace. dMY only evaluated technology companies, and as stated in dMY’s IPO prospectus, dMY generally focused on targets that fit some or all of the following criteria:

•	had an enterprise value between $1 billion and $3 billion;

•	developing disruptive and key enablement technologies, such as artificial intelligence, machine learning, cloud computing or quantum computing sectors;

•	had a proven and accomplished management team;

•	had the requisite compliance, financial controls and reporting processes in place and were ready for the regulatory requirements of a public entity;

•	had a promising growth path, driven by a sustainable competitive advantage, with opportunities for acceleration through a partnership with dMY;

•	had a management team with the ability to execute on strategic opportunities, including accretive acquisitions of companies that have the potential to enhance shareholder value;

•	had management and stakeholders who aspire to have their company become a public entity and generate substantial growth;

•	had a sizable market share in their segment and the opportunity to achieve market leadership; and/or

•	had defensible proprietary technology and intellectual property rights.

Our management team employed various strategies in an effort to identify an appropriate target company, including:

•

contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives;

•	contacting investment banks that might be working with companies looking for exits or funding;

•	contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit;

•	coordinating with our officers and directors, as well as their affiliates, to identify target business candidates of which they become aware through their contacts; and

•	conducting Internet research and following companies that fit our target criteria that might be looking for funding or a sale.

Since the IPO through December 11, 2020, when we entered into an exclusivity arrangement with IonQ, dMY’s management team and the Board:

•

considered and analyzed approximately 12 potential acquisition targets other than IonQ (the “Other Potential Targets”), including having and conducting meetings and calls with representatives of six of the Other Potential Targets;

•

considered five Other Potential Target businesses in greater detail, referred to herein as “Target A,” “Target B,” “Target C,” “Target D” and “Target E,” each of which was either an artificial intelligence, cloud computing, quantum computing technology company, fintech or marketplaces company;

•

signed non-disclosure agreements with three of the Other Potential Targets with which dMY held further discussions, which contained customary terms regarding protections of confidentiality but did not impose conditions of exclusivity or other similarly restrictive provisions or standstills; and

•	delivered a non-binding indication of interest to Target B.

Following our due diligence process with respect to the Other Potential Targets, we determined not to further pursue a transaction with Target A or Target D because dMY determined, in consultation with its industry and academic networks, that such Other Potential Targets were unlikely to hit their technical milestones, which was a critical factor for dMY in considering pre-revenue target companies. dMY determined not to proceed with Target B or Target C due to challenges presented in structuring and consummating a transaction with those counterparties, based on their ownership and jurisdictions of operation. dMY determined, after discussions with Target E’s principals, that Target E had valuation expectations that dMY believed would not be supported by public market shareholders. Ultimately, the Board determined that IonQ presented the most compelling target for a business combination due to its strong management team and business prospects, as well as the valuation and the likelihood of successfully consummating a transaction. The Board was also focused on IonQ’s ability to become an industry leader in quantum computing, which has the potential to be revolutionary in a variety of fields, including machine learning, solar energy production, finance, electric vehicles, material science, aerospace, logistics and drug discovery. The Board noted in particular that IonQ’s technology has significant advantages over existing competitors that are expected to allow IonQ’s technology to outperform the competition in the future.

On November 13, 2020, Mr. de Masi emailed Mr. Chapman, to whom he had been introduced through a mutual friend during the summer of 2020, to see whether IonQ would be interested in signing a confidentiality agreement in order to further discuss IonQ’s business. IonQ had previously entered into a confidentiality agreement with dMY Technology Group, Inc. II, a blank check company previously formed by an affiliate of the Sponsor. Mr. de Masi’s November 13, 2020 email included an initial draft of a confidentiality agreement, which, following negotiations between the parties, was executed on November 16, 2020, on customary terms restricting dMY’s use and disclosure of information with respect to IonQ for a specified term, with such information required to be returned or destroyed upon termination thereof and without otherwise restricting dMY’s activities through a standstill, non-solicitation or any similar provision. Following the execution of the confidentiality agreement on November 16, 2020, dMY was granted access to IonQ’s electronic dataroom, which included certain financial forecasts and a management presentation that detailed IonQ’s technology, business model, and future growth prospects.

Following the execution of the confidentiality agreement and commencement of due diligence, dMY had various negotiations with IonQ around valuation, funding requirements, PIPE Investment size, sponsor equity, and board composition post a business combination, and Mr. You and Mr. de Masi, discussed the management presentation and a prospective transaction capital structure and prepared a letter of intent.

In the evening of November 16, 2020, dMY, provided an initial draft of a non-binding letter of intent to IonQ. The initial draft letter of intent outlined the structure of a possible transaction, and proposed that the valuation of IonQ be determined in connection with discussions with prospective investors in the PIPE Investment.

On December 4, 2020, Mr. Chapman informed dMY that the IonQ board was focused on structuring the valuation and terms of any SPAC business combination transaction to allow the existing stockholders of IonQ to retain at least 70% ownership of the combined company in a SPAC business combination.

On December 5, 2020, dMY, provided an updated draft of its non-binding letter of intent to IonQ. The updated draft letter of intent proposed an equity valuation of IonQ of $1.2 billion, contemplated a PIPE Investment of $150 million and a minimum cash condition exactly equivalent to the committed capital raised in the PIPE Investment. The letter of intent proposed that the board of directors for the combined company would have a number and composition of directors as shall be mutually agreed by IonQ Sellers and dMY, and would include each of Mr. You and Mr. de Masi as initial members of the board, in different classes of the board.

On December 17, 2020, IonQ entered into an agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”) confirming IonQ’s engagement with Morgan Stanley as financial advisor in connection with the Business Combination. In addition, on December 21, 2020, dMY engaged Goldman Sachs & Co. LLC (“Goldman Sachs”), who previously served as lead underwriter in dMY’s IPO, to act as financial advisor to dMY in connection with the Business Combination.

From December 5, 2020, through December 10, 2020, dMY and IonQ held telephonic discussions regarding the key terms of the letter of intent, through their management teams and through representatives at Goldman Sachs and Morgan Stanley. Key areas of negotiation included the equity value of IonQ, the forfeiture and/or re-vesting of Sponsor equity, the size of the PIPE Investment and the amount of the “minimum cash” condition to the obligations of IonQ to consummate the Business Combination.

On December 8, 2020, following discussions with its financial advisors and its legal counsel, Cooley LLP, IonQ sent a revised draft of the letter of intent to dMY, which reflected the inclusion of a potential additional “earn out” increase to the consideration payable to IonQ’s stockholders if the stock price of the Combined Company exceeded certain targets, provisions with respect to the forfeiture and vesting of Sponsor equity and a minimum cash condition of $300 million. The revised letter of intent also included a proposal for the board of directors of the Combined Company that would include one or two designees of the Sponsor, a more detailed summary of the terms of the proposed acquisition agreement, including, among other things, that the transaction would be effected a non-recourse basis without the survival of any representations or warranties or any post-closing indemnification or adjustments.

On December 9, 2020, dMY sent a revised draft of the letter of intent to IonQ, which provided for, among other things, an increase in the equity valuation of IonQ to $1.275 billion, acceptance of the proposed non-recourse construct for the acquisition agreement, the deletion of the “earn out” and the provisions with respect to the forfeiture and vesting of Sponsor equity and a minimum cash condition of $225 million.

On December 10, 2020, IonQ sent a revised draft of the letter of intent to dMY which reflected, among other things, a revised position with respect to the vesting of Sponsor equity.

On December 10, 2020, dMY held a special meeting of the Board via teleconference. Mr. de Masi summarized for the Independent Directors the negotiations and iterations that had occurred, including with respect to the valuation of IonQ, the treatment of the Sponsor shares and warrants, the minimum cash condition for closing, the proposed size of the PIPE Investment, the composition of the board of directors of the Combined Company, and the exclusivity period under the letter of intent.

At the December 10, 2020 meeting, Mr. de Masi also outlined a number of potential alternative targets in areas including fintech and marketplaces. Mr. You, the chairman of the Board, discussed the macro environment and dMY’s unique ability to potentially bring strategic PIPE Investors into the transaction to support long-term shareholder momentum. The Board discussed the potential strategic benefits of being the world’s first public company in a certain category, which had been a successful approach for other SPAC business combinations based on the Board’s review of publicly announced SPAC transactions over the preceding 18 months. The Board agreed to proceed with exploring a business combination with IonQ, and that the opportunity justified entering into mutual exclusivity between dMY and IonQ for 75 days. A vote was held and the Board authorized the exclusivity period and the entry into the letter of intent with IonQ. The Board also authorized Mr. You to enter into an engagement letter with a financial advisor with respect to the potential transaction with IonQ.

On December 11, 2020, dMY and IonQ entered into the letter of intent.

From December 11, 2020 until the signing of the Merger Agreement on March 7, 2021, dMY management reported regularly to the Board on the status of its due diligence investigation with respect to IonQ and its negotiation of the Merger Agreement and the PIPE Investment.

On December 18, 2020, representatives of dMY and Cleary were granted access to the online data room set up by IonQ for the proposed transaction. On December 23, 2020, Cleary sent an initial legal due diligence request list to Cooley. From December 18, 2020, through the signing of the Merger Agreement, dMY and its legal advisors at Cleary and at Wolf, Greenfield & Sacks, P.C. (which was engaged to conduct legal due diligence with respect to IonQ’s patent portfolio) conducted a legal diligence review of materials provided in the online data room, and requested further diligence information through written requests and during telephone calls among certain members of IonQ’s management and its legal and financial advisors and representatives of dMY.

On December 21, 2020, dMY engaged Goldman Sachs to serve as co-placement agent for the PIPE Investment. Goldman Sachs will receive fees and expense reimbursements in connection therewith. Goldman Sachs has also provided the Board with a disclosure letter describing the various roles that Goldman Sachs has served in with IonQ and any other material relationships that Goldman Sachs has with the IonQ. dMY considered another potential financial advisor, but ultimately decided to engage Goldman Sachs due to its familiarity with dMY and its experience in past transactions that the Board considered relevant to the potential transaction with IonQ.

On January 4, 2021, Cleary provided an initial draft of the Merger Agreement to Cooley.

On January 5, 2021, representatives of dMY and IonQ had a telephone call to discuss the PIPE investment, including potential investors and a proposed investor presentation. Morgan Stanley and Goldman Sachs personnel were on the call.

From January 5, 2021 through March 5, 2021, IonQ and dMY held check-in calls to discuss the timeline and the Subscription Agreements. From January 5, 2021 to January 28, 2021 dMY and IonQ rehearsed their private placement presentation and revised the presentation.

On January 14, 2021, Cleary and Cooley held a conference call to discuss the subscription document.

From January 14, 2021 through March 5, 2021, dMY’s advisors engaged in calls and correspondence with potential strategic investors in the PIPE Investment and their respective counsel. During this period, dMY and IonQ discussed the terms of such strategic investors’ investment in the PIPE Investment and negotiated the terms of the subscription agreements of such investors. The terms of such strategic investors’ subscription agreements were finalized on March 5, 2021. A principal issue for the subscription agreements for strategic investors was the inclusion of lock-up provisions.

On January 21, 2021, dMY engaged Morgan Stanley to serve as co-placement agent for the PIPE Investment. Morgan Stanley will receive fees and expense reimbursements in connection therewith. In addition, dMY and IonQ each signed a consent letter with Morgan Stanley acknowledging Morgan Stanley’s roles as financial advisor to IonQ in connection with the Business Combination and as co-placement agent to dMY in connection with the PIPE Investment and waiving any potential conflicts in connection with such dual roles. The consent letters and the fact of Morgan Stanley’s roles as financial advisor to IonQ in connection with the Business Combination and as co-placement agent to dMY in connection with the PIPE Investment were also reviewed and approved by the board of directors of each of IonQ and dMY.

On January 22, 2021, Cooley provided a revised draft of the Merger Agreement to Cleary.

On January 27, 2021, Cleary provided a revised draft of the Merger Agreement to Cooley.

On February 2, 2021, representatives of Cleary and Cooley held a conference call to discuss key issues in the Merger Agreement, including, among other things, adjustments to IonQ’s equity value to reflect IonQ’s cash and debt positions, the treatment of transaction expenses, and the treatment of IonQ’s warrants.

On February 5, 2021, Cooley sent a revised draft of the Merger Agreement to Cleary, along with a draft of the stockholder support agreement. Between February 5, 2021 and the signing of the Merger Agreement, dMY and

IonQ, and their representatives at Cleary and Cooley, respectively, exchanged and negotiated drafts of the stockholder support agreement.

On February 7, 2021, Cooley sent an email to Cleary containing requests for diligence information with respect to dMY. Cleary provided responses to the requests on behalf of dMY on February 23, 2021, and from February 23, 2021 until the signing of the Merger Agreement, Cleary provided further diligence information to Cooley in response to follow-up requests for additional information.

On February 8, 2021, dMY reached an agreement in principle with respect to the PIPE Investment with MSD Partners L.P. (“MSD”). The parties negotiated the subscription agreement from February 5, 2021 to February 8, 2021, which was later entered into on March 7, 2021.

On February 9, 2021, representatives of Cleary and Cooley held a telephone conference to discuss key issues in the Merger Agreement, including adjustments to IonQ’s equity value to reflect IonQ’s cash and debt positions, the treatment of transaction expenses, the dilutive effect of IonQ’s warrants, covenants relating to the preservation of IonQ’s intellectual property and IonQ’s consent rights with respect to the PIPE Investment.

On February 11, 2021, Cleary sent a revised draft of the Merger Agreement to Cooley, along with a draft of the sponsor support agreement. Between February 11, 2021 and the signing of the Merger Agreement, dMY and IonQ, and their representatives at Cleary and Cooley, respectively, exchanged and negotiated drafts of the sponsor support agreement.

On February 12, 2021, representatives of dMY held a telephonic meeting with representatives of IonQ to discuss the open issues on the Merger Agreement, including with respect to potential post-closing adjustments to the equity value and covenants relating to the preservation of IonQ’s intellectual property.

On February 14, 2021, Cleary sent a further revised draft of the Merger Agreement to Cooley reflecting dMY’s position following its discussions with IonQ on February 12.

On February 15, 2021 a draft subscription agreement for financial investors was made available in a virtual data room, together with the investor presentation, which included summary risk factors, and a roadshow video. Financial investors were given access to the virtual data room and provided comments to the subscription agreement from February 15, 2021 to March 6, 2021. The terms of such strategic investors’ subscription agreements were finalized on March 6, 2021 and dMY finalized and executed the subscription agreements from the financial investors on March 7, 2021.

On February 16, 2021, dMY finalized the private placement roadshow presentation for use with potential participants in the PIPE Investment. Private placement non-disclosure agreements were executed by certain participants and investors wall crossed. A data room was set up by dMY as well as a number of introductions made by IonQ to dMY for potential PIPE Investors.

On February 18, 2021, Cleary sent a draft form of the amended and restated registration rights agreement to Cooley. Between February 18, 2021 and the signing of the Merger Agreement, dMY and IonQ, and their representatives at Cleary and Cooley, respectively, exchanged and negotiated drafts of the form amended and restated registration rights agreement.

Also on February 18, 2021, dMY finalized its discussions with Hyundai Motor Company and Kia Motors Corporation (collectively “Hyundai”). The parties negotiated a subscription agreement and a collaboration framework agreement from February 2, 2021, to February 18, 2021. dMY and Hyundai signed the agreements on March 7, 2021.

On February 19, 2021, Cooley provided a revised draft of the Merger Agreement to Cleary.

On February 20, 2021, Cooley provided Cleary with a draft of IonQ’s confidential disclosure schedules with respect to the Merger Agreement to Cleary. Cooley and Cleary continued to exchange and discuss further comments to IonQ’s disclosure schedules through the time the Merger Agreement was executed.

On February 22, 2021, Cleary sent a revised draft of the Merger Agreement to Cooley.

On February 23, 2021, dMY finalized its discussions with Breakthrough Energy Ventures II, L.P. (“BEV”). The parties negotiated the agreement from February 4, 2021, to February 23, 2021. dMY and BEV signed the subscription agreement on March 7, 2021.

On February 24, 2021, dMY engaged Needham & Company LLC (“Needham”) as placement agent for certain potential investors (the “other investors”) in the PIPE Investment. On February 26, 2021, Needham distributed a draft of the Subscription Agreement to the other investors. dMY received the executed subscription agreements from the other investors from March 2 to March 7, 2021.

On February 25, 2021, representatives of Cleary and Cooley held a telephonic meeting to discuss the open issues in the Merger Agreement. Also on February 25, 2021, Cooley sent a revised draft of the Merger Agreement to Cleary. Between February 25, 2021 and the signing of the Merger Agreement, representatives of Cleary and Cooley exchanged several further drafts of the Merger Agreement and other ancillary agreements and held several telephone conferences to discuss the resolution of the remaining negotiation issues.

On March 4, 2021, Cleary provided Cooley with a draft of dMY’s confidential disclosure schedules with respect to the Merger Agreement. Cooley and Cleary continued to exchange and discuss further comments to dMY’s disclosure schedules through the time the Merger Agreement was executed.

On March 6, 2021, dMY reached an agreement in principle with Silver Lake Partners VI DE (AIV) L.P. (“Silver Lake”). The parties negotiated a subscription agreement from January 16, 2021, to March 6, 2021. dMY and Silver Lake signed the subscription agreement on March 7, 2021.

On March 7, 2021, IonQ and dMY agreed on final allocations of the private placement. The roadshow presentation was finalized and agreed to on March 7, 2021.

On the afternoon of March 7, 2021, the Board met with representatives of Goldman Sachs and Cleary to discuss developments with respect to the negotiations with IonQ and preparation of final transaction documentation. Representatives of Cleary provided a review of the Board’s fiduciary duties in connection with the proposed transaction with IonQ. Cleary also provided a summary of the Merger Agreement and other ancillary agreements, the current drafts of which had been provided to the Board in advance of the meeting. Representatives of Goldman Sachs reviewed with the Board a summary of the financial aspects of the proposed transaction with IonQ, including a discussion of IonQ’s growth potential, a discussion of investor feedback, and a review of the PIPE Investment. At this meeting, the Board unanimously (i) declared the advisability of the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement are in the best interests of the stockholders of dMY, (iii) determined that the Merger constitutes a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the dMY Stockholders approve the Merger and the other proposals set forth in this proxy statement/prospectus. The Board also concluded that the fair market value of IonQ was equal to at least 80% of the funds held in the trust account. In making this determination, the Board considered, among other things, the factors set forth below under “— Recommendation of dMY’s Board of Directors and Reasons for the Business Combination.”

Later in the evening of March 7, 2021, the parties executed the Merger Agreement and other documentation related thereto and the subscription agreements related to the PIPE Investment. See the section titled “The Merger Agreement and Related Agreements” beginning on page 118 of this proxy statement/prospectus for a discussion of the terms of the Merger Agreement. On the morning of March 8, 2021, before the U.S. stock markets opened, dMY and IonQ announced the execution of the Merger Agreement and the proposed Business Combination. The parties have continued and expect to continue regular discussions regarding the timing to consummate the Merger.

Recommendation of dMY’s Board of Directors and Reasons for the Business Combination

In reaching its unanimous resolutions (i) that the Merger Agreement and the Merger are fair to and in the best interests of dMY and its stockholders, (ii) to approve and adopt the Merger Agreement and the merger, the PIPE Investment, and the other transactions contemplated by the Merger Agreement and related documents and to declare their advisability, (iii) to approve the transactions, recommend the approval and adoption of the Merger Agreement and the merger by dMY’s stockholders, and (iv) direct that the Merger Agreement and the transactions contemplated thereby (including the merger) be submitted for consideration by dMY’s stockholders, the Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. Prior to reaching the decision to approve the Merger and the Merger Agreement, the Board consulted with our management, as well as with our legal and financial advisors.

In addition, before determining that the Merger was in the best interests of dMY and its stockholders, the Board reviewed various industry and financial data, including, but not limited to, IonQ’s existing business model, IonQ’s historical and projected financials, and reviewed the results of management’s due diligence review of IonQ which took place over a sixteen week period beginning on November 16, 2020 and continuing through the signing of the Merger Agreement on March 7, 2021, including extensive meetings and calls with IonQ’s management team regarding operations and projections, review of IonQ’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors as described above, and other legal due diligence with assistance from our legal counsel.

In approving the Business Combination, the Board determined obtaining a fairness opinion was not necessary. The officers and directors of dMY have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the technology sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. The equity valuation of IonQ was determined by dMY based on several qualitative factors (including the reasons for entering into the Merger Agreement discussed below) and quantitative factors (including dMY’s review of IonQ’s financial forecasts). dMY applied multiples ranging from 10.0x to 15.0x to IonQ’s projected revenues for 2026 (as set forth in “Certain Projected Financial Information”) to determine an implied range of indicative future enterprise values, which dMY then discounted back to December 2020 at a discount rate of 20% to obtain a range of indicative present valuations for IonQ. dMY determined its range of multiples in its reasonable judgment based on its experience and background, and selected a 20% discount rate based on, among other things, dMY’s familiarity with the expected weighted average cost of capital for a growth-stage company like IonQ. See the section titled “Management of dMY” for additional information regarding the experience of the board of directors and dMY management team.

The Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, dMY’s independent directors, Ms. Anderson, Ms. Luthi and Mr. Wert, took an active role in evaluating the proposed terms of the Business Combination, including the Merger Agreement and all related agreements and the amendments to the Current Charter to take effect upon the completion of the Business Combination. dMY’s independent directors evaluated and unanimously approved, as members of the Board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Board considered a number of reasons pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including the following positive factors, although not weighted or in any order of significance:

•	Industry Leadership of IonQ’s Technology. The Board noted that IonQ is poised to become an industry leader in quantum computing, which has the potential to be revolutionary in a variety of fields,

including machine learning, solar energy production, finance, electric vehicles, material science, aerospace, logistics and drug discovery. The Board also noted that IonQ’s technology has significant advantages over existing competitors and that these advantages are expected to allow IonQ’s technology to outperform the competition in the quantum computing sector in the future. The Board noted IonQ’s market position and its technology solutions, which the Board believes position IonQ for future growth and profitability.

•

IonQ’s Intellectual Property Portfolio and Barriers to Entry. IonQ’s complex technology is protected by an extensive portfolio of owned and exclusively licensed patents, which, together with the IonQ team’s track record, technical acumen, and existing efforts to commercialize quantum computing presents significant barriers to entry by potential competitors seeking to utilize IonQ’s ion trap technology in quantum computation applications.

•

IonQ’s Cloud Computing Advantage. The Board considered IonQ’s advantages in the field of quantum computation as a service, including its partnerships with Amazon Web Services and Microsoft Azure, as well as its development of the IonQ Quantum Cloud platform.

•	Demand from PIPE Participants. Significant demand from both strategic and financial PIPE Investors supported dMY’s investment thesis.

•

Business and Financial Condition and Prospects. The Board and our management had knowledge of, and were familiar with, IonQ’s business, financial condition, results of operations and future growth prospects. The Board considered IonQ’s modest cloud revenue stream, large and rapidly growing total addressable market, capital expenditures and strong leadership position with its track record of innovation. The Board also discussed IonQ’s current prospects for growth in executing upon and achieving IonQ’s business plan, and noted its innovative technology, its unique market position, opportunities for sustained growth and commercialization of its technology.

•

Visionary and Pioneering Management Team. The Board considered the fact that the Combined Company will be led by Peter Chapman, Jungsang Kim and Chris Monroe, who have displayed pioneering and visionary leadership, a strong track record of innovation and who have deep experience in the technology industry. Dr. Kim and Dr. Monroe are each individually among the most cited physicists in the quantum computing space over the past two decades.

•

Significant potential benefits to transition to a public company. Transitioning to a public company provides significant benefits for IonQ, including additional access to capital as IonQ continues to scale its business and provides brand awareness associated with being a public company.

•

Other Alternatives. The Board believes, after a thorough review of other business combination opportunities reasonably available to dMY, that the proposed Business Combination represents the best potential initial business combination for dMY based upon the process utilized to evaluate and assess other potential acquisition targets.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

•	Ownership Interest. The fact that dMY’s existing public stockholders will hold a minority share position in the Combined Company.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of dMY. The risks and costs to dMY if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in dMY being unable to effect an initial business combination by November 17, 2022 and force dMY to liquidate and the Public Warrants to expire worthless.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits dMY from soliciting other initial business combination proposals, which restricts dMY’s ability to consider other potential initial business combinations prior to the Closing or the termination of the Merger Agreement.

•

Stockholder Vote and Redemption. The risk that dMY’s stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the special meeting or exercise their redemption rights.

•

Diversion of Management Attention. The potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effects on IonQ’s business.

•

PIPE Investment. The risk that dMY does not obtain the proceeds of the PIPE Investment resulting in dMY being unable to retain sufficient cash in the Trust Account to meet the requirements of the Merger Agreement.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within dMY’s control, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and closing of the PIPE Investment in an amount not less than $332.64 million.

•	No Third-Party Valuation or Fairness Opinion. The risk that dMY did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of dMY, the business of IonQ and ownership of the Combined Company’s shares described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the Board also considered:

•

Interests of Certain Persons. Some of our officers and directors may have interests in the Business Combinations as individuals that are in addition to, and that may be different from, the interests of dMY stockholders (see “The Business Combination-Interests of Certain Persons in the Business Combination-Interests of dMY’s Initial Stockholders and dMY’s Other Current Officers and Directors”). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the Business Combination.

The Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Merger Agreement and the Merger are fair to and in the best interests of dMY and its stockholders. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Business Combination and related transactions and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Board based its recommendation on the totality of the information presented to and considered by it. The Board evaluated the reasons described above with the assistance of dMY’s legal and financial advisors. In considering the factors described above and any other factors, individual members of the Board may have viewed factors differently or given different weights to other or different factors.

This explanation of dMY’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 39 of this proxy statement/prospectus and “Risk Factors” beginning on page 41 of this proxy statement/prospectus.

After careful consideration, the Board unanimously (i) declared the advisability of the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger, the PIPE Investment and the other transactions contemplated by the Merger Agreement are in the best interests of the stockholders of dMY, (iii) determined that the Merger constitutes a “Business Combination” as such term is defined in the Current Charter and (iv) resolved to recommend that the dMY Stockholders approve the Merger and the other proposals set forth in this proxy statement/prospectus.

Certain Projected Financial Information

dMY and IonQ do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with the Board’s evaluation of the Merger, IonQ management provided to dMY non-public, internal financial forecasts regarding IonQ’s anticipated future operations for fiscal 2021 through fiscal 2026. dMY has included summary information from such financial forecasts in the tables below to give its stockholders access to certain previously non-public information because such information was considered by the Board for purposes of evaluating the Merger. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Merger.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP. Neither dMY’s independent registered public accounting firm nor the independent registered public accounting firm of IonQ has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of IonQ included elsewhere in this proxy statement/prospectus relates to the historical financial information of IonQ. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

IonQ’s projected financial information reflects numerous estimates and assumptions made by IonQ with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to IonQ’s business, all of which are difficult to predict and many of which are beyond IonQ’s control, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. In developing the projected financial information, numerous material assumptions were made, in addition to the assumptions described above, with respect to IonQ’s business for the periods covered by the projections, including:

•

the IonQ systems are developed in accordance with the IonQ manufacturing timeline and product roadmap including, without limitation, with respect to the number of qubits per system, the gate fidelity of these qubits, the price of each system, and each system’s utilization percentage;

•

IonQ estimated that IonQ will achieve 22 algorithmic qubits in 2021, 25 algorithmic qubits in 2022, 29 algorithmic qubits in 2023, 35 algorithmic qubits in 2024, 64 algorithmic qubits in 2025, 256 algorithmic qubits in 2026, 384 algorithmic qubits in 2027, and 1024 algorithmic qubits in 2028;

•

all available computing time on the IonQ system is allocated to customers to meet demand for development and application compute hours, and such compute time is accompanied by professional service hours dedicated to helping customers craft and run their quantum algorithms;

•

system utilization percentage, which incorporates both the hours that a system is available for commercial usage and the proportion of that time allocated to customers, grows from 35% in 2021 to approximately 70% in 2026;

•

system prime usage years, a proxy for how long a system will remain commercially competitive in the rapidly evolving quantum computing market, was anticipated to be 1.5 years for systems developed in 2021 and grows to 3 years for systems developed in 2026;

•	revenue channels are developed consistent with expected demand for quantum computing and pricing reflects such expected demand;

•	hourly pricing per algorithmic qubit was estimated as $100 per algorithmic qubit per hour in 2021 and progressively decreased to $30 per algorithmic qubit per hour in 2026;

•

IonQ revenue during the relevant period is composed of prepayments and bookings as well as recognized revenue from contracts, the ultimate revenue recognition pursuant to GAAP will be determined based on the terms and conditions of the contracts executed;

•	the costs of goods sold includes depreciation and other relevant operating costs;

•	IonQ systems are depreciated over their prime usage years; and

•	the full expected amount of proceeds from the Business Combination are available to the Combined Company for the development of the IonQ systems.

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of us or IonQ or that actual results will not differ materially from those presented in the prospective financial information. Our estimates are based on assumptions regarding technological developments, including the number of algorithmic qubits, that are highly theoretical and may not be achievable within the presented timeframes or at all. If we are able to achieve the technological developments underpinning our projections faster than the timeframes described above, it may make some of our other assumptions, including system prime usage, less likely to be achieved because of the rapid pace of development (and the resulting obsolescence of older systems). Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Neither dMY, IonQ nor any of their respective representatives or advisers makes any representation to any person with regard to the ultimate performance of dMY, IonQ or the Combined Company.

The financial forecast information regarding IonQ’s anticipated future operations for fiscal year 2021 through fiscal 2026 is as follows:

Financial Forecast

$M	2021E	2022E	2023E	2024E	2025E	2026E
Systems Online (Year End) (1)	1	1	2	7	17	33
Revenue (2)	5	15	34	60	237	522
(-) Costs of Goods Sold (3)	(2)	(5)	(6)	(9)	(27)	(75)

Gross Profit	2	10	27	51	210	447

(-) Operating Expenses	(45)	(69)	(94)	(123)	(167)	(234)
Depreciation (3, 4)	1	2	2	4	18	60

EBITDA	(42)	(56)	(63)	(67)	61	272

(-) ITDA	(1)	(2)	(2)	(4)	(35)	(128)

Net (Loss) Income	(43)	(58)	(66)	(71)	26	144

Net (Loss) Income	(43)	(58)	(66)	(71)	26	144
Depreciation	1	2	2	4	18	60
(-) Capital Expenses(5)	(1)	(3)	(4)	(16)	(85)	(250)

Free Cash Flow	(43)	(59)	(68)	(84)	(40)	(45)

(1)

Systems online subject to change based on IonQ manufacturing timeframes. Figures shown reflect expected systems online at year end, but are not necessarily representative of total number of systems online during the year. For purposes of this forecast, only new systems manufactured in 2021 or later are considered; existing IonQ systems as of 12/31/2020 are not included in “Systems Online” or “Depreciation.”

(2)

Revenue channels still being defined; ultimate revenue recognition pursuant to GAAP to be determined based on the terms and conditions of the contracts executed. For purposes of this forecast, “Revenue” includes prepayments and bookings as well as recognized revenue from contracts.

(3)

Costs of Goods Sold includes depreciation for commercial systems. Depreciation is added back in to calculate EBITDA, which is a non-GAAP measure. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

(4)	Depreciation is assumed for commercial systems over their prime usage years. Systems may retain commercial value for IonQ after prime usage years.
(5)	For purposes of this forecast, capital expenditures only include costs associated with building new quantum computer systems.

Satisfaction of 80% Test

The NYSE rules require that dMY’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any fee payable pursuant to a Business Combination Marketing Agreement held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. It is also a requirement under dMY’s existing charter that dMY’s initial business combination must occur with one or more target businesses that have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount). Based on the financial analysis of IonQ generally used to approve the transaction, dMY’s board of directors determined that this requirement was met. dMY’s board of directors determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of dMY and its shareholders and appropriately reflected IonQ’s value. In reaching this determination, dMY’s board of directors concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, industry relationships, and technical skills, as well as quantitative factors such as IonQ’s potential for future revenue. dMY’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of IonQ met this requirement.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the board of directors of dMY to vote in favor of approval of the Transaction Proposal, the Charter Proposals, the NYSE Proposal, the Incentive Plan Proposal and the ESPP Proposal, stockholders should keep in mind that certain members of the board of directors and executive officers of dMY and the Initial Stockholders, including their directors and executive officers, have interests in such proposals that are different from, or in addition to, those of dMY stockholders generally. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of approximately $8.0 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock and that such Private Warrants will expire worthless if a business combination is not consummated by November 17, 2022. The Private Warrants would have had an aggregate market value of $             based upon the closing price of $             per Public Warrant on the NYSE on             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on the shares underlying the Private Warrants;

•

the fact that the Sponsor paid an aggregate of $25,000 for the Founder Shares, and upon the completion of the Business Combination, the Founder Shares will convert into Class A common stock at a conversion rate that entitles the Sponsor to own, in the aggregate, [3.65]% of the common stock of the Combined Company after giving effect to the Business Combination. As a result, our Sponsor ultimately expects to receive 7,425,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $             , based upon the closing price of $             per public share on the NYSE on             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, resulting in a theoretical gain of $             , but, given the lock-up restrictions on such shares, we believe such shares have less value. If the Business Combination is not consummated, our Sponsor will lose any theoretical gain on its shares;

•

the fact that each of our independent directors currently holds 25,000 Founder Shares and expects to receive 25,000 shares of common stock of the Combined Company in connection with the conversion of the Founder Shares as part of the Business Combination. The 75,000 shares of common stock of the Combined Company expected to be owned by our independent directors would have had an aggregate market value of $             based upon the closing price of $             per public share on the NYSE on             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus;;

•

the continued right of the Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance following the closing of the Business Combination;

•

the fact that the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants) are entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination;

•	the fact that at the consummation of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees;

•

concurrently with the execution and delivery of the Merger Agreement, we have entered into the Sponsor Support Agreement with the Insiders, the Sponsor and IonQ, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares of Class B Stock in favor of the proposals listed herein and (ii) certain restrictions on certain of their shares of Class B Stock. Under the Sponsor Support Agreement, that the Sponsor and each of the Insiders agrees that, effective upon the closing of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the closing of the Business Combination, will be unvested and will be subject to certain vesting and forfeiture provisions (as described further in the section titled “Related Agreements-Sponsor Support Agreement”);

•

the fact that at the closing of the Business Combination, we will enter into the Registration Rights Agreement with the Registration Rights Holders (in which certain members of our Board and affiliates are included), which provides for registration rights to Registration Rights Holders and their permitted transferees (as described further in the section titled “Related Agreements-Amended and Restated Registration Rights Agreement”);

•

concurrently with the execution and delivery of the Merger Agreement, we have entered into the Lock-Up Agreement, pursuant to which the Insiders and the Sponsor have agreed to restrictions on their ability to transfer their shares of common stock for a period beginning on the closing date and ending on the earlier of (i) the date that is 365 days after closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing that results in all of the public stockholders of dMY having the right to exchange their shares of common stock for cash securities or other property, or (iii) the day after the date on which the closing price of dMY’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing (as described further in the section titled “Related Agreements-Lock-Up Agreement”);

•

the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other stockholders experience a negative rate of return in the post-business combination company;

•

the fact that the Sponsor, officers and directors will lose their entire investment of $7,525,000 in us and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by November 17, 2022;

•	the fact that the Sponsor and members of our current Board and management would hold the following number of shares in the Combined Company at the closing of the Business Combination:

Name of Person/Entity	Shares of Class A Stock(1)	Value of Class A Stock(3)
dMY Sponsor III, LLC (the Sponsor)(2)	7,425,000	$74,250,000
Harry L. You(2)	7,425,000	$74,250,000
Niccolo de Masi(2)	—	—
Darla Anderson(2)	25,000	$250,000
Francesca Luthi(2)	25,000	$250,000
Charles E. Wert(2)	25,000	$250,000

(1)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment. Share amounts are subject to the full vesting of the Vesting Shares.

(2)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(3)	Assumes a value of $10.00 per share, the deemed value of the Class A Stock in the Business Combination.

•

and that, the holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of working capital loans, if any, (and any shares of Class A Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of working capital loans) are currently entitled to registration rights pursuant to our existing registration rights agreement, to require us to register a sale of any of our securities held by them prior to the consummation of our initial business combination.

In addition, IonQ’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of dMY’s stockholders and IonQ’s stockholders generally. These interests include, among other things, the interests listed below. The IonQ’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement, the Business Combination and related transactions.

•

As of March 7, 2021, IonQ’s named executive officers and directors and such directors affiliated funds beneficially owned, in the aggregate, approximately 47.2% of the shares of IonQ capital stock. Certain IonQ officers and directors, and their affiliates, have also entered into support agreements in connection with the Business Combination. For a more detailed discussion of the support agreements, please see the section titled “The Merger Agreement and Related Agreements —Related Agreements—IonQ Stockholder Support Agreement.”

•

As of March 7, 2021, IonQ’s executive officers and directors collectively owned IonQ Stock Options to purchase a total of 3,571,465 shares of IonQ common stock. Of such IonQ Stock Options, 785,933 will be vested within 60 days of March 7, 2021 and 2,785,532 will remain unvested through such date. Due to early exercise features of certain IonQ Stock Options, 885,933 shares subject to such IonQ Stock Options will be exercisable within 60 days of March 7, 2021, of which 100,000 shares will remain unvested through such date. All outstanding and unexercised IonQ Stock Options to purchase shares of IonQ common stock will be converted into and become an option to purchase Combined Company common stock at the effective time.

The Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote. Unlike many other blank check companies in which the Initial Stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Transaction Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Initial Stockholders, the existing stockholders of IonQ or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of dMY’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Stockholders, the existing stockholders of IonQ or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. dMY will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of dMY’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of dMY and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, dMY’s officers have interests in the Business Combination that may conflict with your interests as a stockholder.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs was engaged by dMY to act as financial advisor to dMY in connection with the Business Combination and will receive compensation in connection therewith. In addition, Goldman Sachs and Needham were underwriters on the dMY IPO. Morgan Stanley was engaged by IonQ to act as financial advisor to IonQ in connection with the Business Combination and will receive compensation in connection therewith.

dMY also engaged Goldman Sachs to act as co-placement agent with Morgan Stanley and Needham on its $350 million PIPE Investment. Goldman Sachs, Morgan Stanley and Needham will receive fees and expense reimbursements in connection therewith. Goldman Sachs provided dMY with a disclosure letter describing the various roles that Goldman Sachs has serviced in with IonQ and any other material relationships Goldman has with IonQ. After carefully considering the potential benefits of engaging Morgan Stanley for both roles, dMY and IonQ each consented to Morgan Stanley’s roles as financial advisor to IonQ in connection with the Business Combination and as co-placement agent to dMY in connection with the PIPE Investment and waived any potential conflicts in connection with such dual roles.

In addition, Goldman Sachs and Morgan Stanley (together with their respective affiliates) are each full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, Goldman Sachs and its respective affiliates have provided various investment banking and other commercial dealings unrelated to the Business Combination or the PIPE Investment to dMY and its affiliates, and have received customary compensation in connection therewith. In addition, Goldman Sachs and Morgan Stanley and their respective affiliates may provide investment banking and other commercial dealings to dMY, IonQ and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs and Morgan Stanley and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of dMY or IonQ, or their respective affiliates. Goldman Sachs and Morgan Stanley and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Public Trading Markets

The Public Shares, Public Units and Public Warrants are currently listed on the NYSE under the symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. We intend to apply to continue the listing of the Combined Company’s Class A Stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the closing of the Business Combination.

MATERIAL TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations for (i) holders of shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed and (ii) holders of IonQ capital stock that are U.S. holders (as defined below). This discussion applies only to holders of Class A Stock and U.S. holders of IonQ capital stock that hold their stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of Class A Stock or IonQ capital stock, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding shares of Class A Stock or IonQ capital stock as part of a hedge, straddle, conversion or other integrated financial transaction, persons who acquired their IonQ capital stock through the exercise of an employee option or otherwise as compensation or through a tax-qualified retirement plan, entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein), any holders of Founder Shares, or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as estate or gift taxes, the Medicare tax on net investment income, or the alternative minimum tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of electing to have Class A Stock redeemed for cash in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Class A Stock or IonQ capital stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A “Non-U.S. holder” means any beneficial owner of shares of Class A Stock that is not a U.S. holder.

This discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax considerations discussed below.

U.S. Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

Redemption of Class A Stock

In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section titled “Special Meeting of the Stockholders of dMY—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder will be treated as described below under the section titled “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock,” and a non-U.S. holder will be treated as described under the section titled “Non- U.S. holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “U.S. holders— Taxation of Distributions,” and the tax consequences to a non-U.S. holder described below under the section titled “Non-U.S. holders—Taxation of Distributions.”

Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of any warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and the Class A Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, and the holder does not constructively own any other stock. The redemption of Class A Stock will be not essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section titled “U.S. holders—Taxation of Distributions,” and the tax effects to such non-U.S. holder will be as described below under the section titled “Non-U.S. holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in the warrants or possibly in other stock constructively owned by it.

A holder should consult its tax advisors as to the tax consequences of a redemption.

Allocation of Purchase Price between Class A Stock and Public Warrants

A holder of Class A Stock and Public Warrants purchased in the dMY IPO generally was required to allocate the issue price paid for Class A Stock and Public Warrants between the Class A Stock and Public Warrants based on the relative fair market value of each at the time of purchase. The price allocated to each Class A Stock and Public Warrant is the holder’s tax basis in such Class A Stock or Public Warrant, as the case may be. A holder’s purchase price allocation is not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with a U.S. holder’s allocation. Accordingly, each holder of Class A Stock is advised to consult such holder’s own tax adviser with respect to its basis in the Class A Stock.

U.S. Holders

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section titled “Redemption of Class A Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Class A Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Stock and will be treated as described below under the section titled “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.”

Provided certain holding period requirements are met, dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. holder’s shares and cause such corporate U.S. holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends received by a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate applicable to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. Each U.S. holder should consult their tax advisors as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale or other taxable disposition, as discussed above under the section titled “Redemption of Class A Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Class A Stock (shares of Class A Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Stock generally will equal the U.S. holder’s acquisition cost of the Class A Stock less any prior distributions paid to such U.S. holder with respect to its shares of Class A Stock treated as a return of capital.

Non-U.S. Holders

Taxation of Distributions. If our redemption of a non-U.S. holder’s shares of Class A Stock is treated as distribution, as discussed above under the section titled “Redemption of Class A Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8)). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Class A Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Stock, which will be treated as described below under the section titled “Non-U.S. holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock. If our redemption of a non-U.S. holder’s shares of Class A Stock is treated as a sale or other taxable disposition as discussed above under the section titled “Redemption of Class A Stock,” subject to the discussions of the Foreign Account Tax Compliance Act (“FATCA”) below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Class A Stock. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a non-U.S. holder’s Class A Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

FATCA Withholding Taxes. FATCA imposes withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8)). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Stock.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of Class A Stock. In addition, certain U.S. holders may be subject to backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not United States persons for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid the application of such information reporting requirements and backup withholding tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations of the Business Combination to Holders of IonQ Capital Stock that are United States Persons

Qualification of the Business Combination for the Intended Tax Treatment

The Business Combination is structured in a manner intended to qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and the Merger Agreement provides that dMY and IonQ will report the Business Combination as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Further, dMY and IonQ have agreed to use reasonable best efforts to cause the Business Combination to so qualify (including, under certain circumstances, changing the structure of the Business Combination). Neither dMY nor IonQ has requested a ruling from the IRS in connection with the Business Combination, and it is not a condition to the completion of the Business Combination that either dMY or IonQ receives an opinion of counsel dated as of the closing date to the effect that the Business Combination will so qualify. The Business Combination will occur even if it does not so qualify, in which case it will be a fully taxable transaction.

In connection with the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part, Cleary Gottlieb Steen & Hamilton LLP, counsel to dMY, has issued an opinion to dMY, and Cooley LLP, counsel to IonQ, has issued an opinion to IonQ, that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. These opinions are not binding on the IRS or any court. Further, they are prospective, dependent on future events, and based on customary assumptions and representations from dMY, Merger Sub and IonQ, as well as certain covenants and undertakings by dMY, Merger Sub and IonQ (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinion described above may be affected and the tax consequences of the Business Combination could differ from those described in this proxy statement/prospectus.

Holders of IonQ capital stock should consult their own tax advisors with respect to the particular consequences to them of the Business Combination, including the applicability and effect of any U.S. federal, U.S. state or local or non-U.S. tax laws or any applicable tax treaty.

Tax Consequences if the Business Combination Qualifies for the Intended Tax Treatment

If the Business Combination qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the Business Combination to U.S. holders of IonQ capital stock generally will be as follows:

•	a U.S. holder of IonQ capital stock who exchanges IonQ capital stock for Class A Stock pursuant to the Business Combination generally will not recognize gain or loss;

•

a U.S. holder of IonQ capital stock generally will have an aggregate tax basis in the Class A Stock received in the Business Combination equal to the aggregate adjusted tax basis in the IonQ capital stock surrendered in the Business Combination; and

•

a U.S. holder of IonQ capital stock generally will have a holding period for the Class A Stock received in the Business Combination that includes the holding period of the IonQ capital stock surrendered in the Business Combination.

If a U.S. holder acquired different blocks of IonQ capital stock at different times or at different prices, the Class A Stock such holder receives will be allocated pro rata to each block of IonQ capital stock exchanged for such Class A Stock, and the basis and holding period of each block of Class A Stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of IonQ capital stock exchanged for such Class A Stock.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of IonQ Capital Stock if the Business Combination Does not Qualify for the Intended Tax Treatment

If the Business Combination fails to qualify for the Intended Tax Treatment, a U.S. holder of IonQ capital stock generally would recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Class A Stock and cash, if any, received by such holder in the Business Combination, and (ii) such holder’s tax basis in the IonQ capital stock surrendered. Gain or loss must be calculated separately for each block of IonQ capital stock exchanged by such U.S. holder if such blocks were acquired at different times or at different prices. Any gain or loss so recognized with respect to a particular block of IonQ capital stock generally would be long-term capital gain or loss if the U.S. holder’s holding period in such block of IonQ capital stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If the Business Combination fails to qualify for the Intended Tax Treatment, a U.S. holder’s aggregate tax basis in the Class A Stock received in the Business Combination would equal the fair market value of such shares at the time of the closing of the Business Combination, and the U.S. holder’s holding period in Class A Stock received in the Business Combination would begin on the day following the Business Combination.

Information Reporting and Backup Withholding

U.S. holders of IonQ capital stock that hold 1% or more (by vote or value) of the outstanding IonQ capital stock will be required to attach a statement to their federal income tax returns that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the fair market value of IonQ capital stock surrendered by the holder in the Business Combination and the holder’s tax basis in such stock, in both cases determined immediately prior to the Business Combination. U.S. holders that are subject to information reporting and do not provide (generally, on IRS Form W-9) appropriate information when requested may also be subject to backup withholding. Backup withholding is not an additional tax. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Merger Agreement, including the exhibits attached thereto, in its entirety for a more complete description of the terms and conditions of the Merger.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of dMY without considering the entirety of public disclosure about dMY as set forth in dMY’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this proxy statement/prospectus or in other public disclosures by dMY.

Business Combination with IonQ

On March 7, 2021, dMY entered into the Merger Agreement with Merger Sub and IonQ.

Pursuant to the Merger Agreement, at the effective time of the Merger, and in accordance with the DGCL, Merger Sub will merge with and into IonQ, with IonQ continuing as the Surviving Corporation. Upon the consummation of the Business Combination, dMY will change its name to “IonQ, Inc.” The certificate of incorporation substantially in the form set forth as Exhibit F to the Merger Agreement and the bylaws substantially in the form set forth as Exhibit G to the Merger Agreement will be the certificate of incorporation and bylaws of the Surviving Corporation. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

Closing and Effective Time of the Merger

Unless the parties otherwise mutually agree, the closing of the Merger will take place as promptly as practicable (and no later than the third business day) after the date on which all of the closing conditions have been satisfied or, if permissible, waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger) (such date, the “closing date”).

On the closing date, dMY and IonQ will effect the Merger by duly executing and filing a certificate of merger with the Secretary of State of the State of Delaware, and the Merger will become effective at the time the certificate of merger has been filed with, and accepted by, the Secretary of State of the State of Delaware, or such other time as agreed by dMY and IonQ in writing and specified in the filed certificate of merger.

Directors and Officers of dMY

Subject to the closing of the Merger, any limitation imposed under applicable laws and the listing requirements of the NYSE, on the closing date (i) the board of directors of the Combined Company will consist of seven (7) members as mutually agreed by dMY and IonQ, two (2) of whom will be Niccolo de Masi and Harry You, subject to such individuals satisfying the criteria to be independent for purposes of NYSE listing requirements, (ii) Mr. You will be a member of the Combined Company’s audit committee and (iii) Mr. de Masi will be a member of Class I of the board of directors and Mr. You will be a member of Class II of the board of directors.

Conversion of Shares

Immediately prior to and subject to the occurrence of the effective time, each share of Class B Stock that is issued and outstanding as of such time will automatically convert into one share of Class A Stock (the “dMY pre-closing conversion”) (subject to the vesting of the Sponsor Vesting Shares as described under “Certain Related Agreements – Sponsor Support Agreement” below).

Immediately prior to and subject to occurrence of the effective time, each outstanding share of IonQ preferred stock will automatically convert into shares of IonQ common stock, in accordance with the amended and restated certificate of incorporation of IonQ (the “IonQ pre-closing conversion”).

At the effective time, by virtue of the Merger and without any action on the part of dMY, Merger Sub, IonQ or the holders of any of IonQ’s securities:

•

each share of IonQ common stock and each share of IonQ preferred stock (on an as-converted to IonQ common stock basis) issued and outstanding immediately prior to the effective time, will be canceled and converted into the right to receive the Per Share IonQ Stock Consideration;

•

any shares of IonQ common or preferred stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•

each IonQ Warrant issued and outstanding immediately prior to the effective time will cease to represent a conditional right to purchase a number of shares of IonQ Series B-1 preferred stock and will be converted into a conditional right to purchase a number of shares of Class A Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of IonQ common stock issuable upon conversion of a share of IonQ Series B-1 preferred stock in the IonQ pre-closing conversion that such IonQ Warrant had the conditional right to purchase and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such IonQ Warrant immediately prior to the effective time divided by (B) the Exchange Ratio, on the same terms and be subject to the same conditions (including applicable vesting conditions) as set forth in the applicable warrant agreement and in the Merger Agreement;

•

each IonQ Stock Option issued and outstanding immediately prior to the effective time (each, a “Converted Stock Option”) will be assumed by dMY and converted into an option to purchase shares of Class A Stock on the same terms and conditions as were applicable to such Converted Stock Option immediately prior to the effective time, including applicable vesting conditions and exercisability terms, equal to the product (rounded down to the nearest whole number) of (a) the number of shares of IonQ common stock subject to such Converted Stock Option immediately prior to the effective time and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Converted Stock Option immediately prior to the effective time divided by (ii) the Exchange Ratio; and

•	each issued and outstanding share of common stock of Merger Sub will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

The “Exchange Ratio” means the quotient determined by dividing (i) the Aggregate Stock Consideration by (ii) IonQ’s Fully Diluted Share Amount.

Representations and Warranties

The Merger Agreement contains customary representations and warranties and covenants of IonQ, dMY and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

In the Merger Agreement, IonQ makes certain representations and warranties (with certain exceptions set forth in the IonQ disclosure letter delivered in connection with the Merger Agreement) relating to, among other things:

•	Organization; Authority; Enforceability

•	Noncontravention

•	Capitalization

•	Financial Statements; Internal Controls; No Undisclosed Liabilities

•	No Material Adverse Effect

•	Absence of Certain Developments

•	Real Property

•	Tax Matters

•	Contracts

•	Intellectual Property

•	Data Security and Data Privacy

•	Litigation

•	Brokerage

•	Labor Matters

•	Employee Benefit Plans

•	Insurance

•	Compliance with Laws; Permits

•	Title to Assets; No Bankruptcy

•	Anti-Corruption Compliance

•	Anti-Money Laundering Compliance

•	Affiliate Transactions

•	Compliance with Applicable Sanctions and Embargo Laws

•	Compliance with Applicable Environmental Laws

•	Inspections; dMY’s Representations

•	Other customary representations and warranties

In the Merger Agreement, dMY and Merger Sub make certain representations and warranties relating to, among other things:

•	Organization; Authority; Enforceability

•	Capitalization

•	Brokerage

•	Trust Account

•	dMY SEC Documents; Controls

•	Absence of Certain Developments

•	Litigation

•	Listing

•	Investment Company Status

•	Noncontravention

•	Business Activities

•	Tax Matters

•	Affiliate Transactions

•	Compliance with Laws

•	Employees

•	PIPE Investment

•	No Foreign Person

•	Inspections; IonQ’s Representations

•	Other customary representations and warranties

Conduct of Business Pending the Merger; Covenants

IonQ has agreed that, from the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, it will conduct its business in the ordinary course of business consistent with past practices and use commercially reasonable efforts to (A) maintain and preserve substantially intact its business organization as of the date of the Merger Agreement, and its relationships with customers, suppliers and others having material business dealings with IonQ and (B) keep available the services of IonQ’s executive officers.

In addition to the general covenants above, IonQ has agreed that, from the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, it will not, without the written consent of dMY (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise modify any of the IonQ amended and restated certificate of incorporation or the IonQ bylaws other than with respect to the IonQ pre-closing conversion;

•	make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•

sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any equity interests of IonQ or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating IonQ to issue, deliver or sell any equity interests of IonQ; provided, that the consent of dMY will not be required with respect to (1) the grant of any IonQ Stock Options to employees of IonQ in the ordinary course of business, (2) the exercise of any IonQ Stock Options or IonQ Warrants and (3) the issuance of shares of IonQ common stock pursuant to the terms of the IonQ preferred stock or any IonQ Stock Options or IonQ Warrants;

•

redeem, purchase or otherwise acquire any equity interests or other securities of IonQ, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

•	declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of IonQ;

•	adjust, split, combine or reclassify any of its equity interests or effect any other change in its capitalization, except with respect to the IonQ pre-closing conversion;

•

(A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, (B) make any advances or capital contributions to, or investments in, any person other than advances to IonQ’s directors, officers or employees in the ordinary course of business consistent with past practice, or (C) amend or modify in any material respect any indebtedness for borrowed money;

•	make, issue or forgive any loan to any person, other than advances to IonQ’s directors, officers or employees in the ordinary course of business;

•

commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (A) capital expenditures made in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) the capitalized portion of any labor and (C) any capital expenditures reasonably required in response to or related to the actual or anticipated effect on IonQ’s businesses of COVID-19 or any COVID-19 measures; provided, that, to the extent reasonably practicable, IonQ will notify dMY prior to taking any action pursuant to this clause (C) or, if such prior notice is not reasonably practicable, as promptly as reasonably practicable after taking such action;

•

enter into any amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material contract or lease or enter into any contract that if entered into prior to the date of the Merger Agreement would be a material contract or lease, in each case, other than (A) in the ordinary course of business consistent with past practice and (B) solely to the extent such amendment, termination or waiver would not materially and adversely impact IonQ;

•

other than inventory and other assets acquired in the ordinary course of business consistent with past practice, acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including equity interests, of another person, except, in each case, for acquisitions whose consideration in an aggregate amount is not greater than $1,000,000;

•

propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights (other than rights in intellectual property or technology) or material assets (other than intellectual property or technology) owned by, or leased or licensed to, IonQ, except for (x) permitted liens and (y) as required or contemplated by the Merger Agreement;

•

compromise, commence or settle any pending or threatened proceeding (w) involving payments (exclusive of attorney’s fees) by IonQ not covered by insurance in excess of $500,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against IonQ (y) which imposes any material restrictions on the operations of businesses of IonQ or (z) by the stockholders or any other person which relates to the transactions contemplated by the Merger Agreement;

•

except as required under applicable law or by the terms of any company employee benefit plan as in existence as of the date of the Merger Agreement, or as otherwise permitted pursuant to the Merger Agreement, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of IonQ, other than increases (including as part of the IonQ’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of IonQ other than executive officers and that do not exceed, in the aggregate, five percent (5%) of existing aggregate levels as of the date of the Merger Agreement for all current employees of IonQ other than executive officers of IonQ or five percent (5%) of existing base salary compensation as of the date of the Merger Agreement for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any company employee benefit plan, or any other plan, agreement or arrangement that would be a company employee benefit plan if in effect as of the date of the Merger Agreement, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any company employee benefit plan, (D) grant any new awards under any company employee benefit plan, (E) amend or modify any outstanding award under any company employee benefit plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of IonQ, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $300,000;

•

sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens (other than permitted liens) in or on, any material rights or assets (other than intellectual property or technology or, in each case, any rights therein) owned by, or leased or licensed to, IonQ other than inventory or products in the ordinary course of business consistent with past practice;

•

terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any lien (except for permitted liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any IonQ intellectual property, except for (A) non-exclusive licenses of IonQ owned intellectual property either granted to end users of IonQ products in the ordinary course of business consistent with past practice and (B) abandonment of such IonQ intellectual property that IonQ determines in its reasonable judgment, in the ordinary course of business consistent with past practice, is immaterial to IonQ;

•

disclose any trade secrets and any other confidential information of IonQ to any person other than to persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information ;

•

fail to maintain any insurance policies of IonQ (other than (A) substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to IonQ than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application);

•	enter into any new line of business outside of the business currently conducted by IonQ as of the date of the Merger Agreement;

•

enter into, renew or modify any transaction with certain of IonQ’s insiders and affiliates, other than entering into any additional support agreements with respect to the Merger and the transactions contemplated by the Merger Agreement;

•

except to the extent required by applicable Law, (A) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable Law), (B) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in the applicable section of the IonQ disclosure letter delivered in connection with the Merger Agreement (other than at the request of a taxing authority or in connection with an automatic extension of the time within which to file a tax return), (D) file any amended material tax return, (E) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (F) fail to pay any material amount of tax as it becomes due, (G) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (H) surrender any right to claim any refund of a material amount of taxes, or (I) take or agree to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment of the Merger and the related transactions; or

•	agree or commit to do any of the foregoing.

Each of dMY and Merger Sub have agreed that, from the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions, it will not, without the written consent of IonQ (which may not be unreasonably withheld, conditioned or delayed):

•

amend or otherwise modify the Trust Agreement (as defined in the Merger Agreement), that certain Private Placement Warrants Purchase Agreement, dated November 12, 2020, by and among the Sponsor and dMY, dMY’s amended and restated certificate of incorporation, dMY’s bylaws or the governing documents of Merger Sub, other than with respect to the dMY pre-closing conversion;

•	withdraw any funds from the Trust Account, other than as permitted by dMY’s amended and restated certificate of incorporation, dMY’s bylaws or the Trust Agreement;

•	make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•

except to the extent required by applicable law, (A) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (other than as required by applicable law), (B) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in the applicable section of dMY’s disclosure letter delivered in connection with the Merger Agreement (other than at the request of a taxing authority or in connection with an automatic extension of the time within which to file a tax return), (D) file any amended material tax return, (E) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (F) fail to pay any material amount of tax as it becomes due, (G) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (H) surrender any right to claim any refund of a material amount of taxes, or (I) take or agree to take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment of the Merger and the related transactions;

•

other than in connection with a redemption of dMY’s shares, the PIPE Investment or the dMY pre-closing conversion, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its equity interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating dMY or Sponsor to issue, deliver or sell any equity interests of dMY;

•	other than a redemption of dMY’s shares, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of dMY;

•	adjust, split, combine or reclassify any of its equity interests;

•

amend, modify or waive any of the terms or rights set forth in any Private Warrant or Public Warrant, including any amendment, modification or reduction of the exercise price of any Private Warrant or Public Warrant;

•

compromise, commence or settle any pending or threatened proceeding (w) involving payments (exclusive of attorney’s fees) by dMY not covered by insurance in excess of $2,000,000 or in excess of $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against dMY or (y) which imposes any material restrictions on the operations of businesses of dMY;

•	enter into, renew or modify any transaction with certain of dMY insiders and affiliates, except as otherwise expressly permitted under the Merger Agreement;

•	acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including equity interests, of another person;

•	form any subsidiary of dMY other than Merger Sub;

•

incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations, including any working capital loans (other than up to $250,000 of working capital loans which may be incurred during from the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms, and which will be sponsor transaction expenses that are paid in cash at the closing), (B) make any advances or capital contributions to, or investments in, any Person other than advances to dMY’s directors, officers or employees in the ordinary course of business consistent with past practice or (C) amend or modify in any material respect any indebtedness for borrowed money;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of dMY or Merger Sub;

•

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified in the applicable section of dMY’s disclosure letter delivered in connection with the Merger Agreement in a manner adverse to dMY or that would increase, add or supplement any Sponsor transaction expenses or enter into a contract or agreement that if entered into prior to the date of the Merger Agreement would require the payment of amounts that would constitute Sponsor transaction expenses other than any services providers engaged by dMY for printing and filing services with respect to the PIPE Investment or printing, mailing and solicitation services with respect to this proxy statement/prospectus and the registration statement; or

•	agree or commit to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the date of the Merger Agreement, dMY and IonQ have agreed to prepare this proxy statement/prospectus and dMY has agreed to use its reasonable best efforts to file this proxy statement/prospectus no later than ten business days after the delivery of certain audited financial statements set forth in the Merger Agreement. Each of dMY and IonQ has agreed to use their respective reasonable best efforts to cause this proxy statement/prospectus to be declared effective under the Securities Act as soon as reasonably practicable after filing. DMY will cause this proxy statement/prospectus to be mailed to its stockholders of record, as of the record date to be established by the dMY board, in compliance with the Merger Agreement, as promptly as practicable following this proxy statement/prospectus becoming declared effective under the Securities Act. dMY will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable law.

dMY Stockholder Meeting; Change in Recommendation

dMY has agreed, in accordance with applicable law, NYSE rules and is amended and restated certificate of incorporation and bylaws, to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders prior to or as soon as reasonably practicable after the date on which this proxy statement/prospectus is declared effective for the sole purpose of obtaining stockholder approval of the Required Proposals, which meeting will not be held more than thirty days after the date on which dMY mails this proxy statement/prospectus to its stockholders unless adjourned or postponed pursuant to the Merger Agreement or as otherwise agreed in writing between dMY, Merger Sub and IonQ. DMY has agreed to use its reasonable best efforts to solicit from its stockholders the approval of the proposals contained in this proxy statement/prospectus and take all other reasonable action necessary or advisable to obtain stockholder approval of the Required Proposals and to secure the vote or consent of its stockholders required by and in compliance with all applicable law and dMY’s amended and restated certificate of incorporation and dMY’s bylaws. dMY has also agreed (i) to include a statement that the Board has unanimously recommended that the stockholders vote in favor of the proposals in this proxy statement/prospectus and (ii) that neither the Board nor any committee thereof will change, withdraw, withhold, qualify or modify dMY’s recommendation (or publicly propose to do any of the foregoing) except as otherwise required by applicable law (including as required by the fiduciary duties of the Board).

No Solicitation

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms:

•

IonQ will not, and will cause its controlled affiliates, subsidiaries and its and their representatives, officers, agents, affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person or group of persons other than dMY and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a competing transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a competing transaction; (iii) furnish (including through the data room) any information relating to IonQ or any of its assets or businesses, or afford access to the assets, business, properties, books or records of IonQ to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a competing transaction; (iv) approve, endorse or recommend any competing transaction; or (v) enter into a competing transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a competing transaction or publicly announce an intention to take any such actions.

•

dMY will not, and will cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any person or group of persons other than IonQ (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a dMY competing transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a dMY competing transaction; (iii) furnish (including through the data room) any non-public information relating to dMY or any of its assets or businesses, or afford access to the assets, business, properties, books or records of dMY to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a dMY competing transaction; (iv) approve, endorse or recommend any dMY competing transaction; or (v) enter into a dMY competing transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a dMY competing transaction or publicly announce an intention to take any such actions.

Each of dMY and IonQ also agreed that immediately following the execution of the Merger Agreement they would, and would cause their respective Related Parties to, cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement that is reasonably likely to give rise to or result in a competing transaction or a dMY competing transaction, as applicable.

As used in this section of the proxy statement/prospectus:

•

“competing transaction” means any potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the ordinary course of business consistent with past practice, and which could not reasonably be expected to impede, delay, interfere with or prevent the transactions contemplated under the Merger Agreement) or equity or debt securities of IonQ, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing that would result in a change of control of IonQ or a public offering of IonQ’s securities other than with dMY, the Sponsor and their respective affiliates and representatives or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations will not apply to and will not restrict the issuance of IonQ common stock pursuant to the exercise of equity securities which were outstanding as of the date of the Merger Agreement and described in the IonQ disclosure letter delivered in connection with the Merger Agreement; provided, further, that the foregoing clause will not restrict any holder of IonQ capital stock prior to the effective time, any entity (except for IonQ), or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) IonQ or (y) any assets or equity or debt securities of IonQ).

•

“dMY competing transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a business combination with or involving dMY and any person, other than IonQ; provided that, notwithstanding anything in the Merger Agreement to the contrary, “dMY competing transaction” will be deemed to exclude any transaction, arrangement, contract or understanding involving any person (other than dMY) that is an affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, contract or understanding does not (i) involve dMY or any assets (including, for this purpose, the Trust Account and the PIPE Investment) or equity interests or debt securities of dMY or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated under the Merger Agreement.

Stock Exchange Listing

From the date of the Merger Agreement until the earlier of the closing or the termination of the Merger Agreement in accordance with its terms, dMY has agreed to use reasonable best efforts to ensure dMY remains listed as a public company on, and for the Class A Stock and the Public Warrants to be listed on, the NYSE. Prior to the effective time, to the extent required by the rules and regulations of the NYSE, dMY will prepare and submit to the NYSE a notification form for the listing of the shares of Class A Stock to be issued in connection with the Merger and to cause such shares to be conditionally approved for listing, subject to official notice of issuance.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including, but not limited to, covenants related to:

•	prompt notification of certain matters

•	IonQ agreeing to use commercially reasonable efforts to take certain actions with respect to its intellectual property;

•	IonQ and dMY using commercially reasonable efforts to consummate the Business Combination;

•	confidentiality and publicity relating to the Business Combination;

•	IonQ and dMY providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	payment of expenses incurred in connection with transactions described herein;

•	IonQ’s delivery of certain financial statements;

•	indemnification and insurance with respect to IonQ’s directors and officers;

•

dMY agreeing to take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements;

•	dMY’s approval prior to the effectiveness of the registration statement of the establishment of an equity incentive plan and an employee stock purchase plan;

•	dMY using commercially reasonable efforts to enter into employment agreements with certain key employees of IonQ;

•	dMY keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•	dMY making appropriate arrangements for certain disbursements from the trust account;

•	agreements relating to the intended tax treatment of the Business Combination; and

•	cooperation regarding any filings required under the HSR Act.

Conditions to Closing

Mutual

IonQ’s, dMY’s and Merger Sub’s obligation to consummate the Business Combination is conditioned upon the satisfaction or, to the extent permitted by law, written waiver, of each of the following conditions as of the closing date:

•	expiration or termination of the applicable waiting period under the HSR Act and any other required regulatory approvals having been obtained;

•

the absence of any applicable law in effect that makes the consummation of the transactions contemplated by the Merger Agreement illegal or any order in effect preventing the consummation of the transactions contemplated by the Merger Agreement;

•	stockholder approval of the Required Proposals having been obtained;

•	the approval of the Merger Agreement and the other transactions contemplated thereby by the stockholders of IonQ having been obtained;

•

the effectiveness of the registration statement in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC remaining in effect with respect to the registration statement and no proceeding seeking such a stop order having been threatened or initiated by the SEC remaining pending;

•

dMY having at least $5,000,001 of net tangible assets immediately after giving effect to the transactions contemplated by the Merger Agreement, including the PIPE Investment and the redemption of any Class A Stock;

•

receipt of conditional approval for listing upon the closing, subject only to official notice of issuance, on the New York Stock Exchange the shares of Class A Stock to be issued in connection with the Merger; and

•	consummation of the PIPE Investment prior to or substantially concurrently with the closing in an amount not less than $332.64 million.

IonQ’s Conditions to Closing

The obligation of IonQ to consummate the Business Combination, in addition to the conditions described above, are conditioned upon, among other things the satisfaction or written waiver, of each of the following conditions at or prior to the closing date:

•

each of the representations and warranties of dMY (other than the dMY Fundamental Representations (as defined in the Merger Agreement)) under the Merger Agreement, in each case, without giving effect to any materiality, dMY material adverse effect or other similar qualifiers contained therein, being true and correct as of the closing date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties being true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a dMY material adverse effect;

•

each of the dMY Fundamental Representations, in each case, without giving effect to any materiality, dMY material adverse effect or similar qualifiers contained therein, being true and correct in all material respects as of the closing date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties being true and correct in all material respects as of such date);

•	dMY having performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by dMY on or prior to the closing date;

•	dMY having delivered to IonQ, a duly executed certificate from an authorized officer of dMY, dated as of the closing date, certifying that the conditions listed above have been satisfied;

•	the Available Cash being not less than $225.0 million.

DMY’s Conditions to Closing

The obligations of dMY to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the “Mutual” subsection of this section, are conditioned upon the satisfaction or written waiver of each of the following conditions at or prior to the closing date:

•

each of the representations and warranties of IonQ (other than certain IonQ Fundamental Representations (as defined in the Merger Agreement)) under the Merger Agreement, in each case, without giving effect to any materiality, material adverse effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’ (as defined in the Merger Agreement)), being true and correct as of the closing date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties being true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect;

•

the representations and warranties of IonQ contained in the section of the Merger Agreement titled “No Material Adverse Effect” being true and correct in all respects as of the closing date as though made on and as of such date;

•

each of the IonQ Fundamental Representations, other than the representations and warranties of IonQ contained in the section of the Merger Agreement titled “Capitalization,” in each case, without giving effect to any materiality, material adverse effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), being true and correct in all material respects as of the closing date as though made on and as of such date (or if such representations and warranties relate to a specific Date, such representations and warranties being true and correct in all material respects as of such date);

•

the representations and warranties of IonQ contained in the section of the Merger Agreement titled “Capitalization” being true and correct in all respects as of the closing date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties being true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to IonQ, dMY or Merger Sub (other than as a result of the IonQ pre-closing conversion or the exercise of outstanding IonQ Stock Options or IonQ Warrants as of the date of the Merger Agreement, in each case, in accordance with the terms of IonQ’s certificate of incorporation, its 2015 Equity Incentive Plan or the IonQ Warrants, as applicable, in effect as of the date of the Merger Agreement);

•	IonQ having performed or complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by IonQ on or prior to the closing date;

•	since the date of the Merger Agreement, no material adverse effect having occurred and being continuing; and

•	IonQ having delivered to dMY, a certificate duly executed by an authorized officer of IonQ, dated as of the closing date, certifying that the conditions listed above have been satisfied.

As used in the Merger Agreement:

•

“material adverse effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of IonQ, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a material adverse effect, or will be considered in determining whether a material adverse effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which IonQ operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the negotiation and execution of the Merger Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of the Merger Agreement; (iv) any failure of IonQ to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether a material adverse effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which IonQ conducts business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including cyberterrorism); (x) any consequences arising from any action by a party required by the Merger Agreement or any ancillary agreement entered into in connection with the Merger Agreement (other than IonQ’s compliance with certain interim operating covenants set forth in the Merger Agreement, except as a result of the failure of dMY to consent to an action following request for such consent by such party in accordance with the Merger Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by IonQ at the written request of dMY (except that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a material adverse effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on IonQ, taken as a whole, relative to other comparable entities operating in the industries and markets in which IonQ operates).

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the closing only as follows:

•	by the mutual written consent of IonQ and dMY;

•

by IonQ or dMY by written notice to the other party or parties if any applicable law is in effect making the consummation of the transactions illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Merger Agreement; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose breach of any representation, warranty, covenant or agreement of the Merger Agreement results in or causes such final, non-appealable order or other action;

•

by IonQ or dMY by written notice to the other party or parties if the consummation of the transactions under the Merger Agreement will not have occurred on or before December 7, 2021 (the “Outside Date”); provided, that this right to terminate the Merger Agreement will not be available to any party that has breached any of its representations, warranties, covenants or agreements under the Merger Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other transactions contemplated by the Merger Agreement to be consummated on or before such date;

•

by IonQ, if dMY breaches in any material respect any of its representations or warranties contained in the Merger Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to IonQ’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to dMY by IonQ, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and IonQ has not waived in writing such breach or failure; provided, however, that this right to terminate the Merger Agreement will not be available to IonQ if IonQ is then in breach of any IonQ representation, warranty, covenant or agreement contained in the Merger Agreement, which breach or failure to perform would render the conditions precedent to dMY’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied;

•

by dMY, if IonQ breaches in any material respect any of its representations or warranties contained in the Merger Agreement or IonQ breaches or fails to perform in any material respect any of its covenants contained in the Merger Agreement, which breach or failure to perform (i) would render any of the conditions precedent to dMY’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied , and (ii) if after the giving of written notice of such breach or failure to perform to IonQ, as applicable, by dMY, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after the receipt of such written notice and dMY has not waived in writing such breach or failure; provided, however, that this right to terminate the Merger Agreement will not be available to dMY if dMY is then in breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which breach or failure to perform would render the conditions precedent to IonQ’s obligations to consummate the transactions contemplated by the Merger Agreement not capable of being satisfied;

•

by dMY, if IonQ fails to deliver the approval of the Merger Agreement and the other transactions contemplated thereby by the IonQ stockholders in accordance with the Merger Agreement within three (3) Business Days following the date the registration statement has been declared effective by the SEC; or

•

by written notice from either IonQ or dMY to the other if stockholder approval of the Required Proposals is not obtained at the Special Meeting (subject to any adjournment or postponement thereof); provided, that this right to terminate the Merger Agreement will not be available to dMY if dMY has materially breached its covenants or agreements with respect to the obligation to hold the Special Meeting or with respect to exclusivity and such material breach is the primary cause of or has resulted in the failure of stockholder approval of the Required Proposals to be obtained.

Effect of Termination

In the event of termination pursuant to the provisions described above, the Merger Agreement will immediately become null and void, without any liability on the part of any party or any other person, and all rights and obligations of each party will cease, other than as set forth in the Merger Agreement and liability of any party arising out of or incurred as a result of such party’s Fraud (as defined in the Merger Agreement) or Willful Breach (as defined in the Merger Agreement) occurring prior to any termination of the Merger Agreement.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE

TRANSACTION PROPOSAL.

Related Agreements

This section describes material provisions of certain additional agreements entered into or to be entered into in connection with the transactions contemplated by the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Subscription Agreements

On March 7, 2021, concurrently with the execution of the Merger Agreement, dMY entered into the Subscription Agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 35,000,000 shares of Class A Stock for an aggregate purchase price equal to $350.0 million.

The Strategic Investors have agreed to be bound by lock-up provisions with respect to their subscribed shares. The lock-up periods for Strategic Investors vary between 6 and 18 months, subject to certain conditions, depending on the number of shares of Class A Stock subscribed for by each Strategic Investor and a number of other factors. Venture capital and other investors have agreed to be bound by lock-up provisions with respect to their subscribed shares for a period of six months, subject to the terms of their subscription agreements or, in the case of certain investors that were previously investors in dMY, the Lock-Up Agreement.

The Subscription Agreements for the PIPE Investors provide for certain registration rights. In particular, dMY is required to, prior to or at (or, with respect to certain strategic, venture capital and other investors, within 15 business days after) the consummation of the Business Combination, file a registration statement registering the resale of such shares. Additionally, dMY is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 30 calendar days following the filing date thereof, provided that the effectiveness deadline will be extended to 60 calendar day after the filing date if the SEC reviews and provides comments to the registration statement and (ii) the 5th business day after the date dMY is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, or on the consummation of the Business Combination, if later. dMY is required to use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) two years from the issuance of the subscribed shares, (ii) the date on which all of the subscribed shares have been sold or (iii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144.

The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the consummation of the Business Combination or are waived by the party entitled to grant such waiver and as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated; or (d) certain dates as specified in certain of the Subscription Agreements.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, dMY, IonQ, the Insiders and the Sponsor have entered into the Sponsor Support Agreement, pursuant to which the Insiders and the Sponsor have agreed to (i) vote all of their shares (and their permitted transferees will agree to vote all of their shares) of Class A Stock and Class B Stock, which shares represent 20% of the outstanding shares of Class A Stock on an as-converted basis, in favor of the proposals listed herein, (ii) not redeem any of the shares of Class A Stock owned by such holder in connection with the stockholder approvals contemplated hereby and (iii) certain restrictions on certain of their shares of Class B Stock.

Under the Sponsor Support Agreement, it was agreed by the Sponsor and each of the Insiders that, effective upon the consummation of the Business Combination, 10% of the Founder Shares (750,000 shares), which will be converted into shares of Class A Stock at the consummation of the Business Combination, shall be unvested and shall be subject to certain vesting and forfeiture provisions during the five year period following the closing, according to which:

•

one-third of the Vesting Shares beneficially owned by the Sponsor and each of the Insiders (250,000 shares) shall vest if at any time during the five year period following the closing, (x) the closing price of Class A Stock equals or exceeds $12.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $12.50 per share, on or before the date that is five years after the consummation of the Business Combination,

•

one-third of the Vesting Shares beneficially owned by Sponsor and each of the Insiders (250,000 shares) shall vest if at any time during the five year period following the closing, (x) the closing price of Class A Stock equals or exceeds $15.00 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $15.00 per share, on or before the date that is five years after the consummation of the Business Combination and

•

one-third of the Vesting Shares beneficially owned by Sponsor and each of the Insiders (250,000 shares) shall vest if at any time during the five year period following the closing, (x) the closing price of Class A Stock equals or exceeds $17.50 for any 20 Trading Days during any period of 30 consecutive Trading Days or (y) the Combined Company consummates a Subsequent Transaction which results in its stockholders having the right to exchange their shares for cash, securities or other property having a value of at least $17.50 per share, on or before the date that is five years after the consummation of the Business Combination.

Vesting Shares that remain unvested on the first business day after five years from the consummation of the Business Combination will be surrendered by the Insiders to the Combined Company without any consideration for such transfer.

IonQ Stockholder Support Agreement

On March 7, 2021, dMY, IonQ and certain IonQ stockholders, including holders affiliated with members of IonQ’s board of directors and beneficial owners of greater than 5% of IonQ’s capital stock, representing 54.88% of the voting power of IonQ’s then-outstanding shares of capital stock, entered into the IonQ Stockholder Support Agreement, whereby such IonQ stockholders agreed to, among other things, promptly (and in any event within three business days) following the SEC declaring effective this proxy statement/prospectus, vote or provide consent with respect to the securities of IonQ set forth in the IonQ Stockholder Support Agreement, in favor of the approval and adoption of the Merger Agreement and the transactions contemplated therein, including the IonQ pre-closing conversion. Additionally, such IonQ stockholders agreed, among other things, to not transfer any securities of IonQ set forth in the IonQ Stockholder Support Agreement from March 7, 2021 until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

Lock-Up Agreement

On March 7, 2021, dMY entered into a lock-up agreement restricting the transfer of its securities held by certain contracting parties immediately following the closing (the “Lock-Up Agreement”), with (i) the holders of dMY Class B Stock (the “Sponsor Holders”), (ii) the executive officers and members of the board of directors of IonQ (the “Management Holders”) and (iii) certain IonQ stockholders (the “Lock-up IonQ Holders”).

The parties to such Lock-Up Agreements agree not to, without the prior written consent of the Board, during the applicable lock-up period:

•

sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Class A Stock held by it immediately after closing (including Class A Stock acquired as part of the PIPE Investment or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Investment), any shares of Class A Stock issuable upon the exercise of options to purchase shares of Class A Stock held by it immediately after closing, or any securities convertible into or exercisable or exchangeable for Class A Stock held by it immediately after closing (the “Lock-up Shares”),

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or

•	publicly announce any intention to effect any transaction specified in the foregoing clauses.

In the case of the Sponsor Holders and the Management Holders, such restrictions begin at closing and end on the earlier of (i) the date that is 365 days after closing, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the closing that results in all of the public stockholders of dMY having the right to exchange their shares of common stock for cash securities or other property, or (iii) the day after the date on which the closing price of dMY’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (or at least 180 days after closing for the Management Holders).

In the case of the Lock-up IonQ Holders, such restrictions begin at the closing and end on the earlier of (i) the date that is 180 days after the closing or (ii) the date on which dMY completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of dMY’s stockholders having the right to exchange their shares for cash, securities or other property.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Merger, dMY and the Registration Rights Holders will enter into the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, dMY will agree that, prior to or upon the closing, it will file with the SEC a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and dMY will use reasonable best efforts to have such Resale Registration Statement declared effective as soon as practicable after the filing thereof. In certain circumstances, certain holders can demand up to two underwritten offerings in any 12 month period, and certain holders will be entitled to piggyback registration rights.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Merger Agreement, including the Business Combination, are not presently believed to be subject to any additional federal or state regulatory requirement or approval.

Competition and Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a Second Request, the waiting period with respect to the Business Combination will be extended for an additional period of 30 calendar days, which will begin on the date on which dMY and IonQ each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. Each of dMY and IonQ have filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Business Combination, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern time on April 19, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither dMY nor IonQ is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Stock Exchange Listings

The Public Shares, Public Units and Public Warrants are traded on the NYSE under the ticker symbols “DMYI,” “DMYI-UN” and “DMYI-WT,” respectively. We intend to apply to continue the listing of the Combined Company Common Stock and Public Warrants on the NYSE under the symbols “IONQ” and “IONQ WS,” respectively, upon the consummation of the Business Combination.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020. The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of dMY was derived from the unaudited financial statements of dMY as of and for the three months ended March 31, 2021, and the audited financial statements of dMY for the period from September 14, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of IonQ was derived from unaudited financial statements of IonQ as of and for the three months ended March 31, 2021, and the audited financial statements of IonQ for year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with dMY’s and IonQ’s audited financial statements and related notes and unaudited financial statements and related notes, the sections titled “dMY Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “IonQ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On March 7, 2021, dMY, the Merger Sub and IonQ entered into a Merger Agreement, which provides for, among other things, the Business Combination. Concurrently with the execution and delivery of the Merger Agreement, the PIPE Investors, entered into Subscription Agreements pursuant to which the PIPE Investors have committed to purchase 35,000,000 shares of dMY’s Class A Stock, at a purchase price per share of $10.00 and an aggregate purchase price of $350.0 million. The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the consummation of the Business Combination.

Pursuant to the Merger Agreement:

•

Existing IonQ stock (including holders of common stock, Series A preferred stock, Series B preferred stock, and Series B-1 preferred stock) issued and outstanding immediately prior to the Business Combination, shall be canceled and converted into the right to receive the number of shares of Class A Stock equal to the quotient determined by dividing (i) the Aggregate Stock Consideration by (ii) the IonQ Stock Adjusted Fully Diluted Shares (the “Exchange Ratio”).

•

Each IonQ Warrant issued and outstanding immediately prior to the Business Combination will cease to represent a conditional right to purchase a number of shares of IonQ Series B-1 preferred stock and shall be converted into a conditional right to purchase a number of shares of Class A Stock equal to the product of (a) the number of shares of IonQ Series B-1 preferred stock that such IonQ Warrant had the conditional right to purchase and (b) the Exchange Ratio subject to the same terms and conditions outlined in IonQ’s warrant agreement.

•

Each IonQ Stock Option issued and outstanding immediately prior to the Business Combination shall be assumed by dMY and converted into an option to purchase shares of Class A Stock equal to the product of (a) the number of shares of IonQ common stock subject to such IonQ stock option agreement immediately prior to the Business Combination and (b) the Exchange Ratio subject to the same terms and conditions as were applicable to such IonQ Stock Option immediately prior to the Business Combination, including applicable vesting conditions.

The Exchange Ratio is estimated to be approximately 4.13. The Exchange Ratio may vary based on the amount of net cash of IonQ, transaction costs and the diluted number of IonQ’s capital stock as of the Effective Date.

Vesting Shares

Effective upon the consummation of the Business Combination, 10% or 750,000 of dMY’s Sponsors and Insiders shares will be placed in an escrow (the “Vesting Shares”) and will be subject to forfeiture unless certain vesting requirements are met. 250,000 of the Vesting Shares will vest upon the occurrence of each of the following circumstances any time prior to the 5th anniversary of the consummation of the Business Combination:

•

The Class A Stock closing share price is greater than or equal to $12.50 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) over any 20 trading days within any 30-day trading period or the Combined Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of the Combined Company common stock for cash, securities, or other properties (“Subsequent Business Combination”) having a value of at least $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

•

The Class A Stock closing share price is greater than or equal to $15.00 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) over any 20 trading days within any 30-day trading period or the Combined Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in Subsequent Business Combination having a value of at least $15.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

•

The Class A Stock closing share price is greater than or equal to $17.50 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) over any 20 trading days within any 30-day trading period or the Combined Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in Subsequent Business Combination having a value of at least $17.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).

The Vesting Shares have been classified as permanent equity on the balance sheet.

Accounting for the Business Combination

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and IonQ will be treated as the accounting acquirer. This determination was primarily based on evaluation of the following facts and circumstances:

•

IonQ’s existing stockholders will have the majority of the voting interest in the combined entity under both the no and maximum redemption scenarios as described below with an approximate 64% and 75% voting interest, respectively;

•	The Combined Company’s board of directors will have seven board members consisting of two board members designated by dMY, four board members retained from the IonQ board, and one additional,

independent board member. The IonQ board members will control a majority of the governing body of the combined company.

•	IonQ’s senior management will comprise all of the senior management of the Combined Company;

•	IonQ operations will comprise the ongoing operations of the Combined Company.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which IonQ is issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of IonQ.

Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the historical pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). dMY has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined balance sheet as of March 31, 2021, was derived from the unaudited historical balance sheet of dMY as of March 31, 2021 and the unaudited historical balance sheet of IonQ as of March 31, 2021 and giving further effect to the Business Combination as if it had occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of dMY for the period of September 14, 2020 (inception) through December 31, 2020, and the historical statement of operations of IonQ for the year ended December 31, 2020 giving effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 combines the historical statement of operations of dMY for the three months March 31, 2021, and the historical statement of operations of IonQ for the three months ended March 31, 2021, giving effect to the Business Combination as if it had been consummated on January 1, 2020, the beginning of the earliest period presented.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that dMY believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. dMY believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. dMY and IonQ have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of shares of Class A Stock:

•

Scenario 1: No Redemptions — Assuming no redemptions for cash: This presentation assumes that no dMY stockholders exercise redemption rights with respect to their shares of Class A Stock upon the consummation of the Business Combination; and

•

Scenario 2: Maximum Redemptions — This presentation assumes that dMY stockholders exercise their redemption rights with respect to all 30,000,000 shares of Class A Stock upon the consummation of the Business Combination at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived on the basis that the Combined Company has a minimum consolidated cash balance of $225.0 million, after giving effect to the PIPE Investment and payments to redeeming stockholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemption.

The foregoing scenarios are for illustrative purposes as dMY does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by public stockholders that may actually occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are the shares of Class A Stock to be issued to IonQ stockholders under Scenarios 1 and 2 on the closing date, the Class A Stock issued to existing dMY investors (as adjusted for the maximum redemption scenario accordingly), the Founder Shares (excluding the Sponsor Vesting Shares), and the PIPE Shares.

Upon the consummation of the Business Combination, shares outstanding as presented in the unaudited pro forma combined financial statements include the following (in thousands):

	No Redemptions			Maximum Redemptions
	$	Shares		$	Shares
IonQ Stockholders	$1,238,087	123,809	64%	$1,238,087	123,809	75%
Class A Stockholders	300,000	30,000	15	—	—	0
dMY Founders Shares	67,500	6,750	3	67,500	6,750	4
PIPE Investors	350,000	35,000	18	350,000	35,000	21

Total Class A Stock	$1,955,587	195,559		$1,655,587	165,559

The unaudited pro forma combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company.

Unaudited Pro Forma Combined Balance Sheet As of March 31, 2021 (in thousands)

	IonQ	dMY	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemption)	Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets	(b)	(a)
Cash and cash equivalents	$35,431	$386	$300,077	(c)	$607,040	$(300,000)	(j)	$307,040
			350,000	(d)
			(31)	(f)
			(10,500)	(l)
			(68,323)	(k)
Cash and investments held in Trust Account	—	300,077	(300,077)	(c)	—	—		—
Accounts receivables	72	—	—		72	—		72
Prepaid expenses and other current assets	4,183	790	(2,677)	(n)	2,296	—		2,296
Property and equipment, net	13,381	—	—		13,381	—		13,381
Operating lease right-of-use assets	4,229	—	—		4,229	—		4,229
Intangible assets, net	4,449	—	—		4,449	—		4,449
Other noncurrent assets	2,692	—	—		2,692	—		2,692

Total assets	$64,437	$301,253	$268,469		$634,159	($300,000)		$334,159

Liabilities
Accounts payable	2,272	553	—		2,825	—		2,825
Accrued expenses	1,703	3,523	—		5,226	—		5,226
Current portion of operating lease liabilities	532	—	—		532	—		532
Unearned Revenue	175	—	—		175	—		175
Current portion of stock option early exercise liabilities.	1,426	—	—		1,426	—		1,426
Operating lease liabilities, net of current portion	3,747	—	—		3,747	—		3,747
Unearned revenue, net of current portion	1,158	—	—		1,158	—		1,158
Stock option early exercise liabilities	3,558	—	—		3,558	—		3,558
Franchise tax payable	—	50	—		50	—		50
Note payable to related parties		31	(31)	(f)	—	—		—
Deferred underwriting commissions in connection with initial public offering	—	10,500	(10,500)	(l)	—	—		—
Derivative warrant liabilities	—	33,090	—		33,090	—		33,090

Total liabilities	$14,571	$47,747	($10,531)		$51,787	$—		$51,787

	IonQ	dMY	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemption)	Pro Forma Adjustments (Assuming Maximum Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Commitments and contingencies
Series A convertible redeemable preferred stock	1,925	—	(1,925)	(i)	—	—			—
Series B convertible redeemable preferred stock	21,111	—	(21,111)	(i)	—	—			—
Series B-1 convertible redeemable preferred stock	61,867	—	(61,867)	(i)	—	—			—
Warrants for Series B-1 convertible redeemable preferred stock	566	—	(566)	(i)	—	—			—
Common stock subject to possible redemption	—	248,506	(248,506)	(g)	—	—			—

Permanent Equity
Common stock	1	—	(1)	(i)	—	—			—
Common stock, Class A	—	1	3	(d)	19	(3)	(j	)	16
			1	(e)
			12	(m)
			2	(g)
Common stock, Class B	—	1	(1)	(e)	—	—			—
Additional paid-in-capital	11,336	23,241	349,997	(d)	632,744	(299,997)	(j	)	332,747
			248,504	(g)
			(18,243)	(h)
			(2,677)	(n)
			(64,872)	(k)
			(12)	(m)
			85,470	(i)
Retained earnings / Accumulated deficit	(46,940)	(18,243)	18,243	(h)	(50,391)	—			(50,391)
			(3,451)	(k)
Total stockholders’ deficit / equity	(35,603)	5,000	612,975		582,372	(300,000)			282,372

Total liabilities and stockholders’ deficit / equity	$64,437	$301,253	$268,469		$634,159	$(300,000)			$334,159

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share amounts)

	IonQ	dMY	Business Combination (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Additional Business Combination (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(bb)	(aa)
Revenues	$—	$—	$—		$—		$—	$—
Expenses
Cost of revenue (excluding depreciation and amortization)	143	—	—		143		—	143
Research and development	10,157	—	—		10,157			10,157
Selling and marketing	486	—	—		486		—	486
General and administrative	3,547	602	—		4,149		—	4,149
Depreciation and amortization	1,400	—	—		1,400		—	1,400
Franchise tax expenses	—	58	—		58		—	58

Total operating costs and expenses	15,733	660	—		16,393		—	16,393

Loss from Operations	(15,733)	(660)	—		(16,393)		—	(16,393)
Other income	309	—	—		309		—	309

Gain on marketable securities (net), dividends and interest, held in Trust Account	—	31	(31)	(cc)	—		—	—
Offering costs associated with derivative warrant liabilities	—	700	3,451	(ff)	4,151		—	4,151
Loss upon issuance of private placement warrants	—	7,360	—		7,360		—	7,360
Change in fair value of derivative warrant liabilities	—	7,525	—		7,525		—	7,525

Loss before benefit for income taxes	(15,424)	(16,214)	(3,482)		(35,120)		—	(35,120)

Benefit for income taxes	—	—	—		—		—	—

Net loss	$(15,424)	$(16,214)	$(3,482)		$(35,120)		$—	$(35,120)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	5,496,316				195,558,665	(dd)		165,558,665	(dd)

Weighted average shares outstanding of Class A common stock - basic and diluted		30,000,000
Weighted average shares outstanding of Class B common stock - basic and diluted		7,156,250
Net loss per share attributable to common stockholders - basic and diluted	($2.81)				$(0.18)	(ee)		$(0.21)	(ee)
Net loss per share, Class A common stock – Basic and Diluted		$(0.00)
Net loss per share, Class B common stock – Basic and Diluted		$(1.24)

Unaudited Pro Forma Combined Statement of Operations

For the Quarter Ended March 31, 2021

(in thousands, except share and per share amounts)

	IonQ	dMY	Business Combination (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Additional Business Combination (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(bbb)	(aaa)
Revenues	$125	$—	$—		$125		$—	$125
Expenses
Cost of revenue (excluding depreciation and amortization)	181	—	—		181		—	181
Research and development	3,654	—	—		3,654		—	3,654
Selling and marketing	227	—	—		227		—	227
General and administrative	2,956	3,818	—		6,774		—	6,774
Depreciation and amortization	445	—	—		445		—	445
Franchise tax expenses	—	51	—		51		—	51

Total operating costs and expenses	7,463	3,869	—		11,332		—	11,332

Loss from Operations	(7,338)	(3,869)	—		(11,207)		—	(11,207)
Other income	3	—	—		3		—	3

Gain on marketable securities (net), dividends and interest, held in Trust Account	—	47	(47)	(ccc)	—		—	—
Change in fair value of derivative warrant liabilities	—	1,795	—		1,795		—	1,795

Loss before benefit (provision) for income taxes	(7,335)	(2,027)	(47)		(9,409)		—	(9,409)

Benefit for income taxes	—	—	—		—		—	—

Net loss	$(7,335)	$(2,027)	$(47)		$(9,409)		$—	$(9,409)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	6,403,694				195,558,665	(ddd)		165,558,665	(ddd)

Weighted average shares outstanding of Class A common stock - basic and diluted		30,000,000
Weighted average shares outstanding of Class B common stock - basic and diluted		7,500,000
Net loss per share attributable to common stockholders - basic and diluted	($1.15)				$(0.05)	(eee)		$(0.06)	(eee)
Net loss per share, Class A common stock – Basic and Diluted		$(0.00)
Net loss per share, Class B common stock – Basic and Diluted		$(0.27)

Pro Forma Adjustments

Adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021 are as follows:

(a)	Represents dMY’s historical unaudited balance sheet as of March 31, 2021.

(b)	Represents IonQ’s historical unaudited balance sheet as of March 31, 2021.

(c)

Reflects the reclassification of cash and investments held in the Trust Account to the cash and cash equivalents account, assuming no public shareholders exercise their right to have the Public Shares redeemed for their pro rata share of the Trust Account.

(d)	To reflect the issuance of an aggregate 35,000,000 shares of Class A Stock in the PIPE Investment at a price of $10.00 per share for an aggregate purchase price of $350.0 million.

(e)	Represents the pro forma adjustments to reclassify Class B Stock, which will be converted to Class A Stock issued and outstanding.

(f)	Represents the pro forma adjustments to remove the interest earned on the Trust Account as noted in dMY’s unaudited March 31, 2021 financial statements.

(g)	Represents the pro forma adjustments to reclassify common stock subject to possible redemption to permanent equity based on a par value of $0.0001 per share.

(h)	Represents the pro forma adjustments to reclassify the historical retained earnings of dMY to additional paid-in-capital.

(i)	Represents the pro forma adjustments for the cancellation of existing IonQ capital stock, and the issuance of the Combined Company shares to existing IonQ investors.

(j)

Represents Scenario 2, the assumption that dMY stockholders exercise their redemption rights with respect to a maximum of 30,000,000 shares of Class A Stock upon the consummation of the Business Combination at a redemption price of approximately $10.00 per share. The maximum redemption amount is derived on the basis that the Combined Company has a minimum consolidated cash balance of $225.0 million, after giving effect to the PIPE Investment and payments to redeeming stockholders.

(k)

Represents the pro forma adjustment to record the preliminary estimated direct and incremental transaction costs totaling $68 million to be incurred for advisory, banking, legal, and accounting fees as well as the underwriting costs associated with the Business Combination and PIPE Investment. This amount is inclusive of $3.5 million of transaction costs that have been allocated to dMY’s public and private warrants that will be expensed upon consummation of the Business Combination, and accordingly, such amounts have been adjusted to accumulated deficit.

(l)	Represents the pro forma adjustment to record the payment of the deferred underwriting commissions in connection with the dMY IPO.

(m)

Represents the pro forma adjustment for the par value of preferred and common stock issued to existing IonQ Equityholders based on preferred and common stock issued and outstanding of the date of the Business Combination (in thousands) and par value of $0.0001.

	Issued and Outstanding on Business Combination Date	Assumed Exchange Ratio	Pro Forma Class A Stock Issued and Outstanding
Common Stock	7,058
Series A Preferred	2,000
Series B Preferred	9,754
Series B-1 Preferred	11,167

Total Shares Issued and Outstanding	29,979	4.13	123,809

(n)

Represents the pro forma adjustment to record the offset of IonQ’s previously recorded deferred transaction costs for legal, accounting, and advisory fees related to the Business Combination to Additional Paid in Capital.

Adjustments to the unaudited pro forma combined statements of operations for the year ended December 31, 2020 are as follows:

(aa)	Represents dMY’s historical audited statement of operations for period of inception (September 14, 2020) through December 31, 2020.

(bb)	Represents IonQ’s historical audited consolidated statement of operations for the year ended December 31, 2020.

(cc)	Reflects the pro forma adjustment to eliminate the gains, dividends and interest on the cash and investments held in the Trust Account.

(dd)	Represents weighted average shares issued and outstanding upon consummation of the Business Combination (in thousands), which exclude the impact of the following:

•	IonQ Stock Options and IonQ Warrants issued but unvested and to be issued;

•	dMY Warrants issued; and

•	750,000 shares subject to the Vesting Share provisions described above.

	Assuming No Redemption	Assuming Maximum Redemption
	Shares	Shares
Shares issued to IonQ in Business Combination	123,809	123,809
Class A Stock	30,000	—
dMY Founders Shares	6,750	6,750
Shares issued to PIPE Investors	35,000	35,000

Total Class A Stock (Basic)	195,559	165,559

As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the Business Combination and the PIPE Investment have been outstanding for the entirety of the periods presented.

(ee)

Represents net loss per common share computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period as stated in note (dd). The Combined Company has not considered the effect of IonQ’s or dMY’s options and warrants to purchase shares of Class A Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

(ff)	Represents the pro forma adjustment to account for transaction costs that have been allocated to private and public warrants accounted for as a liability.

Adjustments to the unaudited pro forma combined statements of operations for the three months ended March 31,

2021 are as follows:

(aaa)	Represents dMY’s historical unaudited statement of operations for the three months ended March 31, 2021.

(bbb)	Represents IonQ’s historical unaudited consolidated statement of operations for the three months ended March 31, 2021.

(ccc)	Reflects the pro forma adjustment to eliminate the gains, dividends and interest on the cash and investments held in the Trust Account.

(ddd)	Represents weighted average shares issued and outstanding upon consummation of the Business Combination (in thousands), which exclude the impact of the following:

•	IonQ Stock Options and IonQ Warrants issued but unvested and to be issued;

•	dMY Warrants issued; and

•	750,000 shares subject to the Vesting Share provisions described above.

	Assuming No Redemption	Assuming Maximum Redemption
	Shares	Shares
Shares issued to IonQ in Business Combination	123,809	123,809
Class A Stock	30,000	—
dMY Founders Shares	6,750	6,750
Shares issued to PIPE Investors	35,000	35,000

Total Class A Stock (Basic)	195,559	165,559

As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for pro forma basic and diluted net income per share assumes that the shares issuable in connection with the Business Combination and the PIPE Transaction have been outstanding for the entirety of the periods presented.

(eee)

Represents net loss per common share computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period as stated in note (ddd). The Combined Company has not considered the effect of IonQ’s or dMY’s options and warrants to purchase shares of Class A Stock in the calculation of diluted income per share, since their inclusion would be anti- dilutive.

IonQ’s pro forma options and warrants are as follows based on an Exchange Ratio of 4.13 (in thousands):

	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
	Shares	Shares
IonQ Stock Options	25,292	25,292
IonQ Warrants	8,468	8,468

Total Class A Stock Issuable to IonQ (Dilutive)	33,760	33,760

dMY’s anti-dilutive pro forma Vesting Shares and Warrants (in thousands) are as follows:

	Assuming No Redemption Scenario	Assuming Maximum Redemption Scenario
	Shares	Shares
Vesting Shares	750	750
Public Warrants	7,500	7,500
Private Warrants	4,000	4,000

Total Dilutive Shares	12,250	12,250

COMPARATIVE SHARE INFORMATION

The unaudited pro forma combined balance sheet as of March 31, 2021 and the unaudited pro forma statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 have been prepared using two different assumptions regarding the number of Public Shares as to which the dMY public stockholders exercise their conversion rights, as follows:

•	Assuming No Redemptions: This presentation assumes that no dMY public stockholders exercise their right to have their dMY Public Shares converted into their pro rata share of the Trust Account; and

•

Assuming Maximum Redemptions: This presentation assumes that all 30,000,000 shares of dMY common stock, the maximum redemption of the outstanding dMY common stock, are redeemed, resulting in an aggregate payment of $300.0 million out of the Trust Account. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemption.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the Transaction Accounting Adjustments and present Management’s Adjustments. dMY has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company upon consummation of the Business Combination.

The historical financial statements of dMY and IonQ have been prepared in accordance with GAAP.

The historical financial information of dMY was derived from the unaudited financial statements of dMY as of and for the three months ended March 31, 2021, and the audited financial statements of dMY as of and for the period from September 14, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of IonQ was derived from unaudited financial statements of IonQ as of and for the three months ended March 31, 2021, and the audited financial statements of IonQ as of and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. This information should be read together with dMY’s and IonQ’s financial statements and related notes, “dMY Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “IonQ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

	Year Ended December 31, 2020
	Historical		Pro Forma
	IonQ	dMY Class B Stock(1)	No Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Net loss	($15,424)	($16,214)	($35,120)	($35,120)
Ending common shares	6,262,460	7,500,000	195,558,665	165,558,665
Weighted average common shares outstanding, basic and diluted	5,496,316	7,156,250	195,558,665	165,558,665
Net loss per common share – basic and diluted	($2.81)	($1.24)	($0.18)	($0.21)

	Three Months Ended March 31, 2021
	IonQ	dMY Class B Stock(1)	No Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Net loss	($7,335)	($2,027)	($9,409)	($9,409)
Stockholders’ (deficit) equity	($35,603)	$5,000	$582,372	$282,372
Ending common shares	6,479,892	7,500,000	195,558,665	165,558,665
Weighted average common shares outstanding, basic and diluted	6,403,694	7,500,000	195,558,665	165,558,665
Book value per share(2)	($6.41)	$0.67	$2.98	$1.71
Net loss per common share – basic and diluted	($1.15)	($0.27)	($0.05)	($0.06)

(1)	Class A Stock is not presented as these do not participate in losses but rather only in the interest on the Trust Account. Refer to Note 2 of dMY’s audited financial statements.
(2)	Book value per share = Total stockholders’ (deficit) equity divided by ending common shares.

CAPITALIZATION

The following table sets forth:

•	the cash and capitalization of dMY and IonQ on a historical basis as of March 31, 2021; and

•

the cash and capitalization of the Combined Company on a pro forma basis as of March 31, 2021, after giving effect to (i) the Business Combination Agreement, (ii) the issuance of 123,808,665 shares of Class A Stock, excluding Warrants, to IonQ’s stockholders in the Business Combination, and (iii) the issuance and sale of 35,000,000 shares of Class A Stock in the PIPE Investment and assuming (a) that no shares of Class A Stock are redeemed and (b) that 30,000,000 shares of Class A Stock are redeemed.

Please refer to the historical unaudited financial statements of dMY and IonQ and the related notes included elsewhere in this proxy statement/prospectus, as well as the section titled “Unaudited Pro Forma Combined Financial Information.”

	As of March 31, 2021
	IonQ	dMY	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Maximum Redemptions)
	(in thousands)
Cash and cash equivalents	$35,431	$386	$607,040	$307,040

Cash and investments held in Trust Account	—	300,077	—	—

Redeemable convertible preferred stock and warrants	85,469	—	—	—

Common stock subject to possible redemption	—	248,506	—	—
Stockholders’ (deficit) equity:
Common stock	1	2	19	16
Additional paid in capital	11,336	23,241	632,744	332,747
Accumulated deficit	(46,940)	(18,243)	(50,391)	(50,391)

Total stockholders’ (deficit) equity	(35,603)	5,000	582,372	282,372

Total capitalization	$49,866	$253,506	$582,372	$282,372

COMPARATIVE HISTORICAL PER SHARE DATA

Comparative Per Share Data of dMY

The following table sets forth the closing market prices per share of the Public Units, Public Shares and Public Warrants as reported by the NYSE on March 5, 2021, the last trading day before the Business Combination was publicly announced, and on, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Public Units (DMYI-UN)	Public Shares (DMYI)		Public Warrants (DMYI-WT)
March 5, 2021	$13.10		$12.70		$3.20
, 2021	$—	$		$

The market prices of our securities could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Public Shares, the value of the consideration that IonQ Equityholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Company stockholders vote on the approval of the Merger Agreement. Company stockholders are urged to obtain current market quotations for Company securities before making their decision with respect to the approval of the Merger Agreement.

Comparative Per Share Data of IonQ

Historical market price information regarding IonQ is not provided because there is no public market for IonQ capital stock.

For pro forma information giving effect to the Business Combination, assuming different redemption scenarios, see the section titled “Comparative Share Information.”

INFORMATION ABOUT DMY

General

dMY is a blank check company incorporated as a Delaware corporation on September 14, 2020 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Merger Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process has leveraged our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors. We also have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

On September 14, 2020, the Sponsor subscribed for 7,187,500 Founder Shares for a total subscription price of $25,000, and fully paid for these on September 23, 2020. Such securities were issued in connection with dMY’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. In October 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, our directors.

On November 12, 2020, we effected a 1:1.1 stock split of the Founder Shares, resulting in an aggregate of 7,906,250 shares outstanding. The Initial Stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of our issued and outstanding shares after the dMY IPO.

On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 Public Units; thus, only 406,250 Founder Shares were forfeited, resulting in an aggregate of 7,500,000 Founder Shares outstanding.

On November 17, 2020, the Sponsor purchased 4,000,000 Private Warrants at a price of $2.00 per Private Warrant to the Sponsor, generating gross proceeds of $8.0 million (including approximately $7.95 million in cash and approximately $50,000 in subscription receivable). No underwriting discounts or commissions were paid with respect to such sales. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On November 17, 2020, we consummated the dMY IPO of 30,000,000 Public Units, including 2,500,000 additional Public Units as a result of the underwriters’ exercise of their over-allotment exercise, at $10.00 per Public Unit, generating gross proceeds of approximately $300.0 million, and incurring offering costs of approximately $16.96 million, inclusive of the Deferred Discount.

A total of $300,000,000, comprised of $294,000,000 of the proceeds from the initial public offering (which amount includes $10,500,000 of the Deferred Discount) and $6,000,000 of the proceeds of the sale of the Private Placement Warrants, was placed in the Trust Account.

The funds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account.

As of March 31, 2021, there was $300,077,389 in investments and cash held in the Trust Account, which includes interest income available to us for franchise and income tax obligations of approximately $30,500 and

$1,569,739 of cash held outside the Trust Account. As of December 31, 2020, we have not withdrawn any of interest earned from the trust account to pay taxes.

On March 7, 2021, we entered into the Merger Agreement, which provides for the Business Combination, among other things. As a result of the Merger, we will own 100% of the outstanding capital stock of the Combined Company and each share of IonQ capital stock will be cancelled and converted into the right to receive a portion of the consideration. Following the consummation of the Business Combination, we will own all the stock of IonQ and the IonQ stockholders will hold a portion of the Class A Stock.

Initial Business Combination

NYSE rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the assets held in our Trust Account (less any amounts disbursed to management for working capital purposes, if permitted, and any Deferred Discount) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of December 31, 2020 is approximately $10.00 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount that we will pay to the underwriter. Our Initial Stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

Limitations on Redemption Rights

A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in the dMY IPO without our consent under the Current Charter. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in the dMY IPO) for or against the Business Combination restricted.

We have no specified maximum redemption threshold under the Current Charter, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our public stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $300,077,389 as of March 31, 2021. However, in no event will we redeem shares of Class A Stock in an amount that would result in our failure to have net tangible assets equaling or exceeding $5,000,001.

Submission of the Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including the Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

Employees

We currently have two executive officers: Niccolo de Masi and Harry L. You. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

Public Units, Public Shares and Public Warrants are registered under the Exchange Act and as a result we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. The contents of this website are not incorporated into this filing. Further, our references to the uniform resource locator for this website are intended to be inactive textual references only.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an “emerging growth company”, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of IonQ to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) December 31, 2025, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion (as indexed for inflation), (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of Class A Stock that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Our executive offices are located at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, and our telephone number is (702) 781-4313.

MANAGEMENT OF DMY

Directors, Executive Officers and Corporate Governance

Our current directors and executive officers are as follows:

Name	Age	Title
Niccolo de Masi	40	Chairman and Director
Harry L. You	61	Chief Executive Officer and Director
Darla Anderson	61	Director
Francesca Luthi	45	Director
Charles E. Wert	76	Director

Niccolo de Masi has been our Chief Executive Officer and a director since September 2020. Mr. de Masi is also the chief executive officer and director of dMY Technology Group, Inc. II and dMY Technology Group, Inc. IV, the co-chairman of the board of directors of AdMY Technology Group, Inc. From January 2020 to December 2020, Mr. de Masi served as Chief Executive Officer of dMY Technology Group, Inc. and has been a director of Rush Street Interactive, Inc. since December 2020, following its business combination with dMY Technology Group, Inc. Mr. de Masi has been a member of the board of directors of Glu Mobile Inc. (“Glu”), a publicly traded mobile gaming company, since January 2010, and has served as chairman since December 2014, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi was the chief innovation officer at Resideo Technologies, Inc., a publicly traded securities solutions company, from February 2019 to March 2020, a member of its board of directors from October 2018 until January 2020, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on our board of directors include his extensive leadership experience in the mobile app space, his track record in our target industry and his network of contacts in the technology sector.

Harry L. You has been our Chairman since September 2020. Mr. You is also the chairman of dMY Technology Group, Inc. II and dMY Technology Group, Inc. IV since June and December 2020, respectively. He has been the co-chairman of the board of directors of AdMY Technology Group, Inc. since January 2021. From January 2020 to December 2020, Mr. You served as chairman of the board of directors of dMY Technology Group, Inc. and has been a director of Rush Street Interactive, Inc. since December 2020, following its business combination with dMY Technology Group, Inc. Mr. You has served as a member of the board of directors of Broadcom Inc., a publicly traded semiconductor and software company, since January 2019. In September 2016, Mr. You founded GTY Technology Holdings, Inc. (“GTY”), a publicly traded technology company, in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. Mr. You also held various senior executive and finance positions with BearingPoint, Oracle and Accenture. Mr. You also previously spent 14 years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on our board of directors include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Darla K. Anderson has served as a member of our board of directors since November 2020. Ms. Anderson is an Academy Award and Golden Globe winning feature film producer. From 1993 to March 2018, Ms. Anderson was a producer at Pixar Animation Studios, where she produced films such as “Coco,” “Toy Story 3,” “Cars,” “A Bug’s Life” and “Monsters, Inc.” Following her tenure at Pixar, Ms. Anderson joined Netflix as a producer. Ms. Anderson was elected to the Producers Council Board of the Producers Guild of America in July 2008. Prior to joining Pixar, Ms. Anderson worked with Angel Studios as the executive producer of their commercial division. Ms. Anderson has served as a member of the board of directors of Glu since March 2019 and is currently a director of dMY Technology Group, Inc. II and dMY Technology Group, Inc. IV. Ms. Anderson holds a Bachelor of Arts degree in Environmental Science from San Diego State University. Ms. Anderson’s qualifications to serve on our board of directors include her substantial leadership experience in the entertainment industry.

Francesca Luthi has served as a member of our board of directors since November 2020. Ms. Luthi currently serves as the executive vice president and chief communications and marketing officer at Assurant, Inc. since 2016. After joining Assurant in 2012, Ms. Luthi was the senior vice president of investor relations, marketing and communications from 2014 until 2015. Prior to joining Assurant, Ms. Luthi served as the senior vice president of corporate communication and investor relations at Accretive Health. Before this, Ms. Luthi held senior-level investor relations and communication roles at BearingPoint and Accenture. Ms. Luthi also helped establish the investor relations department at Omnicom Group after serving as a financial analyst in the Investment Banking Division at Morgan Stanley. Ms. Luthi is currently a director of dMY Technology Group, Inc. and dMY Technology Group, Inc. II. Ms. Luthi holds a Bachelor of Science degree in Economics from Georgetown University’s School of Foreign Service. Ms. Luthi’s qualifications to serve on our board of directors include her financial and business strategy expertise.

Charles E. Wert has served as a member of our board of directors since November 2020. Mr. Wert has served as a director and chairman of the audit committee of GTY (Nasdaq: GTYH) since completion of its initial public offering in 2016. From 2014 to 2016, Mr. Wert served as the vice chairman and as a director at Evercore Trust Company, N.A., or Evercore, which he formed and organized and was previously the president and chief executive officer from 2009 to 2014. Prior to joining Evercore, Mr. Wert served as an executive vice president and senior trust officer of U.S. Trust Company N.A. for over 20 years. Mr. Wert also founded United Mercantile Bank and Trust Company and served as its president and senior trust officer from 1982 until 1987. Mr. Wert is the principal of Fiduciary Resolutions, where he has been a fiduciary expert since June 2016, providing expert witness services and analysis as well as reviewing corporate governance and other processes use by fiduciaries. Mr. Wert is currently a director of dMY Technology Group, Inc. and dMY Technology Group, Inc. II. Mr. Wert holds a bachelor’s degree in Business Administration and Finance from California State University at Los Angeles. Mr. Wert’s qualifications to serve on our board of directors include his track record and leadership experience at GTY, Evercore, U.S. Trust Company N.A. and United Mercantile Bank and Trust Company.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members, divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Ms. Anderson, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Luthi and Mr. Wert, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. You and Mr. de Masi, will expire at the third annual meeting of stockholders. Ms. Anderson, Ms. Luthi and Mr. Wert are all expected to resign from their roles as directors upon consummation of the Business Consummation.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our Current Charter.

Director Independence

The rules of the NYSE require that a majority of our board of directors be independent within one year of the dMY IPO. Our board of directors has determined that Ms. Anderson, Ms. Luthi and Mr. Wert are “independent directors” as defined in the NYSE rules and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Through the earlier of consummation of our initial business combination and our liquidation, we have agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are being made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by dMY to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NYSE require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Ms. Anderson, Ms. Luthi and Mr. Wert serve as members of our audit committee, and Ms. Luthi chairs the audit committee. All members of our audit committee are independent of and unaffiliated with the Sponsor and our underwriters.

Each member of the audit committee is financially literate and our board of directors has determined that Ms. Luthi qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•

setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Ms. Anderson, Ms. Luthi and Mr. Wert serve as members of our compensation committee. Mr. Wert chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any) evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Our compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The initial members of our nominating and corporate governance are Ms. Anderson, Ms. Luthi and Mr. Wert. Ms. Anderson serves as chair of the nominating and corporate governance committee.

We have also adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of dMY; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Our nominating and corporate governance committee charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have filed a copy of our form of the Code of Business Conduct and Ethics and our audit committee and compensation committee charters as exhibits to the registration statement in connection with the dMY IPO. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request from us.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of dMY and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. As a result, it is possible that certain potential acquisition targets, if presented to one of our directors or officers, would not have been presented to us by such director or officer and therefore not considered by us in connection with our search for prospective businesses and assets to acquire in our initial business combination. However, we believe there were no such corporate opportunities that were not presented to us as a result of these provisions of our Current Charter.

Additionally, we do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Niccolo de Masi	dMY Technology Group, Inc. II	Special purpose acquisition company	Chief Executive Officer and Director

	dMY Technology Group, Inc. IV	Special purpose acquisition company	Chief Executive Officer and Director

	AdMY Technology Group, Inc.	Special purpose acquisition company	Co-Chairman

	Glu Mobile, Inc.	Mobile gaming company	Chairman

	Rush Street Interactive, Inc.	Online casino and sports wagering	Director

Harry L. You	dMY Technology Group, Inc. II	Special purpose acquisition company	Chairman

	dMY Technology Group, Inc. IV	Special purpose acquisition company	Chairman

	AdMY Technology Group, Inc.	Special purpose acquisition company	Co-Chairman

	GTY Technology Holdings, Inc.	Software as a service company	Vice Chairman

	Broadcom Inc.	Semiconductor manufacturing company	Director

	Rush Street Interactive, Inc.	Online casino and sports wagering	Director

Darla Anderson	dMY Technology Group, Inc. II	Special purpose acquisition company	Director

	dMY Technology Group, Inc. IV	Special purpose acquisition company	Director

	Glu Mobile, Inc.	Mobile gaming company	Director

Francesca Luthi	dMY Technology Group, Inc. II	Special purpose acquisition company	Director

	dMY Technology Group, Inc. IV	Special purpose acquisition company	Director

Individual	Entity	Entity’s Business	Affiliation

	Assurant	Insurance company	Executive Vice President and Chief Communication and Marketing Officer

Charles E. Wert	dMY Technology Group, Inc. II	Special purpose acquisition company	Director

	dMY Technology Group, Inc. IV	Special purpose acquisition company	Director

	GTY Technology Holdings, Inc.	Software as a service company	Director and Chairman of Audit Committee

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our Initial Stockholders purchased Founder Shares and Private Warrants prior to the date of this proxy statement/prospectus. Our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Initial Stockholders with respect to any Public Shares acquired by them in or after the dMY IPO. Additionally, our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within 24 months from the closing date of the dMY IPO or during any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Current Charter. If we do not complete our initial business combination within the prescribed time frame, the Private Warrants will expire worthless. Furthermore, our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by dMY any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities were first listed on NYSE, we have been paying the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public stockholders for a vote, our Initial Stockholders have agreed to vote their Founder Shares, and they and the other members of our management team have agreed to vote any Founder Shares they hold and any shares purchased during or after the offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

The Proposed Charter and the amended and restated bylaws will provide that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Proposed Charter will provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Proposed Charter and the amended and restated bylaws. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee to the required or permitted to be indemnified pursuant to the amended and restated bylaws. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the dMY IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

DMY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of dMY included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information-Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in Delaware on September 14, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Sponsor is dMY Sponsor III, LLC, a Delaware limited liability company.

Our registration statement for our initial public offering became effective on November 12, 2020. On November 17, 2020, we consummated the initial public offering of 30,000,000 units, including the 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $16.96 million, inclusive of $10.50 million in deferred underwriting commissions.

Simultaneously with the closing of the dMY IPO we consummated the Private Placement in which the Sponsor paid an aggregate of approximately $8 million for its 4,000,000 Private Warrants to purchase shares of Class A Stock.

Upon the closing of the Initial Public Offering, the Private Placement, and the over-allotment option, $300.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing an initial business combination.

If we do not consummate the Business Combination, we may continue to try to complete an initial business combination with a different target business until November 17, 2022. Unless we amend the Current Charter (which requires the affirmative vote of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of dMY, if we fail to complete an initial business combination by November 17, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the dMY IPO. If we fail to complete a business combination by November 17, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Recent Developments

On March 7, 2021, we entered into the Merger Agreement, which provides for the Business Combination, among other things. As a result of the Merger, we will own 100% of the outstanding capital stock of the Combined Company and each share of IonQ capital stock will be cancelled and converted into the right to receive a portion of the consideration. Following the consummation of the Business Combination, we will own all the stock of IonQ and the IonQ stockholders will hold a portion of the Class A Stock.

Concurrently with the execution of the Merger Agreement, dMY entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and dMY has agreed to issue and sell to the PIPE Investors, an aggregate amount of 35,000,000 shares of Class A Stock as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $350.0 million at the consummation of the Business Combination.

The Merger Agreement

Merger Consideration

Pursuant to the Merger Agreement, the IonQ stockholders will receive stock consideration. At the consummation of the Business Combination, each IonQ stockholder will receive for each share of IonQ capital stock it holds (other than any shares of IonQ capital stock held in the treasury of IonQ or owned by dMY, Merger Sub or IonQ immediately prior to the effective time, which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto) a number of shares of Class A Stock equal to the Per Share IonQ Stock Consideration except to the extent that any such holder duly exercises and perfects dissenters’ rights with respect to such IonQ capital stock in accordance with Section 262 of the DGCL.

No fractional shares of Class A Stock will be issued. In lieu of the issuance of any such fractional shares, dMY will aggregate the total number of shares of Class A Stock issuable to each IonQ stockholder upon the surrender for exchange of IonQ capital stock, and then round down to the nearest whole number of shares of Class A Stock for each such IonQ stockholder.

Results of Operations

Our entire activity since inception through March 31, 2021 related to our formation, the preparation for the dMY IPO, and since the closing of the dMY IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of gain on investment (net), dividends, interest held in the Trust Account and changes in fair value of derivative warrant liabilities. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had a net loss of approximately $2.0 million, which consisted of approximately $3.8 million in general and administrative expenses, approximately $52,000 of franchise tax expense, which was partially offset by approximately $47,000 in interest income and net gain on investments held in the Trust Account, and approximately $1.8 million in increase from changes in fair value of derivative warrant liabilities.

As a result of the restatement described in Note 2 of the notes to dMY’s financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering and Private Placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised or expiration, and any change in fair value is recognized in our statement of operations.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $386,000 in our operating bank account, approximately $77,000 of interest income available in the Trust Account to pay for taxes and working capital deficiency of approximately $2.9 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans.

Our liquidity needs to date had been satisfied through the receipt of $25,000 from the Sponsor to purchase the Founder Shares, and a loan of approximately $121,000 pursuant to a promissory note to the Sponsor (the “Note”), and the proceeds from the consummation of the Private Placement not held in the Trust Account. Approximately $31,000 remains outstanding under the Note as of December 31, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide us Working Capital Loans. As of March 31, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management determined that we will not have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

We intend to use a portion of the funds held in the Trust Account, including interest (which interest will be net of taxes payable) to pay for expenses in connection with our initial business combination, with the remainder of the funds held in the Trust Account (after paying such expenses and making any payments required in connection with any redemptions of shares of Class A Stock by public stockholders) to be retained by dMY for general corporate purposes.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in the Trust Account or because we become obligated to redeem a significant number of our Public Shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In addition, we intend to target businesses with enterprise values that are greater than we could acquire with the net proceeds of the dMY IPO and the sale of the private placement units, and, as a result, if the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy any redemptions by public shareholders, we may be required to seek additional financing to complete such proposed initial business combination. We may also obtain financing prior to the consummation of our initial business combination to fund our working capital needs and transaction costs in connection with our search for and completion of our initial business combination. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop agreements we may enter into following consummation of the dMY IPO. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Concurrently with the execution of the Merger Agreement, dMY entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and dMY has agreed to issue and sell to the PIPE Investors, an aggregate amount of 35,000,000 shares of Class A Stock as set forth in the Subscription Agreements in exchange for an aggregate purchase price of $350.0 million at the consummation of the Business Combination.

Off-Balance Sheet Financing Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services Agreement

We entered into an agreement that provides that, commencing on the date that our securities are first listed on NYSE and continuing until the earlier of our consummation of an initial business combination and our liquidation, we pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or ours or their affiliates.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.00 million in the aggregate, paid upon the closing of the dMY IPO. In addition, $0.35 per unit, or approximately $10.50 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in the Form10-K filed by us with the SEC on March 25, 2021. While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following critical accounting policies are most important to understanding and evaluating our reported financial results.

Investments Held in the Trust Account

Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Our investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in gain on marketable securities (net), dividends and interest held in Trust Account in the statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 24,850,569 and 25,053,313 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject dMY to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2020, dMY has not experienced losses on this account and management believes dMY is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

dMY considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. dMY did not have any cash equivalents as of December 31, 2020.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, franchise tax payable and note payable to related parties approximate their fair values due to the short-term nature of the instruments. dMY’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires dMY’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs Associated with the dMY IPO

Deferred offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the dMY IPO and that were charged to stockholders’ equity upon the completion of the dMY IPO on November 17, 2020. dMY incurred offering costs of approximately $16.96 million, inclusive of the Deferred Discount.

Income Taxes

dMY follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Net deferred tax assets were immaterial as of December 31, 2020.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. dMY recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. dMY is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. dMY is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. We have not considered the effect of the warrants sold in the dMY IPO and Private Placement to purchase an aggregate of 11,500,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the period.

The Company’s unaudited condensed statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock for the three months ended March 31, 2021 is calculated by dividing the net gain from investments held in the Trust Account of approximately $47,000, net of applicable franchise taxes of approximately $47,000 for the three months ended March 31, 2021, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the three months ended March 31, 2021 is calculated by dividing the general and administration expenses of approximately $3.8 million, change in fair value of derivative warrant liabilities of approximately $1.8 million, and remaining amount of franchise taxes of approximately $4,700, resulting in a net loss of approximately $2.0 million, by the weighted average number of Class B common stock outstanding for the period.

Derivative Warrant Liabilities

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on dMY’s unaudited condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of the dMY IPO, the net proceeds of the dMY IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the dMY IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

INFORMATION ABOUT IONQ

Overview

IonQ is developing quantum computers designed to solve the world’s most complex problems, and transform business, society and the planet for the better. IonQ believes that its proprietary technology, its architecture and the technology exclusively available to it through license agreements will offer it advantages both in terms of research and development, as well as the commercial value of its intended product offerings.

Today, IonQ sells access to a quantum computer with 11 qubits and it is in the process of researching and developing technologies for quantum computers with increasing computational capabilities. IonQ currently makes access to its quantum computers available via two major cloud platforms, Amazon Web Services’ (AWS) Amazon Braket and Microsoft’s Azure Quantum, and also to select customers via IonQ’s own cloud service. This cloud-based approach enables the broad availability of quantum computer as a service (QCaaS) without the cost or complexity of manufacturing, shipping, and servicing on-premises systems (besides IonQ’s own datacenter), and with a lower risk of having competitors reverse engineer its technology.

IonQ is still in the early stages of generating revenue with its 11-qubit quantum computer. Since its inception, IonQ has incurred significant operating losses. IonQ’s ability to generate revenue sufficient to achieve profitability will depend heavily on the successful development and further commercialization of quantum computing system. IonQ’s net losses were $15.4 million and $7.3 million for the years ended December 31, 2020 and the three months ended March 31, 2021, respectively, and it expects to continue to incur significant losses for the foreseeable future. As of March 31, 2021, IonQ had an accumulated deficit of $46.9 million. IonQ expects that trend to continue for the next few years as it prioritizes reaching the technical milestones necessary to achieve increasingly higher number of stable qubits and higher levels of fidelity than that which presently exists—prerequisites for quantum computing to reach broad quantum advantage.

The Quantum Opportunity

Throughout human history, technological breakthroughs have dramatically transformed society and altered the trajectory of economic productivity. In the 19th century, it was the industrial revolution, powered by the scientific advances that brought us steam-powered machines, electricity, and advanced medicine. These technologies drastically improved human productivity and lengthened life expectancy.

In the 20th century, computing—arguably the greatest of all human inventions—leveraged human intelligence to run complex calculations, paving the way for profound advances in virtually every realm of human experience, including information processing, communication, energy, transportation, biotechnology, life sciences, agriculture, and industry.

Since classical computing emerged in the mid-twentieth century, there has been exponential progress in computer design, with processing power roughly doubling every few years (Moore’s law). The true economic and social impact of computing is difficult to measure because it has so thoroughly permeated every aspect of life, altering the trajectory of society.

However, as transformative as computing has been, many classes of problems strain the ability of classical computers, and some will never be solvable with classical computing. In this traditional binary approach to computing, information is stored in bits that are represented logically by either a 0 (off) or a 1 (on). Quantum computing uses information in a fundamentally different way than classical computing. Quantum computers are based on quantum bits (qubits), a fundamental unit that can exist in both states 0 and 1 simultaneously (superposition). As a result, IonQ believes that quantum computers can address a set of hard problems classical computing may never solve. The types of problems that currently defeat classical computing include the simulation of quantum systems (e.g., in materials science or pharmaceuticals); number factoring for decryption;

and complex optimization problems. Many of these problems are fundamental, involving society’s most pressing needs, such as how to live sustainably on our planet, how to cure diseases, and how to efficiently move people and goods. Classical computers cannot solve these problems because the calculations would take far too long (i.e., millions to trillions of years) or because the problems involve quantum systems that are far too complex to be represented on a classical computer, even if their remarkable pace of development were to continue indefinitely. While these problems are not solvable by today’s quantum computers, IonQ believes that a quantum computer currently offers the best possibility for computational power that could be used to solve them.

The future success of quantum computing will be based on the development of a computer with a substantially higher number of qubits than the current computers of IonQ. IonQ believes that it will find solutions to these challenges and that its proprietary technology and architecture and the technology exclusively available to it through exclusive license agreements will offer it advantages both in terms of research and development as well as the ultimate product it wishes to offer customers.

There are certainly thousands, if not millions, of important and fundamental unanswered questions about how the universe works and opportunities associated with the answers to those questions. IonQ envisions a future powered by quantum computing and believes the 21st century is poised to be the dawn of this era.

IonQ’s Founders and Management Team

IonQ was founded in 2015, by Christopher Monroe and Jungsang Kim. Dr. Monroe, formerly of the University of Maryland, joined the faculty at Duke University in 2021 as a professor of electrical and computer engineering (ECE) and physics. In 1995, Dr. Monroe demonstrated the operation of the first quantum logic gate with Dr. David Wineland, whose 2012 Nobel Prize in Physics was partially credited to this work. Since this seminal work, Dr. Monroe’s subsequent research has marked many firsts and innovations in quantum computing that form the scientific foundation of IonQ’s technology. Dr. Monroe is a member of the U.S. National Academy of Sciences and was a key architect of the legislation that became the National Quantum Initiative Act of 2018. Dr. Kim is a professor of ECE and physics at Duke University. At Duke, Dr. Kim pioneered and invented a host of technologies critical to bringing trapped ion quantum computing towards commercial viability, such as microfabricated ion trap chips, compact and stable laser systems, photonic technology that can increase the rate of communication in quantum computer networks, miniaturized ultra-high vacuum technology, and other integration technologies to reduce the size and cost of ion trap quantum computing systems while increasing their performance. Drs. Monroe and Kim are members of the inaugural National Quantum Initiative Advisory Committee, advising the president of the United States and the Secretary of Energy to help maintain US leadership in quantum information science and technology. Between them, Drs. Monroe and Kim are authors of more than 200 technical publications and hold 50 patents and patent applications. Drs. Monroe’s and Kim’s pioneering work at the University of Maryland and Duke University forms the basis of IonQ’s technology and has been licensed by these universities to IonQ.

IonQ is building a world-class management team to accelerate the innovation, distribution and monetization of its quantum capabilities, which currently includes Peter Chapman, its President and Chief Executive Officer, who previously was one of two directors of engineering for Amazon Prime at Amazon.com, Inc.; David Bacon, its vice president of software, who previously led Google’s quantum software team; Salle Yoo, its chief legal officer, who previously served as chief legal officer of Uber Technologies Inc.; and Thomas Kramer, its chief financial officer, who previously served as the chief financial officer of Opower, Inc.

IonQ’s Strategy

IonQ’s mission is to be the leading quantum computing company enabling the new era of quantum computing. IonQ intends to fulfill its mission by:

•	Leveraging IonQ’s Technology. IonQ believes that its technology offers substantial technological advantages compared to other competing quantum computing systems. IonQ intends to build upon its technological lead by leveraging its world-class team of leaders and engineers who are pioneers in quantum computing, with proven track records in innovation and technical leadership. To date, IonQ has developed and assembled six generations of quantum computer prototypes and systems, has constructed quantum operating systems and software tools, and has worked with leading cloud vendors, quantum programming languages and quantum software development kits (QSDK).

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Offering Quantum Computing as a Service. IonQ envisions providing quantum computing as a service, complemented by access to quantum experts and algorithm development capabilities. IonQ intends to manufacture, own, and operate quantum computers, with compute units offered on usage basis. IonQ’s quantum computing solution is currently delivered via AWS Amazon Braket and Microsoft’s Azure Quantum. IonQ believes that by offering its quantum computing solution as service, it can accelerate the adoption of its quantum computing solutions, while efficiently promoting quantum computing across its partner ecosystems.

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Continuing to Enhance its Proprietary Position. IonQ has exclusively licensed its core technology from the University of Maryland and Duke University, and its complex technology is protected by an extensive patent portfolio. IonQ intends to continue to drive innovation in quantum computing and seek intellectual property protection where appropriate to enhance its proprietary technology position.

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Further Developing its Quantum Computing Partner Ecosystem. IonQ believes its relationships with leading technology enterprises and university research institutes will accelerate innovation, distribution and monetization of its quantum capabilities.

Industry Background

While the theory of quantum physics is more than a century old, quantum computers were first conceptualized in the 1980s, when scientists, including Nobel laureate Richard Feynman, recognized that simulating quantum systems using classical computers scale poorly. In other words, as the size of a quantum system grows, the computation time required to simulate it grows exponentially. Dr. Feynman postulated that a computer using quantum effects directly as the basis of its hardware, a “quantum computer,” would not have this problem. A quantum computer would need to be based on quantum bits (qubits), a fundamental unit that can exist in both states 0 and 1 simultaneously, unlike a classical bit that can only assume the definite states 0 or 1. It took another decade before theorists realized quantum computers could also solve other types of problems faster than classical computers. In 1994, Bell Labs mathematician Peter Shor demonstrated that a quantum computer could efficiently factor numbers into their primes, a task considered so difficult to execute with classical computers that prime factorization underlies most data encryption standards. Dr. Shor’s breakthrough stimulated the search for other quantum algorithms that might offer speedups or scaling advantages over classical approaches.

A practical quantum computer requires a collection of physical qubits that are sufficiently isolated from the environment, yet can host universal quantum logic gates between the qubits and allow efficient readout. Developing a scalable quantum computer has proven to be time-intensive, technically difficult and expensive, and it is only due to recent scientific advancements that it is now achievable. Today, IonQ believes Dr. Feynman’s vision of a scalable quantum computer is within reach.

Market Opportunity: A Future Driven by Quantum Computing

The potential uses for quantum applications are widespread and address a number of problems that would be impossible to solve using classical computing technology. According to a 2020 report from P&S Intelligence, the total addressable market of quantum computing is expected to be approximately $65 billion by 2030. Below are a few of the use cases in which IonQ believes quantum computers, if they are successfully developed, will become an important tool for businesses to remain competitive in the market over the coming years.

Quantum Simulations in Chemistry

Dr. Feynman’s original insight that quantum computers can efficiently simulate quantum systems has led to a series of innovative algorithms for simulating chemistry. IonQ believes that there are thousands of problems that could benefit from these quantum algorithms across the pharmaceutical, chemical, energy, and materials industries.

An example of such a simulation problem is modeling the core molecule in the nitrogen fixation process to make fertilizer. Nature is able to fixate nitrogen (i.e., turn atmospheric nitrogen into more useful ammonia) at room temperature. Scientists, however, have only been able to achieve fixation using a resource-intensive, high-temperature, high-pressure process, called the Haber-Bosch process. A cornerstone of the global agriculture industry, the Haber-Bosch process consumes about one percent of the world’s energy and produces about one percent of the world’s carbon dioxide. Agronomists have attempted to model the core molecule in nature’s nitrogen fixation process, but the molecule is too large for today’s classical supercomputers to simulate. Understanding the quantum process used in nature to fixate nitrogen could lead directly to more efficient ways for scientists to do the same.

Quantum chemistry simulation is expected to impact multiple markets and become an essential tool in chemical industries. For example, computer-aided drug discovery in the pharmaceutical industry is limited by the computing time and resources required to simulate a large enough chemical system with sufficient accuracy to be useful. If future generations of more powerful quantum computers are successfully developed, IonQ believes that they could improve the speed and accuracy of virtual high-throughput screening and improve the molecular docking predictions used in structure-based drug discovery, dramatically reducing the development cost of new drugs and reducing the time to market.

Quantum Algorithms for Monte Carlo Simulations

Monte Carlo simulations are probability simulations used to calculate the expected distribution of possible outcomes in hard-to-predict processes involving random variables. Such simulations are used pervasively in finance, banking, logistics, economics, engineering, and applied sciences. A key parameter of Monte Carlo simulations is the degree of accuracy desired to attain with the result. To obtain 99.9% accuracy, a classical computer requires around one million simulations. Quantum algorithms, however, can achieve the same accuracy using only one thousand simulations, thereby significantly reducing the time it takes to perform Monte Carlo simulations. This is especially important when running these simulations is expensive.

One application of the quantum Monte Carlo algorithm is to price options for the financial industry. Simple options models are used ubiquitously in finance, the most famous of these being the Black-Scholes model. However, these models fail to capture the complexities of real markets, and financiers use more sophisticated simulations to obtain better model predictions. Currently, many of these models are limited by the number of simulations required to reach the desired accuracy within a fixed time budget. Quantum algorithms for Monte Carlo simulations could give some financial firms a competitive advantage by enabling them to price options more quickly.

Quantum Algorithms for Optimization

Optimization problems have enormous economic significance in many industries, and they often cannot be solved with classical computers due to their daunting complexity. Quantum algorithms are naturally suited for problems in which an exponential number of possibilities must be considered before an optimized output can be identified. It is widely believed that quantum computers will be able to arrive at a better approximate optimization solution than classical computers can, and with reduced computational cost and time. One method of quantum optimization is a hybrid method called the Quantum Approximate Optimization Algorithm, in which layers of quantum computations are executed within circuit parameters optimized using classical high-

performance computers. Because optimization issues bedevil so many complicated processes in industries ranging from logistics to pharmaceutical drug design to climate modeling, the application of quantum algorithms to optimization problems could have far-reaching impacts on society.

Quantum Machine Learning

Quantum computers can generate probability distributions that cannot be efficiently simulated on a classical computer. Similarly, there are probability distributions that can only be efficiently distinguished from each other using a quantum computer. In other words, quantum computers can “learn” things that are beyond the capabilities of classical computers. Quantum computing is likely to offer new machine-learning modalities, greatly improving existing classical machine learning when used in tandem with it. Examples of areas where quantum machine learning could have an impact are risk analysis in finance, natural language processing, and classification of multivariate chemical data. Machine learning is used broadly in industry today, and IonQ believes quantum machine learning could have a similarly broad impact.

As with any completely new technology, the use cases imagined by IonQ today are only a subset of the opportunities that will emerge if future generations of more powerful quantum computers are successfully developed, as users understand the power of quantum algorithms.

Remaining Challenges in Quantum Computing Evolution

One can compare any particular quantum algorithm’s performance to the best classical algorithm for the same problem. The point at which a quantum computer is able to perform a particular computation that exceeds its classical counterpart in speed or reduces its cost to solution is known as the point of “quantum advantage.”

Given the substantial research and development required to build a modern quantum computer that is both functional and practical, industry experts describe the remaining challenges in quantum computing to achieve quantum advantage as being solved in three phases. Although none of these challenges have yet been fully solved, IonQ believes that it is well positioned to do so. A 2019 publicly available report by a leading third-party consulting firm describes these phases—and the associated technical barriers—as paraphrased below:

(1)

Noisy and intermediate-scale quantum (NISQ) computers: The earliest stage of development will see component demonstrations and intermediate-scale system development with limited commercial application. The main technical barrier involves the mitigation of errors through improved fabrication and engineering of underlying qubit devices and advanced control techniques for the qubits. These devices are used for developing and validating fundamentally new quantum approaches to tackling difficult problems, but are not expected to generate substantial commercial revenues.

(2)

Broad quantum advantage: In this stage, quantum computers are expected to provide an advantage over classical computers with a meaningful commercial impact. The main technical barrier is the deployment of quantum error-correcting codes that allow bigger applications to be executed. If this barrier can be overcome, IonQ believes that quantum computing will offer practical solutions to meaningful problems superior to those provided by classical computers.

(3)

Full-scale fault tolerance: This last stage will see large modular quantum computers with enough power to tackle a wide array of commercial applications relevant to many sectors of the economy. At this stage, classical computers are expected to no longer compete with quantum computers in many fields. The technical barrier will be the adoption of a modular quantum computer architecture that allows the scalable manufacturing of large quantum computer systems.

Building a Quantum Computer

Requirements for Building Useful Quantum Computers

Quantum computers are difficult to build and operate because the physical system of qubits must be nearly perfectly isolated from its environment to faithfully store quantum information. Yet the system must also be precisely controlled through the application of quantum gate operations, and it must ultimately be measured with high accuracy. A practical quantum computer requires well-isolated, near-perfect qubits that are cheap, replicable, and scalable, along with the ability to initialize, control, and measure their states. Breakthroughs in physics, engineering, and classical computing were prerequisites for building a quantum computer, which is why for many decades the task was, and in some cases remains, beyond the limits of available technology.

To execute computational tasks, a quantum computer must be able to (i) initialize and store quantum information in qubits, (ii) operate quantum gates to modify information stored in qubits and (iii) output measurable results. Each of these steps must be accomplished with sufficiently low error rates to produce reliable results. Moreover, to be practical, a quantum computer must be economical in cost and scalable in compute power (i.e., the number of qubits and the number of gate operations) to handle real world problems.

The development of large-scale quantum computing systems is still in early stages, and several potential engineering architectures for how to build a quantum computer have emerged. IonQ is developing quantum computers based on individual atoms as the core qubit technology, which IonQ believes has key advantages in scaling. The ability to produce cheap error-corrected qubits at scale in a modular architecture is one of the key differentiators of IonQ’s approach. Today, IonQ has achieved many engineering firsts in this field and it believes that, with its focus on achieving additional technical milestones over the next few years, it is well positioned to bring quantum computing advantage to the commercial market.

Scientific Approaches to Quantum Computing

There are a variety of different approaches to (or architectures for) building a quantum computer, each of which involves tradeoffs in meeting the three functional and practical requirements outlined above. Roughly, approaches to performing a quantum computation fall into one of three categories: natural quantum bits, solid state or classical computer simulation.

Natural quantum bits: In natural qubit-based quantum computers, a system is built around naturally-occurring substrates exhibiting quantum properties.

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Atoms: In atomic-based quantum computers, the qubits are represented by internal states of individual atoms trapped and isolated in a vacuum. There are two categories within this approach: the use of ionized (charged) atoms and the use of neutral atoms.

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Photons: In this approach, the state of a photon, a particle of light, is used as the qubit. Various aspects of a photon, such as presence/absence, polarization, frequency (color) or its temporal location can be used to represent a qubit.

Solid state: In solid-state-based quantum computers, the qubits are engineered into the system.

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Spins in semiconductors: This approach uses the spins of individual electrons or atomic nuclei in a semiconductor matrix. There are two categories within this approach: (1) the use of electrons trapped in quantum dot structures fabricated by lithographic techniques and (2) the use of atomic defects (or dopants) that capture single electrons. The nuclear spin of the dopant atoms, or the nearby atoms to defects, are often used to store qubits.

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Superconducting circuits: This approach uses circuits fabricated using superconducting material that features quantum phenomena at cryogenic temperatures. Two states of the circuit, either charge states or states of circulating current, are used as the qubit.

Classical computer simulation: Classical computers in a data center can be used to simulate quantum computers. Although useful for small-scale quantum experiments, quantum simulation on classical computers is still bound by the same limitations of classical computing and would require an impractical number of data centers to tackle meaningful quantum problems.

IonQ’s Technology Approach

IonQ Approach to Quantum Computing: Trapped Ions

IonQ has adopted the atom-based approach described above and uses trapped atomic ions as the foundational qubits to construct practical quantum computers. IonQ is pursuing a modular computing architecture to scale their quantum computers, meaning that, if successful, individual quantum processing units will be connected to form increasingly powerful systems. IonQ believes that the ion trap approach offers the following advantages over other approaches:

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Atomic qubits are nature’s qubits: Using atoms as qubits means that every qubit is exactly identical and perfectly quantum. This is why atomic qubits are used in the atomic clocks that do the precise timekeeping for mankind. Many other quantum systems rely upon fabricated qubits, which bring about imprecisions such that no single qubit is exactly the same as any other qubit in the system. For example, every superconducting qubit comes with a different frequency (or must be tuned to a frequency) due to manufacturing imprecision. Overall, IonQ believes that systems relying upon fabrication of their qubits are more susceptible to error.

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Trapped ion qubits are well-isolated from environmental influences: When a quantum system interacts with its environment, the quantum state loses coherence and is no longer useful for computing. For example, in a superconducting qubit, the qubit tends to lose its coherence within approximately 10 to 50 microseconds. Even neutral atoms are perturbed to some extent when they are trapped in space. In contrast, trapped ion qubits are confined via electric fields in an ultra-high vacuum environment, and their internal qubits are hence perfectly isolated. As a result, the coherence of trapped ions can be preserved for about an hour, and may be able to be preserved for longer if isolation technology improves. Longer coherence times mean more computations can be performed before noise overwhelms the quantum calculation and is key to minimizing the overhead of error correction needed for large-scale quantum computers.

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Lower overhead for quantum error-correction. Quantum error-correction will likely be necessary to reduce the operational errors in any large-scale quantum computations relevant to commercial problems. Quantum error-correction uses multiple physical qubits to create an error-corrected qubit with lower levels of operational errors. For solid-state architectures, IonQ estimates that it may take at least 1,000 physical qubits to form a single error-corrected qubit, while for near-term applications with ion traps the ratio is closer to 16:1.

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Trapped ion quantum computers can run at room temperature: Solid-state qubits currently require temperatures close to absolute zero (i.e., -273.15° C, or -459.67° F) to minimize external interference and noise levels. Maintaining the correct temperature requires the use of large and expensive dilution refrigerators, which can hamper a system’s long-term scalability because the cooling space, and hence the system space, is limited. Trapped ion systems, on the other hand, can operate at room temperature. Instead of cooling the entire chip, as is the case in most other solid-state systems, the trapped ions can be cooled simply with low-power lasers while they are confined in a small vacuum chamber. This also allows IonQ to minimize the system size as technology progresses, while scaling the compute power and simultaneously reducing costs.

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All-to-all connectivity: In superconducting and other solid-state architectures, individual qubits are connected via physical wires, hence a particular qubit can only communicate with a further-removed qubit by going through the qubits that lie in-between. In the trapped ion approach, however, qubits are connected by electrostatic repulsion rather than through physical wires. As a result, qubits in IonQ’s existing systems can directly interact with any other qubit in the system. IonQ’s modular architecture benefits from this flexible connectivity, significantly reducing the complexity of implementing a given quantum circuit.

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Ion traps require no novel manufacturing capabilities: Ion trap chips consist of electrodes and their electrical connections, which are built using existing technologies. The trap chips themselves are not quantum materials. They simply provide the conditions for the ion qubits to be trapped in space, and in their current state, they can be fabricated with existing conventional and standard silicon or other micro-fabrication technologies. By contrast, solid-state qubits, such as superconducting qubits or solid-state silicon spins, require exotic materials and fabrication processes that demand atomic perfection in the structures of the qubits and their surroundings; fabrication with this level of precision is an unsolved challenge.

Technological Complexity Creates Significant Barriers to Entry

Alongside the benefits of the trapped ion approach, there are several challenges inherent in it that serve as barriers-to-entry, strengthening the advantages of IonQ’s systems. These key challenges include:

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Complex laser systems: One of the challenges of trapped ion quantum computing is the set of lasers required and the degree to which they must be stable to operate the system. Traditionally, these laser systems were assembled on an optical table on a component-by-component basis, which led to serious stability and reliability issues. IonQ believes that it has resolved this issue from an engineering standpoint and that its future roadmap will further improve manufacturability.

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Ultra-high vacuum (UHV) technology: The conventional method to achieve UHV conditions for ion trapping experiments involves using vacuum chamber designs with carefully chosen materials, assembly procedures with cumbersome electrical connections, and a conditioning procedure to prepare and bake the chamber at elevated temperatures for extended periods of time. IonQ has developed new approaches that it believes will substantially reduce the time and cost to prepare the UHV environment to operate the quantum computer.

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Executing high fidelity gates with all-to-all connectivity: While trapped ion qubits feature the highest fidelity entangling gates, it is nevertheless a major technical challenge to design a control scheme that enables all qubits in a system to form gates with each other under full software control. Through innovation in gate-implementation protocols, IonQ believes that it has developed laser delivery and control systems that will allow it to implement fully programmable, fully-connected gate schemes in its system.

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Slow gate speeds: Compared to their solid-state counterparts, trapped ions are widely believed to have slow gate speeds. While slow gate speeds are the case for many systems in operation today, both theoretical analyses and experimental demonstrations suggest this may not be a fundamental limit of trapped ion qubits (although this has not yet been demonstrated in commercial applications). In fact, high-fidelity gates with speeds comparable to those of solid-state qubits have been realized in several research laboratories. Moreover, IonQ believes that as systems with other qubit technologies scale up, their restricted connectivity and high error-correction overhead will significantly slow down their overall computation time, which IonQ believes will make the trapped ion approach more competitive in terms of operational speed.

IonQ’s Trapped Ion Implementation

IonQ has selected a trapped ion approach to quantum computing for the reasons described above. The specific implementation of IonQ’s trapped ion systems leverages the inherent advantages of the substrate and creates what IonQ believes is a path for building stable, replicable, and scalable quantum computers.

Trapped Ion Infrastructure

IonQ systems are built on individual atomic ions that serve as the computer’s qubits. Maintaining identical, replicable, and cost-effective qubits is critical to IonQ’s potential competitive advantage, and IonQ has developed a process to produce, confine, and manipulate atomic ion qubits.

To create trapped atomic ion qubits using IonQ’s approach, a solid source containing the element of interest is either evaporated or laser-ablated to create a vapor of atoms. Laser light is then used to strip one electron selectively from each of only those atoms of a particular isotope, creating an electrically charged ion. Ions are then confined in a specific configuration of electromagnetic fields created by the trapping structure (i.e., the ion trap), to which their motion is confined due to their charge. The trapping is done in an ultra-high vacuum (UHV) chamber to keep the ions well-isolated from the environment. Isolating and loading a specific isotope of a specific atomic species ensures each qubit in the system is identical. Two internal electronic states of the atom are selected to serve as the qubit for each ion. The two atomic states have enough frequency separation that the qubit is easy to measure through fluorescence detection when an appropriate laser beam is applied.

To build quantum computers, many atomic ions are held in a single trap, and the repulsion from their charges naturally forces them into a stable linear crystal (or chain) of qubits. The qubits are highly isolated in the UHV chamber, only perturbed by occasional collisions with residual molecules in the chamber, which provides near-perfect quantum memory that lasts much longer than most currently envisioned quantum computing tasks require. The qubits are initialized and measured through a system of external gated laser beams. An additional set of gated laser beams applies a force to selected ions and modulates the electrical repulsion between the ions. This process allows the creation of quantum logic gates between any pair of qubits, regardless of their distance within the crystal, which can be arbitrarily reconfigured in software.

System Modularity and Scalability

Today, all qubits in an IonQ system are stored on a single chip, referred to as a quantum processing unit (QPU). QPUs can have several cores, or zones for trapping chains of ions, comparable to multicore central processing unit (CPU) chips in classical computing. Each core can contain up to about 100 qubits in a linear crystal, and dozens of cores can potentially be co-located in a single QPU. Within a QPU, some qubits can be physically moved between cores to accommodate quantum communication between the cores. This process of moving ions within a QPU is called “shuttling” and is achieved by modifying the electromagnetic fields that form the trap.

In addition to increasing the number of qubits per QPU, IonQ believes it has identified, and it is currently developing, the technology needed to connect qubits between trapped ion QPUs, which may be commercially viable in the future. This technology, known as a photonic interconnect, uses light particles to communicate between qubits while keeping information stored stably on either end of the interconnect. The basic protocol for this photonic interconnect between ion traps in two different vacuum chambers was first realized by IonQ co-founder Christopher Monroe’s research team in 2007. IonQ believes this protocol can be combined with all-optical switching technology to enable multi-QPU quantum computers at large scale. IonQ has deep expertise in photonics; while at Bell Labs, co-founder Jungsang Kim led a team to build the world’s largest optical switch. Photonic interconnects are designed to allow IonQ systems to compute with entangled qubits spanning multiple QPUs, which IonQ believes can open up the possibility of scaling quantum computers indefinitely, similar to how high-performance computers and data centers have been scaled.

IonQ’s quantum architecture is modular, meaning that if development of this architecture is successful, the number of qubits in a QPU, or the number of QPUs in a system, could be adjusted. Also, by allowing for each qubit in a system to entangle with any other qubit in that system, IonQ believes that a system’s number of quantum gates could increase rapidly with each additional qubit added. This all-to-all connectivity is one of the key reasons IonQ believes its systems will be computationally powerful.

Gate Configuration

IonQ’s qubits are manipulated (for initialization, detection, and forming quantum logic gates) by shining specific laser beams onto the trapped ions. IonQ’s systems employ a set of lasers and a sophisticated optical system to deliver beams precisely tailored to achieve this manipulation. The laser beams are tailored by programming radio frequency (RF) signals using state-of-the-art digital chipsets, which are custom-configured to generate the signals for qubit manipulation. An operating system manages the quantum computer, maintaining the system in operation. It includes software toolsets for converting quantum programs from users into a set of instructions the computer hardware can execute to yield the desired computational results. To support system access from the cloud, IonQ offers cloud management tools and application programming interfaces (APIs) that permit programming jobs to run remotely.

IonQ’s quantum gates are fully programmable in software; there is no “hard-wiring” of qubit connections in the quantum computing hardware. The structure of a quantum circuit or algorithm can therefore be optimized in software, and the appropriate laser beams can then be generated, switched, or modulated to execute any pattern of gate interactions. IonQ’s programmable gate configurations make its systems adaptable. Unlike quantum computer systems that are limited to a single class of problems due to their architecture, IonQ believes that any computational problem with arbitrary internal algorithmic structure could be optimized to run on an IonQ system (although this has not been demonstrated at scale).

Quantum Error Correction

A key milestone in building larger quantum computers is achieving fault-tolerant quantum error-correction. In quantum error-correction, individual physical qubits prone to errors are combined to form an error-corrected qubit (sometimes referred to as a logical qubit) with a much lower error rate. Determining how many physical qubits are needed to form a more reliable logical qubit (the resource “overhead”) depends on both the error rate of the physical qubits and the specific error-correcting codes used. In 2020, IonQ co-founder Dr. Monroe’s research team at the University of Maryland demonstrated the first error-corrected qubit using 13 trapped ion qubits. With IonQ’s unique architecture, IonQ believes quantum error-correction can be completely coded in software, allowing varying levels and depths of quantum error-correction to be deployed as needed. Because the ion qubits feature very low idle and native error rates and are highly connected, IonQ expects the error-correction overhead to be about 16:1 to achieve the first useful quantum applications. This contrasts with other approaches, for which IonQ estimates the overhead to be in the range of 1,000:1 to 100,000:1.

IonQ believes its architectural decisions will make its systems uniquely capable of achieving scale. IonQ has published a roadmap for scaling to larger quantum computing systems, with concrete technological innovations designed to significantly shrink the physical size of the systems and their cost per qubit. However, meeting the milestones included in IonQ’s roadmap is not guaranteed and is dependent on various technological advancements, which could take longer than expected to realize or turn out to be impossible to achieve. IonQ believes that, with engineering advancements and firsts yet to be achieved, its quantum computers will become increasingly compact and transportable, opening up future applications of quantum computing at the edge.

IonQ’s Forward-Looking Roadmap

In December 2020, IonQ publicly released a forward-looking technical roadmap for the next eight years. For the avoidance of doubt, the IonQ roadmap is not incorporated into, and does not form part of, this registration statement. As part of this roadmap, IonQ introduced the notion of “algorithmic qubits” as a metric to measure progress. The number of algorithmic qubits (#AQ) represents the total number of qubits that can be used to perform a quantum computational task that involves of order ~(#AQ)2 entangling gate operations. This metric can be used to estimate the complexity of the computing tasks the quantum computer can execute. At low #AQ, the size of the problem the quantum computer can tackle is limited by the error rate of the entangling gate operations, rather than by the number of physical qubits available in the computer. The error rate within the system can be dramatically reduced by introducing quantum error-correction.

IonQ believes that many of the technological components needed to accomplish the performance goals of the roadmap, such as high-fidelity gate operations, photonic interconnects and quantum error-correction, have been realized in proof-of-concept demonstrations in trapped ion systems. Given IonQ’s track record of engineering and technology development, it believes that, over time, it will be able to successfully translate these technology components into IonQ products, which may enable successful deployment of its quantum computers.

IonQ’s Technical Roadmap Paves the Way for Its Leadership in Quantum Computing

IonQ’s technical roadmap was designed to provide transparent guidance to its quantum computer users regarding when IonQ expects certain quantum computing capabilities to become available. The #AQ metric provides a simple and effective measure to estimate the computational power of each generation of quantum computers. The aggressive push for improving the power of quantum computers, including the early introduction of quantum error-correction, is intended to significantly compress the time required for reaching the point when IonQ expects quantum computers may become commercially impactful at scale. By introducing the necessary technology components early and continuing to improve on the #AQ metric, IonQ is working on the development of the first quantum applications that are designed to deliver material commercial value to customers.

IonQ’s Modular Architecture is Designed to Scale with Smaller and Cheaper Systems for Each Generation

The scaling of classical computer technology, which unlocked continuously growing markets over many decades, was driven by exponential growth in computational power coupled with exponential reduction in the cost of computational power for each generation (Moore’s law). The key economic driver permitting the expansion of digital computer applications to new segments of the market was this very phenomenon of capability doubling in each generation with costs rising only modestly. IonQ believes the scaling of quantum computing may follow a similar trajectory: if the number of algorithmic qubits (#AQ) available in each generation scales dramatically, the per-AQ cost would need to be reduced exponentially to enable true scaling of quantum computers. IonQ systems have benefitted from years of architectural focus on scalability that addresses both #AQ and per-AQ cost and, as such, IonQ believes that if it is able to successfully solve remaining scalability challenges, these systems may become increasingly powerful and accessible in tandem.

At the heart of IonQ’s approach is the modular architecture that may enable such growth. IonQ expects its future systems to be modular networks of many QPUs working together as a large quantum computer, similar to how classical data centers are designed, constructed and operated today. IonQ’s engineering effort is focused on reducing the size, weight, cost and power consumption of the QPUs that will be the center of each generation of the modular quantum computer, while increasing the number of QPUs manufactured each year. IonQ intends to focus on achieving these engineering efforts over the next several years. If successful, IonQ expects that it may be able to achieve compact, lightweight, and reliable quantum computers, which can be deployed at the edge, similarly to how personal computers have enabled new applications for both government and commercial use.

Business Model

Quantum Computing and the Software-as-a-Service Model

As quantum hardware matures, IonQ expects the quantum computing industry to increasingly focus on practical applications for real-world problems, known as quantum algorithms. Today, IonQ believes that there are a large number of quantum algorithms widely thought to offer advantages over classical algorithms in that each of these algorithms can solve a problem more efficiently, or in a different manner, than a classical algorithm. IonQ’s business model is premised on the belief notion that businesses with access to quantum computers to run quantum algorithms will likely have a competitive advantage in the future.

IonQ envisions providing quantum computing as a service, complemented by access to quantum experts and algorithm development capabilities, to solve the most challenging issues facing corporations, governments, and other large-scale entities today. IonQ intends to manufacture, own, and operate quantum computers, with compute units being offered to potential customers on a QCaaS basis.

IonQ expects its target markets to experience two stages of quantum algorithm deployment: the development stage and the application stage. IonQ expects its involvement in these two stages, to the extent they will take place, to be as follows:

•	Development Stage: During the development stage, IonQ experts will assist customers in developing an algorithm to solve their business challenges. Customers may be expected to pay for quantum compute usage, in addition to an incremental amount for the consulting and development services provided in the creation of algorithms. IonQ may choose to sell this computing time to customers in a variety of ways.

•

Application Stage: Once an algorithm is fully developed for a market, IonQ anticipates that customers would be charged to run the algorithm on IonQ’s hardware. Given the mission critical nature of the use cases IonQ anticipates quantum computing will attract, IonQ believes a usage-based revenue model will result in a steady stream of revenue while providing the incremental ability to grow with customers as their algorithm complexity and inputs scale.

IonQ Customer Journey

In each new market that stands to benefit from quantum computing, IonQ intends to guide its customers and partners through two stages: the development phase and the application phase.

Development Phase: This first stage focuses on quantum algorithm development and IonQ expects it to involve deep partnerships between IonQ and customers to lay the groundwork for applying quantum solutions to the customer’s industry. IonQ expects the development phase for each market to be characterized by the following go-to-market channels:

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Co-development of quantum applications with strategic partners. IonQ intends to form long-term partnerships with select industry-leading companies (aligned with IonQ’s technology roadmap) to co-develop end-to-end solutions for the partner and to provide an early-adopter advantage to the partner in their industry.

•

Preferred compute agreements with clients. IonQ expects its preferred offerings to give the customer’s application engineers direct access to IonQ’s cutting-edge quantum systems, as well as technical support to pursue their solution development.

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Cloud access to quantum computing. IonQ’s current and future cloud partnerships with AWS’s Amazon Braket, Microsoft’s Azure Quantum and other cloud providers are or will be designed to make access to quantum computing hardware available to a broader community of quantum programmers.

•	Academic and educational partnerships. IonQ expects its partnerships with academic and research institutions around the world would support the training of a quantum-programming computer-user base.

Application Phase: This second phase is expected to commence if IonQ is successful in demonstrating the commercial viability of quantum advantage in the industry and can therefore commence with developing commercial applications and applying that advantage broadly throughout the market with new customers.

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Delivery of a full-scale quantum compute platform. For customers who have worked alongside IonQ in the development phase to curate deep in-house technical expertise in quantum computing capabilities at the time quantum advantage is achieved for the customer’s application, IonQ’s preferred computer agreements and cloud offerings are expected to offer sufficient quantum computational capacity.

•	Packaged solution offerings. When appropriate, IonQ may develop full-stack quantum solutions that can be provided directly to customers, regardless of their in-house quantum expertise.

•

Accelerated high-impact applications development. IonQ intends to provide opportunities for accelerated applications development to customers seeking compressed development timelines to solve their biggest problems and drive efficiencies.

IonQ expects the technical complexity of the solutions required for quantum algorithms to address each application area will impact when that market reaches its inflection point and transitions from the development phase to the application phase. During the NISQ computers era, IonQ expects quantum machine learning to be the first solution to transition into broadly available applications. Additional markets taking advantage of quantum material science research and optimization speed-ups may come online next, if broad-scale quantum advantage becomes accessible. If IonQ’s quantum computers achieve full-scale fault tolerance, a diverse array of industries, ranging from quantum chemistry to deeper optimization, may be able to be transitioned to the application phase.

Customers

Quantum Computing as a Service

Today, IonQ sells access to its quantum computing solutions via AWS’s Amazon Braket and Microsoft’s Azure Quantum, and directly to select customers via IonQ’s own cloud service. Making systems available through the cloud in both cases enables wide distribution without the cost or complexity of manufacturing, shipping, and servicing on-premises systems (besides IonQ’s own datacenter), and with a lower risk of having competitors reverse engineer its hardware. Through IonQ’s cloud service providers, potential customers across the world in industry, academia, and government can access IonQ’s quantum hardware with just a few clicks. These platforms serve an important purpose in the quantum ecosystem, allowing virtually anyone to try IonQ’s systems without an upfront commitment or needing to integrate with the IonQ platform.

Direct Access Customers

By directly integrating with IonQ, customers can reserve dedicated execution windows, receive concierge-level application development support, and gain early access to next-generation hardware. Such access is currently limited to a select group of end-users.

IonQ expects its standard subscription program will offer direct cloud access and additional bundled value-add services in exchange for an annual commitment, such as usage-based access to IonQ’s cloud platform, reserved system time, consultations with solution scientists, and other application and integration support.

Agreements with the University of Maryland and Duke University

Exclusive License Agreement

In July 2016, IonQ entered into a license agreement with the University of Maryland and Duke University, which was subsequently amended in September 2017, October 2017, October 2018 and February 2021 (as amended, the “License Agreement”), under which it obtained a worldwide, royalty-free, sublicensable license under certain patents, know-how and other intellectual property to develop, manufacture and commercialize products for use in certain licensed fields, the scope of which would include the application of the licensed intellectual property in ion trap quantum computing. The License Agreement provides an exclusive license under the universities’ interest in all patents (and non-exclusive for other types of intellectual property), subject to certain governmental rights and retained rights by the universities and other non-profit institutions to use and practice the licensed patents and technology for internal research and other non-profit purposes. IonQ can add patents and other intellectual property to the License Agreement through the UMD Option Agreement and Duke Option Agreement (each as defined below).

IonQ is obligated to use commercially reasonable efforts to commercialize the inventions covered by the licensed patent rights and achieve certain milestones, including the hiring of a Chief Executive Officer, obtaining equity financing by specified times and such other milestones that IonQ may specify in a development plan provided by IonQ to the universities; provided, that an extension of such timelines can be obtained by paying the University of Maryland a fee of $10,000. IonQ can extend the timing to achieve these milestones twice. IonQ has not included any additional milestones in any development plan provided to the universities, and IonQ no longer has any obligation to submit any future development plans to the universities. IonQ has met all existing milestones as provided for in the License Agreement. IonQ is also responsible for the prosecution and maintenance of the licensed patents, at its expense and using commercially reasonable efforts. IonQ has the sole right to enforce the licensed patents, at its expense.

IonQ may terminate the License Agreement at any time for any reason with at least 90 days’ written notice to the University of Maryland. The University of Maryland and Duke University may terminate the License Agreement if IonQ enters into an insolvency-related event or in the event of IonQ’s material breach of the agreement or other specified obligations therein, in each case, that remains uncured for 90 days after the date that it is provided with written notice of such breach by either university. In addition, if IonQ fails to achieve any specified milestones by the specified time (as may be extended by IonQ), the University of Maryland (with Duke University’s permission) has the right to terminate the License Agreement.

In consideration for the rights granted to IonQ under the License Agreement, IonQ issued the University of Maryland and Duke University an aggregate of 35,294 shares of IonQ common stock. Pursuant to the University of Maryland policy, Christopher Monroe, IonQ’s Chief Scientist, may receive renumeration from the University of Maryland relating to any stock IonQ has issued to the University of Maryland. Pursuant to Duke University’s policy, Christopher Monroe and Jungsang Kim, IonQ’s Chief Technology Officer and Director, may receive renumeration from Duke University relating to any stock IonQ has issued to Duke University. On June 16, 2021, pursuant to the February 2021 amendment to the License Agreement, IonQ issued the University of Maryland 63,530 shares of IonQ common stock.

Option Agreement with the University of Maryland

In July 2016, IonQ entered into an option agreement with the University of Maryland, which was subsequently amended in February 2021 (as amended, the “UMD Option Agreement”), under which it obtained the right to add University of Maryland’s interests in certain intellectual property to the License Agreement including if the intellectual property was developed by Christopher Monroe or by individuals under his supervision and such intellectual property relates to the field of ion trap quantum information processing devices. IonQ has added patents and other intellectual property to the License Agreement pursuant to the UMD Option Agreement. The UMD Option Agreement provides that in the event of a sale or liquidation of IonQ during the term of the agreement, the University of Maryland could receive additional consideration from such sale or liquidation to the extent that a holder of 0.5% of IonQ’s common stock would receive more than the University of Maryland would otherwise receive based on its then current holdings of IonQ’s common stock. The current transaction will not trigger this provision. The UMD Option Agreement terminates in July 2021. As of June 16, 2021, IonQ has issued the University of Maryland a total of 95,295 shares of IonQ common stock under the Option Agreement.

Option Agreement with Duke University

In July 2016, IonQ entered into an option agreement with Duke University, which was subsequently amended in December 2020 (as amended, the “Duke Option Agreement”), under which it obtained the right to add Duke University’s interests in certain patents or other intellectual property to the License Agreement, including if they were developed by Jungsang Kim, Christopher Monroe or Kenneth Brown, a professor at Duke University, or by individuals under their respective supervision and such patents or intellectual property relates to the field of quantum information processing devices. IonQ has added patents and other intellectual property to the License Agreement through the Duke Option Agreement. The Duke Option Agreement terminates in July 2026. Pursuant to the terms of the Duke Option Agreement, IonQ issued Duke University a total of 363,476 shares of common stock, including 299,946 shares of common stock issued pursuant to the amendment of the Duke Option Agreement.

Lease with the University of Maryland

In March 2020, IonQ entered into an amended and restated office lease with the University of Maryland (“UMD Lease”) for the lease of IonQ’s corporate headquarters and its research and development and manufacturing facility. The UMD Lease expires on December 31, 2030. IonQ may terminate the lease with not less than 120 days written notice beginning in year six. Any early termination will result in a termination fee ranging from $2.5 million in year six to $500,000 in year ten, with each year subject to a reduction of $0.5 million. Annual base rent starts at $684,272 and increases approximately 3.0% each subsequent year.

Competition

There are many other approaches to quantum computing that use qubit technology besides the trapped ion approach IonQ is taking. Large technology companies such as Google and IBM, and startup companies such as Rigetti Computing, are adopting a superconducting circuit technology approach, in which small amounts of electrical currents circulate in a loop of superconducting material (usually metal where the electrical resistance vanishes at low temperatures). The directionality of the current flow, in such an example, can represent the two quantum states of a qubit. An advantage of superconducting qubits is that the microfabrication technology developed for silicon devices can be leveraged to make the qubits on a chip; however, a disadvantage of superconducting qubits is that they need to be operated in a cryogenic environment at near absolute-zero temperatures, and it is difficult to scale the cryogenic technology. Compared to the trapped ion approach, the qubits generated via superconducting suffer from short coherence times, high error rates, limited connectivity, and higher estimated error-correction overhead (ranging from 1,000:1 to 100,000:1 to realize the error-corrected qubits from physical qubits).

There are companies pursuing photonic qubits, such as PsiQuantum and Xanadu, among others. PsiQuantum uses photons (i.e., individual particles of light) as qubits, whereas Xanadu uses a combination of photons and a collective state of many photons, known as continuous variable entangled states, as the qubits. Each company’s approach leverages silicon photonics technology to fabricate highly integrated on-chip photonic devices to achieve scaling. The advantages to this approach are that photons are cheap to generate, they can remain coherent depending on the property of the photons used as the qubit, and they integrate well with recently-developed silicon photonics technology; however, the disadvantages of photonic qubit approaches include the lack of high-quality storage devices for the qubits (photons move at the speed of light) and weak gate interactions (photons do not interact with one another easily). Both of these problems lead to photon loss during computation. Additionally, this approach requires quantum error correcting protocols with high overhead (10,000:1 or more).

Several other companies use a trapped ion quantum computing approach similar to IonQ’s, including Honeywell International, Inc. and Alpine Quantum Technologies GmbH. These companies share the fundamental advantages of the atomic qubit enjoyed by the IonQ approach. The differences between IonQ’s technology and that of these companies lies in IonQ’s processor architecture, system design and implementation and its strategies to scale. Based on publicly available information, Honeywell processors operate with the application circuits broken down to two qubits at a time, with a bus width of two, and the ion qubits are shuffled between each gate operation. The IonQ processor core involves a wide-bus architecture, where the interaction among a few dozens of atomic ion qubits can be controlled using programmable laser pulses. This typically allows quantum logic gates between all possible pairs of qubits in the processor core without extraneous operations. At scale, IonQ believes this will confer benefits in the speed and efficiency of running algorithms. At a higher level, IonQ’s scaling architecture will exploit optical interconnects among multiple quantum processing units (QPUs) in a way that allows full connectivity between any pair of qubits across the entire system. The modular scaling of multiple QPUs with photonic interconnects is unique in IonQ architecture.

Intellectual Property

IonQ protects its intellectual property rights via a combination of patent, trademark, and trade secret laws in the United States and other jurisdictions, as well as with contractual protections, to establish, maintain and enforce rights in its proprietary technologies. Unpatented research, development, know-how, and engineering skills make an important contribution to IonQ’s business. IonQ pursues patent protection only when it is consistent with IonQ’s overall strategy for safeguarding intellectual property.

In addition, IonQ seeks to protect its intellectual property rights through non-disclosure and invention assignment agreements with its employees and consultants and through non-disclosure agreements with business partners and other third parties. IonQ has accumulated a broad patent portfolio, both owned and exclusively licensed, across the range of technological fronts that make up its systems and will continue to protect its innovative inventions in the United States and other countries. IonQ’s patent portfolio is deepest in the area of devices, methods, and algorithms for controlling and manipulating trapped ions for quantum computing. IonQ’s trade secrets primarily cover the design, configuration, operation, and testing of its trapped-ion quantum computers.

As of March 19, 2021, IonQ owns or licenses, on an exclusive basis, 18 issued U.S. patents and 69 U.S. pending or allowed patent applications, 43 foreign patent applications, seven pending U.S. trademark applications, and one registered U.S. trademark. IonQ’s issued patents expire between 2028 and 2039.

Employees and Human Capital Resources

IonQ’s employees are critical to its success. IonQ is proud of the quality of its world-class team and seeks to hire employees dedicated to its focus of building the best quantum computers. As of January 1, 2021, IonQ had a 66-person-strong team of quantum hardware and software developers, engineers, and general and administrative staff. Approximately 67% of IonQ’s full-time employees are based in the greater Washington, D.C. metropolitan area. IonQ also engages a small number of consultants and contractors to supplement its permanent workforce. A majority of its employees are engaged in research and development and related functions, and more than half of its employees hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, IonQ has not experienced any work stoppages and maintains good working relationships with its employees. None of IonQ’s employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Advisors

IonQ is supported by a network of expert technical advisors that includes:

•	David Wineland, the 2012 Nobel Laureate in physics;

•	Umesh Vazirani, an early pioneer and leading researcher in quantum algorithms;

•	Robert Calderbank, a world-leading information theorist and the original inventor of quantum error-correcting codes;

•	Kenneth Brown, a current thought leader in quantum computer architectures, algorithms, and system design; and

•	Margaret (Peg) Williams, an industry leader in high-performance computing technology.

Facilities

IonQ’s only current facility is its corporate headquarters, located in College Park, Maryland, where IonQ leases approximately 32,000 square feet of space from the University of Maryland under an agreement that expires in 2030. Most of the facility is used for research and development and manufacturing. IonQ believes this facility is adequate to meet its current ongoing needs. However, in order to accommodate anticipated growth and to recruit and retain top talent around the globe, IonQ anticipates seeking additional facilities in various locations. IonQ anticipates it will be able to obtain additional space as needed under commercially reasonable terms.

Legal

From time to time, IonQ may become involved in legal proceedings relating to claims arising from the ordinary course of business. IonQ management believes that there are currently no claims or actions pending against it, the ultimate disposition of which could have a material adverse effect on its results of operations, financial condition or cash flows.

IONQ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of IonQ should be read together with IonQ’s audited financial statements for the year ended December 31, 2020, together with related notes thereto, and unaudited financial statements for the three months ended March 31, 2021, together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About IonQ” and the unaudited pro forma combined financial information as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Combined Financial Information”). The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to IonQ’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Overview

IonQ is developing quantum computers designed to solve the world’s most complex problems, and transform business, society and the planet for the better. IonQ believes that its proprietary technology, its architecture and the technology exclusively available to it through license agreements will offer it advantages both in terms of research and development, as well as the commercial value of its intended product offerings. IonQ sells access to a quantum computer with 11 qubits and it is in the process of researching and developing technologies for quantum computers with increasing computational capabilities. IonQ currently makes access to its quantum computers available via two major cloud platforms, Amazon Web Services’ (AWS) Amazon Braket and Microsoft’s Azure Quantum, and also to select customers via IonQ’s own cloud service.

IonQ is still in the early stages of generating revenue with its 11-qubit quantum computer. IonQ has incurred significant operating losses since inception. IonQ’s net losses were $7.3 million for the three months ended March 31, 2021, and it expects to continue to incur significant losses for the foreseeable future. As of March 31, 2021, IonQ had an accumulated deficit of $46.9 million.

Following the Business Combination, IonQ will change its name to IonQ Quantum, Inc. and will be a wholly owned subsidiary of the Combined Company.

The Merger Agreement and Public Company Costs

On March 7, 2021, IonQ, dMY and the Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, at the consummation of the Merger, the Merger Sub and IonQ shall cause Merger Sub to be merged with and into IonQ, with IonQ continuing as the Surviving Corporation following the Merger, being a wholly owned subsidiary of dMY and the separate corporate existence of Merger Sub shall cease. Upon completion of the Business Combination, IonQ will be the successor registrant with the SEC, meaning that IonQ’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is dMY, for financial accounting and reporting purposes under GAAP, IonQ will be the accounting acquirer and the Merger will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Company represent the continuation of the financial statements of IonQ in many respects. Under this method of accounting, dMY will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, IonQ will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of IonQ (i.e., a capital transaction involving the issuance of stock by dMY for the stock of IonQ).

Upon consummation of the Merger and the PIPE Investment, the most significant change in IonQ’s future reported financial position and results of operations is expected to be an estimated increase in cash (as compared to IonQ’s balance sheet at March 31, 2021) of approximately $271.6 million, assuming maximum stockholder redemptions of all 30,000,000 shares of IonQ common stock, or $571.6 million, assuming no redemptions, including up to $350.0 million in gross proceeds from the PIPE Investment by the PIPE Investors. Total direct and incremental transaction costs of dMY and IonQ are estimated at approximately $71.0 million, substantially all of which will be offset to additional-paid-in-capital as costs related to the reverse recapitalization.

As a consequence of the Merger, IonQ will become the successor to an SEC registrant and listed on the NYSE, which will require IonQ to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. IonQ expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19 on IonQ’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and IonQ is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors and business partners.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact its employees and operations and the operations of suppliers and business partners. In addition, various aspects of IonQ’s business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect IonQ’s development plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable at this point and any resurgence may slow down IonQ’s ability to develop its quantum computing program. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. IonQ may also experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on IonQ’s financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor IonQ’s financial condition, liquidity, operations, suppliers, industry and workforce.

Key Components of Results of Operations

Revenue

IonQ has generated limited revenues since its inception. IonQ derives revenue from providing access to QCaaS and professional services related to co-developing algorithms on its quantum computing systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and IonQ does not have any contractual relationships with the cloud service providers’ end users. IonQ has determined that its QCaaS contracts represent a combined, stand-ready performance obligation to provide access to its quantum computing systems and revenue is recognized based on its customers’ usage.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue primarily consists of expenses related to delivering IonQ’s services, including personnel-related expenses, allocated facility costs for customer facing functions, and costs associated with maintaining the cloud on which the QCaaS resides. Cost of revenue excludes depreciation and amortization related to IonQ’s quantum computing systems and related software.

Research and Development

Research and development expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for IonQ’s research and development functions. Unlike a standard computer, design and development efforts continue throughout the useful life of IonQ’s quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing future economic benefit and have no alternate future use as well as costs associated with third-party research and development arrangements.

Sales and Marketing

Sales and marketing expenses consist primarily of direct advertising, marketing and promotional expenditures. IonQ expects to continue to make the necessary sales and marketing investments to enable it to increase its market penetration and expand its customer base.

General and Administrative

General and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our corporate, executive, finance and other administrative functions. General and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance and other administrative expenses.

IonQ expects its general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, IonQ expects that its general and administrative expenses will increase in absolute dollars, but may fluctuate as a percentage of total revenue over time.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation and amortization of IonQ’s property and equipment and intangible assets that is recognized over their estimated lives.

Other Income

Other income consists of income earned on IonQ’s money market funds included in cash and cash equivalents.

Results of Operations

The following table sets forth IonQ’s statements of operations for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Revenue	$125	$—	$—	$200
Operating costs and expenses:
Cost of revenue (excluding depreciation and amortization)	181	—	143	88
Research and development(1)	3,654	2,608	10,157	6,889
Sales and marketing	227	81	486	232
General and administrative(1)	2,956	504	3,547	1,843
Depreciation and amortization	445	283	1,400	403

Total operating costs and expenses	7,463	3,476	15,733	9,455

Loss from operations	(7,338)	(3,476)	(15,733)	(9,255)
Other income	3	215	309	329

Loss before benefit for income taxes	(7,335)	(3,261)	(15,424)	(8,926)

Benefit for income taxes	—	—	—	—

Net loss	$(7,335)	$(3,261)	$(15,424)	$(8,926)

(1)	Research and development and general and administrative expenses for the periods includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Research and development	$454	$135	$716	$582
General and administrative	977	110	508	277

Comparison of Three Months Ended March 31, 2021 and 2020

Revenue

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	$125	$—	$125	100%

Revenue increased by $0.1 million, or 100% to $0.1 million for the three months ended March 31, 2021 from zero for the three months ended March 31, 2020. The increase in revenue was primarily driven by two new revenue contracts under which the Company began providing services during the three months ended March 31, 2021. The Company generated no revenue in the quarter ended March 31, 2020.

Cost of Revenue

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$181	$—	$181	100%

Cost of revenue increased by $0.2 million, or 100%, to $0.2 million during the three months ended March 31, 2021 from zero during the three months ended March 31, 2020. The increase was driven by the increase in active contracts for the three months ended March 31, 2021.

Research and Development

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Research and Development	$3,654	$2,608	$1,046	40%

Research and development expenses increased by $1.0 million, or 40%, to $3.7 million for the three months ended March 31, 2021 from $2.6 million during the three months ended March 31, 2020. The increase was primarily driven by a $0.5 million increase in payroll-related expenses, including an increase in stock-based compensation of $0.3 million, as a result of increased headcount, a $0.4 million increase in research and development costs due to amortization of the Duke and UMD arrangements, and a $0.1 million increase in miscellaneous other expenses.

Sales and Marketing

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Sales and Marketing	$227	$81	$146	180%

Sales and marketing expenses increased by $0.1 million, or 180%, to $0.2 million in the three months ended March 31, 2021, from $0.1 million during the three months ended March 31, 2020. The increase was primarily due to increased costs to promote our cloud service offerings of approximately $0.1 million and an increase of $0.1 million in payroll-related expenses.

General and Administrative

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
General and Administrative	$2,956	$504	$2,452	487%

General and administrative expenses increased by $2.5 million, or 487%, to $3.0 million during the three months ended March 31, 2021, from $0.5 million during the three months ended March 31, 2020. The increase was primarily driven by an increase of $0.6 million in auditing and accounting fees, an increase of $1.1 million in payroll-related expenses (including an increase in stock-based compensation of $0.9 million) due to increased headcount, and an increase of $0.4 million in legal fees.

Depreciation and Amortization

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and Amortization	$445	$283	$162	57%

Depreciation and amortization expenses increased by $0.2 million, or 57%, to $0.5 million during the three months ended March 31, 2021, from $0.3 million during the three months March 31, 2020. The increase in depreciation and amortization expense is primarily driven by an increase of $0.2 million due to capitalized internally developed software and capitalized quantum computing system costs attributable to an increase in the number of quantum computing systems and hardware placed in service as of March 31, 2021 compared to the comparable prior year period.

Other Income

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands)
Other income	$3	$215	$(212)	(97)%

Other income decreased by $0.2 million, or 97%, to $3 thousand during the three months ended March 31, 2021, from $0.2 million during the three months March 31, 2020. The decrease was primarily driven by less income earned on money market funds.

Comparison of the Fiscal Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue	$—	$200	$(200)	(100)%

Revenue decreased by $200 thousand, or 100%, to zero for the year ended December 31, 2020 from $200 thousand for the year ended December 31, 2019. While IonQ generated revenue in both years, it executed an arrangement with a customer for the issuance of a warrant to purchase 2,050,463 shares of Series B-1 convertible redeemable preferred stock. The warrant was evaluated and considered to represent consideration provided to a customer and as such, the recognition of the warrant expense is recorded as a reduction in revenue as revenue is earned under the contract. The decrease in revenue was primarily driven by the completion of our 2019 contract and revenue generated from our new contract off set by the amortization of these warrants. See Note 9 – Warrant Transaction Agreement to IonQ’s audited financial statements included elsewhere in this proxy statement/prospectus for additional information.

Cost of Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$143	$88	$55	63%

Cost of revenue increased by $55 thousand, or 63%, to $143 thousand for the year ended December 31, 2020 from $88 thousand for the year ended December 31, 2019. The increase was primarily driven by an increase of $50 thousand related to costs associated with maintaining the cloud on which the QCaaS resides.

Research and Development

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Research and development	$10,157	$6,889	$3,268	47%

Research and development expenses increased by $3.3 million, or 47%, to $10.2 million for the year ended December 31, 2020 from $6.9 million for the year ended December 31, 2019. The increase was primarily driven by a $1.1 million increase in payroll-related expenses, including stock-based compensation of $134 thousand, as a result of increased headcount, a $1.2 million increase in equipment costs for research on quantum computers, and a $1.3 million increase in materials and supplies expense, offset by a decrease of miscellaneous other expenses of $0.3 million.

Sales and Marketing

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Sales and marketing	$486	$232	$254	109%

Sales and marketing expenses increased by $254 thousand, or 109%, to $486 thousand in the year ended December 31, 2020, from $232 thousand in the year ended December 31, 2019. The increase was primarily due to increased costs to promote our cloud service offerings of approximately $202 thousand and an increase of $52 thousand related to payroll-related expenses such as salaries and payroll taxes.

General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
General and administrative	$3,547	$1,843	$1,704	92%

General and administrative expenses increased by $1.7 million, or 92%, to $3.5 million during the year ended December 31, 2020, from $1.8 million in the year ended December 21, 2019. The increase was primarily driven by an increase of $646 thousand in auditing and accounting fees, an increase of $628 thousand in payroll-related expenses (including an increase in stock-based compensation of $231 thousand) due to increased headcount, an increase of $316 thousand in legal fees related to the Merger, an increase of $86 thousand in recruiting expense and an increase of $260 thousand in rent expense, partially offset by decrease of $79 thousand in other general and administrative expenses related to employee meals, travel, seminars and training as a result of stay-at-home orders related to COVID-19.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Depreciation and amortization	$1,400	$403	$997	247%

Depreciation and amortization expenses increased by $997 thousand, or 247%, to $1.4 million during the year ended December 31, 2020, from $403 thousand during the year ended December 31, 2019. The increase in depreciation and amortization expense is primarily attributable to an increase in the number of quantum computing systems and hardware placed in service as of December 31, 2020 compared to the prior year comparable period, resulting in a $758 thousand increase in depreciation associated with capitalized quantum computing system costs and machinery, equipment, furniture and fixtures. In addition, depreciation and amortization increased $239 thousand due to a full year of amortization recognized on internally developed software placed into service during the year ended December 31, 2019.

Other Income

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other income	$309	$329	$(20)	(6)%

Other income decreased by $20 thousand, or 6%, to $309 thousand during the year ended December 31, 2020, from $329 thousand during the year ended December 31, 2019. The decrease was primarily driven by less income earned on money market funds.

Liquidity and Capital Resources

IonQ has incurred losses since its inception and to date has generated only limited revenue. To date, IonQ has funded its operations primarily through the issuances of convertible preferred stock and has raised gross proceeds of $84.9 million. During the year ended December 31, 2020 and the three months ended March 31, 2021, IonQ incurred net losses of $15.4 million and $7.3 million, respectively. As of March 31, 2021, IonQ had an accumulated deficit of $46.9 million. IonQ expects to incur additional losses and higher operating expenses for the foreseeable future.

As of March 31, 2021, IonQ had cash and cash equivalents of $35.4 million. IonQ believes that its cash and cash equivalents on hand as of March 31, 2021 will be sufficient to meet its working capital and capital expenditure needs for a period of at least 12 months from the date of this proxy statement/prospectus. However, this determination is based upon internal projections and is subject to changes in market and business conditions.

IonQ’s primary uses of cash are to fund its operations as it continues to grow its business. IonQ will require a significant amount of cash for expenditures as it invests in ongoing research and development. Until such time as IonQ can generate significant revenue from sales of its QCaaS, if ever, it expects to finance its cash needs through public or private equity or debt financings or other capital sources, including potential collaborations and other similar arrangements. However, IonQ may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that IonQ raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If IonQ raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to its quantum computing technology on terms that may not be favorable to IonQ and/or may reduce the value of IonQ common stock. If IonQ is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its quantum computing development efforts. IonQ’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

Cash Flows

The following table summarizes IonQ’s cash flows for the period indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash used in operating activities	$(3,898)	$(2,323)	$(12,007)	$(7,721)
Net cash used in investing activities	(2,154)	(3,828)	(11,676)	(3,342)
Net cash provided by financing activities	5,363	7	276	62,223

Cash Flows from Operating Activities

IonQ’s cash flows from operating activities are significantly affected by the growth of its business primarily related to research and development, sales and marketing, and general and administrative activities. IonQ’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities during the three months ended March 31, 2021 was $3.9 million, resulting primarily from a net loss of $7.3 million, adjusted for non-cash charges of $0.4 million in depreciation and amortization and $1.4 million in stock-based compensation. The increase in net cash used in operations from the comparable prior year period was primarily related to IonQ’s increased research and development activities and associated hiring of personnel, partially offset by an increase in accrued expenses primarily driven by legal fees related to the Merger.

Net cash used in operating activities during the three months ended March 31, 2020 was $2.3 million, resulting primarily from a net loss of $3.3 million, adjusted for non-cash charges of $0.3 million in depreciation and amortization and $0.2 million in stock-based compensation.

Net cash used in operating activities during the year ended December 31, 2020 was $12.0 million, resulting primarily from a net loss of $15.4 million, adjusted for non-cash charges of $1.4 million in depreciation and amortization and $1.2 million in stock-based compensation. The increase in net cash used in operations from the prior year was primarily related to IonQ’s increased research and development activities and associated hiring of personnel.

Net cash used in operating activities during the year ended December 31, 2019 was $7.7 million, resulting primarily from a net loss of $8.9 million, adjusted for non-cash charges of $403 thousand in depreciation and amortization and $859 thousand in stock-based compensation.

Cash Flows from Investing Activities

Net cash used in investing activities during the three months ended March 31, 2021 was $2.2 million representing additions of $1.7 million to property and equipment primarily related to the development of three quantum computing systems, $0.2 million to intangible assets, and $0.3 million of capitalized internal software development costs.

Net cash used in investing activities during the three months ended March 31 2020 was $3.8 million representing additions of $3.5 million to property and equipment primarily related to the development of quantum computing systems, $0.1 million to intangible assets, and $0.3 million of capitalized internal software development costs.

Net cash used in investing activities during the year ended December 31, 2020 was $11.7 million representing additions of $10.0 million to property and equipment primarily related to the development of three quantum computing systems, $513 thousand to intangible assets, and $1.1 million of capitalized internal software development costs.

Net cash used in investing activities during the year ended December 31, 2019 was $3.3 million representing additions of $2.4 million to property and equipment primarily related to the development of a quantum computing systems, $524 thousand to intangible assets, and $400 thousand of capitalized internal software development costs.

Cash Flows from Financing Activities

Net cash provided by financing activities during the three months ended March 31, 2021 was $5.3 million primarily reflecting proceeds from the early exercise of stock options.

Net cash provided by financing activities during the three months ended March 31, 2020 was $7 thousand reflecting proceeds from stock options exercised.

Net cash provided by financing activities during the year ended December 31, 2020 was $276 thousand primarily reflecting net proceeds from the issuance of IonQ common stock.

Net cash provided by financing activities during the year ended December 31, 2019 was $62.2 million, primarily reflecting net proceeds from the issuance of Series B convertible preferred stock of $60 thousand, net proceeds from the issuance of Series B-1 convertible preferred stock of $61.9 million, and net proceeds from issuance of IonQ common stock of $296 thousand.

Contractual Obligations and Commitments

The following table summarizes IonQ’s contractual obligations and other commitments as of March 31, 2021, and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Contractual Obligations:
Operating lease obligation(1)	$7,426	$443	$1,315	$2,318	$3,350

Total	$7,426	$443	$1,315	$2,318	$3,350

(1)	Includes future minimum payments for an operating lease of corporate office facilities.

Off-Balance Sheet Arrangements

IonQ did not have off-balance sheet arrangements during the periods presented, and does not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

IonQ’s consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with GAAP.

Preparation of these financial statements requires IonQ to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. IonQ also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While IonQ’s significant accounting policies are described in the notes to its financial statements included elsewhere in this proxy statement/prospectus, IonQ believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Capitalized Internally Developed Software

Capitalized internally developed software, which is included in intangible assets, net, consists of costs to purchase and develop internal-use software, which IonQ uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended, until the time the software is placed in service for its intended use. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use as part of the Company’s service offerings, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is typically assessed to be 3 years.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation. Historical cost of fixed assets is the cost as of the date acquired.

Prior to 2019, IonQ built certain quantum computing systems solely for research and development purposes and these quantum computing systems were deemed to have no alternative future use. In 2019, IonQ began to commercialize its quantum computing systems via the offering of QCaaS and quantum computing systems built thereafter were determined to provide a probable future economic benefit. As a result, hardware and labor costs associated with the building of such quantum computing systems were capitalized. Costs to maintain quantum computing systems are expensed as incurred. Depreciation and amortization are calculated using the straight-line method over the estimated useful life of two years for the quantum computing systems.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, intangible assets and capitalized internally developed software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, IonQ first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset or asset group exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 or 2019 or for the interim periods ended March 31, 2021 or 2020.

Revenue Recognition

IonQ derives revenue from providing access to its QCaaS and professional services related to co-developing algorithms on the quantum computing systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and IonQ does not have any contractual relationships with the cloud service providers’ end users. For these arrangements, revenue is recognized at the amount charged to the cloud service provider, and does not reflect any mark-up to the end user.

IonQ applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”), Revenue from Contracts with Customers (“ASC 606”), and all related applicable guidance.

IonQ has determined that its QCaaS contracts represent a combined, stand-ready performance obligation to provide access to its quantum computing systems together with related maintenance and support. The transaction price generally includes a variable fee based on usage of its quantum computing systems and may include a fixed fee for a minimum volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay an amount for usage over contractual minimums contained in the contracts. For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period. Any variable fees for usage over the contractual minimums are estimated at contract inception and recognized ratably over the access period, unless such variable usage fees are probable of reversal in future periods. In those instances, variable usage fees are included in the determination of the transaction consideration once known. For contracts without fixed fees, variable usage fees are billed and recognized during the period of such usage. For the years ended December 31, 2020 and 2019 and the interim periods ended March 31, 2021 and 2020, all of the revenue recognized by IonQ was recognized based on transfer of service over time. There were no revenues recognized at a point in time.

IonQ may enter into multiple contracts with a single counterparty at or near the same time. IonQ will combine contracts and account for them as a single contract when one or more of the following criteria are met: (i) the contracts are negotiated as a package with a single commercial objective; (ii) consideration to be paid in one contract depends on the price or performance of the other contract; and (iii) goods or services promised are a single-performance obligation.

In 2019, contemporaneous with a revenue arrangement, IonQ executed an arrangement with the same counterparty for the issuance of a warrant to purchase 2,050,463 shares of Series B-1 convertible redeemable preferred stock. The warrant was evaluated and considered to represent consideration provided to a customer and as such, the recognition of the warrant expense is recorded as a reduction in revenue as revenue is earned under the contract.

For contractual arrangements where consideration is paid up-front, the transfer of the quantum computing services is completed at the discretion of the customer as the customer chooses to use the services starting from the date of contract inception. As such, the up-front payment of consideration does not represent a significant financing component.

Convertible Redeemable Preferred Stock

Holders of IonQ preferred stock have certain preference rights relative to IonQ common stock. IonQ preferred stock contains certain redemption and conversion features that are evaluated for appropriate classification. The IonQ preferred stock is not classified as a liability because it is not mandatorily redeemable and does not contain an obligation to issue a variable number of shares. However, the IonQ preferred stock can be redeemed upon the occurrence of a liquidation event which is not solely within IonQ’s control. As such, the preferred stock has been classified as redeemable interests outside of permanent equity (i.e., mezzanine) as a result of these features.

Warrants

IonQ’s outstanding warrants to a customer are accounted for as non-employee share-based payments and have the same risks and rewards as the corresponding equity share ownership in Series B-1 preferred stock. The warrants are accounted for in accordance with ASC 718, Compensation – Stock Compensation, and are classified outside of permanent equity (i.e., mezzanine) consistent with the underlying Series B-1 preferred stock. The warrants were valued using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model which requires estimates of highly subjective assumptions including the fair value of the Series B-1 preferred stock, risk-free interest rate, expected term which is based on the contractual life of the warrant shares, expected volatility and the dividend yield. The warrant expense is recorded as a reduction in revenue as revenue is earned under the arrangement with the customer.

Stock-Based Compensation

IonQ measures and records the expense related to stock-based payment awards based on the fair value of those awards as of the date of grant. IonQ recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period. The straight-line method is used to recognize stock-based compensation over the applicable period. IonQ uses the Black-Scholes option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the fair value of the IonQ common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The assumptions are based on the following:

•

Expected Volatility. Expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in IonQ’s industry peer group, financial, and market capitalization data.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

•

Dividend Yield. IonQ used an expected dividend yield of zero. IonQ has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends on its Common Stock in the foreseeable future.

•

Expected Term. IonQ has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected term. Certain of IonQ’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

•

Fair Value of Common Stock. Given the historical absence of an active market for IonQ’s shares of common stock, IonQ obtained a valuation from a third-party appraisal firm to assist in its determination of the fair value of common stock as of the grant date.

•	Forfeitures. The Company records forfeitures as they occur.

If any assumptions used in the Black-Scholes option-pricing model change significantly, stock option compensation expense for future awards may differ materially compared with the expense for awards granted previously.

Equity Valuations

The fair value of our equity instruments has historically been determined based upon information available at the time of grant. Given the absence of a public trading market for IonQ capital stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, IonQ management has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our equity instruments at each grant date.

These factors included:

•	contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	IonQ’s actual operating and financial performance;

•	IonQ’s current business conditions and projections;

•	IonQ’s progress on research and development efforts;

•	stage of development;

•	the prices, preferences and privileges of shares of IonQ’s convertible preferred stock relative to shares of IonQ’s common stock;

•	likelihood of achieving a liquidity event for the underlying equity instruments, such as a business combination, given prevailing market conditions;

•	lack of marketability of IonQ common stock; and

•	macroeconomic conditions.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 2 to IonQ’s audited financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

IonQ had cash and cash equivalents of $35.4 million as of March 31, 2021. IonQ holds its cash and cash equivalent for working capital purposes. IonQ’s cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, IonQ believes that it does not have any material exposure to changes in the fair value of its cash and cash equivalents due to changes in interest rates. Declines in interest rates, however, would reduce IonQ’s future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on IonQ’s financial statements.

Concentration of Credit Risk

IonQ deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold IonQ’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. dMY previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination the Combined Company will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare IonQ’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the Combined Company’s fiscal year in which the Combined

Company has total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

IONQ EXECUTIVE COMPENSATION

For the year ended December 31, 2020, IonQ’s named executive officers were:

•	Peter Chapman, IonQ’s President & Chief Executive Officer; and

•	Jungsang Kim, IonQ’s Chief Technology Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of IonQ’s named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary	Option Awards(1)	All Other Compensation(2)	Total
Peter Chapman President and Chief Executive Officer	$350,000	—	$14,250	$364,250
Jungsang Kim Chief Technology Officer	213,533	$1,177,277	—	1,390,760

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2020 computed in accordance with ASC 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included elsewhere in this proxy statement/registration statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Amounts in this column represent IonQ’s 401(k) matching contribution for each named executive officer.

Outstanding Equity Awards as of December 31, 2020

The following table presents information regarding outstanding option awards held by the named executive officers as of December 31, 2020. All awards were granted pursuant to the 2015 Plan. See the section titled “—IONQ Executive Compensation—Equity Incentive Plans—2015 Plan” below for additional information.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Peter Chapman	5/17/2019	633,333	1,366,667	(1)	$0.54	5/16/2029
Jungsang Kim	11/3/2020	5,000	295,000	(2)	2.79	11/2/2030

(1)

10% of the shares underlying this option vested on November 17, 2019, and the remaining shares underlying this option vesting in 54 equal monthly installments on the last calendar day of the month, subject to continued service at each vesting date. If Mr. Chapman is terminated without “cause” or resigns for “good reason” (each, as defined in his offer letter) within the 12-month period following a “change in control” (as defined in the 2015 Plan), then 50% of any then-outstanding unvested shares of common stock subject to this option grant will become fully vested and exercisable.

(2)	The shares underlying this option vest in 60 equal monthly installments on the last calendar day of the month, subject to continued service at each vesting date.

Employment Arrangements

Each of the named executive officers is an at-will employee with certain rights to advance notice prior to termination. Except as set forth below, IonQ has not entered into any employment agreements or offer letters with its named executive officers.

Peter Chapman

In                  2021, IonQ entered into an amended and restated offer letter agreement with Mr. Chapman which governs the current terms of his employment as IonQ’s Chief Executive Officer. Mr. Chapman’s current annual base salary for 2021 is $350,000. Mr. Chapman is eligible to participate in any bonus plan that may be established for executive officers and is also eligible for, reimbursement of business expenses and to participate in IonQ’s standard employee benefit plans and programs. If Mr. Chapman is terminated without “cause” or resigns for “good reason” (each, as defined in his offer letter) within the 12-month period following a “change in control” (as defined in in the 2015 Plan), then 50% of any then-outstanding unvested shares of common stock subject to his initial option grant will become fully vested and exercisable. In connection with commencement of his employment, Mr. Chapman was granted an option to purchase 2,000,000 shares of IonQ common stock.

Jungsang Kim

In                  2021, IonQ entered into an amended and restated offer letter agreement with Dr. Kim that established a part-time employment relationship and governs the current terms of his employment as IonQ’s Chief Technology Officer. Dr. Kim’s annual base salary for 2021 is $280,000. Dr. Kim is also eligible for reimbursement of business expenses and to participate in IonQ’s standard employee benefit plans and programs for which he may qualify as a part-time employee.

Thomas Kramer

In                  2021, IonQ entered into an amended and restated offer letter agreement with Mr. Kramer which governs the current terms of his employment as IonQ’s Chief Financial Officer. Mr. Kramer’s current annual base salary is $200,000. Mr. Kramer is eligible for an annual performance bonus consistent with IonQ’s bonus program and is also eligible to participate in IonQ’s standard employee benefit plans and programs. In connection with commencement of his employment, Mr. Kramer was granted an option to purchase 667,377 shares of IonQ common stock. If Mr. Kramer is subject to an “involuntary termination” (as defined in the 2015 Plan) within the 12-month period following a “change in control” (as defined in in the 2015 Plan), then 100% of any then-outstanding unvested shares of common stock subject to his initial option grant vest as described in the applicable stock option agreement.

Christopher Monroe

In                 , IonQ entered into an amended and restated offer letter agreement with Christopher Monroe that established a part-time employment relationship and governs the current terms of his employment as IonQ’s Chief Scientist. Dr. Monroe’s current base salary is $200,000. Dr. Monroe is also eligible for reimbursement of business expenses and to participate in IonQ’s standard employee benefit plans and programs for which he may qualify as a part-time employee.

Salle Yoo

In                  2021, IonQ entered into an amended and restated offer letter agreement with Ms. Yoo which governs the current terms of her employment as IonQ’s Chief Legal Officer and Corporate Secretary. Ms. Yoo’s current annual base salary is $300,000. Ms. Yoo is eligible for an annual performance bonus consistent with IonQ’s bonus program and is also eligible to participate in IonQ’s standard employee benefit plans and programs.

In connection with commencement of her employment, Ms. Yoo was granted an option to purchase 315,000 shares of IonQ common stock. Ms. Yoo is permitted to Early Exercise (as defined in the 2015 Plan) this grant as consistent with the terms of the 2015 Plan. If Ms. Yoo is subject to an “involuntary termination” (as defined in the 2015 Plan) within the 12-month period following a “change in control” (as defined in in the 2015 Plan), then 50% of any then-outstanding unvested shares of common stock subject to her initial option grant vest as described in the applicable stock option agreement.

Health and Welfare and Retirement Benefits; Perquisites

All of IonQ’s named executive officers, except Dr. Kim, are eligible to participate in IonQ’s employee benefit plans, including medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of IonQ’s other full-time employees. Part-time employees, including Dr. Kim, are not eligible to participate in IonQ’s employee benefit plans. IonQ generally does not provide perquisites or personal benefits to its named executive officers, except in limited circumstances, and it did not provide any perquisites or personal benefits to its named executive officers in 2020.

401(k) Plan

IonQ’s named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. IonQ currently makes matching contributions into the 401(k) plan on behalf of participants equal to 100% on participant contributions up to 5% of their compensation. Participants are always vested in their contributions to the plan. Participants vest in their company matching and nonelective contributions under a one to five-year graded vesting schedule. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Executive Compensation

Following the Merger, the Compensation Committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of IonQ and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Equity Incentive Plans

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as IonQ believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. IonQ believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 5 will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 6. Below is a description of the 2015 Plan.

2015 Plan

The following summary describes the material terms of the 2015 Plan, which was adopted by the IonQ board of directors and approved by the stockholders of IonQ in September 2015.

Awards. The 2015 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, restricted stock units, and stock appreciation rights (collectively, “Awards”) to IonQ’s employees, directors, and consultants who provide services to IonQ. IonQ has granted ISOs and NSOs under the 2015 Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of IonQ common stock that may be issued pursuant to stock awards under the 2015 Plan will not exceed 9,002,266 shares. The maximum number of shares of IonQ common stock that may be issued pursuant to the exercise of ISOs under the 2015 Plan is 27,006,798 shares.

Shares subject to awards granted under the 2015 Plan that expire or terminate without being exercised in full or that are settled in cash rather than in shares do not reduce the number of shares available for issuance under the 2015 Plan. Also, any shares reacquired to cover withholding obligations or as consideration for the exercise of an option will again become available for issuance under the 2015 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to IonQ or repurchased because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2015 Plan.

Plan Administration. The 2015 Plan is administered by IonQ’s board of directors, or a duly authorized committee of its board of directors and is referred to as the “plan administrator” in the 2015 Plan. Subject to the provisions of the 2015 Plan, the plan administrator will determine in its discretion the persons to whom and the times at which Awards are granted, the sizes of such Awards and all of their terms and conditions. The plan administrator will have the authority to construe and interpret the terms of the 2015 Plan and Awards granted under it. The plan administrator may also delegate to one or more of IonQ’s officers the authority to (1) designate employees (other than officers) to receive specified awards and (2) determine the number of shares subject to such awards.

Under the 2015 Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. As of December 31, 2020, options to purchase 5,400,426 shares of IonQ common stock were outstanding under the 2015 Plan. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2015 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of IonQ common stock on the date of grant. Options granted under the 2015 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The standard form of option award agreement under the 2015 Plan provides that options will vest 20% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 48 months, subject to continued service through each applicable date. Under the 2015 Plan, the plan administrator has the authority to grant Awards with early exercise rights and to provide for accelerated vesting.

The plan administrator determines the term of stock options granted under the 2015 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with IonQ or any of its affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with IonQ or any of its affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with IonQ or any of its affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term. Unless explicitly provided otherwise in an option agreement, options will terminate immediately upon a termination for “cause” (as defined in the 2015 Plan).

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of IonQ common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of IonQ common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of IonQ’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of IonQ’s total combined voting power or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to IonQ’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for past or future services actually or to be rendered to IonQ, or any other form of legal consideration that may be acceptable to IonQ’s board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with IonQ ends for any reason, IonQ may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with IonQ through a forfeiture condition or a repurchase right.

Changes to Capital Structure. In the event there is a specified type of change in IonQ’s capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2015 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2015 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between IonQ and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	Arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	Arrange for the assignment of any reacquisition or repurchase rights held by IonQ to the surviving or acquiring corporation;

•	Accelerate the vesting of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	Arrange for the lapse of any reacquisition or repurchase rights held by IonQ;

•	Terminate or cancel or arrange for the termination or cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction; and

•

Make a payment equal to the excess, if any, of (A) the value of the property the holder of the stock award would have received on exercise of the award, over (B) any exercise price payable by such holder in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the 2015 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of IonQ’s assets, (2) the sale or disposition of at least 90% of IonQ’s outstanding securities, (3) a merger or consolidation in which IonQ does not survive the transaction, or (4) a merger or consolidation in which IonQ does survive the transaction but the shares of IonQ common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In addition to the above, the plan administrator may provide, in an individual award agreement that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Under the 2015 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of IonQ’s then outstanding stock, (2) a merger, consolidation or similar transaction in which IonQ stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of IonQ’s assets other than to an entity more than 50% of the combined voting power of which is owned by its stockholders in substantially the same proportions as their ownership of IonQ’s outstanding voting securities immediately prior to such transaction, or (4) the incumbent board of directors in place on the 2015 Plan’s effective date (or those members approved or recommended by a majority vote of such incumbent members of the board of directors) cease for any reason to constitute at least a majority of the board of directors.

Plan Amendment or Termination. IonQ’s board of directors has the authority to amend, suspend, or terminate the 2015 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of IonQ stockholders. Unless terminated sooner, the 2015 Plan will automatically terminate on September 29, 2025. No stock awards may be granted under the 2015 Plan while it is suspended or after it is terminated.

Upon the closing, except as described elsewhere in this proxy statement/prospectus, outstanding stock options under the 2015 Plan will be assumed by dMY and converted into options to purchase dMY common stock. Such stock options will continue to be governed by the terms of the 2015 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2015 Plan following the date the 2021 Plan becomes effective in connection with the Merger.

Non-Employee Director Compensation

During 2020, IonQ did not provide cash, equity or other non-equity compensation for service on its board of directors. While IonQ does not have a formal director compensation policy, in connection with the appointment of Craig Barratt to IonQ’s board of directors in January 2021, IonQ granted Dr. Barratt a stock option to purchase 228,815 shares of IonQ common stock. IonQ’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors.

IonQ’s board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that the Combined Company is able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Company intends to develop a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Company.

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of the Combined Company upon the consummation of the Business Combination will include the following:

Name	Age*	Position
Executive Officers
Peter Chapman	60	President & Chief Executive Officer and Director
Jungsang Kim	51	Chief Technology Officer and Director
Christopher Monroe	55	Chief Scientist
Thomas Kramer	50	Chief Financial Officer
Salle Yoo	50	Chief Legal Officer & Corporate Secretary
Non-Employee Directors
Craig Barratt	58	Chairman of the Board
Blake Byers	36	Director
Ron Bernal	65	Director
Niccolo De Masi	40	Director
Harry You	61	Director
Key Employee
David Bacon	45	Vice President, Software

*	As of March 15, 2021.

Executive Officers

Peter Chapman. Mr. Chapman has served as IonQ’s president and chief executive officer and a member of its board of directors since May 2019. From September 2014 to May 2019, Mr. Chapman served as a director of engineering for Amazon Prime at Amazon.com, Inc. prior to joining IonQ. Before that, Mr. Chapman was the president at Media Arc, Inc. We believe Mr. Chapman is well qualified to serve on the Combined Company’s board of directors because of his prior leadership and officer positions at technology and software companies.

Jungsang Kim. Dr. Kim is IonQ’s co-founder and has served as its chief strategy officer and a member of its board of directors since September 2015. Dr. Kim assumed the role of chief technology officer in 2020. Dr. Kim has served as assistant/associate/full professor in the Department of Electrical and Computer Engineering, Department of Physics and Department of Computer Science at Duke University since June 2004. From 2006-2020, Dr. Kim was also the founder and president and chief executive officer of Applied Quantum Technologies, Inc. Dr. Kim received a B.S. in physics from Seoul National University and a Ph.D. in physics from Stanford University. We believe Dr. Kim is well qualified to serve on the Combined Company’s board of directors because of his extensive research in electrical and computer engineering and quantum mechanics.

Christopher Monroe. Dr. Monroe is IonQ’s co-founder and has served as its chief scientist since September 2016. From August 2018 until May 2019, Dr. Monroe served as IonQ’s chief executive officer. Dr. Monroe has served as a Professor of Physics and Electrical Computer Engineering at Duke University and as a College Park Professor at the University of Maryland since January 2021. Dr. Monroe also has served as Distinguished University Professor at the University of Maryland since 2015, and from September 2018 to December 2020 he served as a Professor of Electrical and Computer Engineering at the University of Maryland and from 2007 to December 2020 he served as a Bice Zorn Professor of Physics at the University of Maryland. From 2014 to December 2020, Dr. Monroe was a Fellow at the Center for Quantum Information and Computer Science and from 2007 to December 2020, Dr. Monroe was a Fellow at the Joint Quantum Institute. Dr. Monroe also held various academic and research positions at the University of Michigan, Ann Arbor, University of Colorado, Boulder, and the National Institute of Standards and Technology. Dr. Monroe serves on advisory boards at several academic institutions, including the Max Planck Institute of Quantum Optics (since 2018), the CalTech Institute for Quantum Information (since 2018), the Center for Quantum Technology, National University of Singapore (since 2018). Dr. Monroe received an S.B. in physics from Massachusetts Institute of Technology and a Ph.D. in physics from the University of Colorado, Boulder.

Thomas Kramer. Mr. Kramer has served as IonQ’s Chief Financial Officer since February 2021. From February 2017 to February 2021, Mr. Kramer served as Managing Director of Remarque Advisory. From November 2011 to October 2016, Mr. Kramer also served as Chief Financial Officer of Opower, Inc., a cloud-based enterprise software company in the utilities space. From 2000 to 2011, Mr. Kramer served as Chief Financial Officer of Cvent, Inc., a cloud-based enterprise software company in the event-management space. From 1998 to 2000, Mr. Kramer served as a consultant at the Boston Consulting Group. Mr. Kramer holds a Masters in Business Administration from Harvard Business School and a Masters of Science in economics from the Norwegian School of Economics.

Salle Yoo. Ms. Yoo has served as IonQ’s chief legal officer and corporate secretary since January 2021. From July 2012 until December 2017, Ms. Yoo served as the chief legal officer, general counsel and secretary of Uber Technologies Inc., a publicly traded ride-sharing technology company. Prior to that, Ms. Yoo was a partner at the law firm, Davis Wright Tremaine LLP. Ms. Yoo also serves as a member of the boards of directors of Helium, Inc., and of Qwick, Inc. Ms. Yoo holds a B.A. in government from Scripps College and a J.D. from Boston University.

Non-Employee Directors

Craig Barratt. Dr. Barratt has served as a member of IonQ’s board of directors since January 2021. Until May 2020, Dr. Barratt served as senior vice president and general manager of the Connectivity Group of Intel Corporation, a semiconductor company, since its acquisition of Barefoot Networks, Inc., a computer networking company, in July 2019, where he previously served as president and chief executive officer since April 2017. From June 2013 to January 2017, Dr. Barratt held several different roles at Google, including senior vice president, access and energy and advisor. Dr. Barratt previously served as president of Qualcomm Atheros, the networking and connectivity subsidiary of Qualcomm Inc., and as president, chief executive officer and a director of Atheros Communications, Inc., a fabless semiconductor company, until its acquisition by Qualcomm. Dr. Barratt has also served as a member of the board of directors of Intuitive Surgical, Inc., a robotic-assisted surgery company, since April 2011 and as chairman of the board of directors since April 2020. Dr. Barratt received a B.E. in electrical engineering and a B.S. in pure mathematics and physics from the University of Sydney, Australia as well as an M.S. and Ph.D. in electrical engineering from Stanford University. We believe Dr. Barratt is qualified to serve as a member of the Combined Company’s board of directors because of his senior leadership roles at industry leading companies in the technology sector.

Ron Bernal. Mr. Bernal has served on IonQ’s board of directors since February 2017. Mr. Bernal has served as a venture partner at New Enterprise Associates since February 2010. From May 2006 to February 2010, Mr. Bernal was a partner at Sequel Venture Partners prior to joining New Enterprise Associates. Prior to that, Mr. Bernal was a partner at Sutter Hill Ventures and was vice president of operations and chief development officer at Cisco Systems, Inc. Mr. Bernal currently serves on the board of directors of Cohere Technologies, Inc., and Tigera Inc. Mr. Bernal received a B.S. in electrical engineering from DeVry Institute of Technology. We believe Mr. Bernal is qualified to serve as a member of the Combined Company’s board of directors because of his integral involvement in the technology industry, generally, and management roles at global venture capital firms.

Blake Byers. Dr. Byers has served as a member of IonQ’s board of directors since February 2017. He has served as a member of the board of directors of Magenta Therapeutics since April 2017. Since 2012, Dr. Byers has been a partner and general partner at GV (formerly Google Ventures), a venture capital investment firm. Dr. Byers is currently Chairman of the board of directors of Pact Pharma, Inc. and previously served as their president from February 2018 to October 2018. Dr. Byers also serves on the board of directors of several private companies, including Spotlight Therapeutics. Prior to joining GV, Dr. Byers helped start two companies, led research projects on biomedical engineering at Stanford University and was an angel investor. Dr. Byers received a Ph.D. and M.S. in bioengineering from Stanford University and holds a B.S in biomedical engineering and a B.S in economics from Duke University. We believe Dr. Byers is qualified to serve as a member of the Combined Company’s board of directors because of his substantial involvement with venture capital investment firms and prior board positions at various biotechnology companies.

Niccolo De Masi. Mr. de Masi has served as the chief executive officer and a director of dMY Technology Group, Inc. III since September 2020. Since June and December 2020, respectively, Mr. de Masi has also served as the chief executive officer and director of dMY Technology Group, Inc. II and dMY Technology Group, Inc. IV. He has also been the co-chairman of the board of directors of AdMY Technology Group, Inc. since January 2021. From January 2020 to December 2020, Mr. de Masi served as Chief Executive Officer of dMY Technology Group, Inc. and has served as director of Rush Street Interactive, Inc. since December 2020, following its business combination with dMY Technology Group, Inc. Since January 2010, Mr. de Masi has been a member of the board of directors of Glu Mobile Inc., a publicly traded mobile gaming company. Since December 2014, he has served as chairman and he served as interim chairman from July 2014 to December 2014. From January 2010 to November 2016, he served as its president and chief executive officer. From February 2019 to March 2020, Mr. de Masi was the chief innovation officer at Resideo Technologies, Inc., a publicly traded securities solutions company. From October 2018 to January 2020, he served as a member of its board of directors and from February 2019 until January 2020 he served as its president of products and solutions. From November 2016 until October 2018, Mr. de Masi previously served as the president of Essential Products, Inc. Mr. de Masi served on the board of directors of Xura, Inc. and its audit committee from November 2015 until August 2016. Mr. de Masi was also previously the chief executive officer and Director of Hands-On Mobile and Monstermob Ltd. Since November 2015, Mr. de Masi has served on the Leadership Council of the UCLA Grand Challenge. Mr. de Masi received a B.A. and an MSci. in physics from Cambridge University. We believe Mr. de Masi is qualified to serve as a member of the Combined Company’s board of directors because of his breadth of experience as both an officer and board member at a variety of publicly traded technology companies.

Harry You. Mr. You has been the chairman of the board of directors of dMY Technology Group, Inc. III since September 2020. Since June and December 2020, respectively, Mr. You has also served as the chairman of dMY Technology Group, Inc. II and dMY Technology Group, Inc. IV. He is also the co-chairman of the board of directors of AdMY Technology Group, Inc. since January 2021. From January 2020 to December 2020, Mr. You served as chairman of the board of directors of dMY Technology Group, Inc. and has served as director of Rush Street Interactive, Inc. since December 2020, following its business combination with dMY Technology Group, Inc. Since January 2019, Mr. You has served as a member of the board of directors of Broadcom Inc., a publicly traded semiconductor and software company. In September 2016, Mr. You founded GTY Technology Holdings, Inc. (“GTY”), a publicly traded technology company. From September 2016 until February 2019, Mr. You served as its president, chief financial officer and director when GTY consummated its initial business combination. From February 2019 to May 2019, he served as its president and from February 2019 through August 2019 he served as its chief financial officer. Since May 2019, he has served as its vice chairman. From May 7, 2019 to May 20, 2019, Mr. You also served as GTY’s president. From February 2008 to September 2016, Mr. You served as the executive vice president of EMC Corporation (formerly NYSE: EMC) in the office of the chairman. Mr. You also held various senior executive and finance positions with BearingPoint, Oracle and Accenture. Mr. You also previously spent 14 years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. From 2004 to October 2016, Mr. You served as a director of Korn/Ferry International. From 2004 to 2005, he served as a director of Oracle Japan, Since August 2016, Mr. You has been a trustee of the U.S. Olympic Committee Foundation. Mr. You received a B.A. in economics from Harvard College and an M.A. in economics from Yale University. We believe Mr. You is qualified to serve as a member of the Combined Company’s board of directors because of his extensive and varied experience as both a senior executive and board member at a variety of publicly traded technology and software companies.

Key Employee

David Bacon. Dr. Bacon has served as IonQ’s Vice President of Software since October 2020. Since July 2011, Dr. Bacon has been on the affiliate faculty of the Paul G. Allen School of Computer Science & Engineer at the University of Washington and since October 2019 he has been an Associate Fellow in Quantum Information Science for CIFAR. From June 2011 to October 2020, Dr. Bacon held several software-related roles at Google. From November 2019 to October 2020, Dr. Bacon served as a senior staff software engineer at Google, where he ran the software team for Google’s quantum computing effort. Prior to joining Google, Dr. Bacon was a research professor at the University of Washington, where he ran the quantum computing theory group. Dr. Bacon received a B.S. in physics and in literature from the California Institute of Technology and a Ph.D. in theoretical physics from the University of California, Berkeley.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Board Composition

The Combined Company’s business and affairs will be organized under the direction of its board of directors. The board of directors of the Combined Company will meet on a regular basis and additionally as required.

In accordance with the terms of the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the Combined Company’s board of directors may establish the authorized number of directors from time to time by resolution. The Combined Company’s board of directors will consist of seven members upon the consummation of the Business Combination. In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, the Combined Company’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Combined Company’s directors will be divided among the three classes as follows:

•	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be , and , and their terms will expire at the annual meeting of stockholders to be held in 2024.

As nearly as possible, each class will consist of one-third of the directors.

The division of the Combined Company’s board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Prior to the consummation of the Business Combination, the dMY Board will undertake a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, it is expected that the board of directors of dMY will determine that none of the directors, other than Messrs. Chapman and Kim, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the dMY Board will consider the current and prior relationships that each non-employee director has with the

Combined Company and all other facts and circumstances the dMY Board deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Role of the Combined Company Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Combined Company’s board of directors will be informed oversight of the Combined Company’s risk management process. The Combined Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company board as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Combined Company’s board of directors will reconstitute its audit committee, compensation committee and nominating and corporate governance committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and NYSE rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee

The audit committee will consist of Messrs.                 ,     and                 , each of whom the Combined Company’s board of directors has determined satisfies the independence requirements under NYSE listing standards and Rule 10A- 3(b)(1) of the Exchange Act. The chair of the audit committee will be                 . dMY’s Board has determined that                  is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, dMY’s Board has examined each audit committee member’s scope of experience and the nature of their employment.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	helping the board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related person transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of         ,         and         . The chair of the compensation committee will be         . dMY’s Board has determined that each member of the compensation committee is independent under the NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	administering the equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of          ,         and         . The chair of the nominating and corporate governance committee will be         . dMY’s Board has determined that each member of the nominating and corporate governance committee is independent under the NYSE listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the board of directors;

•	considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.

Code of Ethics

Following the consummation of the Business Combination, the board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the Combined Company’s website at www.ionq.com. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements. The reference to the Combined Company website address does not constitute incorporation by reference of the information contained at or available through the Combined Company’s website, and you should not consider it to be a part of this proxy statement/prospectus.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Charter and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF COMBINED COMPANY SECURITIES

The following description summarizes the terms of the Combined Company’s capital stock, as expected to be in effect upon the consummation of the Business Combination. Assuming the adoption of the Proposed Charter by our stockholders at the Special Meeting and the amended and restated bylaws in connection with the consummation of the Business Combination, this description summarizes the provisions that will be included in such documents. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Proposed Charter and the amended and restated bylaws, which are included as Annexes B and C exhibits to this proxy statement/prospectus, and to the applicable provisions of Delaware law.

The following discussion assumes each issued and outstanding share of dMY’s Class B common stock will automatically be redesignated as Class A Stock without any action on the part of any person, including the Combined Company.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 1,020,000,000 shares of capital stock, consisting of:

•	1,000,000,000 shares of common stock, par value $0.0001 per share, and

•	20,000,000 shares of preferred stock, par value $0.0001 per share.

The outstanding shares of Combined Company common stock, and the shares of Combined Company’s common stock issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Immediately following the effective time of the Merger, dMY will file the Proposed Charter, pursuant to which each outstanding share of the series of dMY’s common stock will be reclassified, on a one for one basis, as one share of the Combined Company’s common stock.

As of the record date for the Special Meeting, there were 37,500,000 shares of dMY’s common stock outstanding, held of record by five holders of dMY’s common stock, no shares of preferred stock outstanding and 4,000,000 Private Warrants outstanding held of record by one holder of Private Warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Combined Company will be authorized, without stockholder approval except as required by the listing standards of NYSE, to issue additional shares of its capital stock.

Common Stock Following the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Combined Company’s common stock may be entitled to receive dividends out of funds legally available if the board of directors of the Combined Company, in its discretion, determines to issue dividends and then only at the times and in the amounts that the board of directors of the Combined Company may determine.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.

Fully Paid and Non-Assessable

All of the outstanding shares of Class A Stock and Class B Stock are fully paid and non-assessable.

Election of Directors

The Combined Company’s board of directors will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

dMY Common Stock Prior to the Business Combination

We are providing our the holders of our common stock with the opportunity to redeem, upon the consummation of the Business Combination, shares of common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the consummation of the Business Combination) in the Trust Account that holds the proceeds of the dMY IPO (including interest not previously released to dMY to pay its taxes). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the Deferred Discount that we will pay to the underwriters of the dMY IPO or transaction expenses incurred in connection with the Business Combination. If the Business Combination is not completed, these shares will not be redeemed.

We will consummate the Business Combination only if a majority of the outstanding shares of dMY common stock voted at the Special Meeting are voted in favor of the Transaction Proposal. However, the participation of dMY’s officers, directors, advisors or their affiliates in privately negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

Our Initial Stockholders, including the Sponsor, have agreed to vote any shares of dMY common stock owned by them in favor of the Business Combination. Public stockholders may elect to redeem their public shares without voting on the Transaction Proposal and irrespective of whether they vote for or against the Business Combination.

Pursuant to the Current Charter, if we do not complete an initial business combination by November 17, 2022, we will:

(i)	cease all operations except for the purpose of winding up;

(ii)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and

(iii)

as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the dMY IPO.

In addition, if we fail to complete an initial business combination by November 17, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of dMY beyond November 17, 2022 if we are unable to effect an initial business combination by that date.

Class B Stock Prior to the Business Combination

The Founder Shares are designated as Class B Stock and, except as described below, are identical to the Class A Stock included in the units sold in the dMY IPO, and holders of these shares have the same stockholder rights as public stockholders, except that (i) the Class B Stock is subject to certain transfer restrictions, as described in more detail below, (ii) the Initial Stockholders have entered into a letter agreement with dMY, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Class B Stock and public shares they hold in connection with the completion of the initial business combination, (B) to waive their redemption rights with respect to any Class B Stock and public shares they hold in connection with a stockholder vote to approve an amendment to dMY’s amended and restated certificate of incorporation to modify the substance or timing of dMY’s obligation to redeem 100% of its public shares if it fails to complete an initial business combination by November 17, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Class B Stock they hold if dMY fails to complete its initial business combination by November 17, 2022 or any extended period of time that dMY may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if dMY fails to complete an initial business combination within such time period, and (iii) the Class B Stock is automatically convertible into Class A Stock upon the consummation of an initial business combination on a one-for-one basis, subject to adjustment as described herein and in dMY’s amended and restated certificate of incorporation. The Insiders have agreed to vote their Class B Stock and any public shares purchased during, or after, the dMY IPO in favor of the Business Combination.

With certain limited exceptions, the Class B Stock is not transferable, assignable or salable (except to dMY’s officers and directors and other persons or entities affiliated with the sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial business combination or earlier if, subsequent to an initial business combination, the closing price of the Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, and (B) the date following the completion of an initial business combination on which dMY completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their Class A Stock for cash, securities or other property.

The holders of Class B Stock have also agreed (A) to vote any shares owned by them in favor of any proposed initial business combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial Business Combination.

Preferred Stock

dMY’s Current Charter provides, and the Proposed Charter will provide, that shares of preferred stock may be issued from time to time in one or more series. The dMY Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of dMY (or, after the closing, the Combined Company) or the removal of existing management.

dMY has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the consummation of the Business Combination.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one whole share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the dMY IPO or 30 days after the completion of the Business Combination. Pursuant to the Continental Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the Public Units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a Public Warrant unless the common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a Public Unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such Public Unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the consummation of the Business Combination, we will use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of the common stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Continental Warrant Agreement. Notwithstanding the above, if the common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of the common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of the common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the common stock except as otherwise described below; and upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of the common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of the common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “-Anti-Dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

	Fair Market Value of Common Stock
Redemption Date (period to expiration of warrants)	≤	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The “fair market value” of the common stock shall mean the average last reported sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of common stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 common stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our common stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Warrants) when the trading price for the common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Warrants) to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our common stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “-Redemption of warrants for cash.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 31, 2019. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for common stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for common stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close the Business Combination. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of common stock). If we choose to redeem the Public Warrants when the common stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer common stock than they would have received if they had chosen to wait to exercise their warrants for common stock if and when such shares of common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “Fair Market Value” (defined below) by (y) the fair market value and (B) 0.361. The “Fair Market Value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants following the consummation of the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (a) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (b) 1 minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete the Business Combination within 24 months from the closing of the dMY IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity or (e) in connection with the redemption of our Public Shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Continental Warrant Agreement based on the Black-Scholes value (as defined in the Continental Warrant Agreement) of the Public Warrant.

The Public Warrants have been registered form under the Continental Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Continental Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Continental Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the common stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the closing of the Business Combination (except, among other limited exceptions as described under the subsection of this proxy statement/prospectus titled “Shares Eligible for Future Sale—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies,” to our officers and directors and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the dMY IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the dMY IPO.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited.

We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of common stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

IonQ Warrants

On November 27, 2019, IonQ issued a warrant to acquire up to 2,050,463 shares of IonQ’s Series B-1 preferred stock, subject to certain vesting events. Upon the consummation of the Business Combination, this warrant will be converted into a warrant to acquire up to 8,580,354 shares of the Combined Company’s common stock, approximately 6.5% of which have vested. The remaining shares underlying the warrant will vest and become exercisable upon satisfaction of certain milestones based on revenue generated under the commercial agreement with the customer, to the extent certain prepayments are made by the customer prior to the fifth anniversary of the issue date of the warrant. The exercise price for the warrant is $5.5757 per share, or $1.3324 after the consummation of the Business Combination, subject to adjustment for dividends and stock splits. The warrant is exercisable through November 27, 2029, and will automatically exercise before expiration if not previously exercised. For more information, See Note 9 to IonQ’s financial statements as of and for the year ended December 31, 2020 included in this proxy statement/prospectus.

Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

dMY’s Current Charter and its current bylaws provide, and the Proposed Charter and the Combined Company’s amended and restated bylaws will provide, that special meetings of stockholders may be called only by a majority vote of the Combined Company’s board of directors, by the Chairman of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

dMY’s current bylaws provide, and the Combined Company’s amended and restated bylaws will provide, that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in dMY’s or the Combined Company’s annual proxy statement must comply with the notice periods contained therein. dMY’s current bylaws specify, and the Combined Company’s amended and restated bylaws will specify, certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

dMY’s and the Combined Company’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of dMY or the Combined Company by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum

The Current Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Current Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the

State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on the Combined Company’s behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of the Combined Company’s current or former director, officer or other employee; (3) any claim or cause of action asserting a claim against the Combined Company arising out of, or pursuant to, the DGCL, the Proposed Charter or the amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against the Combined Company or any of its directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, the Combined Company would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Combined Company or its directors, officers, or other employees, which may discourage lawsuits against the Combined Company or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the Proposed Charter to be inapplicable or unenforceable in an action, the Combined Company may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm the Combined Company’s business.

Section 203 of the Delaware General Corporation Law

The Combined Company will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Combined Company even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. The Combined Company will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitation of Liability and Indemnification

The Proposed Charter contains provisions that limit the liability of the Combined Company’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Combined Company will also enter into agreements with its officers and directors to provide contractual indemnification. dMY’s current bylaws permit, and the amended and restate bylaws to be in effect upon the consummation of the Business Combination will permit the Combined Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. The Combined Company will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Combined Company against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Combined Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Combined Company or its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Combined Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Combined Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to dMY’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, dMY has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Certain of the outstanding shares of dMY common stock and Warrants, including the Class B Stock owned by the Sponsor, are restricted securities under Rule 144 in that they were issued in a private transaction not involving a public offering. In addition, any shares of common stock held by dMY’s affiliates (including its directors, executive officers and the Sponsor) are subject to restrictions as “control securities” under the federal securities laws. Similarly, certain of the shares of Combined Company common stock that the Combined Company issues in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any shares of Combined Company common stock or Warrants held by our directors, executive officers or the Combined Company’s other affiliates following the merger will be control securities. As of the date of this proxy statement/prospectus, there were 37,500,000 shares of dMY common stock outstanding and 11,500,000 Warrants.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Combined Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Combined Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Combined Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Combined Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Combined Company for at least six months but who are affiliates of the Combined Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of the common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Combined Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Combined Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, dMY had 30,000,000 shares of Class A Stock outstanding. If the Business Combination is approved, the common stock that stockholders of IonQ receive in connection with the Business Combination will be freely tradable without restriction or further registration under the Securities Act, except for certain shares of common stock shares issued pursuant to the 2021 Plan and any shares issued to affiliates of the Combined Company within the meaning of Rule 144.

As of the date of this proxy statement/prospectus, there are 11,500,000 Warrants of dMY outstanding, consisting of 7,500,000 Public Warrants originally sold as part of the units issued in the dMY IPO, and 4,000,000 Private Warrants that were sold in a private sale to the Sponsor in connection with the dMY IPO. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, in accordance with the terms of the warrant agreements governing the warrants. 7,500,000 of these warrants are Public Warrants and are freely tradable. In addition, the Combined Company will be obligated to use its best efforts to file no later than 15 days after the closing a registration statement under the Securities Act covering 7,500,000 shares of the common stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

dMY anticipates that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

For a detailed description of the Registration Rights Agreement, see the section titled “The Merger Agreement and Related Agreements—Registration Rights Agreement.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

dMY Relationships and Related Party Transactions

Founder Shares

On September 14, 2020, the Sponsor subscribed for 7,187,500 Founder Shares for a total subscription price of $25,000, and fully paid for these on November 17, 2020. In October 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, dMY’s directors. On November 12, 2020, dMY effected a 1:1.1 stock split of the Class B Stock, resulting in an aggregate of 7,906,250 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The Sponsor agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of dMY’s issued and outstanding shares after the dMY IPO. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 Public Units; thus, only 406,250 Founder Shares were forfeited, resulting in an aggregate of 7,500,000 Founder Shares outstanding.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which dMY completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A Stock for cash, securities or other property.

Private Warrants

Simultaneously with the closing of the dMY IPO, dMY consummated the Private Placement of 4,000,000 Private Warrants at a price of $2.00 per Private Warrant to the Sponsor, generating gross proceeds of $8.0 million (including approximately $7.95 million in cash and approximately $50,000 in subscription receivable).

Each whole Private Warrant is exercisable for one whole share of Class A Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants to the Sponsor was added to the proceeds from the dMY IPO held in the Trust Account. If dMY does not complete a Business Combination within the combination period, the Private Warrants will expire worthless. The Private Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and dMY’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights Agreement

The holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of certain working capital loans, if any, (and any Class A Stock issuable upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the dMY IPO. These holders will be entitled to certain demand and “piggyback” registration rights. dMY will bear the expenses incurred in connection with the filing of any such registration statements. Upon the consummation of the Business Combination, the Registration Rights Agreement will be terminated and replaced by a new Registration Rights Agreement. See “The Merger Agreement and Related Agreements—Related Agreements—Amended and Restated Registration Rights Agreement.”

Related Party Loans

On September 14, 2020, the Sponsor agreed to loan dMY an aggregate of up to $200,000 to cover expenses related to the dMY IPO pursuant to the Note. This loan was non-interest bearing and was paid off upon the completion of the dMY IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of dMY’s officers and directors may, but are not obligated to, loan dMY working capital loans. If dMY completes a Business Combination, dMY would repay the working capital loans out of the proceeds of the Trust Account released to dMY. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, dMY may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a Business Combination. As of December 31, 2020, dMY had no borrowings under the working capital loans.

Administrative Services Agreement

dMY entered into an agreement that provides that, commencing on the date that dMY’s securities are first listed on NYSE and continuing until the earlier of dMY’s consummation of an initial business combination and dMY’s liquidation, dMY pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of dMY’s management team.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on dMY’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. dMY’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or dMY’s or their affiliates.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of NYSE. The Code of Business Conduct and Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Business Conduct and Ethics, our form of Audit Committee Charter, our form of Nominating and Corporate Governance Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with the dMY IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to us in writing at 1180 North Town Center Drive, Las Vegas, Nevada 89144 or by telephone at (702) 781-4313. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

IonQ Relationships and Related Party Transactions

Other than compensation arrangements for IonQ’s directors and executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since January 1, 2018 to which IonQ was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of IonQ’s directors, executive officers or holders of more than 5% of IonQ’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Private Placements of IonQ Securities

Series B Preferred Stock Financing

Between January 2018 and October 2018, IonQ issued and sold an aggregate of 2,930,949 shares of IonQ Series B preferred stock at a purchase price of $2.10 per share, for an aggregate purchase price of $6.0 million. Each share of IonQ Series B preferred stock will be canceled and converted into the right to receive the number of shares of Class A Stock equal to the Exchange Ratio (as defined in the Merger Agreement) upon the consummation of the Business Combination.

The table below sets forth the number of shares of Series B Preferred Stock purchased by IonQ’s related parties:

Stockholder	Shares of Series B Preferred Stock	Total Purchase Price
New Enterprise Associates 15, L.P.(1)	4,273,809	$8,974,999
GV 2016, L.P.(2)	4,285,713	8,999,997

(1)	Ron Bernal, a member of IonQ’s board of directors, is a partner of New Enterprise Associates 15, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.
(2)	Blake Byers, a member of IonQ’s board of directors, is a partner of GV 2016, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.

Series B-1 Preferred Stock Financing

Between August 2019 and November 2019, IonQ issued and sold an aggregate of 11,166,941 shares of IonQ Series B-1 preferred stock at a purchase price of $5.5757 per share, for an aggregate purchase price of $62.3 million. Each share of IonQ Series B-1 preferred stock will be canceled and converted into the right to receive the number of shares of Class A Stock equal to the Exchange Ratio (as defined in the Merger Agreement) upon the consummation of the Business Combination.

The table below sets forth the number of shares of IonQ Series B-1 preferred stock purchased by IonQ’s related parties:

Stockholder	Shares of Series B-1 Preferred Stock	Total Purchase Price
New Enterprise Associates 15, L.P.(1)	896,748	$4,999,998
GV 2019, L.P.(2)	1,076,098	6,000,000

(1)	Ron Bernal, a member of IonQ’s board of directors, is a partner of New Enterprise Associates 15, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.
(2)	Blake Byers, a member of IonQ’s board of directors, is a partner of GV 2019, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.

PIPE Investment

In connection with the execution of the Merger Agreement, dMY entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, and dMY agreed to sell the PIPE Investors, an aggregate of 35,000,000 shares of dMY common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $350.0 million, in the PIPE Investment. The table below sets forth the number of shares of dMY common stock to be purchased by IonQ’s related parties in the PIPE Offering:

Stockholder	Shares of dMY common stock	Total Purchase Price
Blake Byers(1)	300,000	$3,000,000
New Enterprise Associates 15, L.P.(2)	200,000	2,000,000
GV 2016, L.P.(1)	200,000	2,000,000

(1)	Blake Byers, a member of IonQ’s board of directors, is a partner of GV 2016, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.
(2)	Ron Bernal, a member of IonQ’s board of directors, is a partner of New Enterprise Associates 15, L.P., a beneficial owner of greater than 5% of IonQ’s capital stock.

IonQ Stockholder Support Agreement

On March 7, 2021, dMY, IonQ and certain IonQ stockholders, including holders affiliated with members of IonQ’s board of directors and beneficial owners of greater than 5% of IonQ’s capital stock, representing 54.88% of the voting power of IonQ’s then-outstanding shares of capital stock, entered into the IonQ Stockholder Support Agreement, whereby such IonQ stockholders agreed to, among other things, promptly (and in any event within three business days) following the SEC declaring effective this proxy statement/prospectus, vote or provide consent with respect to the securities of IonQ set forth in the IonQ Stockholder Support Agreement, in favor of the approval and adoption of the Merger Agreement and the transactions contemplated therein, including the conversion, effective immediately prior to and subject to occurrence of the effective time, of each outstanding share of IonQ preferred stock into shares of IonQ common stock in accordance with the amended and restated certificate of incorporation of IonQ. Additionally, such IonQ stockholders agreed, among other things, to not transfer any securities of IonQ set forth in the IonQ Stockholder Support Agreement from March 7, 2021 until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, subject to certain exceptions.

Indemnification Agreements

The Proposed Charter, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the amended and restated bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Combined Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Proposed Charter and the amended and restated bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Combined Company.

IonQ has entered into indemnification agreements with each of its directors, and the Combined Company intends to enter into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements will provide that the Combined Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Combined Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Proposed Charter and the amended and restated bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the Combined Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee. For more information regarding these indemnification agreements, see the section titled “Description of Securities.”

Related Person Transactions Policy Following the Merger

Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to the Combined Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership as of March 7, 2021 (the “Ownership Date”) and (ii) the expected beneficial ownership of the Combined Company shares immediately following the consummation of the Business Combination, assuming that no Public Shares are redeemed, and alternatively that the maximum number of our shares are redeemed, in each case, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers and directors;

•	each person who will become an executive officer or director of the Combined Company; and

•	all current executive officers and directors of dMY as a group, and all executive officers and directors of the Combined Company as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our common stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the private placement warrants as these warrants are not exercisable within 60 days of the date hereof. To our knowledge, no shares of common stock beneficially owned by any executive officer, director or director nominee have been pledged as security.

The beneficial ownership of shares of common stock prior to the Business Combination is based on 37,750,000 shares of common stock (including 30,000,000 shares of Class A Stock and 7,500,000 Founder Shares) issued and outstanding in the aggregate as of Ownership Date. The ownership percentages listed below do not include any such Class A Stock that may be purchased after the Ownership Date.

The expected beneficial ownership of shares of common stock immediately following the consummation of the Business Combination, assuming none of our Public Shares are redeemed, has been determined assuming that no shares of Class A Stock are redeemed and excludes potential dilution from Public Warrants and Private Warrants.

The expected beneficial ownership of shares of common stock immediately following the consummation of the Business Combination, assuming that 30,000,000 Public Shares have been redeemed, has been determined assuming maximum redemptions of 30,000,000 Class A Stock for aggregate redemption payments of $30.0 million using a per-share redemption price of $10.00 (due to investment-related gains in the Trust Account). Closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Investment, equaling no less than $225.0 million (after deducting any amounts paid to dMY public stockholders that exercise their redemption rights in connection with the Business Combination).

			After the Business Combination
	Before the Business Combination(1)		Assuming No Redemption		Assuming Maximum Redemption Shares of Class A Stock
Name and Address of Beneficial Owners (1)	Number of Shares(2)%		Number of Shares	%	Number of Shares	%
Directors and Named Executive Officers of dMY
dMY Sponsor III, LLC (our Sponsor)(3)	7,425,000	19.8%	7,425,000	3.8%	7,425,000	4.4%
Harry L. You(3)	7,425,000	19.8%	7,425,000	3.8%	7,425,000	4.4%
Niccolo de Masi(3)	—		—		—
Darla Anderson(3)	25,000	*	25,000	*	25,000	*
Francesca Luthi(3)	25,000	*	25,000	*	25,000	*
Charles E. Wert(3)	25,000	*	25,000	*	25,000	*
All directors and executive officers as a group (four individuals)	7,500,000	20.0%	7,500,000	7.5%	7,500,000	8.8%

Directors and Named Executive Officers of the Combined Company After Consummation of the Business Combination
Harry L. You(3)	—	—	7,425,000	3.8%	7,425,000	4.4%
Peter Chapman(4)	—	—	3,208,185	3.2%	3,208,185	1.9%
Craig Barratt(5)	—	—	957,498	*	957,498	*
Ron Bernal(6)	—	—	30,255,678	15.2%	30,255,678	17.9%
Blake Byers(7)	—	—	22,936,999	11.6%	22,936,999	13.7%
Jungsang Kim(8)	—	—	8,381,900	4.3%	8,381,900	5.0%
Niccolo de Masi(3)	—	—	—	*	—	*
All directors and executive officers as a group (10 individuals)	—	—	82,239,249	43.4%	82,239,249	49.0%

Five Percent Holders After Consummation of the Business Combination

Google Ventures	—	—	22,636,999	11.4%	22,636,999	13.4%
New Enterprise Associates	—	—	30,255,678	15.2%	30,255,678	17.9%

Less than one percent.

(1)

Unless otherwise noted, the business address of each of the directors and executive officers of dMY is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144. Unless otherwise noted, the business address of each of the directors and executive officers of the Combined Company (excluding Harry L. You and Niccolo de Masi) is 4505 Campus Drive, College Park, MD 20740.

(2)

Interests shown consist solely of Founder Shares, classified as Class B common stock. Such shares will automatically convert into Class A Stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section titled “Description of Securities.” Share amounts are subject to the full vesting of the Vesting Shares.

(3)

dMY Sponsor III, LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of dMY Sponsor III, LLC and Mr. You is the manager of dMY Sponsor III, LLC. Mr. You has voting and investment discretion with respect to the common stock held of record by dMY Sponsor III, LLC. Each of our officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by dMY Sponsor III, LLC.

(4)	Consists of 3,208,185 shares of Combined Company common stock issuable pursuant to IonQ Stock Options exercisable within 60 days of the Ownership Date.
(5)	Consists of 957,498 shares of Combined Company common stock to be issued in exchange for outstanding pre-closing IonQ common stock at closing.
(6)

Consists of (i) 30,005,865 shares of Combined Company common stock to be issued to New Enterprise Associates 15, L.P. (“NEA 15”) in exchange for outstanding pre-closing IonQ Series A preferred stock, IonQ Series B preferred stock and IonQ Series B-1 preferred stock at the closing, (ii) 49,813 shares of Combined Company common stock to be issued to NEA Ventures 2016, L.P. (“NEA Ventures”) in exchange for outstanding pre-closing IonQ Series B preferred stock at the closing and (iii) 240,000 shares Combined Company common stock purchased in the PIPE Investment by NEA 15. Ron Bernal has a pecuniary interest in the shares held by NEA 15 and NEA Ventures. The principal business address of NEA 15 and NEA Ventures is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(7)

Consists of (i) 17,933,966 shares of Combined Company common stock to be issued to GV 2016, L.P. (“GV 2016”) in exchange for outstanding pre-closing IonQ Series B-1 preferred stock at the closing, (ii) 4,503,033 shares of Combined Company common stock to be issued to GV 2019, L.P. (“GV 2019”) in exchange for outstanding pre-closing IonQ Series B preferred stock at the closing, (iii) 200,000 shares Combined Company common stock purchased in the PIPE Investment by GV 2019 and (iv) 300,000 shares Combined Company common stock purchased in the PIPE Investment. Blake Byers is a partner of GV 2016 and GV 2019. The principal business address of GV 2016 and GV 2019 is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

(8)

Consists of (i) 8,291,237 shares of Combined Company common stock to be issued in exchange for outstanding pre-closing IonQ common stock at closing held by Mr. Kim and certain trusts controlled by Mr. Kim and (ii) 90,663 shares of Combined Company common stock issuable pursuant to IonQ Stock Options exercisable within 60 days of the Ownership Date.

PROPOSAL NO. 1—THE TRANSACTION PROPOSAL

Overview

We are asking our stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Company stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement and Related Agreements” for additional information and a summary of certain terms of the Business Combination and the Merger Agreement. Company stockholders are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Resolution

“RESOLVED, that the Agreement and Plan of Merger, dated as of March 7, 2021 (the “Merger Agreement”) (in the form attached to the proxy statement/prospectus in respect of the meeting as Annex A) by and among dMY, Ion Trap Acquisition Inc., a Delaware corporation and direct, wholly-owned subsidiary of dMY, and IonQ, Inc., a Delaware corporation, and dMY’s entry into the same and the transactions contemplated thereby (such transactions, the “Business Combination”) be approved in all respects.”

Vote Required for Approval

The NYSE Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, and the Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Transaction Proposal. The Adjournment Proposal does not require the approval of the Transaction Proposal to be effective.

This Transaction Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Transaction Proposal. Failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting and broker non-votes will have no effect on the Transaction Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Transaction Proposal.

Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, the Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

THE TRANSACTION PROPOSAL.

PROPOSAL NO. 2—THE NYSE PROPOSAL

Overview

Assuming the Transaction Proposal is approved, dMY stockholders are also being asked to approve (a) the issuance of 123,808,665 Combined Company common stock and (b) the issuance and sale of 35,000,000 Combined Company common stock in the PIPE Investment.

Why dMY Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual. Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. dMY will issue shares representing 20% or more of the number of outstanding Combined Company common stock prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Merger Agreement and the PIPE Investment

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, up to an aggregate of 160,342,054 Combined Company common stock may be issued in connection with the Business Combination and the PIPE Investment, representing up to approximately 458% of the Class A Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of dMY.

Vote Required for Approval

The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.

The consummation of the Business Combination is conditioned upon the approval of each of the Required Proposals at the Special Meeting. If the Transaction Proposal is not approved, the NYSE Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the NYSE Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.

Under the current rules and interpretive guidance of the NYSE, “votes cast” on the NYSE Proposal consist of votes “for” or “against” as well as elections to abstain from voting on the NYSE Proposal. As a result, a dMY stockholder’s abstention from voting on the NYSE Proposal will have the same effect as a vote “AGAINST” the approval of this proposal.

The Sponsor and dMY directors and officers have agreed to vote the Founder Shares and any Class A Stock owned by them in favor of the NYSE Proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

THE NYSE PROPOSAL.

PROPOSAL NO. 3—THE CHARTER PROPOSAL

Overview

If the Business Combination is consummated, dMY will replace the Current Charter with the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B. In the judgment of dMY’s Board, adoption of the Proposed Charter is necessary to adequately address the needs of the Combined Company following the consummation of the Business Combination.

The Charter Proposal is composed of the following amendments to the Current Charter:

•	Name Change Charter Amendment. Change dMY’s name to “IonQ, Inc.”;

•	Corporate Purpose. Change the purpose of dMY to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•

Authorized Share Capital. Increase the total number of shares of all classes of authorized capital stock from (i) 401,000,000, consisting of (a) 400,000,000 shares of common stock, including (1) 380,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,020,000,000, consisting of (A) 1,000,000,000 shares of common stock, par value $0.0001 per share, and (B) 20,000,000 shares of preferred stock, par value $0.0001 per share;

•

Bylaws Amendment. Provide that any amendment to amended and restated bylaws will require the approval of either the Combined Company’s board of directors or the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•

Charter Amendment. Provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•	Blank Check Company. Remove the provisions under Article IX (Business Combination Requirements; Existence) relating to dMY’s status as a blank check company;

•	Corporate Opportunity Charter Amendment. Remove the provisions under Article X (Corporate Opportunity) relating to the application of the doctrine of corporate opportunity; and

•

Action by Written Consent. Provide that, subject to the rights of any series of Combined Company preferred stock, no action will be taken by any holders of shares of the Combined Company common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.

The Proposed Charter also provides for (a) a classified board structure dividing directors into three classes with only one class of directors being elected in each year and each class serving a three-year term and (b) an exclusive forum provision for certain stockholder litigation, both of which are consistent with the provisions contained in the Current Charter.

Reasons for the Amendments

The following is a summary of the reasons and, as applicable, disadvantages to stockholders, for the key changes effected by the Charter Proposal:

•

Name Change. Changing the post-combination corporate name from “dMY Technology Group, Inc. III” to “IonQ, Inc.” is desirable to reflect the business combination with IonQ and to clearly identify the Combined Company as the publicly traded entity with the name of the existing operating business of IonQ.

•	Corporate Purpose. The Proposed Charter’s purpose is more appropriate for a public operating company.

•

Authorized Share Capital. The amendment provides for the increase necessary to consummate the Business Combination, including, without limitation, the PIPE Investment, future issuances under the Equity Incentive Plan and the ESPP, each as proposed to be adopted by the dMY Board in connection with the Business Combination, and also provides flexibility for future issuances of common stock and preferred stock if determined by the Combined Company’s board of directors to be in the best interests of the Combined Company and its stockholders, including, without limitation, to support the Combined Company’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•

Bylaws Amendment. Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to the Combined Company’s amended and restated bylaws not approved by the Combined Company’s board of directors is intended to protect key provisions of the Combined Company’s amended and restated bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•

Charter and Bylaw Amendment. Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to (a) certain provisions of the Proposed Charter and (b) the Combined Company’s amended and restated bylaws is intended to protect key provisions of the Proposed Charter and the Combined Company’s amended and restated bylaws from arbitrary amendment and to make it more difficult for a simple majority of stockholders to take actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders. However, such provision may make it very difficult to approve any proposal by (i) allowing one or more stockholders the ability to block a proposal and (ii) by extending the powers of management who own a majority position, thus making it impossible to pass a proposal without management’s support.

•

Blank Check Company. The amendment will eliminate provisions specific to the Combined Company’s status as a blank check company that will serve no purpose following the consummation of the Business Combination.

•

Corporate Opportunity. The removal of the corporate opportunity doctrine provisions would ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to the Combined Company for themselves without first disclosing the opportunity to the Combined Company’s board of directors and giving the Combined Company’s board of directors the opportunity to decline the opportunity on behalf of the Combined Company.

•

Action by Written Consent. Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of the Combined Company’s board of directors and other stockholders on a proposal before voting on a proposed action. The dMY Board believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Vote Required for Approval

Approval of each of Charter Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class B Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting.

Failure to submit a proxy or to vote online at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” each of the proposals.

The consummation of the Business Combination is conditioned upon the approval of each of the Required Proposals at the Special Meeting. If the Transaction Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSALS

Overview

dMY’s stockholders are being asked to vote on certain provisions referred to below, which are included in the Proposed Charter. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the dMY Board, these provisions are necessary to adequately address the needs of the Combined Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, dMY and IonQ intend that the Proposed Charter will take effect at the consummation of the Business Combination, assuming adoption of Charter Proposal.

The following summary of certain proposed changes between the Current Charter and the Proposed Charter is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter

A. Authorized Share Capital	The Current Charter authorizes the issuance of up to (a) 400,000,000 shares of common stock, including (i) 380,000,000 shares of Class A common stock, par value $0.0001 per share and (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.	The Proposed Charter will authorize the issuance of up to (a) 1,020,000,000 shares of common stock, par value $0.0001 per share and (b) 20,000,000 shares of preferred stock, par value $0.0001 per share.

B. Bylaws Amendment	The Current Charter provides that any amendment to dMY’s bylaws requires the affirmative vote of either (i) a majority of the board of directors or (ii) a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by dMY’s stockholders shall invalidate any prior act of the dMY Board that would have been valid if such bylaws had not been adopted.	The Proposed Charter will provide that any amendment to the Combined Company’s amended and restated bylaws will require the approval of either the Combined Company’s board of directors or the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

C. Charter Amendment	The Current Charter is silent on the requirements for a minimum vote to amend the Current Charter, other than with respect to Article IX (Business Combination Requirements; Existence), which requires the approval of the holders of at least 65% of all outstanding shares of dMY common stock.	The Proposed Charter will provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Reasons for Certain Amendments to the Current Charter

A.	Authorized Share Capital

The amendment provides for the increase necessary to consummate the Business Combination, including, without limitation, the PIPE Investment, future issuances under the 2021 Plan and the 2021 ESPP, each as proposed to be adopted by the dMY Board in connection with the Business Combination, and also provides flexibility for future issuances of common stock and preferred stock if determined by the Combined Company’s board of directors to be in the best interests of the Combined Company and its stockholders, including, without limitation, to support the Combined Company’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

B.	Bylaws Amendment

Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter is intended to provide benefits to the Combined Company and all its stockholders under certain circumstances by making it more difficult for one or a few large stockholders to facilitate a takeover of the Combined Company or implement certain significant changes to the Combined Company without more widespread stockholder support.

C.	Charter Amendment

Requiring the approval by affirmative vote of holders of at least 66 2⁄3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the Proposed Charter is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval

The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on dMY or the dMY Board. Accordingly, regardless of the outcome of the non-binding advisory vote, dMY intends that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposals.

The consummation of the Business Combination is conditioned upon the approval of each of the Required Proposals at the Special Meeting. The consummation of the Business Combination is not conditioned upon the approval of the Governance Proposals at the Special Meeting. If the Transaction Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 5—THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 5, we are asking our stockholders to approve the IonQ, Inc. 2021 Equity Incentive Plan, which we refer to herein as the “2021 Plan.” dMY’s board of directors approved the 2021 Plan on             , 2021, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Combined Company Board will be able to grant awards under the IonQ, Inc. 2015 Equity Incentive Plan, which we refer to herein as the “2015 Plan.” If the 2021 Plan is approved by the stockholders, no awards will be granted under the 2015 Plan following the closing. The 2021 Plan is described in more detail below.

General Information

The purpose of the 2021 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Combined Company common stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the date of the closing. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.

The Combined Company’s equity compensation program, as implemented under the 2021 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2021 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.

If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately                 shares, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the 2021 Plan as of the effective time of the closing. In addition, as further described below under the section titled “Proposal No. 5—The Equity Incentive Plan Proposal—Description of the 2021 Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to    % of the fully-diluted Combined Company Common Stock (or a lesser number determined by the Combined Company Board). dMY’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2021 Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the

2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex D and incorporated by reference in its entirety. dMY stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility

Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of IonQ’s employees, directors and consultants will be eligible to receive awards following the closing. Following the closing, the Combined Company is expected to have approximately                 employees, non-employee directors and                 consultants who may be eligible to receive awards under the 2021 Plan.

Awards

The 2021 Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.

Authorized Shares

Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed                 shares of Combined Company common stock. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1)     % of the fully-diluted Combined Company common stock on December 31 of the preceding year, or (2) a lesser number of shares of Combined Company common stock determined by the Combined Company Board prior to the date of the increase. The maximum number of shares of Combined Company common stock that may be issued upon the exercise of ISOs under the 2021 Plan is                 shares. As of the record date, the closing price of dMY common stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the New York Stock Exchange was $         per share.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Combined Company common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $         in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such calendar year, $         in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Combined Company common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of Combined Company common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company common stock, a combination of cash and shares of Combined Company common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may receive any or all of the shares of Combined Company common stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of Combined Company common stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company common stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company common stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of the Combined Company’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Combined Company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Combined Company Common Stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Combined Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Combined Company Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to Combined Company common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

The Combined Company Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Company’s stockholders. No ISOs may be granted after the tenth anniversary of the date dMY’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2021 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to the Combined Company

Compensation of Covered Employees

The ability of the Combined Company to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, dMY cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Interests of dMY’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of our Board in favor of approval of the 2021 Plan, you should keep in mind that certain of our directors and officers have interests in the 2021 Plan that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the potential future issuance of awards to Messrs. Niccolo de Masi and Harry You as a directors of the Combined Company. See the section titled “The Business Combination—Interests of Certain Persons in the Business Combination” for a further discussion.

Equity Compensation Plan Information

As of December 31, 2020, dMY had no compensation plans (including individual compensation arrangements) under which equity securities of dMY were authorized for issuance.

Registration with the SEC

If the 2021 Plan is approved by our stockholders and becomes effective, the Combined Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of holders of a majority of the then-outstanding shares of dMY common stock entitled to vote and actually cast thereon at the Special Meeting. Failure to vote by proxy or to vote online at the virtual Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Equity Incentive Plan Proposal.

Adoption of the Equity Incentive Plan Proposal is conditioned on the approval of the Transaction Proposal, the Charter Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal at the Special Meeting.

The closing is conditioned on the approval of the Transaction Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal at the Special Meeting.

The dMY Initial Stockholders have agreed to vote the Initial Stockholder Shares, PIPE Shares, and any other shares of dMY common stock owned by them in favor of the Equity Incentive Plan Proposal. See “The Merger Agreement and Related Agreements—Related Agreements—Sponsor Support Agreement” for more information.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 6—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

In this Proposal No. 6, dMY is asking our stockholders to approve the IonQ 2021 Employee Stock Purchase Plan, which we refer to as the “ESPP.” dMY’s board of directors approved the ESPP on            , 2021, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the dMY Board believes that the ability to allow Combined Company employees to purchase shares of Combined Company Common Stock will help the Combined Company attract, retain and motivate employees and encourage them to devote their best efforts to the Combined Company’s business and financial success. Approval of the ESPP by dMY stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Combined Company’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. dMY stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of the Combined Company and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

The ESPP includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is                 shares. Additionally, the number of shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1)         % of the fully-diluted Combined Company Common Stock on December 31 of the preceding calendar year, (2)                 shares of Combined Company Common Stock, or (3) such lesser number of shares of Combined Company Common Stock as determined by the Combined Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                 , 2021, the record date, the closing price of dMY common stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the New York Stock Exchange was $         per share.

Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Combined Company employees and the employees of any of its designated affiliates will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of IonQ will be eligible to participate in the ESPP following the closing. Following the closing, the Combined Company is expected to have approximately              employees who will be eligible participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Combined Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Company and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, the Combined Company will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The Combined Company Board has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, dMY cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of dMY’s Directors and Officers in the Employee Stock Purchase Plan Proposal

When you consider the recommendation of our Board in favor of approval of the ESPP, you should keep in mind that certain of dMY’s board of directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a stockholder or warrant holder, including, among other things, the existence of financial and personal interests. See the section titled “The Business Combination—Interests of Certain Persons in the Business Combination” for a further discussion.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of holders of a majority of the then-outstanding shares of dMY common stock entitled to vote and actually cast thereon at the Special Meeting. Failure to vote by proxy or to vote online at the virtual Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.

Adoption of the Employee Stock Purchase Plan Proposal is conditioned on the approval of the Transaction Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal at the Special Meeting.

The closing is conditioned on the approval of the Transaction Proposal, the Charter Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal at the Special Meeting.

The dMY Initial Stockholders have agreed to vote the Initial Stockholder Shares, PIPE Shares, and any other shares of dMY common stock owned by them in favor of the Employee Stock Purchase Plan Proposal. See “The Merger Agreement and Related Agreements—Related Agreements—Sponsor Support Agreement” for more information.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS

THAT DMY STOCKHOLDERS VOTE “FOR”

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the chairperson of the Special Meeting, at his or her option, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal but no other proposal if the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved.

The Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by dMY that more time is necessary or appropriate to approve the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, or the Employee Stock Purchase Plan Proposal, but no other proposal if the Transaction Proposal, the NYSE Proposal and the Charter Proposal are approved, at the Special Meeting be confirmed, ratified and approved.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Transaction Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person via the virtual meeting platform or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person via the virtual meeting platform at the Special Meeting, as well as a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS

THAT COMPANY STOCKHOLDERS VOTE “FOR”

THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION

Accounting Treatment

The Business Combination is intended to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of IonQ issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of IonQ.

Appraisal Rights

Appraisal rights or dissenters’ rights are not available to holders of our Common Stock in connection with the Business Combination.

Legal Matters

The legality of shares of Class A Stock offered by the proxy statement/prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP.

Experts

The financial statements of IonQ, Inc. at December 31, 2020 and 2019, and for the years then ended, included in this proxy statement of dMY Technology Group, Inc. III, which is referred to and made part of this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given on their authority of such firm as experts in accounting and auditing.

The financial statements of dMY Technology Group, Inc. III as of December 31, 2020 and for the period from September 14, 2020 (inception) to December 31, 2020 have been included herein and in the registration statement in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Householding Information

Unless we have received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are dMY stockholders will be “householding” this proxy statement/prospectus. dMY stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at dMY Technology Group, Inc. III, 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144 or by telephone at (702) 781-4313, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Transfer Agent and Registrar

The transfer agent for our securities is Continental Stock Transfer Company.

Future Stockholder Proposals

The Special Meeting to be held on                 , 2021 will be held in lieu of the 2021 annual meeting of dMY. The next annual meeting of stockholders will be held in 2022. For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the stockholders at dMY’s 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the amended and restated bylaws. Such proposals must be received by us at our executive offices a reasonable time before we begin to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in the proxy materials for the 2021 annual meeting.

In addition, the amended and restated bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Combined Company at the principal executive offices of the Combined Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Combined Company. Nominations and proposals also must satisfy other requirements set forth in the amended and restated bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the SEC required by the Exchange Act. Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below.

If you would like additional copies of this proxy statement/prospectus or our other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us at the following address and telephone number:

dMY Technology Group, Inc. III

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

(702) 781-4313

You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali

470 West Avenue

Stamford CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokers call: (203) 658-9400

DMYI.info@investor.morrowsodali.com

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a dMY stockholder and would like to request documents, please do so by                 , 2021, or five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, such documents will be mailed to you by first class mail, or another equally prompt means.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus in addition to being a proxy statement for the Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.

We are responsible for all the information contained in this proxy statement/prospectus. Such information does not constitute any representation, estimate or projection of any other party. This document is a proxy statement for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including us, which is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

IonQ, Inc. Financial Statements

Page
Financial Statements (unaudited)
Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-30
Condensed Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020	F-31
Condensed Statements of Changes in Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit for the Three Months Ended March 31, 2021 and 2020	F-32
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-33
Notes to Condensed Financial Statements	F-34

dMY Technology Group, Inc. III Financial Statements

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of IonQ, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IonQ, Inc. (the Company) as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, changes in convertible redeemable preferred stock, warrants and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Tysons, VA

March 29, 2021

IonQ, Inc.

Balance Sheets

(in thousands, except share and per share data)

	As of December 31,
	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$36,120	$59,527
Accounts receivable	390	100
Prepaid expenses and other current assets ($1,013 and $0 attributable to related parties)	2,069	789

Total current assets	38,579	60,416

Property and equipment, net	11,988	3,011
Operating lease right-of-use assets ($4,296 and $636 attributable to related parties)	4,296	636
Intangible assets, net	2,687	1,276
Other noncurrent assets ($2,365 and $0 attributable to related parties)	2,928	6

Total Assets	$60,478	$65,345

Liabilities, Convertible Redeemable Preferred Stock and Warrants, and Stockholders’ Deficit
Current liabilities:
Accounts payable ($5 and $0 attributable to related parties)	$538	$441
Accrued expenses	608	234
Current portion of operating lease liabilities ($495 and $133 attributable to related parties)	495	133
Unearned revenue	240	—

Total current liabilities	1,881	808
Operating lease liabilities, net of current portion ($3,776 and $551 attributable to related parties)	3,776	551
Unearned revenue, net of current portion	1,118	—

Total liabilities	$6,775	1,359
Commitments and Contingencies
Convertible Redeemable Preferred Stock and Warrants:
Series A convertible redeemable preferred stock; $0.0001 par value per share; 2,000,000 shares authorized, issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $2,000 as of December 31, 2020 and 2019	1,925	1,925
Series B convertible redeemable preferred stock; $0.0001 par value per share; 9,753,798 shares authorized, issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $20,483 as of December 31, 2020 and 2019	21,111	21,111
Series B-1 convertible redeemable preferred stock; $0.0001 par value per share; 13,217,404 shares authorized as of December 31, 2020 and 2019; 11,166,941, shares issued and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $61,867 as of December 31, 2020 and 2019	61,867	61,867
Warrants for Series B-1 convertible redeemable preferred stock	566	—
Stockholders’ Deficit:
Common stock $0.0001 par value; 39,600,000 shares authorized as of December 31, 2020 and 2019; 6,262,460 and 5,536,062 shares issued, and outstanding as of December 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in capital	7,838	3,263
Accumulated deficit	(39,605)	(24,181)

Total stockholders’ deficit	(31,766)	(20,917)

Total Liabilities, Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit	$60,478	$65,345

See accompanying notes to the financial statements.

IonQ, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$—	$200
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	143	88
Research and development	10,157	6,889
Selling and marketing	486	232
General and administrative	3,547	1,843
Depreciation and amortization	1,400	403

Total operating costs and expenses	15,733	9,455

Loss from operations	(15,733)	(9,255)
Other income	309	329

Loss before benefit for income taxes	(15,424)	(8,926)
Benefit for income taxes	—	—

Net loss and comprehensive loss	$(15,424)	$(8,926)

Net loss per share attributable to common stockholders - basic and diluted	$(2.81)	$(2.24)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	5,496,316	3,984,247

See accompanying notes to the financial statements.

IonQ, Inc.

Statements of Changes in Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit

(in thousands, except share and per share data)

	Convertible Redeemable Preferred Stock							Stockholders’ Deficit
	Series A		Series B		Series B-1		Series B-1 Warrants	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance - December 31, 2018	2,000,000	$1,925	9,725,227	$21,042	—	$—	—	3,580,503	$—	$2,039	$(15,255)	$(13,216)
Net loss	—	—	—	—	—	—	—	—	—	—	(8,926)	(8,926)
Issuance of Common Stock in consideration for Additional Patent	—	—	—	—	—	—	—	31,765	—	52	—	52
Issuance of Series B Convertible Redeemable Preferred Stock, net of stock issuance costs	—	—	28,571	69	—	,-	—	—	—	(9)	—	(9)
Issuance of Series B-1 Convertible Redeemable Preferred Stock, net of stock issuance costs	—	—	—	—	11,166,941	61,867	—	—	—	—	—	—
Stock Options Exercised	—	—	—	—	—	—	—	736,294	1	295	—	296
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	750,000	—	292	—	292
Other Stock-based compensation	—	—	—	—	—	—	—	—	—	594	—	594

Balance - December 31, 2019	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,098,562	$1	$3,263	$(24,181)	$(20,917)
Net loss	—	—	—	—	—	—	—	—	—	—	(15,424)	(15,424)
Issuance of Common Stock in consideration for research and development arrangement	—	—	—	—	—	—	—	299,946	—	2,903	—	2,903
Vesting of warrant issued to a customer	—	—	—	—	—	—	566	—	—	—	—	—
Stock Options Exercised	—	—	—	—	—	—	—	426,452	—	293	—	293
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	437,500	—	170	—	170
Other Stock-based compensation	—	—	—	—	—	—	—	—	—	1,209	—	1,209

Balance - December 31, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,262,460	$1	$7,838	$(39,605)	$(31,766)

See accompanying notes to the financial statements.

IonQ, Inc.

Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(15,424)	$(8,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,400	403
Amortization of warrant	38	—
Stock-based compensation	1,224	859
Non-cash operating lease expense	77	68
Changes in operating assets and liabilities:
Accounts receivable	(290)	—
Prepaid expenses and other current assets	(699)	(337)
Other noncurrent assets	(11)	(6)
Accounts payable	96	368
Accrued expenses	374	(90)
Operating lease liabilities	(150)	(48)
Unearned revenue	1,358	—
Other noncurrent liabilities	—	(12)

Net cash used in operating activities	(12,007)	(7,721)
Cash flows from investing activities:
Purchases of property and equipment	(10,032)	(2,418)
Capitalized software development costs	(1,131)	(400)
Intangible asset acquisition costs	(513)	(524)

Net cash used in investing activities	(11,676)	(3,342)
Cash flows from financing activities:
Proceeds from the issuance of Series B convertible redeemable preferred stock	—	60
Proceeds from the issuance of Series B-1 convertible redeemable preferred stock, net of issuance costs of $396	—	61,867
Proceeds from stock options exercised	276	296

Net cash provided by financing activities	276	62,223

Net change in cash and cash equivalents	(23,407)	51,160
Cash and cash equivalents at the beginning of the period	59,527	8,367

Cash and cash equivalents at the end of the period	$36,120	$59,527

Supplemental disclosures of non-cash financing and investing activities
Issuance of common stock for purchase of Additional Patents	$—	$52
Issuance of common stock for Research and Development Arrangement	$2,903	$—
Deemed dividend on Series B preferred stock	$—	$9
Vesting of warrants	$566	$—

See accompanying notes to the financial statements.

IonQ, Inc.

Notes to Financial Statements

1. DESCRIPTION OF BUSINESS

IonQ, Inc. (“IonQ” or “the Company”) was incorporated in the state of Delaware in September 2015 and is headquartered in College Park, Maryland. The Company is engaged in quantum computing and develops general-purpose quantum computing systems.

Prior to 2019, the Company built certain quantum computing systems solely for research and development purposes. In order to operate the quantum computing systems, the Company has developed custom hardware, custom firmware, and an operating system to orchestrate the quantum computers. During 2019, the Company began to commercialize its quantum computing systems and entered into its first significant customer agreements. Through these agreements, the Company permits customers to use the quantum computing systems through a quantum-computing-as-a-service (“QCaaS”) platform.

Segment Reporting

The Company operates as one operating segment as its chief executive officer, who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”).

Emerging Growth Company

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for as a reverse recapitalization (the “Transaction”) in accordance with U.S. GAAP. Refer to Note 15 for more information regarding the Transaction. If the Transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP and regulations of the U.S. Securities and Exchange Commission requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes.

Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to: revenue recognition, capitalization of internally developed software and quantum computing costs, useful lives of long-lived assets, commitments and contingencies, forecasts and assumptions used in determining the fair value of stock-based compensation, derivatives, and warrants for preferred stock. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ and be affected by changes in those estimates.

Fair Value Measurements

The Company evaluates the fair value of certain assets and liabilities using the fair value hierarchy. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

As a basis for considering such assumptions, the Company applies the three-tier GAAP fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—observable inputs such as quoted prices in active markets;

•	Level 2—inputs other than the quoted prices in active markets that are observable either directly or indirectly;

•	Level 3—unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measure. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held, without consideration of transaction costs. Assets and liabilities that are measured using significant other observable inputs are primarily valued by reference to quoted prices of similar assets or liabilities in active markets, adjusted for any terms specific to that asset or liability.

Assets and liabilities that are measured at fair value on a non-recurring basis include property and equipment and intangible assets. The Company recognizes these items at fair value when they are considered to be impaired or upon initial recognition when acquired through a business combination or an asset acquisition. The fair value of these assets and liabilities are determined with valuation techniques using the best information available and may include quoted market prices, market comparable and discounted cash flow models.

Fair Value of Financial Instruments

Due to their short-term nature, the carrying amounts reported in the Company’s financial statements approximates the fair value for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, checking deposits and money market funds. The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are non-interest bearing and stated at the gross invoiced amount. A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations. Accounts receivable consists of the following at December 31, 2020 and 2019 (in thousands):

	2020	2019
Billed Accounts Receivable	$390	$—
Unbilled Accounts Receivable	—	100

Total	$390	$100

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off. This assessment is based on management’s evaluation of the past due receivables, collectability of specific accounts, historical loss experience and overall economic conditions.

The Company did not have any allowance for doubtful accounts as of December 31, 2020 and 2019.

Property and Equipment, Net

Property and equipment, net is stated at cost less accumulated depreciation. Historical cost of fixed assets is the cost as of the date acquired.

Prior to 2019, the Company built certain quantum computing systems solely for research and development purposes and these quantum computing systems were deemed to have no alternative future use. In 2019, the Company began to commercialize its quantum computing systems via the offering of QCaaS and quantum computing systems built thereafter were determined to provide a probable future economic benefit. As a result, hardware and labor costs associated with the building of such quantum computing systems were capitalized. Costs to maintain quantum computing systems are expensed as incurred.

Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives are as follows:

Computer Equipment and Acquired Computer Software	3 – 5 years
Machinery, Equipment, Furniture and Fixtures	5 – 7 years
Quantum Computing Systems	2 years
Leasehold Improvements	Shorter of the lease-term or the estimated useful life of the related asset

Intangible Assets, Net

The Company’s intangible assets include website domain costs, patents, intellectual property and trademarks. Intangible assets with identifiable useful lives such as patents and intellectual property are initially valued at acquisition cost and are amortized over their estimated useful lives using the straight-line method, which is generally 20 years. With respect to patents, acquisition costs include external legal and patent application costs. Intangible assets with indefinite useful lives are assessed for impairment at least annually.

Capitalized Internally Developed Software

Capitalized internally developed software, which is included in intangible assets, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended, until the time the software is placed in service for its intended use. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use as part of the Company’s service offerings, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is typically assessed to be 3 years. During the years ended December 31, 2020 and 2019, the Company capitalized $1.2 million and $423 thousand in internal-use software costs, respectively. The Company amortized $277 thousand and $45 thousand of capitalized internally developed software costs during the years ended December 31, 2020 and 2019, respectively.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment and other long-term assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 or 2019.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets and current operating lease liabilities and operating lease liabilities, net of current portion on our balance sheets. As of December 31, 2020, the Company has no financing lease arrangements. The Company recognizes lease expense for its operating leases on a straight-line basis over the term of the lease.

In accordance with ASC 842, Leases, which the Company adopted on January 1, 2019, the Company records a ROU asset and lease liability in connection with its operating leases. The Company’s lease portfolio is comprised primarily of a real estate lease, which is accounted for as an operating lease. Upon adoption, the Company recorded operating lease ROU assets and operating lease liabilities amounting to $705 thousand and $733 thousand, respectively.

The Company has opted to elect the package of practical expedients that permits it to not reassess under the new lease accounting standard, its prior conclusions for any expired or existing contracts at the application date of ASC 842, about lease identification, lease classification, and initial direct costs. The Company chose not to elect the use-of-hindsight to reassess lease term. The Company also elected not to recognize ROU assets and lease liabilities for leases with an initial term of 12 months or less. The new lease accounting standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the practical expedient to not separate lease and non-lease components for all leases.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets also include the impact of any lease incentives. Amendments to a lease are assessed to determine if it represents a lease modification or a separate contract. Lease modifications are reassessed as of the effective date of the modification using an incremental borrowing rate based on the information available at the commencement date. For modified leases the Company also reassesses the lease classification as of the effective date of the modification.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate, because the interest rate implicit in the Company’s leases is not readily determinable. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. The Company used an incremental borrowing rate of 12.2% at the date of adoption.

The Company’s lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company considers contractual-based factors such as the nature and terms of the renewal or termination, asset-based factors such as physical location of the asset and entity-based factors such as the importance of the leased asset to the Company’s operations to determine the lease term. The Company generally uses the base, non-cancelable, lease term when determining the ROU assets and lease liabilities.

Revenue Recognition

The Company derives revenue from providing access to its QCaaS and professional services related to co-developing algorithms on the Quantum Computing Systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and IonQ does not have any contractual relationships with the cloud service providers’ end users. For these arrangements, revenue is recognized at the amount charged to the cloud service provider, and does not reflect any mark-up to the end user.

The Company applies the provisions of the FASB Accounting Standards Update (“ASU”), Revenue from Contracts with Customers (“ASC 606”), and all related applicable guidance, and the standard was adopted on a full retrospective method on January 1, 2019. The adoption of ASC 606 had no impact on the Company and as such there was no recorded transition adjustment. The core principle of ASC 606 is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To support this core principle, the Company applies the following five step approach:

1.	Identify the contract with the customer

2.	Identify the performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price to the performance obligations

5.	Recognize revenue when (or as) the entity satisfies a performance obligation

The Company has determined that its QCaaS contracts represent a combined, stand-ready performance obligation to provide access to its quantum computing systems together with related maintenance and support. The transaction price generally includes a variable fee based on usage of its quantum computing systems and may include a fixed fee for a minimum volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay an amount for usage over contractual minimums contained in the contracts. For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period. Any variable fees for usage over the contractual minimums are estimated at contract inception and recognized ratably over the access period, unless such variable usage fees are probable of reversal in future periods. In those instances, variable usage fees are included in the determination of the transaction consideration once known. For contracts without fixed fees, variable usage fees are billed and recognized during the period of such usage. As of December 31, 2020 and 2019, all of the revenue recognized by the Company was recognized based on transfer of service over time. There were no revenues recognized at a point in time.

The Company may enter into multiple contracts with a single counterparty at or near the same time. The Company will combine contracts and account for them as a single contract when one or more of the following criteria are met: (i) the contracts are negotiated as a package with a single commercial objective; (ii) consideration to be paid in one contract depends on the price or performance of the other contract; and (iii) goods or services promised are a single performance obligation. The Company has entered into one revenue arrangement in which it granted warrants to the counterparty. Refer to Note 9—Warrant Transaction Agreement for further information on the warrants.

Billed and unbilled accounts receivable relate to the Company’s rights to consideration as performance obligations are satisfied when the rights to payment become unconditional but for the passage of time.

The variable fees associated with the QCaaS are generally billed a month in arrears. Customers also have the ability to make advance payments. If a contract exists under ASC 606, advance payments are recorded as a contract liability until services are delivered or obligations are met and revenue is earned. Contract liabilities to be recognized in the succeeding 12-month period are classified as current and the remaining amounts are classified as non-current liabilities in the Company’s Balance Sheet.

As of December 31, 2020, approximately $3.7 million of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable contracts. The Company expects to recognize revenue of $240 thousand related to these remaining performance obligations in each of the years ended December 31, 2021 and 2022, with the remainder recognized thereafter. The Company has not estimated the timing of revenue recognition for the remaining unsatisfied performance obligations related to usage-based contracts as the timing of customer usage cannot be predicted given the limited historical data.

For contractual arrangements where consideration is paid up-front, the transfer of the quantum computing services is completed at the discretion of the customer as the customer chooses to use the services starting from the date of contract inception. As such, the up-front payment of consideration does not represent a significant financing component.

Cost to Obtain a Contract

Applying the practical expedient, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets is one year or less. The Company does not pay commissions on sales to customers.

Cost of Revenue

Cost of revenue primarily consists of expenses related to delivering the Company’s services, including direct labor costs, direct service costs and allocated facility costs. Cost of revenue excludes depreciation and amortization related to the Company’s quantum computing systems and related software.

Research and Development

Research and development expenses consist of personnel costs, including stock-based compensation expense, and allocated facility costs for the Company’s hardware, software and engineering personnel who design and develop the Company’s quantum computing systems and research new quantum computing technologies. Unlike a standard computer, design and development efforts continue throughout the useful life of the Company’s quantum computing systems to ensure proper calibration and optimal functionality. Research and development expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing future economic benefit and have no alternate future use.

In December 2020, the Company amended its option agreement with Duke University (“Duke”), and under this amendment, the Company issued 299,946 common shares to Duke in consideration for research and development services through July 15, 2026. The amended arrangement is considered a research and development service arrangement and recorded as a prepayment based on the fair value of the common stock issued on the effective date of the amendment and amortized over the term of the arrangement as services are received. See Note 5—Agreements with UMD and Duke for further information.

Advertising Costs

Advertising costs are expensed as incurred and are included in general and administrative expenses and selling and marketing expenses in the statements of operations. These costs were $426 thousand and $224 thousand for the years ended December 31, 2020 and 2019, respectively.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions, which determine the fair value of share-based awards, including the fair value of the Company’s common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company obtained third-party valuations to estimate the fair value of its common stock for purposes of measuring stock-based compensation expense. The third-party valuations were prepared using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants (“AICPA”) Accounting & Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

On January 1, 2019 the Company adopted the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718) Improvements to Nonemployee Share-based Payments. This ASU was issued to simplify the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions are measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. The adoption of this ASU had no cumulative impact on the Company’s financial statements prior to adoption date.

On January 1, 2019 the Company adopted the FASB issued ASU 2019-08, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606). This ASU was issued to clarify the accounting for share-based payments issued as consideration payable to a customer under ASC 606. Under the ASU, entities measure and classify such payments by applying the guidance in ASC 718. The adoption of this ASC had no cumulative impact on the Company’s financial statements prior to adoption date.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Excess tax benefits and tax deficiencies are recognized in the income tax provision in the period in which they occur.

The Company records a valuation allowance when it determines, based on available positive and negative evidence, that it is more-likely-than-not that some portion or all of its deferred tax assets will not be realized. The Company determines the realizability of its deferred tax assets primarily based on the reversal of existing taxable temporary differences and projections of future taxable income (exclusive of reversing temporary differences and carryforwards). In evaluating such projections, the Company considers its history of profitability, the competitive environment, and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.

For certain tax positions, the Company uses a more-likely-than-not threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of tax benefits determined on a cumulative probability basis, which are more-likely-than-not to be realized upon ultimate settlement in the financial statements. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. However, there were no amounts recognized relating to interest and penalties in the statements of operations for the years ended December 31, 2020 and 2019. The Company had no uncertain income tax positions as of December 31, 2020 and 2019.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash balances are primarily invested in money market funds or on deposit at high credit quality financial institutions in the U.S. These deposits are typically in excess of insured limits.

The Company’s accounts receivable are derived from revenue earned from customers primarily located in the U.S. The Company performs periodic evaluations of its customers’ financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable, and maintains an allowance for doubtful accounts. Credit losses historically have not been material.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. Accounts receivable consists of current trade receivables from two customers as of December 31, 2020, and all of the Company’s revenue was from a single customer for the year ended December 31, 2019.

Loss Per Share

The Company accounts for its convertible redeemable preferred stock and certain awards granted in share-based transactions that have a non-forfeitable right to dividends prior to vesting as participating securities in the computation of earnings per share. The Company calculates earnings per share using the two-class method under ASC 260 Earnings Per Share (“ASC 260”). In applying the two-class method, the Company does not allocate losses to participating securities as they are not required to fund losses.

Basic net loss per common share excludes dilution for potential common stock equivalents and is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.

The following table sets forth the computation of basic loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
Numerator:	2020	2019
Net loss attributable to common stockholders	$(15,424)	$(8,926)
Deemed dividend to preferred stockholders	—	(9)

Net loss available to common stockholders	$(15,424)	(8,935)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders—basic	5,496,316	3,984,247
Net loss per share attributable to common stockholders—basic	$(2.81)	$(2.24)

In periods with a reported net loss, the effect of anti-dilutive convertible preferred stock, stock options, unvested common stock (including unvested restricted common stock) and warrants are excluded and diluted loss per share is equal to basic loss per share. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	Year Ended December 31,
	2020	2019
Convertible preferred stock, all series	22,920,739	14,793,450
Common stock options outstanding	2,231,452	1,161,572
Warrants to purchase Series B-1 convertible preferred stock	2,050,463	196,620
Unvested common stock	136,644	828,938
Total	27,339,298	16,980,580

Recently Issued Accounting Standards Not Yet Adopted:

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, along with various updates and improvements. The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions and historical credit loss activity, the adoption of this standard is not expected to have a material impact on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The guidance is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period. The Company is currently evaluating the potential impact of this standard on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the impact of the adoption of the standard on the financial statements.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of December 31, 2020 and 2019, are composed of the following (in thousands):

	2020	2019
Computer equipment and acquired computer software	$364	$253
Machinery, equipment, furniture and fixtures	2,974	1,838
Leasehold improvements	736	535
Quantum computing systems	9,617	976

Gross Property and Equipment	13,691	3,602
Less: accumulated depreciation	(1,703)	(591)

Net Property and Equipment	$11,988	$3,011

Depreciation expense for the years ended December 31, 2020 and 2019 was $1.1 million and $354 thousand, respectively.

4. INTANGIBLE ASSETS, NET

Intangible assets as of December 31, 2020 and 2019 are composed of the following (in thousands):

	December 31, 2020
	Weighted Average Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount
Patents	20	$1,307	$(10)	$1,297
Trademark	Indefinite	60	—	60
Website and other	10-20	51	(7)	44
Internally developed software	3	1,608	(322)	1,286

Total		$3,026	$(339)	$2,687

	December 31, 2019
	Weighted Average Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Amount
Patents	20	$829	$(4)	$825
Trademark	Indefinite	34	—	34
Website and other	10	41	(2)	39
Internally developed software	3	423	(45)	378

Total		$1,327	$(51)	$1,276

Total amortization expense for intangible assets for the years ended December 31, 2020 and 2019 was $288 thousand and $49 thousand, respectively.

As of December 31, 2020, the projected annual amortization expense for the Company’s intangible assets is as follows (in thousands):

Year ending December 31,
2021	$550
2022	505
2023	273
2024	14
2025	14
Thereafter	1,271

Total	$2,627

5. AGREEMENTS WITH UMD AND DUKE

Exclusive License Agreement

The Company entered into an exclusive license agreement (“License Agreement”) in 2016 with the University of Maryland (“UMD”) and Duke. The License Agreement grants to the Company an exclusive, perpetual license (“Initial Patents”) to certain patents, know-how and other intellectual property utilized in trapped-ion quantum computing systems. The license granted to the Company is exclusive for all patents (and non-exclusive for other types of intellectual property), subject to certain governmental rights and retained rights by UMD and Duke and other non-profit institutions to use and practice the Licensed Patents (as defined below) and technology for internal research and other non-profit purposes. In exchange for the Initial Patents, UMD and Duke received an aggregate of 35,294 common shares.

Exclusive Option Agreements

The Company also entered into an exclusive option agreement (“Option Agreement”) with each of UMD and Duke in 2016 whereby on the anniversary of the effective date of the License Agreement for a period of 5 years, the Company has the right to acquire additional intellectual property developed by UMD and Duke (the “Additional Patents” and together with the Initial Patents, the “Licensed Patents”) by exercising an annual option and issuing 31,765 common shares each to Duke and UMD in consideration for the Additional Patents. The amount to be issued to UMD and Duke pursuant to the option over the 5-year term is equal to an aggregate of 158,825 common shares to each university. The Company may elect not to exercise the option if there was not a minimum number of intellectual property developed in a given year and then the Option Agreement would extend another year.

Since inception of the License Agreement and the Option Agreements and through December 31, 2019, the Company issued 81,177 common shares to UMD and 81,177 common shares to Duke for the acquisition of intellectual property.

Additionally, under the terms of the License Agreement and Option Agreement, UMD and Duke were provided an exit guarantee if a sale or liquidation of the Company would occur that provides for the following:

•	acceleration of the issuance of common stock as if exercised through the License Agreement,

•

additional consideration equal to the consideration which a holder of one-half of one percent (0.5%) of the common stock of the Company, on a fully-diluted basis, would have received in the sale to the extent it exceeds the amount UMD and Duke shall be entitled to as a result of ownership at the time of sale.

Management evaluated this exit guarantee and determined that it represented an embedded derivative that must be bifurcated and accounted for separately. The exit guarantee derivative was estimated to be immaterial as of December 31, 2020 and 2019 as the probability of a sale or liquidation of the Company was remote. As of December 31, 2020, UMD is entitled to 111,002 shares if a change of control were to occur resulting from a sale or liquidation of the Company.

In December 2020, the Company and Duke amended the Duke Option Agreement to remove the exit guarantee, extend the term of the Option Agreement through July 15, 2026, and to provide for the issuance of 299,946 shares of common stock to Duke in consideration for research and development services through July 15, 2026. Under the terms of the amended Option Agreement, the issuance of shares is a nonrefundable upfront payment in exchange for research and development services by Duke whereby the Company will obtain rights to any potential future intellectual property developed during the term. As such, the fair value of the shares of common stock issued to Duke of $2.9 million was recorded as a prepaid expense and is being amortized over the term of the arrangement as services are received. For the year ended December 31, 2020, the Company recognized $19 thousand of research and development expense associated with this arrangement.

The useful life of the Licensed Patents derived from the License Agreement and the Option Agreement is the remaining legal life at the time of acquisition.

The value of the Licensed Patents is based on the fair value of the common stock given as consideration on the effective date of each agreement and exercise of option. The asset is amortized over the useful life of the Licensed Patents.

6. ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2019 are composed of the following (in thousands):

	2020	2019
Accrued salaries and other liabilities	$46	$40
Accrued expenses- other	562	194

Total accrued expenses	$608	$234

7. COMMITMENTS AND CONTINGENCIES

Warranties and Indemnification

The Company’s commercial services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s documentation under normal use and circumstances.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe third-party intellectual property rights. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying financial statements.

8. CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Preferred Stock

Convertible Redeemable Preferred Stock is recorded at their initial fair value, equal to the original issuance price, net of issuance costs and discounts.

In 2016 through 2020, the Company issued Series A, Series B and Series B-1 convertible redeemable preferred stock, par value of $0.0001 per share (“Series A,” “Series B,” “Series B-1,” respectively) (collectively, the “Convertible Redeemable Preferred Stock”) as follows:

•	In 2016, the Company issued 2,000,000 shares of Series A at $1.00 per share for $1.9 million, net of issuance cost of $75 thousand.

•	In 2017, the Company issued 6,794,278 shares of Series B at $2.10 per share for $14.2 million, net of issuance cost of $99 thousand.

•

In 2018, the Company issued 2,930,949 shares of Series B at $2.10 per share for $6.1 million, net of issuance cost of $22 thousand. This is further adjusted for the fair value of the contingent forward contract liability of $679 thousand on settlement date (See “Milestone Closing” below).

•	In January 2019, the Company issued 28,571 shares of Series B at $2.10 per share for $60 thousand with no issuance cost.

•	Between August 2019 and November 2019, the Company issued 11,166,941 shares of Series B-1 at $5.5757 per share for $61.9 million, net of issuance cost of $396 thousand.

•	No shares were issued during the year ended December 31, 2020.

The Company’s Convertible Redeemable Preferred Stock contains the following rights:

Liquidation Rights: In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, or deemed liquidation event (a “Liquidation Event”), before any distribution or payment shall be made to holders of common stock, each holder of Convertible Redeemable Preferred Stock then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to stockholders whether from capital, surplus, or earnings, an amount equal to the Series B-1, Series B, and Series A original issue price per share of $5.5757, $2.10 and $1.00 (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) with respect to the Series B-1, Series B and Series A, respectively, plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the Convertible Redeemable Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the Convertible Redeemable Preferred Stock shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common stock pro rata based on the number of the common stock held by each member.

Conversion Provision: Each share of Convertible Redeemable Preferred Stock is convertible, at the option of the holder, into one fully paid nonassessable share of common stock. The conversion formula is adjusted for such events as dilutive issuances, stock splits, or business combinations. The conversion price for Series A, Series B and Series B-1 was $1.00, $2.10 and $5.58, respectively, at December 31, 2020 and 2019. Each share of Convertible Redeemable Preferred Stock shall automatically convert into one share of common stock at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 60.00% of the outstanding Preferred Stock (calculated on an as-converted basis), voting as a class; provided, that the vote or written consent of the holders of at least 60.00% of the outstanding Series B-1 shall be required for the conversion of any shares of Series B-1 into common stock, or (2) immediately before the closing of the sale of shares of common stock to the public in a firm-commitment underwritten public offering at a price per share not less than $8.36355 (as adjusted for any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) and resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions (such transaction, a “Qualified Offering”).

Dividends: The holders of Convertible Redeemable Preferred Stock are entitled to receive non-cumulative dividends in the amount equal to $0.08, $0.168 and $0.4461 for the Series A, Series B and Series B-1, respectively, per share per year only if, and when declared by the Board of Directors (“the Preferred Dividends”). As of December 31, 2020, no dividends have been declared. In addition, the holders of Convertible Redeemable Preferred Stock are entitled to receive dividends on an as-if-converted basis if dividends are granted to the holders of the common stock.

Voting Rights: The holders of Convertible Redeemable Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such Convertible Redeemable Preferred Stock are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Company’s bylaws. Except as provided by law of the other provisions of the Company’s certificate of incorporation, the holders of Convertible Redeemable Preferred Stock and the holders of common stock shall vote together on an as-converted basis and not as separate classes.

Antidilution Adjustment—Subject to certain exceptions, if the Company issues additional common stock without consideration or for consideration per share less than the conversion price with respect to such series of the Convertible Redeemable Preferred Stock in effect immediately before the issuance of such additional shares, the conversion price of such series of Convertible Redeemable Preferred Stock in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of Convertible Redeemable Preferred Stock shall be determined by multiplying the conversion price for such series of Convertible Redeemable Preferred Stock then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.

Classification—The Convertible Redeemable Preferred Stock is contingently redeemable upon certain deemed liquidation events such as a merger, whereby 50% of the Company’s voting power is transferred or a sale of all or substantially all the assets of the Company. The Convertible Redeemable Preferred Stock is not mandatorily redeemable, but since a deemed liquidation event would constitute a redemption event outside of the Company’s control, all shares of Convertible Redeemable Preferred Stock have been presented outside of permanent equity in mezzanine equity on the balance sheets. The Convertible Redeemable Preferred Stock has not been adjusted to its redemption amount as deemed liquidation event is not considered probable.

In addition to the rights described above, the Series B convertible redeemable preferred stock contained the following additional closing rights:

Milestone Closing – At the Milestone Closing (defined as the earlier of (a) 10 business days following the completion of certain milestone events or (b) the date of a voluntary election by either specified investor), the Company was required to sell, and the specified investors were required to purchase, 2.9 million shares in aggregate of the Series B at the specified price of $2.10 per share (referred to as the “contingent forward contract”). The milestone event refers to certain technical milestones that were required to occur no later than December 31, 2018 assuming a material adverse change has not occurred since the initial closing of the Series B financing. Such milestone event occurred in October 2018 and 2.9 million shares were issued at the specified price of $2.10 per share.

The Milestone Closing provision represented a contingent forward contract that had been determined to be a freestanding financial instrument. The contingent forward contract qualified for liability classification and was initially measured at fair value, with subsequent changes in fair value recorded in earnings. The contingent forward option was settled in October 2018.

Sale of Additional Shares – After the initial closing of the Series B financing on or before the Milestone Closing, the Company had the ability to sell, on the same terms and conditions as applicable to the initial issuance, up to 1.1 million additional shares of the Series B convertible redeemable preferred stock authorized but not sold at the Initial Closing (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”). During the year ended December 31, 2019, the Company sold an additional 29 thousand shares subsequent to the initial closing of the Series B financing. The difference between the fair value of the Series B convertible redeemable preferred stock at the transaction date and the price paid is recorded as a deemed dividend. During the year ended December 31, 2019, Company recorded deemed dividends of $9 thousand. Such deemed dividend is included in the carrying value of the Series B convertible redeemable preferred stock and recorded through additional paid in capital.

Common Stock

No dividends shall be paid on any common stock, unless and until the Preferred Dividends are paid on each outstanding share of Convertible Redeemable Preferred Stock; provided, that after the payment of the Preferred Dividends, any additional dividends shall be distributed among the holders of common stock and Convertible Redeemable Preferred Stock in proportion to the number of shares of common stock that would be held such holders on an as-converted basis.

In August 2019, the Company issued 31,765 shares of common stock to UMD in consideration for Additional Patents. These shares were recorded at fair value of $52 thousand, based on the fair value of common stock given as consideration on the exercise of the option. In December 2020, the Company issued 299,946 shares of common stock to Duke. These shares were recorded at fair value of $2.9 million based on the fair value of common stock given as consideration. See Note 5 — Agreements with UMD and Duke for further information.

Upon incorporation of the Company, the founders of the Company (the “Founders”) purchased an aggregate 4.0 million shares of common stock at a purchase price $0.0025 per share. Subsequently, on July 25, 2016, upon the introduction of a new third party investor, the Company imposed a share restriction on an aggregate of 3.0 million of the Founders’ shares (the “Restricted Shares”). If the Founders terminate their relationship with the Company for any reason, the Company will have the right to repurchase such shares for the initial purchase price and the repurchase period will begin from such termination date until 120 days after the termination date; provided, however that if the Founders terminate their relationship with the Company or are otherwise terminated for good cause (each, a “Release Event”), in each case, within 12 months of a deemed liquidation event, the Company may not repurchase the shares. Payment for the Restricted Shares will be made in cash if the Company exercises its option to repurchase the Founder’s shares. Of the 3.0 million Restricted Shares subject to the repurchase option, 1/48th of the Restricted Shares shall be released from the repurchase option on each monthly anniversary from July 25, 2016 until all Restricted Shares are released from the repurchase option. Once the Restricted Shares vest, there are no other vesting conditions associated with the Restricted Shares. See Note 10 — Share Based Compensation for further information.

Common Stock Reserved for Issuance

The Company’s common stock reserved for future issuances are as follows:

	As of December 31,
	2020	2019
Series A	2,000,000	2,000,000
Series B	9,753,798	9,753,798
Series B-1	11,166,941	11,166,941
Stock options outstanding	5,400,426	3,441,798
Preferred stock warrants	2,050,463	2,050,463
Shares available for future grant	1,801,680	4,186,760

Total common stock reserved	32,173,308	32,599,760

9. WARRANT TRANSACTION AGREEMENT

In November 2019, contemporaneously with a revenue arrangement, the Company entered into a contract, pursuant to which the Company agreed to issue to a customer a warrant to acquire up to 2,050,463 shares of

Series B-1 (the “Warrant Shares”), subject to certain vesting events. As the warrant was issued in connection with an existing commercial agreement with a customer, the value of the warrant was determined to be consideration payable to the customer and consequently will be treated as a reduction to revenue recognized under the corresponding revenue arrangement.

Approximately 6.5% of the Warrant Shares vested and became immediately exercisable in August 2020. The remaining Warrant Shares will vest and become exercisable upon satisfaction of certain milestones based on revenue generated under the commercial agreement with the customer, to the extent certain prepayments are made by the customer. The exercise price for the Warrant Shares is $5.58 per share and the warrant is exercisable through November 2029.

The fair value of the Warrant Shares at the date of issuance was determined to be $8.7 million. At December 31, 2019, no Warrant Shares were vested or probable of vesting. As of December 31, 2020, Warrant Shares with a fair value of $566 thousand were vested. This fair value is recorded within other noncurrent assets and the Warrant Shares are amortized over time as the related customer revenue is earned. During the year ended December 31, 2020, $38 thousand of the warrant amortization was recorded as a reduction of the related customer revenue.

The Company estimated the fair value of warrants on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each warrant. The estimated fair value of Series B-1 was based on the Series B-1 offering price due to its proximity to the grant date of the Warrant Shares. The estimated term is based on the contractual life of the Warrant Shares. The remaining assumptions were developed consistent with the methodologies described further in Note 10 – Share Based Compensation.

The Warrant Shares are presented outside of permanent equity in mezzanine equity on the balance sheets as the underlying shares are contingently redeemable, as discussed further in Note 8 – Convertible Redeemable Preferred Stock and Stockholders’ Deficit.

The assumptions used to estimate the fair value of the Warrant Shares granted during the year ended December 31, 2019 are as follows:

At Grant Date
Risk- Free Interest Rate	1.77%
Expected Term (in years)	10
Expected Volatility	70%
Dividend Yield	— %

10. STOCK-BASED COMPENSATION

The Company has a 2015 Equity Incentive Plan (the “Plan”) which provides for the grant of share based compensation in the form of awards of options, stock appreciation rights (“SARs”), restricted stock awards and restricted stock units, to certain officers, directors, employees, consultants and advisors to purchase shares of the Company’s common stock. The Company reserved 9,002,266 shares of common stock for awards granted under the Plan as of December 31, 2020.

Vesting generally occurs over four to five years from the date of grant and all options granted have a contractual term of 10 years. Vested options held at the date of an employee’s termination may be exercised within three months. The board of directors may terminate the Plan at any time. The Company’s bylaws include a right of first refusal which states that if a stockholder desires to sell or otherwise transfer any shares of common stock, then the stockholder will first give written notice of such to the Company at which point the Company generally has 30 days to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice. Under the Plan, the Company’s right of first refusal will expire upon the earlier of (i) the date securities of the Company are first offered to the public pursuant to an effective registration statement or (ii) September 28, 2025. The Company records forfeitures as they occur.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

Expected Term— The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.

The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

Risk-Free Interest Rate— The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

Dividend Yield— The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value of Underlying Common Stock— Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Risk- Free Interest Rate	0.9%	2.3%
Expected Term (in years)	6.46	6.34
Expected Volatility	72.5%	66.1%
Dividend Yield	—%	—%

A summary of the stock option activity is as follows:

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2018	2,348,196	$0.46	8.58	$1.4
Granted	2,549,791	0.56
Exercised	(736,294)	0.40
Cancelled/ Forfeited	(719,895)	0.54

Outstanding as of December 31, 2019	3,441,798	0.53	8.80	5.0
Granted	2,439,276	2.46
Exercised	(426,452)	0.69
Cancelled/ Forfeited	(54,196)	0.51

Outstanding as of December 31, 2020	5,400,426	1.39	8.67	44.8

Exercisable as of December 31, 2020	1,262,681	0.66	7.85	11.3

Exercisable and expected to vest at December 31, 2020	5,400,426	1.39	8.67	44.8

The total intrinsic value of options exercised was $3.8 million and $1.2 million for the years ended December 31, 2020 and 2019, respectively. The weighted-average grant date fair value per share for the stock options granted during the years ended December 31, 2020 and 2019 was $3.07 and $1.01, respectively. The aggregate grant-date fair value of options vested during the years ended December 31, 2020 and 2019 was $1.0 million and $625 thousand, respectively. As of December 31, 2020, the total unrecognized compensation related to unvested stock option awards was $8.7 million, which the Company expects to recognize over a weighted-average period of approximately 2.22 years.

Unvested Restricted Shares

The fair value of the restricted shares determined based on the fair market value of the Company’s common stock on July 25, 2016, the date the restriction was put into place, was $1.2 million.

A summary of the unvested restricted shares activity is as follows:

	Number of Unvested Restricted Shares	Weighted-Average Grant Date Fair Value per Share
Unvested Balance as of December 31, 2018	1,187,500	$0.39
Vested	(750,000)	0.39

Unvested Balance as of December 31, 2019	437,500	0.39
Vested	(437,500)	0.39

Unvested Balance as of December 31, 2020	—	$—

The aggregate grant-date fair value of restricted shares vested was $170 thousand and $292 thousand for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, there was no unrecognized compensation related to unvested restricted stock.

Total stock-based compensation expense for both stock option awards and unvested restricted shares      which is included in the financial statements as follows (in thousands):

	Years Ended December 31,
	2020	2019
Research and development	$716	$582
General and administrative	508	277

Stock-based compensation, net of amounts capitalized	1,224	859
Capitalized stock-based compensation—Intangibles and fixed assets	110	27
Capitalized stock-based compensation—Other current assets	45	—

Total stock-based compensation	$1,379	$886

11. INCOME TAXES

The current and deferred components of the provision for income taxes for both Federal and State jurisdictions are zero as of December 31, 2020 and 2019, respectively.

The Company’s provision for income taxes differs from the amount determined by applying the applicable federal statutory tax rate to the loss before income taxes due to the valuation allowance for the net deferred income tax assets. A reconciliation of the U.S. statutory tax rate to our effective tax rate is presented below:

	Years Ended December 31,
	2020	2019
U.S. federal statutory income tax rate	21.00%	21.00%
State and local income taxes	6.31%	6.25%
R&D tax credits	7.18%	3.89%
Stock- based compensation	-0.73%	-0.68%
Valuation allowance	-33.83%	-30.27%
Other	0.07%	-0.19%

Effective tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows:

	As of December 31,
	2020	2019
Deferred tax assets:
Non-qualified stock compensation	124	35
Lease liabilities	1,176	188
Other	8	6
R&D credit carryforwards	1,733	625
Net operating loss carryforwards	13,516	6,758

Total deferred tax assets	16,557	7,612
Valuation allowance	(11,747)	(6,529)

Total deferred tax assets net of valuation allowance	4,810	1,083

Deferred tax liabilities:
Depreciation and amortization	(173)	(142)
Right of use assets	(1,135)	(175)
Capitalized patents	(181)	(102)
Internally developed software	(354)	(104)
Capitalized R&D expense	(2,967)	(560)

Total deferred tax liabilities	(4,810)	(1,083)

Net deferred tax assets (liabilities)	—	—

The Company had U.S. federal and state net operating loss carryforwards of approximately $49.4 million and $24.7 million as of December 31, 2020 and 2019, respectively. The Company’s net operating loss carryforwards generated prior to January 1, 2018 will begin to expire, if not utilized, in 2036. The Company’s net operating loss carryforwards generated after December 31, 2017 will carry forward indefinitely. As of December 31, 2020 and 2019, the Company had U.S. federal and state tax credit carryforwards of $1.7 million and $625 thousand, respectively. The tax credit carryforwards will expire between 2025 and 2040.

The deductibility of such credits and net operating losses (“NOL”) may be limited. Under Section 383 and 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which generally occurs if the percentage of the corporation’s stock owned by 5% stockholders increases by more than 50% over a three-year period, the corporation’s ability to use its pre-change, credits and NOL carryforwards and other pre-change tax attributes to offset its post-change income, may be limited. We have not determined if we have experienced Section 383/382 ownership changes in the past and if a portion of our NOL and tax credit carryforwards are subject to an annual limitation. In addition, we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which may be outside of our control. If we determine that an ownership change has occurred and our ability to use our historical NOL and tax credit carryforwards is significantly limited, it would harm our future operating results by effectively increasing our future tax obligations.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses, including a three-year cumulative loss position as of December 31, 2020 and 2019, the Company has concluded that it is not more likely than not that its deferred income tax assets will be realized. Accordingly, the Company has provided a full valuation allowance, for the years ended December 31, 2020 and 2019. The net increase in the valuation allowance of $5.2 million is due to the current year operating losses.

The Company is generally subject to a three-year statute of limitations by major tax jurisdictions. The current tax years that are subject for examination are tax years 2017 through 2019, although tax years dating back to 2015 remain open up to the tax attribute amounts carried forward for future use.

12. LEASES

The Company has one operating lease, as a sublessee of an unrelated third party, for real estate that was recorded upon adoption at January 1, 2019. The lease was amended in March 2020 to extend the terms of the agreement for the existing premise and lease additional expansion premise and in December 2020 to provide additional rent adjustments. The amended leases were entered into with UMD. Refer to Footnote 14 – Related Party Transactions for further information. The Company determined the modified lease for the original premises and the lease for the expansion premises were both operating leases. The March 2020 amendment was determined to represent a modification to the existing lease with two lease components for both the original premises and expansion premises. The lease commencement date for the expansion premises was in December 2020. The modified lease for the original premises was reassessed utilizing an incremental borrowing rate at the effective date of the amendment. In December 2020, the original premise was further reassessed due to a rent adjustment associated with lessor assets paid for by the Company. For the original premises, these reassessments resulted in the recognition of an additional ROU asset and lease liability of $613 thousand in March 2020 and $136 thousand in December 2020. At the lease commencement date for the expansion premise, the Company recorded a ROU asset and lease liability of $2.8 million. As of December 31, 2020 and 2019, the weighted-average remaining lease term was 10 years and 6 years, respectively. The weighted-average discount rate was 11.9% and 12.2% at December 31, 2020 and 2019, respectively.

The components of lease cost were as follows (in thousands):

	2020	2019
Operating lease cost (1)
Fixed lease cost	$278	$155
Short-term lease cost	35	11

Total operating lease cost	$313	$166

(1)	The lease costs are reflected in the Statements of Operations and Comprehensive Loss as follows (in thousands):

	Year Ended December 31
	2020	2019
Research and development	263	133
General and administrative	50	33

Total	313	166

Supplemental cash flow and other information related to operating leases was as follows (in thousands):

	Year Ended December 31
	2020	2019
Cash payments included in the measurement of operating lease liabilities	178	146
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	3,565	—

As of December 31, 2020, maturities of operating lease liabilities are as follows (in thousands):

Amount
Year Ending December 31,
2021	561
2022	644
2023	671
2024	750
2025	772
Thereafter	4,146

Total lease payments	7,544
Less: imputed interest	(3,273)

Present value of operating lease liabilities	4,271

13. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made a matching contribution of $308 thousand and $185 thousand to the 401(k) Plan for the years ended December 31, 2020 and 2019, respectively.

14. RELATED PARTY TRANSACTIONS

Transactions with UMD and Duke

As described in Note 5 – Agreements with UMD and Duke, the Company entered into a License Agreement and Option Agreement with UMD and Duke whereby the Company, in the normal course of business, has licensed certain intellectual property and, in the case of the Amendment to the Duke Option Agreement, has purchased research and development services. The Company considers these agreements to be related party transactions because during 2019 and 2020, the Company’s Co-founder and Chief Technology Officer served as a professor at Duke and the Company’s Co-founder and Chief Scientist served as a professor at the UMD. Each, in their role as professors at each university, are leading the research subject to the License Agreement and Option Agreement.

In addition, the Company entered into an amendment to its operating lease for office space with the UMD. The lease was amended with UMD in March 2020 to extend the terms of the agreement for the existing premise and lease additional expansion premise and was amended in December 2020 to provide additional rent adjustments. Refer to Note 12 for additional information regarding the Company’s leases.

The Company’s results from transactions with UMD and Duke, as reflected in the Statements of Operations and Comprehensive Loss are detailed below:

	Year Ended December 31,
	2020	2019
Research and development	247	136
General and administrative	35	20

The Company has the following balances related to transactions with UMD and Duke, as reflected in the Balance Sheets:

	December 31, 2020	December 31, 2019
Assets
Other noncurrent assets	2,365	—
Prepaid expenses and other current assets	1,013	—
Operating lease right-of-use asset	4,296	636

Liabilities
Accounts payable	5	—
Current operating lease liabilities	495	133
Non-current operating lease liabilities	3,776	551

15. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through March 22, 2021, the date the financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. Except as described below, the Company has concluded that no subsequent event has occurred that requires disclosure.

Agreement with UMD

On February 4, 2021, the Company and UMD amended the UMD Option Agreement to provide for the issuance of the remaining shares under the Agreement of 31,765 shares of common stock to UMD as a nonrefundable upfront payment in exchange for research and development services by UMD whereby the Company will obtain rights to any potential future intellectual property developed during the term. The amendment further clarifies that the exit guarantee is not applicable in the event a merger occurs with a special purpose acquisition company. The Company has not finalized the valuation of the shares of common stock issued to UMD.

Merger Agreement

On March 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with dMY Technology Group, Inc. III (“dMY”) and Ion Trap Acquisition Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of dMY. Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of dMY. dMY will be renamed IonQ, Inc. The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement. The transaction is estimated to provide $650.0 million of gross proceeds, including $350.0 million fully committed private placement of common stock at $10.00 per share, as described below.

Concurrently with the execution of the Merger Agreement, dMY entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors have collectively subscribed for 35.0 million shares of common stock for an aggregate purchase price equal to $350.0 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the closing, subject to the terms and conditions contemplated by the subscription agreements.

IonQ, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$35,431	$36,120
Accounts receivable	72	390
Prepaid expenses and other current assets ($694 and $1,013 attributable to related parties)	4,183	2,069

Total current assets	39,686	38,579
Property and equipment, net	13,381	11,988
Operating lease right-of-use assets ($4,229 and $4,296 attributable to related parties)	4,229	4,296
Intangible assets, net	4,449	2,687
Other noncurrent assets ($2,235 and $2,365 attributable to related parties)	2,692	2,928

Total Assets	$64,437	$60,478

Liabilities, Convertible Redeemable Preferred Stock and Warrants, and Stockholders’ Deficit
Current liabilities:
Accounts payable ($63 and $5 attributable to related parties)	$2,272	$538
Accrued expenses	1,703	608
Current portion of operating lease liabilities ($532 and $495 attributable to related parties)	532	495
Unearned revenue	175	240
Current portion of stock option early exercise liabilities	1,426	0

Total current liabilities	6,108	1,881
Operating lease liabilities, net of current portion ($3,747 and $3,776 attributable to related parties)	3,747	3,776
Unearned revenue, net of current portion	1,158	1,118
Stock option early exercise liabilities	3,558	—

Total liabilities	$14,571	$6,775
Commitments and Contingencies
Convertible Redeemable Preferred Stock and Warrants:
Series A convertible redeemable preferred stock	1,925	1,925
Series B convertible redeemable preferred stock	21,111	21,111
Series B-1 convertible redeemable preferred stock	61,867	61,867
Warrants for Series B-1 convertible redeemable preferred stock	566	566
Stockholders’ Deficit:
Common stock	1	1
Additional paid-in capital	11,336	7,838
Accumulated deficit	(46,940)	(39,605)

Total stockholders’ deficit	(35,603)	(31,766)

Total Liabilities, Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit	$64,437	$60,478

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$125	$—
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	181	—
Research and development	3,654	2,608
Selling and marketing	227	81
General and administrative	2,956	504
Depreciation and amortization	445	283

Total operating costs and expenses	7,463	3,476

Loss from operations	(7,338)	(3,476)
Other income	3	215

Loss before benefit for income taxes	(7,335)	(3,261)
Benefit for income taxes	—	—

Net loss and comprehensive loss	$(7,335)	$(3,261)

Net loss per share attributable to common stockholders – basic and diluted	$(1.15)	$(0.63)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	6,403,694	5,186,930

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Changes in Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit

(unaudited)

(in thousands, except share and per share data)

	Convertible Redeemable Preferred Stock							Stockholders’ Deficit
	Series A		Series B		Series B-1		Series B-1 Warrants	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance – December 31, 2019	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,098,562	$1	$3,263	$(24,181)	$(20,917)
Net loss	—	—	—	—	—	—	—	—	—	—	(3,261)	(3,261)
Stock Options Exercised	—	—	—	—	—	—	—	14,308	—	7	—	7
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	187,500	—	73	—	73
Other Stock-based compensation	—	—	—	—	—	—	—	—	—	183	—	183

Balance – March 31, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,300,370	$1	$3,526	$(27,442)	$(23,915)

Balance – December 31, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,262,460	$1	$7,838	$(39,605)	$(31,766)
Net loss	—	—	—	—	—	—	—	—	—	—	(7,335)	(7,335)
Equity instruments issued in consideration for intellectual property and research and development arrangement	—	—	—	—	—	—	—	—	—	1,644	—	1,644
Stock Options Exercised	—	—	—	—	—	—	—	198,365	—	194	—	194
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	19,067	—	185	—	185
Stock-based compensation	—	—	—	—	—	—	—	—	—	1,475	—	1,475

Balance – March 31, 2021	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,479,892	$1	$11,336	$(46,940)	$(35,603)

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,335)	$(3,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	445	283
Non-cash research and development expense	242	—
Amortization of warrant	72	—
Stock-based compensation	1,431	245
Non-cash operating lease expense	61	17
Changes in operating assets and liabilities:
Accounts receivable	318	100
Prepaid expenses and other current assets	(2,114)	(1,913)
Other noncurrent assets	165	—
Accounts payable	1,734	2,331
Accrued expenses	1,096	(117)
Operating lease liabilities	12	(8)
Unearned revenue	(25)	—

Net cash used in operating activities	(3,898)	(2,323)
Cash flows from investing activities:
Purchases of property and equipment	(1,673)	(3,480)
Capitalized software development costs	(302)	(265)
Intangible asset acquisition costs	(182)	(84)
Proceeds from disposal of assets	3	1

Net cash used in investing activities	(2,154)	(3,828)
Cash flows from financing activities:
Proceeds from stock options exercised	5.363	7

Net cash provided by financing activities	5,363	7

Net change in cash and cash equivalents	(689)	(6,144)
Cash and cash equivalents at the beginning of the period	36,120	59,527

Cash and cash equivalents at the end of the period	$35,431	$53,383

Supplemental disclosures of non-cash financing and investing activities
Equity instruments issued in consideration for intellectual property	$1,402	$—

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1. DESCRIPTION OF BUSINESS

IonQ, Inc. (“IonQ” or “the Company”) was incorporated in the state of Delaware in September 2015 and is headquartered in College Park, Maryland. The Company is engaged in quantum computing and develops general-purpose quantum computing systems.

On March 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with dMY Technology Group, Inc. III (“dMY”) and Ion Trap Acquisition Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of dMY. Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of dMY. dMY will be renamed IonQ, Inc. The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement. The transaction is estimated to provide $650.0 million of gross proceeds, including $350.0 million fully committed private placement of common stock at $10.00 per share, as described below.

Concurrently with the execution of the Merger Agreement, dMY entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors have collectively subscribed for 35.0 million shares of common stock for an aggregate purchase price equal to $350.0 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the closing, subject to the terms and conditions contemplated by the subscription agreements.

Prior to 2019, the Company built certain quantum computing systems solely for research & development purposes. In order to operate the quantum computing systems, the Company has developed custom hardware, custom firmware, and an operating system to orchestrate the quantum computers. During 2019, the Company began to commercialize its quantum computing systems and entered into its first significant customer agreements. Through these agreements, the Company permits customers to use the quantum computing systems through a quantum-computing-as-a-service (“QCaaS”) platform.

Segment Reporting

The Company operates as one operating segment as its chief executive officer, who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information

The interim condensed financial statements included in this quarterly report have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained in this quarterly report comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a quarterly report and are adequate to make the information presented not misleading. The interim condensed financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this registration statement for the year ended December 31, 2020. The Condensed Statement of Operations and Comprehensive Loss for the three months ended March 31, 2021 is not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2021 or thereafter. All references to March 31, 2021 and 2020 in the notes to condensed financial statements are unaudited.

Emerging Growth Company

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for as a reverse recapitalization (the “Transaction”) in accordance with U.S. GAAP. Refer to Note 1 for more information regarding the Transaction. If the Transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed financial statements and accompanying notes.

Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to: revenue recognition, capitalization of internally developed software and quantum computing costs, useful lives of long-lived assets, commitments and contingencies, forecasts and assumptions used in determining the fair value of stock-based compensation, derivatives, and warrants for preferred stock. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ and be affected by changes in those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are non-interest bearing and stated at the gross invoiced amount. A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations. All accounts receivables were billed as of March 31, 2021 and December 31, 2020.

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off. This assessment is based on management’s evaluation of the past due receivables, collectability of specific accounts, historical loss experience and overall economic conditions.

The Company did not have any allowance for doubtful accounts as of March 31, 2021 and December 31, 2020.

Revenue Recognition

The Company derives revenue from providing access to its QCaaS and professional services related to co-developing algorithms on the Quantum Computing Systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and IonQ does not have any contractual relationships with the cloud service providers’ end users. For these arrangements, revenue is recognized at the amount charged to the cloud service provider, net of any mark-up to the end user.

As of March 31, 2021, approximately $3.7 million of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable contracts. The Company expects to recognize revenue of $175 thousand related to those remaining performance obligations during the remainder of 2021. The Company expects to recognize revenue of $240 thousand related to these remaining performance obligations in the year ended December 31, 2022, with the remainder recognized thereafter. The Company has not estimated the timing of revenue recognition for the remaining unsatisfied performance obligations related to usage-based contracts as the timing of customer usage cannot be predicted given the limited historical data.

For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period. Any variable fees for usage over the contractual minimums are estimated at contract inception and recognized ratably over the access period, unless such variable usage fees are probable of reversal in future periods. In those instances, variable usage fees are included in the determination of the transaction consideration once known. For contracts without fixed fees, variable usage fees are billed and recognized during the period of such usage.

Early Exercise of Stock Options

Stock options granted under the 2015 Equity Incentive Plan provide employee option holders, if approved by the Board, the right to exercise unvested options in exchange for restricted common stock, which is subject to a repurchase right held by the Company at the lower of (i) the fair market value of its common stock on the date of repurchase or (ii) the original purchase price. Early exercises of options are not deemed to be substantive exercises for accounting purposes and accordingly, amounts received for early exercises are recorded as a liability. As of March 31, 2021, and December 31, 2020, there were 557,953 and no shares, respectively, subject to repurchase related to stock options early exercised and unvested. These amounts are reclassified to common stock and additional paid-in capital as the underlying shares vest. As of March 31, 2021, the Company recorded a liability related to these shares subject to repurchase in the amount of $5 million in its consolidated balance sheets. The Company did not have any early exercises of stock options prior to the quarter ended March 31, 2021, and as such there was no such balance as of December 31, 2020.

Intangible Assets, Net

The Company’s intangible assets include website domain costs, patents, intellectual property and trademarks. Intangible assets with identifiable useful lives such as patents and intellectual property are initially valued at acquisition cost and are amortized over their estimated useful lives using the straight-line method, which is generally 20 years. With respect to patents, acquisition costs include external legal and patent application costs. Intangible assets with indefinite useful lives are assessed for impairment at least annually. During the periods ended March 31, 2021 and 2020, the Company capitalized $1.5 million and $0.1 million of intangible assets primarily related to intellectual property, respectively.

Capitalized Internally Developed Software

Capitalized internally developed software, which is included in intangible assets, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended, until the time the software is placed in service for its intended use. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use as part of the Company’s service offerings, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is typically assessed to be 3 years. During the periods ended March 31, 2021 and 2020, the Company capitalized $317 thousand and $275 thousand in internal-use software costs, respectively. The Company amortized $134 thousand and $35 thousand of capitalized internally developed software costs during the quarters ended March 31, 2021 and 2020, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash balances are primarily invested in money market funds or on deposit at high credit quality financial institutions in the U.S. These deposits are typically in excess of insured limits.

The Company’s accounts receivable are derived from revenue earned from customers primarily located in the U.S. The Company performs periodic evaluations of its customers’ financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable and maintains an allowance for doubtful accounts. Credit losses historically have not been material.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at each balance sheet date. Accounts receivable consists of current trade receivables from four customers as of March 31, 2021, and two customers as of December 31, 2020. The Company’s revenue was from three customers for the three months ended March 31, 2021.

Loss Per Share

The Company accounts for its convertible redeemable preferred stock and certain awards granted in share-based transactions that have a non-forfeitable right to dividends prior to vesting as participating securities in the computation of earnings per share. The Company calculates earnings per share using the two-class method under ASC 260 Earnings Per Share (“ASC 260”). In applying the two-class method, the Company does not allocate losses to participating securities as they are not required to fund losses.

Basic net loss per common share excludes dilution for potential common stock equivalents and is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.

The following table sets forth the computation of basic loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss available to common stockholders	$(7,335)	$(3,261)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders – basic	6,403,694	5,186,930

Net loss per share attributable to common stockholders – basic	$(1.15)	$(0.63)

In periods with a reported net loss, the effects of anti-dilutive convertible preferred stock, stock options, unvested common stock (including unvested restricted common stock) and warrants are excluded and diluted loss per share is equal to basic loss per share. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	Three Months Ended March 31,
	2021	2020
Convertible preferred stock, all series	22,920,739	22,920,739
Common stock options outstanding	6,104,884	3,957,911
Warrants to purchase Series B-1 convertible preferred stock	2,050,463	2,050,463
Unvested common stock	—	361,111

Total	31,076,086	29,290,224

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of March 31, 2021 and December 31, 2020 are composed of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer equipment and acquired computer software	$395	$364
Machinery, equipment, furniture and fixtures	3,094	2,974
Leasehold improvements	765	736
Quantum computing systems	11,134	9,617

Gross Property and Equipment	15,388	13,961
Less: accumulated depreciation	(2,007)	(1,703)

Net Property and Equipment	$13,381	$11,988

Depreciation expense for the quarters ended March 31, 2021 and 2020 was $305 thousand and $245 thousand, respectively.

4. AGREEMENTS WITH UMD AND DUKE

Exclusive License Agreement

The Company entered into an exclusive license agreement (“License Agreement”) in July 2016 with the University of Maryland (“UMD”) and Duke University (“Duke”). The License Agreement grants to the

Company an exclusive, perpetual license (“Initial Patents”) to certain patents, know-how and other intellectual property utilized in trapped-ion quantum computing systems. The license granted to the Company is exclusive for all patents (and non-exclusive for other types of intellectual property), subject to certain governmental rights and retained rights by UMD and Duke and other non-profit institutions to use and practice the Licensed Patents (as defined below) and technology for internal research and other non-profit purposes.

Exclusive Option Agreements

The Company also entered into an exclusive option agreement (“Option Agreement”) with each of UMD and Duke in 2016 whereby on the anniversary of the effective date of the License Agreement for a period of 5 years, the Company has the right to exclusively license additional intellectual property developed by UMD and Duke (the “Additional Patents” and together with the Initial Patents, the “Licensed Patents”) by exercising an annual option and issuing 31,765 common shares each to Duke and UMD in consideration for the Additional Patents. The amount to be issued to UMD and Duke pursuant to the option over the 5-year term is equal to an aggregate of 158,825 common shares to each university. The Company may elect not to exercise the option if there was not a minimum number of intellectual property developed in a given year and then the Option Agreement would extend another year. As of December 31, 2020, the Company and Duke amended the Duke Option Agreement providing the remaining shares of common stock in consideration for research and development services through July 15, 2026.

The Company recognized $130 thousand and $0 of research and development expense related to the agreement with Duke during the three months ended March 31, 2021 and March 31, 2020, respectively.

February 2021 Amendments with UMD

On February 1, 2021, the Company and UMD executed two amendments to the License Agreement granting exclusive rights to license additional intellectual property in exchange for a total of 63,530 shares of common stock. The shares for each executed amendment have not been issued to UMD as of March 31, 2021. Management evaluated the amendments and concluded that the arrangements qualify as equity-classified instruments and recorded an intangible asset and additional paid in capital based on the fair value of the shares at the date the amendments were executed of $1.4 million.

On February 4, 2021, the Company and UMD amended the UMD Option Agreement to provide for the issuance of the remaining 31,765 shares of common stock to UMD as a nonrefundable upfront payment in exchange for research and development services by UMD whereby the Company will obtain rights to any potential future intellectual property developed through July 2021. The fair value of the shares to be issued to UMD at the date the amendment was executed was $727 thousand. As of March 31, 2021, the shares have not been issued to UMD. The Company recognized $242 thousand of research and development expense associated with the UMD Option Agreement amendment in the quarter ended March 31, 2021.

Additionally, under the terms of the License Agreement and Option Agreement, UMD was provided an exit guarantee if a sale or liquidation of the Company would occur that provides for the following:

•	acceleration of the issuance of common stock as if exercised through the License Agreement,

•

additional consideration equal to the consideration which a holder of one-half of one percent (0.5%) of the common stock of the Company, on a fully-diluted basis, would have received in the sale to the extent it exceeds the amount UMD shall be entitled to as a result of ownership at the time of sale.

The exit guarantee was not modified as a result of the amendment to the Option Agreement.

The shares required to be issued under the February 2021 amendments to the License Agreement and the UMD Option Agreement were issued to UMD on June 16, 2021.

5. COMMITMENTS AND CONTINGENCIES

Warranties and Indemnification

The Company’s commercial services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s documentation under normal use and circumstances.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe third-party intellectual property rights. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying condensed financial statements.

6. WARRANT TRANSACTION AGREEMENT

In November 2019, contemporaneously with a revenue arrangement, the Company entered into a contract, pursuant to which the Company agreed to issue to a customer warrants to acquire up to 2,050,463 shares of Series B-1 (the “Warrant Shares”), subject to certain vesting events. As the warrants are issued in connection with an existing commercial agreement with a customer, the value of the warrants were determined to be consideration payable to the customer and consequently are treated as a reduction to revenue recognized under the corresponding revenue arrangement. As a result, during the three months ended March 31, 2021 and 2020, $72, and $0 of warrant amortization was recognized against revenue, respectively.

Under the terms of the warrant agreement, 6.5% of the Warrant Shares will vest and be immediately exercisable on the date of the public announcement of the availability of the Company’s hardware on the cloud provider’s platform. The exercise price for the Warrant Shares is $5.58 per share and are exercisable through November 2029.

The fair value of the Warrant Shares at the date of issuance was determined to be $8.7 million. As of March 31, 2021, Warrant Shares with a fair value of $566 thousand were vested. This fair value of the unamortized warrants at March 31, 2021 is $457 thousand and is recorded within other noncurrent assets and will be amortized over time as the related customer revenue is earned.

7. SHARE BASED COMPENSATION

The Company has a 2015 Equity Incentive Plan (the “Plan”) which provides for the grant of share based compensation in the form of awards of options, stock appreciation rights (“SARs”), restricted stock awards and restricted stock units, to certain officers, directors, employees, consultants and advisors to purchase shares of the Company’s common stock. The Company reserved 9,002,266 shares of common stock for awards granted under the Plan as of March 31, 2021.

Vesting generally occurs over four to five years from the date of grant and all options granted have a contractual term of 10 years. Vested options held at the date of an employee’s termination may be exercised within three months. The board of directors may terminate the Plan at any time. The Company’s bylaws include a right of first refusal which states that if a stockholder desires to sell or otherwise transfer any shares of common stock, then the stockholder will first give written notice of such to the Company at which point the Company generally has 30 days to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice. Under the Plan, the Company’s right of first refusal will expire upon the earlier of (i) the date securities of the Company are first offered to the public pursuant to an effective registration statement or (ii) September 28, 2025. The Company records forfeitures as they occur.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.

The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

Risk-Free Interest Rate—The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value of Underlying Common Stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The assumptions used to estimate the fair value of stock options granted during the three months ended March 31, 2021 and 2020 are as follows:

	2021	2020
Risk- Free Interest Rate	.96%	1.59%
Expected Term (in years)	6.26	5.99
Expected Volatility	77.04%	70.14%
Dividend Yield	—%	—%

A summary of the stock option activity is as follows:

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	3,441,798	$0.53	8.80	5.0
Granted	454,087	$1.88
Exercised	(14,308)	$0.50
Cancelled/ Forfeited	(34,667)	$0.49

Outstanding as of March 31, 2020	3,846,910	$0.69	8.70	5.49

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2020	5,400,426	1.39	8.67	44.8
Granted	1,603,709	$9.68
Exercised	(775,025)	$6.92
Cancelled/ Forfeited	—	—

Outstanding as of March 31, 2021	6,229,110	$2.83	8.70	179.9

Exercisable as of March 31, 2021	1,342,662	$0.73	7.78	41.6

Exercisable and expected to vest at March 31, 2021	6,229,110	$2.83	8.70	179.9

The total intrinsic value of options exercised was $19.2 million and $0.1 million for the quarters ended March 31, 2021 and 2020, respectively. The weighted-average grant date fair value per share for the stock options granted during the quarters ended March 31, 2021 and 2020 was $20.54 and $1.30, respectively. The aggregate grant-date fair value of options vested during the quarters ended March 31, 2021 and 2020 was $653 thousand and $162 thousand, respectively. As of March 31, 2021, the total unrecognized compensation related to unvested stock option awards was $40.2 million, which the Company expects to recognize over a weighted-average period of approximately 2.36 years.

Total stock-based compensation expense for both stock option awards and unvested restricted shares which is included in the condensed financial statements as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Research and development	$454	$135
General and administrative	977	110

Stock-based compensation, net of amounts capitalized	1,431	245
Capitalized stock-based compensation – Intangibles and fixed assets	44	12

Total stock-based compensation	$1,475	$257

8. RELATED PARTY TRANSACTIONS

Transactions with UMD and Duke

As described in Note 4—Agreements with UMD and Duke, the Company entered into a License Agreement and Option Agreement with UMD and Duke whereby the Company, in the normal course of business, has licensed certain intellectual property and, in the case of the Amendments to the Duke and UMD Option Agreements, has purchased research and development services. The Company considers these agreements to be related party transactions because during 2021 and 2020, the Company’s Co-founder and Chief Technology Officer served as a professor at Duke and the Company’s Co-founder and Chief Scientist served as a professor at the UMD. In the quarter ended March 31, 2021, the Company’s Chief Scientist moved to Duke and each, in their role as professors at Duke, are leading the research subject to the License Agreement and Option Agreement with Duke as of March 31, 2021.

In addition, the Company entered into an amendment to its operating lease for office space with UMD. The lease was amended with UMD in March 2020 to extend the terms of the agreement for the existing premise and lease additional expansion premise and was amended in December 2020 to provide additional rent adjustments. Refer to Note 12 of the December 31, 2020 audited financial statements for additional information regarding the Company’s leases.

The Company’s results from transactions with UMD and Duke, as reflected in the Statements of Operations and Comprehensive Loss are detailed below:

	Three Months Ended March 31,
	2021	2020
Research and development	540	49
General and administrative	69	7

The Company has the following balances related to transactions with UMD and Duke, as reflected in the Balance Sheets:

	March 31, 2021	December 31, 2020
Assets
Other noncurrent assets	2,235	2,365
Prepaid expenses and other current assets	694	1,013
Operating lease right-of-use asset	4,229	4,296

Liabilities
Accounts payable	63	5
Current operating lease liabilities	532	495
Non-current operating lease liabilities	3,747	3,776

9. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through June 17, 2021, the date the condensed financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the condensed financial statements and events which occurred but were not recognized in the condensed financial statements. Except as described in Note 4, the Company has concluded that no subsequent event has occurred that requires disclosure.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

dMY Technology Group Inc. III

Opinion on the Financial Statements

We have audited the accompanying balance sheet of dMY Technology Group Inc. III (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from September 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

June 1, 2021

dMY TECHNOLOGY GROUP, INC. III

BALANCE SHEET

As Restated — See Note 2

December 31, 2020

Assets:
Current assets:
Cash	$1,569,739
Prepaid Assets	770,285

Total current assets	2,340,024
Investments held in Trust Account	300,030,565

Total Assets	$302,370,589

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$850,442
Accrued expenses	512,509
Franchise tax payable	58,132
Note payable to related parties	31,366

Total current liabilities	1,452,449
Deferred underwriting commissions in connection with the initial public offering	10,500,000
Derivative warrant liabilities	34,885,000

Total liabilities	46,837,449

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 25,053,313 shares subject to possible redemption at $10.00 per share	250,533,130
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 4,946,687 shares issued and outstanding (excluding 25,053,313 shares subject to possible redemption)	495
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid-in capital	21,213,363
Accumulated deficit	(16,214,598)

Total stockholders’ equity	5,000,010

Total Liabilities and Stockholders’ Equity	$302,370,589

The accompanying notes are an integral part of these financial statements.

dMY TECHNOLOGY GROUP, INC. III

STATEMENT OF OPERATIONS

As Restated — See Note 2

For the Period from September 14, 2020 (inception) through December 31, 2020

General and administrative expenses	$601,705
Franchise tax expenses	58,132

Loss from operations	(659,837)
Other income (expenses):
Gain on marketable securities (net), dividends and interest, held in Trust Account	30,565
Offering costs associated with derivative warrant liabilities	(700,326)
Loss upon issuance of private placement warrants	(7,360,000)
Change in fair value of derivative warrant liabilities	(7,525,000)

Total other income (expenses)	(15,554,761)

Net loss	$(16,214,598)

Weighted average shares outstanding of Class A common stock	30,000,000

Basic and diluted net income per share, Class A common stock	$0.00

Weighted average shares outstanding of Class B common stock	7,156,250

Basic and diluted net loss per share, Class B common stock	$(1.24)

The accompanying notes are an integral part of these financial statements.

dMY TECHNOLOGY GROUP, INC. III

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

As Restated — See Note 2

For the Period from September 14, 2020 (inception) through December 31, 2020

	Common Stock				Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - September 14, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	—	—	7,906,250	791	24,209	—	25,000
Sale of units in initial public offering, less fair value of public warrants	30,000,000	3,000	—	—	287,997,000	—	288,000,000
Offering costs	—	—	—	—	(16,277,262)	—	(16,277,262)
Forfeiture of Class B common stock (1)			(406,250)	(41)	41	—	—
Common stock subject to possible redemption	(25,053,313)	(2,505)	—	—	(250,530,625)	—	(250,533,130)
Net loss	—	—	—	—	—	(16,214,598)	(16,214,598)

Balance – December 31, 2020	4,946,687	$495	7,500,000	$750	$21,213,363	$(16,214,598)	$5,000,010

(1)

This number included up to 1,031,250 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 units resulting in 625,000 shares of Class B common stock no longer being subject to forfeiture. The over-allotment option expired on December 27, 2020, resulting in 406,250 shares of Class B common stock being forfeited. (see Note 4)

The accompanying notes are an integral part of these financial statements.

dMY TECHNOLOGY GROUP, INC. III

STATEMENT OF CASH FLOWS

As Restated — See Note 2

For the Period from September 14, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(16,214,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Offering costs associated with derivative warrant liabilities	700,326
Loss upon issuance of private placement warrants	7,360,000
Change in fair value of derivative warrant liabilities	7,525,000
General and administrative expenses paid by related party under note payable	27,228
Gain on marketable securities (net), dividends and interest, held in Trust Account	(30,565)
Changes in operating assets and liabilities:
Prepaid expenses	(770,285)
Accounts payable	487,457
Accrued expenses	512,509
Franchise tax payable	58,132

Net cash used in operating activities	(344,796)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(300,000,000)

Net cash used in investing activities	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds received from initial public offering, gross	300,000,000
Proceeds received from private placement	8,000,000
Offering costs paid	(6,020,863)
Paydown of notes payable	(89,602)

Net cash provided by financing activities	301,914,535

Net increase in cash	1,569,739
Cash – beginning of the period	—

Cash – end of the period	$1,569,739

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$362,985
Offering costs funded with note payable	$93,740
Deferred underwriting commissions in connection with the initial public offering	$10,500,000
Initial value of Class A common stock subject to possible redemption	$285,615,070
Change in value of Class A common stock subject to possible redemption	$(8,081,940)

The accompanying notes are an integral part of these financial statements.

dMY TECHNOLOGY GROUP, INC. III

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

dMY Technology Group, Inc. III (the “Company”) is a blank check company incorporated in Delaware on September 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 14, 2020 (inception) to December 31, 2020 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is dMY Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 12, 2020. On November 17, 2020, the Company consummated its Initial Public Offering of 30,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option (“the Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.0 million, inclusive of $10.50 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants at a price of $2.00 per warrant (“Private Placement Warrants”) to the Sponsor, generating gross proceeds of $8.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $300.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 17, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2020, the Company had approximately $1.6 million in its operating bank account, approximately $31,000 of interest income available in the Trust Account to pay for taxes and working capital of approximately $888,000. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the consummation of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a capital contribution of $25,000 from the Sponsor to purchase the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $121,000 (see Note 4). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the Note remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

In April 2021, the Company identified a misstatement in its accounting treatment for warrants issued in connection with the Initial Public Offering and the Private Placement Warrants (collectively, the “Warrants”) as presented in its audited balance sheet as of November 17, 2020 included in its Current Report on Form 8-K, filed November 23, 2020. The Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet. Pursuant to ASC Topic 250, Accounting Changes and Error Corrections, and Staff Accounting Bulletin 99, “Materiality”) (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial for the audited balance sheet included in its Current Report on Form 8-K. The impact of the error correction is reflected in the unaudited condensed financial statements contained herein which resulted in a $21.1 million increase to derivative liabilities and offsetting decrease to Class A common stock subject to possible redemption to the November 17, 2020 balance sheet.

In connection with such analysis, as described below under “Restatement of Previously Issued Financial Statements”, the Company’s financial statements for the period from September 14, 2020 (inception) through December 31, 2020 (the “Affected Period”), was restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such period. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statement and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures that have been, and may in the future be, implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Restatement of Previously Issued Financial Statements

In April 2021, the audit committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase common stock that the Company issued in November 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Period should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Period included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since their issuance on November 17, 2020, the Company’s warrants have been accounted for as equity within the Company’s previously reported balance sheet. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheet and the statement of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on November 17, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Statement of Operations each reporting period and offering costs associated with derivative warrant liabilities should be expensed as incurred, presented as non-operating expenses in the Statement Of Operations.

Therefore, the Company, in consultation with its audit committee, concluded that its previously issued Financial Statements for the Affected Period should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase common stock (the “Warrants”) and should no longer be relied upon.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$302,370,589	$—	$302,370,589

Liabilities and stockholders’ equity
Total current liabilities	$1,452,449	$—	$1,452,449
Deferred underwriting commissions	10,500,000	—	10,500,000
Derivative warrant liabilities	—	34,885,000	34,885,000

Total liabilities	11,952,449	34,885,000	46,837,449
Class A common stock, $0.0001 par value; shares subject to possible redemption	285,418,130	(34,885,000)	250,533,130
Stockholders’ equity
Preferred stock - $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	146	349	495
Class B common stock - $0.0001 par value	750	—	750
Additional paid-in-capital	5,628,386	15,584,977	21,213,363
Accumulated deficit	(629,272)	(15,585,326)	(16,214,598)

Total stockholders’ equity	5,000,010	—	5,000,010

Total liabilities and stockholders’ equity	$302,370,589	$—	$302,370,589

	For the Period from September 14, 2020 (inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(659,837)	$—	$(659,837)
Other (expense) income:
Gain on marketable securities (net), dividends and interest, held in Trust Account	30,565		30,565
Financing costs - derivative warrant liabilities	—	(700,326)	(700,326)
Loss upon issuance of private placement warrants	—	(7,360,000)	(7,360,000)
Change in fair value of derivative warrant liabilities	—	(7,525,000)	(7,525,000)

Total other (expense) income	30,565	(15,585,326)	(15,554,761)

Net loss	$(629,272)	$(15,585,326)	$(16,214,598)

Basic and Diluted weighted-average Class A common shares outstanding	30,000,000	—	30,000,000

Basic and Diluted net income per Class A common shares	$—	—	$—

Basic and Diluted weighted-average Class B common shares outstanding	7,156,250	—	7,156,250

Basic and Diluted net loss per Class B common shares	$(0.09)	—	$(1.24)

	For the Period from September 14, 2020 (inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(629,272)	$(15,585,326)	$(16,214,598)
Adjustment to reconcile net loss to net cash used in operating activities	(3,337)	(15,585,326)	(15,588,663)
Changes in operating assets and liabilities	287,813	—	287,813
Net cash used in operating activities	(344,796)	—	(344,796)
Net cash used in investing activities	(300,000,000)	—	(300,000,000)
Net cash provided by financing activities	301,914,535	—	301,914,535

Net change in cash	$1,569,739	$—	$1,569,739

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses franchise tax payable, and note payable to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Derivative Warrant liabilities

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of legal, accounting, underwriting fees and other costs incurred in connection with the formation and preparation for the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $700,000 is included in financing cost -derivative warrant liabilities in the statement of operations and approximately $16.3 million is included in stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 25,053,313 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 11,500,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the periods presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $31,000, net of applicable franchise taxes of approximately $31,000 for the period from September 14, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the period from September 14, 2020 (inception) through December 31, 2020 is calculated by dividing the general and administration expenses of approximately $602,000, offering costs associated with derivative warrant liabilities of approximately $700,000, loss upon issuance of private placement warrants of approximately $7.4 million, the change in fair value of derivative warrant liabilities of approximately $7.5 million and remaining franchise taxes of approximately $28,000, resulting in a net loss of approximately $7.2 million, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On November 17, 2020, the Company consummated its Initial Public Offering of 30,000,000 Units, including the 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $300.00 million, and incurring offering costs of approximately $17.0 million, inclusive of $10.50 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On September 14, 2020, the Sponsor subscribed for 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for a total subscription price of $25,000, and fully paid for these on November 17, 2020. In October 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, the Company’s director nominees. On November 12, 2020, the Company effected a 1:1.1 stock split of the Class B common stock, resulting in an aggregate of 7,906,250 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 units resulting in 625,000 shares of Class B common stock no longer being subject to forfeiture. The over-allotment option expired on December 27, 2020, resulting in 406,250 shares of Class B common stock being forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $8.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $121,000 under the Note. On December 21, 2020, the Company repaid approximately $90,000 of the outstanding Note balance.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $6.00 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.50 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Litigation

On January 12, 2021, the Company, the Sponsor accepted service of a lawsuit where they are named as Counterclaim Defendants in an underlying action by and between GTY Technology Holdings, Inc. (“GTY”), dMY Technology Holdings Inc., dMY Sponsor, LLC, dMY Sponsor II, LLC, dMY Technology Group Inc. II, the Company and the Sponsor (collectively “dMY”) and Carter Glatt (“Glatt”) and Captains Neck Holdings LLC (“Captains Neck”). The Underlying Lawsuit seeks a declaratory judgment that Glatt and Captains Neck are not entitled to Class Y Units of dMY Sponsor LLC and contains claims arising from Glatt’s termination of employment from GTY on or about April 3, 2020 including theft and misappropriation of confidential GTY information, breach of contract, breach of the duties of loyalty and fiduciary duty and conversion. Glatt has, among other things, responded to the Underlying Lawsuit by adding members of the Sponsor and officers of the Company as Counterclaim Defendants and adding Dune Acquisition Holdings LLC, a newly formed special purpose acquisition company as a Counterclaimant and asserting claims for breach of contract, fraudulent misrepresentation, negligent misrepresentation, tortious interference with business relations, quantum meruit and unjust enrichment. The Company has never employed Glatt and has no business agreements with him. The Company has denied the claims against them and management intends to vigorously defend the Company.

Note 6 — Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 30,000,000 shares Class A common stock outstanding, including 25,053,313 shares of Class A common stock subject to possible conversion that were classified as temporary equity in the accompanying balance sheet.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On November 17, 2020, the Company issued 7,187,500 shares of Class B common stock. On November 12, 2020, the Company effected a 1:1.1 stock split of the Class B common stock, resulting in an aggregate of 7,906,250 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 7,906,250 shares of Class B common stock outstanding, an aggregate of up to 1,031,250 shares of Class B common stock that are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 units resulting in 625,000 shares of Class B common stock no longer being subject to forfeiture. The over-allotment option expired on December 27, 2020, resulting in 406,250 shares of Class B common stock being forfeited.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Derivative Warrant Liabilities

As of December 31, 2020, the Company had 7,500,000 and 4,000,000 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Fair Value Measurements

The Company follows the guidance in ASC Topic 820, “Fair Value Measurements”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - U.S. Treasury Securities (1)	$300,029,996	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$34,885,000

(1)	Excludes $569 of cash balance held within the Trust Account

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering were initially measured at fair value using a Monte Carlo simulation model and subsequently, are based on the listed market price of such warrants, a Level 1 measurement, as of December 31, 2020. The fair value of the Private Placement Warrants were estimated using Black-Scholes model. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $6.3 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:

	At initial issuance	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.60	$10.84
Volatility	22.4%/45.5%	22.7%/44.3%
Term	6.55	6.42
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period from September 14, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at September 14, 2020 (inception)	$—
Issuance of Public and Private Warrants	27,360,000
Change in fair value of derivative warrant liabilities	7,525,000

Derivative warrant liabilities at December 31, 2020	$34,885,000

Note 10—Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from September 14, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the period from September 14, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(3,405,066)
State	—
Valuation allowance	3,405,066

Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Deferred tax assets:
Net operating loss carryforwards	$3,131,639
Start-up/organizational costs	273,426

Total deferred tax assets	3,405,066
Valuation allowance	(3,405,066)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the period from September 14, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%

Income Taxes Benefit	0.0%

Note 9—Subsequent Events

On December 21, 2020, the Company repaid approximately $90,000 of the outstanding Note balance.

On January 12, 2021, the Company, the Sponsor accepted service of a lawsuit where they are named as Counterclaim Defendants in an underlying action by and between GTY Technology Holdings, Inc. (“GTY”), dMY Technology Holdings Inc., dMY Sponsor, LLC, dMY Sponsor II, LLC, dMY Technology Group Inc. II, the Company and the Sponsor (collectively “dMY”) and Carter Glatt (“Glatt”) and Captains Neck Holdings LLC (“Captains Neck”). The Underlying Lawsuit seeks a declaratory judgment that Glatt and Captains Neck are not entitled to Class Y Units of dMY Sponsor LLC and contains claims arising from Glatt’s termination of employment from GTY on or about April 3, 2020 including theft and misappropriation of confidential GTY information, breach of contract, breach of the duties of loyalty and fiduciary duty and conversion. Glatt has, among other things, responded to the Underlying Lawsuit by adding members of the Sponsor and officers of the Company as Counterclaim Defendants and adding Dune Acquisition Holdings LLC, a newly formed special purpose acquisition company as a Counterclaimant and asserting claims for breach of contract, fraudulent misrepresentation, negligent misrepresentation, tortious interference with business relations, quantum meruit and unjust enrichment. The Company has never employed Glatt and has no business agreements with him. The Company has denied the claims against them and management intends to vigorously defend the Company.

On March 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ion Trap Acquisition Inc., a Delaware corporation and a direct, newly formed wholly owned subsidiary of the Company (“Merger Sub”) and IonQ, Inc., a Delaware corporation (“IonQ”). Pursuant to the Merger Agreement, at the Effective Time, and in accordance with the Delaware General Corporation Law, as amended, Merger Sub will merge with and into IonQ (the “Merger”), with IonQ continuing as the surviving entity in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of the Company. See the Current Report on Form 8-K, filed with the SEC on March 7, 2021, for further information.

On March 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 35,000,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $350,000,000. See the Current Report on Form 8-K, filed with the SEC on March 7, 2021, for further information.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

PART I – FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements.

DMY TECHNOLOGY GROUP, INC. III

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$386,368	$1,569,739
Prepaid assets	789,908	770,285

Total current assets	1,176,276	2,340,024
Investments held in Trust Account	300,077,389	300,030,565

Total Assets	$301,253,665	$302,370,589

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$553,479	$850,442
Accrued expenses	3,523,072	512,509
Franchise tax payable	50,050	58,132
Note payable to related parties	31,366	31,366

Total current liabilities	4,157,967	1,452,449
Deferred underwriting commissions in connection with the initial public offering	10,500,000	10,500,000
Derivative warrant liabilities	33,090,000	34,885,000

Total liabilities	47,747,967	46,837,449

Commitments and Contingencies (Note 5)
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 24,850,569 and 25,053,313 shares subject to possible redemption at $10.00 per share as of March 31, 2020 and December 31, 2020, respectively	248,505,690	250,533,130
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,149,431 and 4,946,687 shares issued and outstanding (excluding 24,850,569 and 25,053,313 shares subject to possible redemption) as of March 31, 2020 and December 31, 2020, respectively	515	495
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding	750	750
Additional paid-in capital	23,240,783	21,213,363
Accumulated deficit	(18,242,040)	(16,214,598)

Total stockholders’ equity	5,000,008	5,000,010

Total Liabilities and Stockholders’ Equity	$301,253,665	$302,370,589

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DMY TECHNOLOGY GROUP, INC. III

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$3,817,768
Franchise tax expenses	51,531

Loss from operations	(3,869,299)
Interest income earned in operating account	33
Gain on marketable securities (net), dividends and interest, held in Trust Account	46,824
Change in fair value of derivative warrant liabilities	1,795,000

Net loss	$(2,027,442)

Weighted average shares outstanding of Class A common stock	30,000,000

Basic and diluted net income per share, Class A common stock	$0.00

Weighted average shares outstanding of Class B common stock	7,500,000

Basic and diluted net loss per share, Class B common stock	$(0.27)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DMY TECHNOLOGY GROUP, INC. III

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock						Total
	Class A		Class B		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - December 31, 2020	4,946,687	$495	7,500,000	$750	$21,213,363	$(16,214,598)	$5,000,010
Common stock subject to possible redemption	202,744	20	—	—	2,027,420	—	2,027,440
Net loss	—	—	—	—	—	(2,027,442)	(2,027,442)

Balance - March 31, 2021 (Unaudited)	5,149,431	$515	7,500,000	$750	$23,240,783	$(18,242,040)	$5,000,008

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DMY TECHNOLOGY GROUP, INC. III

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(2,027,442)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(1,795,000)
Gain on marketable securities (net), dividends and interest, held in Trust Account	(46,824)
Changes in operating assets and liabilities:
Prepaid expenses	(19,623)
Accounts payable	(296,963)
Accrued expenses	3,010,563
Franchise tax payable	(8,082)

Net cash used in operating activities	$(1,183,371)

Net decrease in cash	(1,183,371)
Cash - beginning of the period	1,569,739

Cash - end of the period	$386,368

Supplemental disclosure of noncash activities:
Change value of Class A common stock subject to possible redemption	$2,027,440

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Note 1—Description of Organization and Business Operations

dMY Technology Group, Inc. III (the “Company”) is a blank check company incorporated in Delaware on September 14, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from September 14, 2020 (inception) to March 31, 2021 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is dMY Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 12, 2020. On November 17, 2020, the Company consummated its Initial Public Offering of 30,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option (“the Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.0 million, inclusive of $10.5 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants at a price of $2.00 per warrant (“Private Placement Warrants”) to the Sponsor, generating gross proceeds of $8.0 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $300.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 17, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s Independent Registered Public Accounting Firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On March 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ion Trap Acquisition Inc., a Delaware corporation and a direct, newly formed wholly owned subsidiary of the Company (“Merger Sub”) and IonQ, Inc., a Delaware corporation (“IonQ”). Pursuant to the Merger Agreement, at the Effective Time, and in accordance with the Delaware General Corporation Law, as amended, Merger Sub will merge with and into IonQ (the “Merger”), with IonQ continuing as the surviving entity in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of the Company. See the Current Report on Form 8-K, filed with the SEC on March 7, 2021, for further information.

On March 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 35,000,000 shares of the Company’s Class A common stock for an aggregate purchase price equal to $350,000,000. See the Current Report on Form 8-K, filed with the SEC on March 7, 2021, for further information.

Going Concern Consideration

As of March 31, 2021, the Company had approximately $386,000 in its operating bank account, approximately $77,000 of interest income available in the Trust Account to pay for taxes and working capital deficiency of approximately $2.9 million. Further, the Company has incurred and expect to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the consummation of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a capital contribution of $25,000 from the Sponsor to purchase the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $121,000 (see Note 4). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the Note remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management determines that the Company will not have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Amended Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on June 4, 2021 which contains the audited financial statements and the notes thereto.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of costs incurred in connection with the preparation for the Initial Public Offering and the underwriting commissions. Upon the completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were charged to operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $700,000 is included in financing cost-derivative warrant liabilities in the statement of operations and approximately $16.3 million is included in stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements” approximates the carrying amounts represented in the balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, accounts payable, accrued expenses franchise tax payable, and note payable to related parties approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 24,850,569 and 25,053,313 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

Net Loss Per Common Share

Net income (loss) per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 11,500,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for the period presented.

The Company’s unaudited condensed statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock for the three months ended March 31, 2021 is calculated by dividing the net gain from investments held in the Trust Account of approximately $47,000, net of applicable franchise taxes of approximately $52,000 for the three months ended March 31, 2021, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the three months ended March 31, 2021 is calculated by dividing the general and administration expenses of approximately $3.8 million, change in fair value of derivative warrant liabilities of approximately $1.8 million, and remaining amount of franchise taxes of approximately $4,700, resulting in a net loss of approximately $2.0 million, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On November 17, 2020, the Company consummated its Initial Public Offering of 30,000,000 Units, including the 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $17.0 million, inclusive of $10.5 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On September 14, 2020, the Sponsor subscribed for 7,187,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for a total subscription price of $25,000, and fully paid for these on November 17, 2020. In October 2020, the Sponsor transferred 25,000 Founder Shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, the Company’s director nominees. On November 12, 2020, the Company effected a 1:1.1 stock split of the Class B common stock, resulting in an aggregate of 7,906,250 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split.

The initial stockholders agreed to forfeit up to 1,031,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 units resulting in 625,000 shares of Class B common stock no longer being subject to forfeiture. The over-allotment option expired on December 27, 2020, resulting in 406,250 shares of Class B common stock being forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination and (B) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant to the Sponsor, generating gross proceeds of $8.0 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 14, 2020, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $121,000 under the Note. On December 21, 2020, the Company repaid approximately $90,000 of the outstanding Note balance. As of March 31, 2021 and December 31, 2020 the amount due under the Note was approximately $31,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $2.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, commencing on the date that the Company’s securities are first listed on New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. For the three months ended March 31, 2021, the Company incurred $30,000 in connection with such services in the accompanying unaudited condensed statements of operation. The Company also recorded a prepaid amount of $130,000 and $0 in connection with such services in the accompanying unaudited condensed balance sheet as of March 31, 2021 and December 31, 2020, respectively.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or the Company’s or their affiliates.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to underwriting commissions of $0.20 per unit, or $6.00 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.5 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Litigation

On January 12, 2021, the Company, the Sponsor accepted service of a lawsuit where they are named as Counterclaim Defendants in an underlying action by and between GTY Technology Holdings, Inc. (“GTY”), dMY Technology Holdings Inc., dMY Sponsor, LLC, dMY Sponsor II, LLC, dMY Technology Group Inc. II, the Company and the Sponsor (collectively “dMY”) and Carter Glatt (“Glatt”) and Captains Neck Holdings LLC (“Captains Neck”). The Underlying Lawsuit seeks a declaratory judgment that Glatt and Captains Neck are not entitled to Class Y Units of dMY Sponsor LLC and contains claims arising from Glatt’s termination of employment from GTY on or about April 3, 2020 including theft and misappropriation of confidential GTY information, breach of contract, breach of the duties of loyalty and fiduciary duty and conversion. Glatt has, among other things, responded to the Underlying Lawsuit by adding members of the Sponsor and officers of the Company as Counterclaim Defendants and adding Dune Acquisition Holdings LLC, a newly formed special purpose acquisition company as a Counterclaimant and asserting claims for breach of contract, fraudulent misrepresentation, negligent misrepresentation, tortious interference with business relations, quantum meruit and unjust enrichment. The Company has never employed Glatt and has no business agreements with him. The Company has denied the claims against them and management intends to vigorously defend the Company.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures that have been, and may in the future be, implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Note 6 — Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 30,000,000 shares Class A common stock outstanding, including 24,850,569 and 25,053,313 shares of Class A common stock subject to possible conversion that were classified as temporary equity in the accompanying unaudited condensed balance sheets, respectively.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On November 17, 2020, the Company issued 7,187,500 shares of Class B common stock. On November 12, 2020, the Company effected a 1:1.1 stock split of the Class B common stock, resulting in an aggregate of 7,906,250 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split. Of the 7,906,250 shares of Class B common stock outstanding, an aggregate of up to 1,031,250 shares of Class B common stock that are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised their over-allotment option to purchase 2,500,000 units resulting in 625,000 shares of Class B common stock no longer being subject to forfeiture. The over-allotment option expired on December 27, 2020, resulting in 406,250 shares of Class B common stock being forfeited. As of March 31, 2021 and December 31, 2020, there were 7,500,000 shares of Class B common stock outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Derivative Warrant Liabilities

As of March 31, 2021 and December 31, 2020, the Company has 7,500,000 and 4,000,000 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” (as defined below) of the Class A common stock; and

•

if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends notice of redemption to the warrant holders.

The “fair market value” of Class A common stock shall mean the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants since October 2020. For the three months ended March 31, 2021, the Company recognized a charge to the accompanying unaudited condensed consolidated statement of operations resulting from am increase of in the fair value of liabilities of approximately $1.8 million presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed consolidated statement of operations.

The following table presents information about the Company’s consolidated financial assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 by level within the fair value hierarchy:

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities (1)	$300,075,999	$—	$—
Liabilities:
Derivative warrant liabilities	$17,250,000	$—	$15,840,000

(1)	Excludes $1,390 of cash balance held within the Trust Account.

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—U.S. Treasury Securities (1)	$300,029,996	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$34,885,000

(1)	Excludes $569 of cash balance held within the Trust Account.

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in January 2021, when the Public Warrants were separately listed and traded. As of March 31, 2021, the Public Warrants were publicly traded at $2.30 per warrant.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 31, 2020	As of March 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.84	$10.77
Volatility	22.7%/44.3%	23.7%/44.3%
Term	6.42	6.17
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period ended March 31, 2021 is summarized as follows:

Level 3 - Derivative warrant liabilities at December 31, 2020	$34,885,000
Transfer to Level 1	(16,725,000)
Change in fair value of derivative warrant liabilities	(2,320,000)

Level 3 - Derivative warrant liabilities at March 31, 2021	$15,840,000

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were available to be issued, and determined that there have been no other events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

DMY TECHNOLOGY GROUP, INC. III,

ION TRAP ACQUISITION INC.

and

IONQ, INC.

DATED AS OF MARCH 7, 2021

Page
8.15	Legal Representation	A-72
8.16	Acknowledgements	A-73
8.17	Equitable Adjustments	A-73

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 7, 2021, by and among (i) dMY Technology Group, Inc. III, a Delaware corporation (“dMY”), (ii) IonQ, Inc., a Delaware corporation (the “Company”) and (iii) Ion Trap Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of dMY (“Merger Sub”). Each of dMY, the Company and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, (a) dMY is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of dMY that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of dMY, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution of this Agreement, dMY has entered into subscription agreements with the PIPE Investors, each substantially in the forms attached hereto as Exhibit A (the “Subscription Agreements”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and dMY has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of dMY Class A Common Stock as set forth in the Subscription Agreements, at $10.00 per share in exchange for an aggregate purchase price of $350,000,000 (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, dMY, the Founder Holders have entered into a support agreement substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which such dMY Stockholders have agreed to (i) vote all of their shares of dMY Class B Common Stock in favor of the dMY Stockholder Voting Matters and (ii) certain restrictions on certain of their shares of dMY Class B Common Stock (the “Sponsor Vesting Shares”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, immediately prior to the Effective Time and subject to the treatment of Sponsor Vesting Shares pursuant to the Sponsor Support Agreement, each share of dMY Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the dMY A&R Certificate of Incorporation into one share of dMY Class A Common Stock;

WHEREAS, simultaneously with the Closing, the Company, dMY, the Founder Holders and certain existing stockholders of the Company will enter into (a) an Amended and Restated Registration Rights

Agreement substantially in the form attached hereto as Exhibit C (the “A&R Registration Rights Agreement”) and (b) a Lock-up Agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, dMY and certain existing stockholders of the Company (“Company Stockholders”) have entered into transaction support agreements in the form attached hereto as Exhibit E (the “Company Transaction Support Agreements”), which provide that as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to the Company Stockholders, the Company Stockholders party thereto will approve and adopt this Agreement and the other transactions contemplated hereby (the “Transactions”) in accordance with all applicable Laws, the Company Governing Documents and Contracts by which the Company is bound, in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) through a written consent pursuant to Section 228 of the DGCL;

WHEREAS, prior to the Closing, dMY shall: (a) subject to receipt of the approval of the dMY Stockholder Voting Matters, adopt the Second Amended and Restated Certificate of Incorporation of dMY (the “dMY Second A&R Certificate of Incorporation”), substantially in the form attached hereto as Exhibit F; and (b) amend and restate the dMY Bylaws, substantially in the form attached hereto as Exhibit G;

WHEREAS, the respective boards of directors or similar governing bodies of each of dMY, the Company and Merger Sub have each approved and declared advisable the Transactions and resolved to recommend to their respective stockholders the Transactions upon the terms and subject to the conditions of this Agreement and, in accordance with the DGCL; and

WHEREAS, in furtherance of the Transactions, dMY shall provide an opportunity to the dMY Stockholders to have their shares of dMY Class A Common Stock redeemed for consideration on the terms and subject to the conditions set forth in its Governing Documents and the Trust Agreement in conjunction with obtaining the Required dMY Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“2015 Equity Incentive Plan” means the Company’s 2015 Equity Incentive Plan (as amended from time to time).

“A&R Registration Rights Agreement” has the meaning set forth in the Recitals.

“Additional Support Agreements” has the meaning set forth in Section 6.19.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, however, that in no event shall the Company be considered an affiliate of any portfolio company (other than the Company) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Aggregate Stock Consideration” means the number of shares of dMY Class A Common Stock obtained by dividing (a) the Company Equity Value by (b) $10.00.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.16(b).

“Ancillary Agreements” means the A&R Registration Rights Agreement, the Subscription Agreements, the Company Transaction Support Agreements, the Sponsor Support Agreement, the Lock-Up Agreements and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.8(c).

“Assets” has the meaning set forth in Section 3.18(a).

“Audited Financial Statements” has the meaning set forth in Section 6.22.

“Available Cash” means the total Cash of dMY at the Effective Time, after giving effect to the PIPE Investment, including (a) (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (b) the sum of (i) the amount required dMY Share Redemptions, plus (ii) any Taxes due on any accrued interest on the Trust Account plus (iii) the unpaid Excess Sponsor Transaction Expenses minus (iv) the Excess Company Transaction Expenses.

“Blue Sky Laws” has the meaning set forth in Section 3.2(b).

“Business Combination” has the meaning ascribed to such term in the dMY A&R Certificate of Incorporation.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Certificate of Merger” has the meaning set forth in Section 2.1(e)(ii).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, in each case calculated in accordance with GAAP.

“Cleary” has the meaning set forth in Section 8.15(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, dated as of October 15, 2019 as further amended as of December 13, 2019.

“Company Affiliated Transactions” has the meaning set forth in Section 3.21.

“Company Board” has the meaning set forth in Section 3.1(b).

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Cash” has the meaning set forth in Section 2.2(a)(i).

“Company Closing Indebtedness” has the meaning set forth in Section 2.2(a)(i).

“Company Closing Transaction Expenses” has the meaning set forth in Section 2.2(a)(i).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to dMY concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, material fringe or other material compensatory or benefit plan, program, policy, practice, arrangement or Contract, but excluding regular salary or wages and employment agreements or offer letters establishing at-will employment without obligating the Company to make any payment or provide any benefit upon termination of employment other than through a plan, program, policy, arrangement or agreement listed on Section 3.16(a) of the Company Disclosure Letter (each of the foregoing, an “Employee Benefit Plan”), in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or under or with respect to which the Company has or may reasonably have any Liability.

“Company Equity Value” means an amount equal to one billion two hundred seventy five million dollars ($1,275,000,000) plus the Net Equity Value Adjustment Amount (which, for the avoidance of doubt, may be a positive or a negative number).

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (a) the total number of shares of Company Capital Stock issued and outstanding (on an as-converted into Company Common Stock basis) plus (b) the total number of shares of Company Capital Stock issuable pursuant to the Company Warrants solely to the extent vested as of the Effective Time, plus (c) the number of shares of Company Capital Stock issuable pursuant to the Company Options that have vested as of the Effective Time or will vest at the Effective Time pursuant to their terms as a result of the Transactions, calculated using the treasury method of accounting, in each case as of immediately prior to the Effective Time.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Noncontravention) (solely with respect to clauses (ii) and (iii) thereof), Section 3.2(c), Section 3.3 (Capitalization), and Section 3.13 (Brokerage).

“Company Governing Documents” means, at any time prior to the Closing, the Company A&R Certificate of Incorporation and the Company Bylaws.

“Company Group” has the meaning set forth in Section 8.15(a).

“Company Indemnified Person” has the meaning set forth in Section 6.13(a).

“Company Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Option” means each option to purchase Company Common Stock issued and outstanding under the 2015 Equity Incentive Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, the Company.

“Company Parties” has the meaning set forth in Section 8.2(a).

“Company Per Share Consideration” means, with respect to each share of Company Capital Stock issued and outstanding as of the Effective Time, the right to receive the number of shares of dMY Class A Common Stock equal to the Exchange Ratio in accordance with Section 2.1(f)(i).

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series B-1 Preferred Stock.

“Company Products” means all products (including Software, applications and platforms) and services (including Software as a service), including all components, plugins, libraries and application programming interfaces thereof, developed (including products and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, supported, hosted, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of the Company (in each case, whether solely or in collaboration with third parties) since its inception, or with respect to which the Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered or applied-for with a Governmental Entity or domain name registrar, whether applied for or registered in the United States or internationally.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $0.0001 per share.

“Company Share” has the meaning set forth in Section 2.1(f)(i).

“Company Software” means all Software that the rights to which are included in the Company Intellectual Property.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Stockholders” has the meaning set forth in the Recitals.

“Company Technology” means all Technology, the rights to which are included in the Company Intellectual Property.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by the Company or expressly allocated to the Company as set forth herein, and only to the extent the Company is obligated to pay or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Support Agreements” has the meaning set forth in the Recitals.

“Company Warrant” means a Series B-1 Preferred Stock Warrant issued pursuant to the Company Warrant Agreement.

“Company Warrant Agreement” means that certain Warrant to Purchase Shares, issued as of November 27, 2019, by the Company to Amazon.com NV Investment Holdings LLC.

“Competing Buyer” has the meaning set forth in Section 6.16(a).

“Competing Transaction” means any potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Company, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing that would result in a change of control of the Company or a public offering of the Company’s securities other than with dMY, the Sponsor and their respective Affiliates and Representatives or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section 3.3(a) or set forth on Section 3.3(b) of the Company Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for the Company), or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Company or (y) any assets or equity or debt securities of the Company).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 16, 2020, by and between dMY and the Company, as amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.10(k).

“Converted Stock Option” has the meaning set forth in Section 2.1(f)(iv).

“Cooley” has the meaning set forth in Section 8.15(a).

“Copyrights” has the meaning set forth in Section 1.1.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“D&O Provisions” has the meaning set forth in Section 6.13(a).

“Data Room” has the meaning set forth in Section 8.6.

“Definitive Company Representations” has the meaning set forth in Section 4.18.

“Definitive dMY Representations” has the meaning set forth in Section 3.24.

“Designs” has the meaning set forth in Section 1.1.

“DGCL” has the meaning set forth in the Recitals.

“Disclosing Party” has the meaning set forth in Section 6.6(a).

“Disclosure Letters” means dMY’s Disclosure Letter and the Company Disclosure Letter.

“dMY” has the meaning set forth in the Preamble.

“dMY A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of dMY, dated as of November 12, 2020.

“dMY Affiliated Transactions” has the meaning set forth in Section 4.13.

“dMY Balance Sheet” has the meaning set forth in Section 4.11(c).

“dMY Board” means the board of directors of dMY.

“dMY Board Recommendation” has the meaning set forth in Section 4.1(c).

“dMY Bylaws” means the bylaws of dMY.

“dMY Class A Common Stock” means the Class A common stock of dMY, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the dMY A&R Certificate of Incorporation.

“dMY Class B Common Stock” means the Class B common stock of dMY, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the dMY A&R Certificate of Incorporation.

“dMY Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving dMY and any Person, other than the Company; provided that, notwithstanding anything herein to the contrary, “dMY Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than dMY) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve dMY or any assets (including, for this purpose, the Trust Account and the PIPE Investment) or Equity Interests or debt securities of dMY or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the Transactions.

“dMY Executives” means Niccolo de Masi and Harry You.

“dMY Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage) and Section 4.10(a) (Noncontravention) (solely with respect to clauses (ii) and (iii) thereof).

“dMY Governing Documents” means, at any time prior to the Closing, the dMY A&R Certificate of Incorporation and the dMY Bylaws.

“dMY Group” has the meaning set forth in Section 8.15(b).

“dMY IPO” has the meaning set forth in Section 8.10.

“dMY Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, would prevent, materially impair or materially delay the ability of dMY to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“dMY Parties” has the meaning set forth in Section 8.2(a).

“dMY Pre-Closing Conversion” has the meaning set forth in Section 2.1(a)(ii).

“dMY Preferred Shares” has the meaning set forth in Section 4.2(a).

“dMY Private Warrants” has the meaning set forth in Section 4.2(a).

“dMY Public Securities” has the meaning set forth in Section 4.8.

“dMY Public Warrants” has the meaning set forth in Section 4.2(a).

“dMY SEC Documents” has the meaning set forth in Section 4.5(a).

“dMY Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“dMY Share Redemption” means the election of an eligible holder of the dMY Class A Common Stock (as determined in accordance with the applicable dMY Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of dMY Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable dMY Governing Documents and the Trust Agreement), by tendering such holder’s shares of dMY Class A Common Stock for redemption not later than 5:00 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of the dMY Stockholder Meeting.

“dMY Stockholder Meeting” has the meaning set forth in Section 6.11(a).

“dMY Stockholder Voting Matters” means, collectively, (a) approval of this Agreement and the Transactions, (b) approval of the dMY Second A&R Certificate of Incorporation, (c) approval, on a non-binding advisory basis, of certain differences between the dMY’s current certificate of incorporation and the dMY Second A&R Certificate of Incorporation in accordance with the requirements of the SEC, (d) approval of the issuance of more than 20% of the issued and outstanding shares of dMY Class A Common Stock in connection with the Merger and the transactions contemplated by this Agreement, pursuant to NYSE requirements, (e) election of directors of dMY in accordance with Section 2.1(g), (f) approval of the LTIP and the ESPP, (g) approval of any adjournment of dMY Stockholder Meeting in the event dMY does not receive the requisite vote to approve the matter set forth in clause (a)-(g) above and (h) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the dMY Stockholders in the Registration Statement and agreed to by dMY and the Company.

“dMY Stockholders” means the holders of the dMY Class A Common Stock and dMY Class B Common Stock, in each case, as of immediately prior to the Closing.

“dMY Warrants” has the meaning set forth in Section 4.2(a).

“dMY’s Disclosure Letter” means the Disclosure Letter delivered by dMY to the Company concurrently with the execution and delivery of this Agreement.

“Effective Time” has the meaning set forth in Section 2.1(e)(ii).

“Employee Benefit Plan” has the meaning set forth in Section 1.1.

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, and, with respect to the exposure to Hazardous Substances, (b) relate to the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release or threatened Release of or exposure to Hazardous Substances, or (c) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 6.21.

“Exchange Ratio” means the quotient determined by dividing (i) the Aggregate Stock Consideration by (ii) the Company Fully Diluted Share Amount.

“Excess Company Transaction Expenses” means the amount, if any, by which the Company Closing Transaction Expenses exceed $20,000,000.

“Excess Sponsor Transaction Expenses” means the amount, if any, by which the Sponsor Closing Transaction Expenses exceed $50,000,000.

“Executives” means Peter Chapman, Jungsang Kim, Christopher Monroe, Thomas Kramer, Salle Yoo and Mahsa Dornajafi.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“FIRPTA Certificate” means a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by dMY with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

“First Quarter Financial Statements” has the meaning set forth in Section 6.22.

“Founder Holders” means each of the Sponsor, the dMY Executives, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Fraud” means actual and intentional common law fraud under Delaware Law with respect to the making of the Definitive Company Representations or the Definitive dMY Representations, as applicable.

“Fully-Diluted dMY Common Stock” hast the meaning set forth in Section 6.21.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Hazardous Substances” means any hazardous substance, material, waste or agent for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures and any trade account payables incurred in the Ordinary Course of Business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); and (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, in each case calculated in accordance with GAAP; provided, however, that, in the case of the Company, ‘Indebtedness’ shall not include Taxes.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IP Preservation Efforts” has the meaning set forth in Section 6.17(a).

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by the Company or outsourced, used, or held for use in the operation of the business of the Company.

“JOBS Act” has the meaning set forth in Section 4.5(e).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of dMY” or phrases of similar import means the actual knowledge of the dMY Executives.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means January 1, 2018.

“LTIP” has the meaning set forth in Section 6.21.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Company, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Company operates; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which the Company conducts business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including cyberterrorism); (x) any consequences arising from any action by a Party required by this Agreement or any Ancillary Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of dMY to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by the Company at the written request of dMY; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Company, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” means the top ten (10) customers of the Company, taken as a whole, based on the budgeted and anticipated revenue (as reasonably determined by the Company) to be received by the Company from each such customer for the fiscal year ended December 31, 2020.

“Material Suppliers” means the top five (5) suppliers (determined by the amount purchased) of the Company, taken as a whole, for the fiscal year ended December 31, 2020.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Equity Value Adjustment Amount” means the positive or negative amount, as the case may be, equal to (a) the lesser of (i) the Company Closing Cash and (ii) $50,000,000, minus (b) the Company Closing Indebtedness, plus (c) the Excess Sponsor Transaction Expenses (if any), minus (d) the Excess Company Transaction Expenses (if any).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Offer Documents” has the meaning set forth in Section 6.10(c).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in Section 1.1.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Company as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Company, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Company or (ii) with respect to dMY, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of dMY); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Company’s current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company; (i) Securities Liens; (j) non-exclusive licenses of Company Owned Intellectual Property granted to end users in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1(d) of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information (i) that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household or (ii) that constitutes personal data, personally identifiable information, personal information or similarly defined term under any applicable Privacy Law.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase for cash shares of dMY Class A Common Stock.

“Pre-Closing Conversion” has the meaning set forth in Section 2.1(a)(i).

“Pre-Closing Holder” means a holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.13(b)(ii).

“Privacy Laws” means all Laws worldwide pertaining to the privacy, protection, security or transfer of data and all guidance issued thereunder, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, Children’s Online Privacy Protection Act, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of personal data and on the free movement of such data, the California Consumer Privacy Act (and its regulations), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Privacy and Data Security Requirements” means, collectively, (a) all applicable Privacy Laws, (b) provisions in any Contracts between the Company and any Person relating to the Processing of Personal Information (including any data processing addenda), (c) industry standards (or comparable third-party standards) applicable by Contract to the Company and relating to the privacy and security of Personal Information (including the PCI Security Standards established by the PCI Security Standards Council), (d) all applicable public-facing written policies and notices published by the Company relating to the privacy or security of Personal Information and (e) all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data (including any Personal Information and Trade Secrets) stored or contained thereon or transmitted thereby.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (i) that is licensed, distributed or conveyed (A) as “free software”, “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry

Standards License and any license listed at www.opensource.org), or (B) pursuant to “open source”, “copyleft” or similar licensing and distribution models, or (ii) under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined or (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Recipient Party” has the meaning set forth in Section 6.6(a).

“Registration Statement” means the Registration Statement on Form S-4, which shall include a proxy statement on Schedule 14A for the purposes of soliciting the votes of the dMY Stockholders to adopt and approve the dMY Stockholder Voting Matters (the “Proxy Statement”), to be filed with the SEC by dMY.

“Related Parties” has the meaning set forth in Section 6.16(a).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedies Exceptions” has the meaning set forth in Section 3.1(d).

“Representatives” has the meaning set forth in Section 6.6(a).

“Required dMY Vote” means the approval of the dMY Stockholder Voting Matters (other than matters referenced in clause (c) of such definition submitted for approval on a non-binding, advisory basis), at the dMY Stockholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by dMY Stockholders present in person or represented by proxy at the dMY Stockholder Meeting.

“Retained Claims” has the meaning set forth in Section 8.10.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date of this Agreement, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Second Quarter Financial Statements” has the meaning set forth in Section 6.22.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, restrictions on transfer, hypothecation or similar actions under or in connection with (a) applicable federal, state and local securities Laws and (b) any Governing Documents.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation (or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations).

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means dMY Sponsor III, LLC, a Delaware limited liability company.

“Sponsor Closing Transaction Expenses” has the meaning set forth in Section 2.2(a)(ii).

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Sponsor Vesting Shares” has the meaning set forth in the Recitals.

“Sponsor Transaction Expenses” means the aggregate Transaction Expenses incurred by any of the Sponsor or dMY or expressly allocated to any of the Sponsor or dMY as set forth herein, and only to the extent the Sponsor or dMY is obligated to pay or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tail Policy” has the meaning set forth in Section 6.13(b)(ii).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, including any abandoned and unclaimed property Liabilities, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company or dMY is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and customer, end user and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.22(a).

“Trade Secrets” has the meaning set forth in Section 1.1.

“Trademarks” has the meaning set forth in Section 1.1.

“Transaction Expenses” means:

(a) all fees, costs and expenses designated as Sponsor Transaction Expenses or Company Transaction Expenses in this Agreement;

(b) only to the extent dMY is or becomes obligated to pay or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by dMY or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence), in connection with dMY’s initial public offering (including the Deferred Discount and any other deferred underwriting commissions or fees) or in connection with dMY’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including any Working Capital Loans (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder);

(c) only to the extent the Company is obligated to pay or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses, to the extent not deemed Sponsor Transaction Expenses, shall be deemed Company Transaction Expenses hereunder); provided, that in no event shall any costs or expenses of any Company Stockholder be Transaction Expenses;

(d) any fees, costs and expenses incurred or payable by dMY, the Company or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Sponsor Transaction Expenses hereunder);

(e) any Liability of the Company in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Company solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes with respect thereto (which fees, costs, expenses and taxes shall be deemed Company Transaction Expenses hereunder);

(f) all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder);

(g) all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (which fees shall be deemed Sponsor Transaction Expenses hereunder); and

(h) all Transfer Taxes (fifty percent (50%) of such Transfer Taxes shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such Transfer Taxes shall be deemed Sponsor Transaction Expenses hereunder).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means the trust account established by dMY pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of November 12, 2020, by and between dMY and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Working Capital Loans” means any loan made to dMY by any of the Sponsor, any affiliate, officer, manager or member of the Sponsor, or dMY’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

ARTICLE II

MERGER AND CLOSING TRANSACTIONS

2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a) Pre-Closing Conversion.

(i) Immediately prior to the Effective Time, subject to and contingent upon the consummation of the Merger, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert in accordance with the Company A&R Certificate of Incorporation into one (1) share of Company Common Stock (the “Pre-Closing Conversion”).

(ii) At the Effective Time, (A) subject to and contingent upon the consummation of the Merger and (B) subject to the treatment of Sponsor Vesting Shares pursuant to the Sponsor Support Agreement, each share of dMY Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the dMY A&R Certificate of Incorporation into one (1) share of dMY Class A Common Stock (the “dMY Pre-Closing Conversion”); provided, that dMY shall take all actions necessary to cause any anti-dilution or similar rights created by Law, Governing Document or Contract to which dMY is a party in connection with the offer, sale or issuance of any of dMY’s Equity Interests, to be waived in connection with the dMY Pre-Closing Conversion.

(b) PIPE Closing. Immediately prior to or substantially concurrently with the Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(c) Share Escrow. The Sponsor Vesting Shares shall be placed into an escrow account pursuant to the Sponsor Support Agreement.

(d) dMY Share Redemption. Immediately prior to or substantially concurrently with the Effective Time, dMY shall cause the Trustee to make any payments out of the Trust Account that are required to be made by dMY in connection with the dMY Share Redemption.

(e) Merger.

(i) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, with the Company as the Surviving Corporation continuing as a wholly owned Subsidiary of dMY following the Merger, and the separate existence of Merger Sub shall cease.

(ii) At the Closing and on the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between dMY and the Company (the “Certificate of Merger”), to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective immediately upon the filing of, and acceptance by the Secretary of State of Delaware of, the Certificate of Merger or such other time as agreed to by dMY and the Company in writing and specified in such filed Certificate of Merger (the “Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(iv) At the Effective Time, the Governing Documents of the Company shall be amended and restated in their entirety substantially in the form attached hereto as Exhibit H, and as so amended and restated shall be the Governing Documents of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f) Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of dMY, Merger Sub, the Company or the holders of any of the following securities:

(i) Company Shares. (x) Each share of Company Common Stock and each share of Company Preferred Stock (on an as-converted to Company Common Stock basis) (each, a “Company Share”) issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive the Company Per Share Consideration and (y) any shares of Company Capital Stock held in the treasury of the Company or owned by dMY, Merger Sub or the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii) Fractional Shares. No certificate or book entry representing fractional shares of dMY Class A Common Stock shall be issued upon the surrender for exchange of Company Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of dMY Class A Common Stock. In lieu of the issuance of any such fractional share, dMY shall aggregate the total number of shares of dMY Class A Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of dMY Class A Common Stock for each such Person.

(iii) Company Warrants. Each Company Warrant issued and outstanding immediately prior to the Effective Time shall cease to represent a conditional right to purchase a number of shares of Company Series B-1 Preferred Stock and shall be converted into a conditional right to purchase a number of shares of dMY Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock issuable upon conversion of a share of Company Series B-1 Preferred Stock in the Pre-Closing Conversion that such Company Warrant had the conditional right to purchase and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Such converted Company Warrants will mutatis mutandis have the same terms and be subject to the same conditions (including applicable vesting conditions) as set forth in the Company Warrant Agreement (other than that any reference to Company therein should be construed as a reference to dMY) and in this Agreement.

(iv) Company Options. Each Company Option issued and outstanding immediately prior to the Effective Time (each, a “Converted Stock Option”) shall be assumed by dMY and converted into an option to purchase shares of dMY Class A Common Stock on the same terms and conditions as were applicable to such Converted Stock Option immediately prior to the Effective Time, including applicable vesting conditions and exercisability terms, equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Converted Stock Option immediately prior to the Effective Time and (b) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Converted Stock Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that the exercise price and the number of shares of dMY Class A Common Stock purchasable pursuant to a Converted Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to a Converted Stock Option); provided, further, that in the case of any Converted Stock Option that as of the Closing qualifies as an “incentive stock option” to which Section 422 of the Code applies, the exercise price and the number of shares of dMY Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code, such that Converted Stock Options do not, to the maximum extent reasonably practicable, cease to qualify as “incentive stock options” solely by reason of the conversion pursuant to this Section 2.1(f)(iv) to the maximum extent permitted by Section 422 of the Code.

(v) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time;

(g) Directors and Officers of dMY. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NYSE, dMY shall take all actions necessary or appropriate to cause, effective as of the Closing, (i) the board of directors of dMY to consist of seven (7) members as mutually agreed by the Company and dMY, two (2) of whom shall be Niccolo de Masi and Harry You, subject to such designees satisfying the criteria to be independent for purposes of NYSE listing requirements; (ii) Mr. You to be a member of dMY’s audit committee and (iii) Mr. de Masi to be a member of Class I of the board of directors and Mr. You to be a member of Class II of the board of directors, in each case, subject to the terms of the dMY Second A&R Certificate of Incorporation.

2.2 Transaction Statement; Third Party Invoices.

(a) Net Equity Value Adjustment.

(i) No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to dMY a certificate, duly executed and certified by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation (and attaching reasonable supporting detail to enable a review thereof by dMY) of (A) the Cash expected to be held by the Company as of 11:59 p.m. (Eastern Time) on the Business Day immediately preceding the Effective Time (the “Company Closing Cash”), (B) the outstanding Indebtedness of the Company as of 11:59 p.m. (Eastern Time) on the Business Day immediately preceding the Effective Time (the “Company Closing Indebtedness”) and (C) the unpaid Company Transaction Expenses as of the Effective Time (the “Company Closing Transaction Expenses”). The Company shall discuss such estimates with dMY prior to the Closing and shall consider in good faith any comments made by dMY, including any amendments to the amounts of the Company Closing Cash, the Company Closing Indebtedness or Company Closing Transaction Expenses: (1) to correct for any manifest error, (2) to reflect such changes as are required to conform with the definitions of “Company Closing Cash,” “Company Closing Indebtedness,” or “Company Closing Transaction Expenses” as the case may be, (3) to properly reflect the application of GAAP with respect to such calculations, and (4) as may otherwise be agreed by dMY and the Company prior to the Closing Date following the discussions between the Parties and consideration in good faith of any comments made by dMY.

(ii) No later than three (3) Business Days prior to the Closing Date, dMY shall prepare and deliver to the Company a certificate, duly executed and certified by an executive officer of dMY, setting forth in reasonable detail dMY’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by the Company) of the (A) the Available Cash and (B) the unpaid Sponsor Transaction Expenses as of the Effective Time (the “Sponsor Closing Transaction Expenses”). dMY shall discuss such estimates with the Company prior to the Closing and shall consider in good faith any comments made by the Company, including any amendments to the amounts of the Available Cash and the Sponsor Closing Transaction Expenses: (1) to correct for any manifest error, (2) to reflect such changes as are required to conform with the definitions of “Available Cash” and “Sponsor Closing Transaction Expenses,” as the case may be, (3) to properly reflect the application of GAAP with respect to such calculations, and (4) as may otherwise be agreed by dMY and the Company prior to the Closing Date following the discussions between the Parties and consideration in good faith of any comments made by the Company.

(b) Payment of Expenses.

(i) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to dMY a written report setting forth a list of all of the Company Closing Transaction Expenses, together with invoices for all such Company Closing Transaction Expenses. On the Closing Date at the Closing, dMY shall pay or cause to be paid by wire transfer of immediately available funds all Company Closing Transaction Expenses for which such invoices have been delivered.

(ii) No later than two (2) Business Days prior to the Closing Date, dMY shall provide to the Company a written report setting forth a list of all of the Sponsor Closing Transaction Expenses, together with invoices for all such Sponsor Closing Transaction Expenses. On the Closing Date at the Closing, dMY shall pay or cause to be paid by wire transfer of immediately available funds all Sponsor Closing Transaction Expenses for which such invoices have been delivered.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section 2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

2.4 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) Regulatory Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(iii) Required dMY Vote. The Required dMY Vote shall have been obtained.

(iv) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(v) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(vi) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment, dMY shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the dMY Share Redemption.

(vii) NYSE Listing. The shares of dMY Class A Common Stock to be issued in connection with the Merger shall have been conditionally approved for listing upon the Closing on the NYSE subject only to official notice of issuance.

(viii) PIPE. The PIPE Investment shall have been consummated prior to or substantially concurrently with the Closing in an amount not less than $332,640,000.

(b) Conditions to Obligations of dMY. The obligations of dMY to consummate the transactions to be performed by dMY in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations) and Section 6.10(g), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B) the representations and warranties of the Company set forth in Section 3.5 shall be true and correct in all respects as of the Closing Date as though made on and as of such date;

(C) each of the Company Fundamental Representations, other than the representations and warranties of the Company set forth in Section 3.3, which are subject to Section 2.4(b)(i)(D), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(D) the representations and warranties of the Company set forth in Section 3.3 shall be true and correct in all respects as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, dMY or Merger Sub (other than as a result of the Pre-Closing Conversion or the exercise of outstanding Company Options or Company Warrants as of the date hereof, in each case, in accordance with the terms of the Company A&R Certificate of Incorporation, the 2015 Equity Incentive Plan or Company Warrant, as applicable, in effect as of the date hereof).

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(iv) Officers Certificate. The Company shall deliver to dMY, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(b)(i), Section 2.4(b)(ii) and Section 2.4(b)(iii) have been satisfied.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of dMY set forth in Article IV of this Agreement (other than the dMY Fundamental Representations) and Section 6.10(h), in each case, without giving effect to any materiality, dMY Material Adverse Effect or other similar qualifiers contained therein, shall be true and correct as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a dMY Material Adverse Effect;

(B) each of the dMY Fundamental Representations, in each case, without giving effect to any materiality, dMY Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of dMY. dMY shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by dMY on or prior to the Closing Date.

(iii) Officers Certificate. dMY shall deliver to the Company, a duly executed certificate from an authorized officer of dMY, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i), and Section 2.4(c)(ii) have been satisfied.

(iv) Minimum Cash. The Available Cash shall not be less than two hundred twenty-five million dollars ($225,000,000).

(d) Frustration of Closing Conditions. Neither the Company nor dMY may rely on the failure of any condition set forth in this Section 2.4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

2.5 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and applicable stockholders of the Company, as applicable) shall deliver to dMY (i) the FIRPTA Certificate, and (ii) the A&R Registration Rights Agreement, duly executed by the Company and the other parties thereto (except dMY and the Founder Holders).

2.6 dMY Closing Deliveries. At the Closing, dMY (on behalf of itself and the Sponsor or the Founder Holders, as applicable) shall deliver to the Company (i) the A&R Registration Rights Agreement, duly executed by dMY and the Founder Holders party thereto and (ii) written resignations, effective as of the Effective Time, by all members of the dMY Board and all officers of dMY, other than those directors identified in Section 2.1(g).

2.7 Withholding. dMY and the Company (and any of their respective representatives, Subsidiaries and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will promptly notify and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Company Per Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any shares of Company Capital Stock held by a Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the Company Per Share Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of any certificate or book entry that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give dMY (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all proceedings and settlement discussions with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of dMY (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to dMY and Merger Sub as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing (or the equivalent, and where such concept of good standing is applicable) under the Laws of Delaware, (ii) is qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action by the board of directors of the Company (the “Company Board”). Subject to the Company Stockholder Approval, no other corporate proceedings on the part of the Company (including any action by the board of directors or holders of Equity Interests of the Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(c) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this

Agreement and the Merger are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the Merger and declared their advisability, (iii) approved the Transactions, including the Merger, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, (iv) recommended the approval and adoption of this Agreement and the Merger by the Company Stockholders, and (v) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company Stockholders.

(d) This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties to this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”).

3.2 Noncontravention.

(a) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.8, the receipt of the Company Stockholder Approval, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.2(b) and any other notifications to be provided in the Ordinary Course of Business, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (I) (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, any (i) Material Contract, (ii) Company Governing Document or (iii) any Law or Order to which the Company is bound or subject, or (II) result in the creation of any Lien upon the Company Shares or any other Equity Interests of the Company, except, with respect to clause (i) or clause (iii) or clause (II), as would not (x) have a Material Adverse Effect or (y) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.8, the filing and recordation of the Certificate of Merger as required by the DGCL and for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the pre-merger notification requirements of the HSR Act, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) require any approval from, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which the Company is bound or subject in each case, except as would not (x) have a Material Adverse Effect or (y) prevent, materially impair or materially delay the consummation of the Transactions.

(c) The Company is not in material violation of any of Company Governing Documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 39,600,000 shares of Company Common Stock and 24,971,202 shares of Company Preferred Stock. As of the date of this Agreement, (i) 6,863,360 shares of Company Common Stock were issued and outstanding, and 197,971 shares of Company Common Stock remained available for future issuance under the 2015 Equity Incentive Plan, (ii) 24,971,202 shares of Company Preferred Stock were outstanding or reserved for issuance, of which 2,000,000 shares were designated as Company Series A Preferred Stock, 9,753,798 shares were designated as Company Series B Preferred Stock and 13,217,404 shares were designated as Company Series B-1 Preferred Stock, (iii) 6,403,235 shares of Company Common Stock are underlying outstanding awards under the 2015 Equity Incentive Plan, to the extent such Company Common Stock is not issued and outstanding, of which 1,248,065 shares of Company Common Stock are underlying outstanding awards that are vested as of such date and 5,651,233 shares of Company Common Stock are underlying outstanding awards that are not vested as of such date, (iv) 0 shares of Company Common Stock were held by the Company as treasury stock and (v) 2,050,463 shares of Company Series B-1 Preferred Stock were subject to be issued upon exercise of Company

Warrants. All issued and outstanding Company Shares are, and all such shares that may be issued upon the settlement of outstanding awards under the 2015 Equity Incentive Plan or Company Warrants will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in the Company Governing Documents, this Agreement, or contemplated by the Transactions, as applicable:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Company’s Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company;

(v) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by Law, Company Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.

(c) The Company does not have any Subsidiaries, nor does it effectively exert control over any other Person through an interlocking directorate or by virtue of the ability to appoint its directors or similar governing managers. The Company currently does not own, directly or indirectly, any Equity Interests in any Person, and the Company has not agreed to acquire any Equity Interests of any Person nor has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).

3.4 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and made available to dMY the unaudited consolidated statement of financial position of the Company as of December 31, 2020 and related consolidated statements of comprehensive income and changes in equity for the twelve-month period ended December 31, 2020 (the “Latest Balance Sheet Date”) and the unaudited consolidated statement of financial position of the Company as of December 31, 2019 and related consolidated statements of comprehensive income changes in equity for the twelve-month period ended December 31, 2019 (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements when delivered to dMY pursuant to Section 6.22, the “Financial Statements”).

(b) The Unaudited Financial Statements have been, and the Audited Financial Statements will be, when delivered to dMY pursuant to Section 6.22, derived from the books and records of the Company. Each of the Financial Statements (A) have been (or will be when delivered) prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (B) fairly present, in all material respects, the assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Company for the periods covered thereby, except in each of clauses (A) and (B): (x) as otherwise noted therein, (y) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP.

(c) Each of the independent auditors for the Company, with respect to their report as will be included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d) The Company has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto, (ii) Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities that have arisen following the date hereof in connection with any action taken or not taken by the Company in response to the actual or anticipated effect of COVID-19 and COVID-19 Measures on the Company’s business, none of which are material, individually or in the aggregate, (iv) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses, and (v) Liabilities set forth in Section 3.4(c) of the Company Disclosure Letter.

(e) The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has delivered to dMY a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data.

(f) As of the date of this Agreement, the Company does not have any outstanding (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which the Company has guaranteed payment and there are no outstanding guarantee, indemnity, suretyship or security given by the Company or for the benefit of the Company.

(g) The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.5 No Material Adverse Effect. Since December 1, 2020 and prior to the date of this Agreement, there has been no Material Adverse Effect.

3.6 Absence of Certain Developments. Except (i) as set forth on Section 3.6 of the Company Disclosure Letter, (ii) as otherwise reflected in the Financial Statements, or (iii) as expressly contemplated by this Agreement, including the IP Preservation Efforts, since the Latest Balance Sheet Date and prior to the date of this Agreement, (a) the Company has conducted its business in all material respects in the Ordinary Course of Business, subject to any actions taken or not taken by the Company in response to the actual or anticipated effect of COVID-19 and COVID-19 Measures on the Company’s business and (b) the Company has not taken (or has had taken on its behalf) any action that would, if taken after the date of this Agreement, require dMY’s consent under Section 5.1, excluding actions described in the proviso of Section 5.1(b)(iii) or Section 5.1(b)(x).

3.7 Real Property.

(a) The Company does not own, or otherwise have an interest in, any real property, including under any Lease, sublease, space sharing, license or other occupancy agreement.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list, as of the date of this Agreement, of all Leases and the address of the Leased Real Property related to each such Lease. With respect to each of the Leases: (i) the Company does not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) other than due to any actions taken due to COVID-19, the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed, (iii) the Company has made available to dMY a correct and complete copy of all Leases; and (iv) the Company is not in material default under any such Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Lease. The Leased Real Property comprises all of the real property used in the business of the Company.

(c) Since the Latest Balance Sheet Date, no portion of the Leased Real Property has suffered material damage by fire or other casualty loss, other than such damage that would not have a Material Adverse Effect.

3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) The Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by the Company have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Company does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns made available to dMY reflect all of the jurisdictions in which the Company is required to file Income Tax Returns or remit a material amount of Income Tax.

(d) The Company is not currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to the Company, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against the Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company that would have a material adverse effect on the Company following the Latest Balance Sheet Date.

(f) The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing.

(h) There is no Lien for Taxes on any of the assets of the Company, other than Permitted Liens.

(i) The Company does not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). The Company is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, and has never been a party to any joint venture, partnership or other arrangement that, to the Company’s Knowledge, is properly treated as a partnership for Tax purposes.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) The Company has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) The Company has not, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) The Company is not claiming the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not in compliance in all material respects with all relevant requirements. To the extent the Company is claiming such benefits, to the Company’s Knowledge, this Agreement and the closing of the Transactions will not end or otherwise affect such eligibility.

(n) The Company has not, within the two years prior to Closing, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of the following Contracts in effect as of the date of this Agreement to which the Company is party or by which any of the Company’s assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract pursuant to which the Company may be entitled to receive or obligated to pay more than $1,000,000 in any calendar year;

(ii) any Contract that requires the Company to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iii) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment other than in favor of the Company;

(iv) any Contract that limits or purports to limit the ability of the Company to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (B) solicit any customers;

(v) any Contract requiring any capital expenditures by the Company in an amount in excess of $1,000,000 in any calendar year or $5,000,000 in the aggregate over the term of the Contract;

(vi) any Contract (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) relating to the lease of material personal property;

(vii) any Contract that provides for the indemnification or assumption of any Liability of any Person by the Company other than Contracts with suppliers, vendors or other third party service providers entered into in the Ordinary Course of Business;

(viii) any Contract that relates to the future acquisition or disposition of any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $1,000,000, in any single instance or $5,000,000, in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications of interest, term sheets, letters of intent or similar arrangements entered into in the Ordinary Course of Business and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(ix) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, outsourcing involving aggregate payments in excess of $500,000 per year, strategic alliance or similar arrangement;

(x) any Contract to which a Governmental Entity is a party;

(xi) any Contract involving any resolution or settlement of any actual or threatened Proceeding (i) involving payments (exclusive of attorney’s fees) in excess of $250,000 in any single instance or $500,000 in the aggregate or (ii) that provides for any restriction on exploitation of Company Intellectual Property or for any injunctive or other non-monetary relief;

(xii) any hedging, swap, derivative or similar Contract;

(xiii) any insurance policies required to be set forth in Section 3.16 of the Company Disclosure Letter;

(xiv) any collective bargaining agreement;

(xv) any Contract with any (x) Material Supplier or (y) Material Customer;

(xvi) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $300,000 and (B) not terminable upon 120 days’ notice or less without any material liability to the Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by the Company that is triggered solely as a result of the consummation of the Transactions;

(xvii) any Contract (A) under which a third party licenses or provides to the Company any Intellectual Property or Technology (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology) other than (i) Contracts for Shrink-Wrap Code, Publicly Available Software or commercially available, non-customized Intellectual Property (other than Patents) or Technology, in each case that is not material to the Company and is licensed or otherwise made available on a non-exclusive basis pursuant to the provider’s standard terms, or (ii) Contracts between the Company and its employees; or (B) pursuant to which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than (x) non-exclusive licenses of the Company Products or Technology to end users, and (y) non-exclusive evaluation or access agreements that do not materially differ in substance from the Company’s standard form of evaluation agreement or access agreement that was provided in the Data Room, in each case of (x), (y) and (z), that have been entered into in the Ordinary Course of Business;

(xviii) any Contract pursuant to which any Person has guaranteed the Liabilities of the Company; and

(xix) any Contract involving the payment of any earnout or similar contingent payment that has not been fully paid as of the date of this Agreement.

(b) The Company has made available to dMY correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company subject to the Remedies Exceptions and, to the Company’s Knowledge, any other party thereto in accordance with its terms subject to the Remedies Exceptions. Neither the Company, nor, to the

Company’s Knowledge, any other party to any Material Contract is in breach of or default under, or, to the Company’s Knowledge, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) result in any change in rights or obligations in a manner that is adverse to the Company, in each case, by the Company under any Material Contract, nor, to the Company’s Knowledge, any other party, under any Material Contract, except in each case, as would not, individually or in the aggregate, be material to the Company.

(c) Set forth on Section 3.9(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since the Latest Balance Sheet Date, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Company or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company. There have been no material disputes between the Company and any Material Supplier or Material Customer since the Latest Balance Sheet Date.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and all material unregistered Trademarks included in the Company Intellectual Property, (ii) all material Software included in the Company Intellectual Property and invention disclosures included in the Company Intellectual Property and (iii) any proceedings or actions pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement, misappropriation or other violation of any of the Intellectual Property set forth in Section 3.10(a)(i) of the Company Disclosure Letter. With respect to each item of Company Registered Intellectual Property: (a) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property; (b) each such item is currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of use); (c) each such item is subsisting, valid and enforceable; and (d) no such item is subject to any accrued but unpaid maintenance fees or Taxes.

(b) The Company’s interest in the Company Intellectual Property (other than Company Intellectual Property exclusively licensed to the Company in which the Company does not have an ownership interest) is fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any Person.

(c) To the Knowledge of the Company, the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution, licensing out, servicing, supporting and hosting of any Company Product and the operation of the business of the Company as currently conducted and as currently contemplated to be conducted by the Company have not in the past six (6) years infringed, misappropriated or otherwise violated and do not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product or Company Intellectual Property by the Company or that may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property. The Company has not received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product or any Intellectual Property or Technology used by the Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor does the Company have Knowledge of any basis therefor or threat thereof), including by means of an invitation to license, request for indemnification or other request that the Company refrain from using any Intellectual

Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(d) The Company is the sole and exclusive owner of all right, title, and interest in and to the Company Owned Intellectual Property (including all items listed in Section 3.10(a)(i)-(iii)), and of each Company Product, free and clear of all Liens (other than Permitted Liens) and the Company is the record owner of each item of Company Registered Intellectual Property and has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Intellectual Property and to retain for itself any damages recovered in any such action. The Company has not transferred ownership of any Intellectual Property that, absent such transfer, would be Company Owned Intellectual Property, or granted any exclusive license with respect to any Company Intellectual Property to any other Person.

(e) Other than Intellectual Property or Technology licensed to the Company under (i) licenses for the Publicly Available Software listed in Section 3.10(e) of the Company Disclosure Letter, (ii) licenses for Shrink-Wrap Code and (iii) licenses required to be listed in Section 3.9(a)(xvii)(A) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Company as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out, servicing, supporting, hosting and sale of (and offers to sell) all Company Products.

(f) No third party that has licensed or provided Intellectual Property or Technology to the Company has retained ownership of or license rights under any Intellectual Property or Technology in any modifications, improvements or derivative works made solely or jointly by the Company.

(g) All Company Products and Company Technology (i) conform and function, and are designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions set forth in Contracts to which the Company is a party, (ii) are free of errors, bugs or defects which adversely affect, or may reasonably be expected to adversely affect the value, functionality or fitness for the intended purpose of such Company Products or Company Technology, in each case, except as would not reasonably be expected to have a Material Adverse Effect and (iii) do not contain any Contaminants or similar Software routines or hardware components, except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, (A) except as would not reasonably be expected to have a Material Adverse Effect, there have been, and are, no material defects, malfunctions or nonconformities in any of the Company Products and Company Technology; (B) there have been, and are, no claims asserted against the Company or, to the Knowledge of the Company, any of its customers, end users or distributors related to the Company Products or Company Technology, nor, have there been any threats thereof; and (B) the Company has not been and is not required to recall any Company Products.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Letter, no Person other than the Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Software and neither the Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any such source code, all of which is in the sole possession of the Company and has been maintained as strictly confidential (in each case, other than disclosures to employees, contractors, and consultants of the Company under binding written agreements that have strict confidentiality obligations to the Company prohibiting use or disclosure of such source code except solely to the extent necessary to perform services for the Company).

(i) Section 3.10(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all Publicly Available Software that has been incorporated into, combined with or linked to any Company Product or Company Software in any way, or from which any Company Product or Company Software was derived. All use of Publicly Available Software by the Company has been in compliance with the terms of the applicable license. Except as set forth in Section 3.10(i) of the Company Disclosure Letter, the Company has not used any Publicly Available Software in any manner that would with respect to any Company Product or Company Software,

(i) require such Company Product or Company Software to be disclosed in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Affiliates with respect to any Intellectual Property or Technology owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or Technology, or (v) otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software or Company Technology.

(j) Except as set forth in Section 3.10(j) of the Company Disclosure Letter, no Contributor has created or developed, in whole or in part, any Intellectual Property used by or necessary for the Company where such creation or development was prior to, or outside the scope of, such Contributor’s employment or engagement by the Company (other than Intellectual Property created or developed, in whole or in part, by any Contributor that is exclusively licensed to the Company), and no Contributor was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, the Company that is used by or necessary for the Company to a former or current (other than the Company) employer, or other Person or to the extent applicable, the educational institution employing such Contributor, nor is the ownership of any material Company Intellectual Property otherwise affected by the prior or current (to a Person other than the Company) employment or engagement of any such Person.

(k) Except as set forth in Section 3.10(k) of the Company Disclosure Letter, each (a) current or former employee of the Company, (b) current or former consultant or contractor of the Company, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with the Company that assigns to the Company all of its right, title and interest in and to such Intellectual Property. Except as set forth in Section 3.10(k) of the Company Disclosure Letter, without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration with respect to any material Company Intellectual Property or any material Company Product, individually or in the aggregate, and there are no past, pending or threatened claims or assertions against the Company from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and the Company has not received any written complaint, claim, demand, or notice in relation thereto).

(l) The Company has taken all reasonable measures to protect the confidentiality of all material Trade Secrets of the Company and any third party that has provided any Trade Secrets to the Company (including, in each case, any information that would have been a Trade Secret but for any failure of the Company to act in a manner consistent with this Section 3.10(l)), including by requiring each Person with access to such Trade Secrets to execute a binding confidentiality agreement. No such material Trade Secret has been disclosed by the Company to any Person, other than to Persons who have executed such binding confidentiality agreements. To the Knowledge of the Company, no Person is in violation of any such binding confidentiality agreements.

(m) The IT Assets are sufficient in all material respects for the operation of the business of the Company as currently conducted. The Company has taken all reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. The Company has the disaster recovery and security plans, procedures and facilities specified in Section 3.10(m) of the Company Disclosure Letter.

(n) Except as set forth in Section 3.10(n) of the Company Disclosure Letter, (i) no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products or Intellectual Property or Technology used by or necessary for the Company and (ii) no such entity has any claim or right (including license rights) to any Company Products or Intellectual Property or Technology used by the Company.

(o) The Company is not, nor has it ever been, a member or a contributor to any industry standards body or similar organization that requires the Company to grant or agree to grant any other Person any license or right to any Company Intellectual Property.

3.11 Data Security; Data Privacy.

(a) Except as set forth in Section 3.10(n) of the Company Disclosure Letter, to the Knowledge of the Company, the Company has not experienced any material unauthorized intrusion or breach of the security of the IT Assets, any material loss, theft or unauthorized access to or misuse of data (including Personal Information) or any material failure of the IT Assets, and the Company has not received any written notices, claims or complaints from any Person regarding any of the foregoing. No disclosure of any data or network security breach has been or should have been made by the Company under Privacy Laws or to any Governmental Entity.

(b) The Company and its Processing of Personal Information is and has been since the Lookback Date, in compliance with the applicable Privacy and Data Security Requirements, except as would not reasonably be expected to have a Material Adverse Effect. The Company has not received any requests from any Person for access to the Personal Information stored by or on behalf of the Company or any written complaint, claim, warning, demand, inquiry or other notice from any Person (including any Governmental Entity) regarding any such Personal Information, and no enforcement notices or audit requests have been served on the Company, nor is the Company subject to any Order, nor is any Order pending or, to the Knowledge of the Company, threatened, in each case relating to Personal Information or the Company’s compliance with the applicable Privacy and Data Security Requirements.

3.12 Litigation. There are no material Proceedings or, to the Knowledge of the Company, material investigations pending or, to the Knowledge of the Company, threatened against the Company or any director, officer or employee of the Company (in their capacity as such). The Company is not subject to or bound by any material Order (including under Environmental Law) that is continuing. As of the date of this Agreement, there are no Proceedings pending or threatened by the Company against any other Person. This Section 3.12 shall not apply to Taxes, representations and warranties with respect to which shall be as set forth in Section 3.8.

3.13 Brokerage. Except as set forth on Section 3.13 of the Company Disclosure Letter, the Company does not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or dMY to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

3.14 Labor Matters.

(a) The Company has made available to dMY a complete list of all employees of the Company as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s title or job description, job location, base salary or hourly wage rate, as applicable, any bonuses paid with respect to the last year, (ii) date of hire and (iii) leave status (including type of leave, and expected return date, if known). As of the date hereof, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(b) The Company is not a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Company, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of the Company, has made a written demand for recognition or certification with respect to any employees of the Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of the Company, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Company.

(c) Except as would not reasonably be expected to result in material Liabilities to the Company, the Company, is, and since the Lookback Date has been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company by any current or former employee or independent contractor of the Company and (ii) since the Lookback Date, the Company has not implemented any plant closing or mass layoff of its employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Company.

(d) Except as would not reasonably be expected to result in material Liabilities to the Company, since the Lookback Date, (i) the Company has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments that have become due and payable to employees; (ii) the Company has not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Company has paid in full to all employees, consultants, independent contractors and directors of the Company all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Company; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to the Company, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified, in all material respects, as such under all applicable Laws relating to wage and hour and Tax.

(e) Section 3.14(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all current independent contractors and Persons that have a consulting or advisory relationship with the Company for whose services the Company paid in excess of $250,000 during the twelve (12) month period ended December 31, 2020, (ii) the location at which such independent contractors, consultants and advisors are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors, and (iv) the start and termination date of any Contract binding any such Person that has a current consulting or advisory relationship with the Company. All agreements with independent contractors, consultants and advisors to the Company can be terminated with no more than thirty (30) days’ advance notice and without cost or Liability (other than fees or payments due for services performed prior to such termination in accordance with the applicable written Company contract with such Person).

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of the Company is, with respect to his or her employment by or relationship with the Company, in breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Company; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Company. No senior executive has provided oral or written notice of any present intention to terminate his or her relationship with the Company within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Company has used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the Company by employees. With respect to each such allegation deemed to have potential merit, the Company has taken such corrective action that is reasonably calculated to prevent further improper conduct. The Company does not reasonably expect any material Liabilities with respect to any such allegations.

(h) Since January 1, 2020, the Company has not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of its employees nor has the Company experienced any terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), in each case, for any reason relating to COVID-19. The Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each material Company Employee Benefit Plan (excluding all employment agreements, offer letters, independent contractor agreements, and consulting agreements, in each case, that do not materially deviate from the Company’s standard forms which have been made available to dMY). With respect to each material Company Employee Benefit Plan, the Company has made available to dMY correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed; and (v) all current related material insurance Contracts, trust agreements or other funding arrangements.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code or any similar state Law.

(c) No Company Employee Benefit Plan is, or has been within the six (6) years immediately preceding the date hereof (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or (iii) any other plan that is subject to Title IV of ERISA. During the six (6) years immediately preceding the date hereof, neither the Company nor any ERISA Affiliate has (i) sponsored, participated in, contributed to, or had an obligation to contribute to, or had any Liability under or with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or (ii) incurred or, to the Knowledge of the Company, reasonably expects to incur any Liability pursuant to Title IV of ERISA.

(d) To the Knowledge of the Company, each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Company in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. The Company has not, nor to the Knowledge of the Company, has any other Person, engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Company. No Company Employee Benefit Plan is under audit or, to the Knowledge of the Company, is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. The Company has not incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Company in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by the Company have been timely made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Company for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former officer, employee, director or independent contractor.

(g) No current or former officer, employee, director or individual independent contractor of the Company has any right against the Company to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Company has not agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Company for any Tax imposed under Section 4999 of the Code.

3.16 Insurance. The Company has in effect the policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Company) (the “Insurance Policies”) set forth on Section 3.16 of the Company Disclosure Letter. As of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Company as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company has not received a written notice of cancellation or non-renewal of, a material reduction in coverage under, or a material increase in premium for, any of the Insurance Policies. The Company is not in material breach of or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach of or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the date of this Agreement, there have been no claims by or with respect to the Company under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.17 Compliance with Laws; Permits.

(a) The Company is, and since the Lookback Date has been, in compliance with all Laws applicable to the conduct of the business of the Company, except as would not reasonably be expected to have a Material Adverse Effect. The Company has not received any uncured written notices from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) The Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Company is not in material default under any such Permit and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Material Adverse Effect.

(c) This Section 3.17 shall not apply to Taxes, representations and warranties with respect to which shall be as set forth in Section 3.8.

3.18 Title to Assets; No Bankruptcy.

(a) The Company has legal and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible assets, properties and rights used in the conduct of the business of the Company (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens. All such Assets that are material to the operation of the business of the Company are suitable for the purposes used, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

3.19 Anti-Corruption Compliance.

(a) In connection with or relating to the business of the Company, neither the Company, nor any director or officer, manager, employee, nor, to the Knowledge of the Company, any agent or third-party representative of the Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person or taken any other act, in each case, in material violation of applicable Anti-Corruption Laws.

(b) There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports against the Company or any director or officer, manager, employee of the Company, nor, to the Knowledge of the Company, against any agent or third-party representative of the Company (in their capacities as such), alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

3.20 Anti-Money Laundering Compliance.

(a) Neither the Company nor, any of its directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction in violation of any Anti-Money Laundering Laws.

(b) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Company or any of its directors, officers, managers, or employees, except as would not reasonably be expected to have a Material Adverse Effect.

3.21 Affiliate Transactions. Except as set forth on Section 3.21 of the Company Disclosure Letter, (x) except for, in the case of any employee, officer or director, any employment, compensation, benefit, indemnification or expense reimbursement Contract, advance made in the ordinary course of business or Contract with respect to the issuance of equity in the Company and agreements which terminate as of the Effective Time pursuant to the Company Transaction Support Agreements, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) no such Person (i) owes any amount to the Company or (ii) owns any material assets, tangible or intangible, of the business of the Company as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Company Affiliated Transactions”).

3.22 Compliance with Applicable Sanctions and Embargo Laws.

(a) Neither the Company; any of its directors, officers, managers; nor, to the Knowledge of the Company, employees, agents or third-party representatives, is or has been, since the Lookback Date: (i) a Sanctioned Person; or (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company. Neither the Company; any of its directors, officers, managers, or employees; nor, to the Knowledge of the Company, agents or third-party representatives has, in the five years prior to the date hereof, engaged in a violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Company, except as would not reasonably be expected to have a Material Adverse Effect.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any material violations by the Company of the Trade Control Laws.

3.23 Compliance with Applicable Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) the Company has been and is in compliance with all applicable Environmental Laws;

(ii) the Company possesses, and has been and is in compliance with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed;

(iii) the Company has not received any notice alleging noncompliance by the Company with respect to any Environmental Law or Permit required by applicable Environmental Laws;

(iv) there is no Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances;

(v) the Company has not assumed by Contract any liabilities or obligations pursuant to Environmental Laws;

(vi) there has been no Release of or exposure to Hazardous Substance, whether on or off the property currently or, to the Knowledge of the Company, formerly owned or operated by the Company, that would reasonably be expected to result in liability or a requirement for notification, investigation or remediation by the Company under any Environmental Laws; and

(vii) no Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company, and to the Knowledge of the Company, no such Liens have been threatened.

(b) The Company has delivered to, or has otherwise made available for inspection by dMY, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company related to environmental, health or safety matters or Hazardous Substances.

3.24 Inspections; dMY’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the Transactions based upon its own inspection and examination of dMY and on the accuracy of the representations and warranties set forth in Article IV, Section 6.10(h) and any Ancillary Agreement or certificate delivered by dMY pursuant to this Agreement (the “Definitive dMY Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by dMY or its Affiliates or Representatives, except for the Definitive dMY Representations. The Company specifically acknowledges and agrees to dMY’s disclaimer of any representations or warranties other than the Definitive dMY Representations, whether made by either dMY or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or any of their respective representatives by dMY or any of its Affiliates or representatives), other than the Definitive dMY Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.24, neither dMY nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive dMY Representations, dMY has not made any other express or implied representation or warranty with respect to dMY, its assets or Liabilities, the businesses of dMY or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DMY AND MERGER SUB

Except as disclosed in (a) dMY’s Disclosure Letter (subject to Section 8.13) and (b) the dMY SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such dMY SEC Documents and excluding any disclosures in the “Risk Factors” or “Forward Looking Statements” sections that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally of a predictive or cautionary nature or related to forward-looking in nature (it being acknowledged that nothing disclosed in such a dMY SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability) and Section 4.2 (Capitalization)), dMY and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Authority; Enforceability.

(a) Each of dMY and Merger Sub is (i) a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in each jurisdiction in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a dMY Material Adverse Effect and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of dMY and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which dMY or Merger Sub is a party. and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite dMY or Merger Sub board of directors action on the part of dMY or Merger Sub, as applicable. Subject to the receipt of the Required dMY Vote, no other corporate proceedings on the part of dMY or Merger Sub (including any action by dMY Board or holders of Equity Interests of dMY or Merger Sub)

are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which dMY or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby.

(c) The dMY Board has, as of the date of this Agreement, unanimously (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of dMY, (iii) determined that the Transactions constitutes a “Business Combination” as such term is defined in the dMY A&R Certificate of Incorporation and (iv) recommended that the dMY Stockholders approve the dMY Stockholder Voting Matters (the “dMY Board Recommendation”).

(d) The Merger Sub’s board of directors, has, as of the date of this Agreement unanimously, by resolutions, (i) declared the advisability of the Transactions, (ii) determined that the Transactions are in the best interests of the sole stockholder of Merger Sub and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger.

(e) This Agreement has been, and the Ancillary Agreements to be executed and delivered by dMY and Merger Sub at Closing will be, duly executed and delivered by dMY and Merger Sub and constitute valid and binding agreement of dMY and Merger Sub, enforceable against dMY and Merger Sub in accordance with their respective terms, subject to the Remedies Exceptions.

4.2 Capitalization.

(a) The authorized share capital of dMY consists of (i) 380,000,000 shares of dMY Class A Common Stock, (ii) 20,000,000 shares of dMY Class B Common Stock, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“dMY Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the dMY Pre-Closing Conversion, the dMY Share Redemptions or the PIPE Investment ), (1) 30,000,000 shares of dMY Class A Common Stock are and will be issued and outstanding, (2) 7,500,000 shares of dMY Class B Common Stock are and will be issued and outstanding, (3) no dMY Preferred Shares are and will be issued and outstanding, and (4) 7,500,000 public warrants of dMY (“dMY Public Warrants”) and 4,000,000 private placement warrants of dMY (“dMY Private Warrants”, together with the dMY Public Warrants, the “dMY Warrants”) are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of dMY’s Disclosure Letter. The exercise price of each dMY Warrant has not been reduced to an amount less than $11.50 per dMY Warrant. The dMY Warrants are not exercisable until the later of (x) November 17, 2021 and (y) thirty (30) days after the Closing. Pursuant to the dMY A&R Certificate of Incorporation and the Sponsor Support Agreement, each outstanding share of dMY Class B Common Stock shall convert, on a one-for-one basis, into a share of dMY Class A Common Stock. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of dMY that are issued and outstanding (without giving effect to the dMY Pre-Closing Conversion, the dMY Share Redemptions or the PIPE Investment).

(b) Except as (x) set forth on Section 4.2(b) of dMY’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of dMY or Merger Sub:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which dMY or Merger Sub is a party or which are binding upon dMY or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither dMY nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither dMY nor or Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of dMY or Merger Sub; and

(v) neither dMY nor Merger Sub has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which dMY or Merger Sub is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of dMY and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) dMY does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person, in each case, other than Merger Sub. dMY owns all of the outstanding Equity Interests of Merger Sub, free and clear of any Liens.

(e) There are no securities or instruments issued by or to which dMY or the Sponsor is a party containing anti-dilution or similar provisions with respect to the equity interests of dMY that will be triggered by the consummation of the Transactions or the PIPE Investments, in each case, that have not been or will be waived on or prior to the Closing Date.

(f) The Company Per Share Consideration, when issued following the effectiveness of the Registration Statement and in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, dMY Governing Documents, or any Contract to which dMY is a party or otherwise bound, other than Liens arising under applicable securities Laws or Liens arising under this Agreement or any Ancillary Agreement.

4.3 Brokerage. Except as set forth on Section 4.3 of dMY’s Disclosure Letter, neither dMY nor Merger Sub have incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or dMY to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

4.4 Trust Account. As of the date of this Agreement, dMY has at least three hundred million dollars ($300,000,000) (the “Trust Amount”) in the Trust Account (including, if applicable, an aggregate of approximately $10,500,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of dMY, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by dMY or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by dMY. dMY has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by dMY or the Trustee. There are no side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the dMY SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the dMY Stockholders who shall have exercised their rights to participate in the dMY Share Redemptions pursuant to the dMY Governing Documents, (ii) the underwriters of dMY’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) dMY with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the dMY Share Redemption. There are no Proceedings (or to the Knowledge of

dMY, investigations) pending or, to the Knowledge of dMY, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Trust Account will be satisfied and funds available in the Trust Account will be available to dMY at the Effective Time. As of the Effective Time, the obligations of dMY to dissolve or liquidate pursuant to the dMY Governing Documents shall terminate, and as of the Effective Time, dMY shall have no obligation whatsoever pursuant to the dMY Governing Documents to dissolve and liquidate the assets of dMY by reason of the consummation of the Transactions.

4.5 dMY SEC Documents; Controls.

(a) dMY has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since November 17, 2020, together with any amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “dMY SEC Documents”). Each director and executive officer of dMY has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. dMY has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) dMY has made available to the Company true and correct copies of all amendments and modifications that have not been filed by dMY with the SEC to all agreements, documents and other instruments that previously had been filed by dMY with the SEC and are currently in effect. As of their respective dates, each of the dMY SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such dMY SEC Documents. None of the dMY SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of a dMY SEC Document that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of any other dMY SEC Document. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the dMY SEC Documents and (ii) to the Knowledge of dMY, none of the dMY SEC Documents filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. dMY is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Each of the financial statements of dMY included in the dMY SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of dMY, as of their respective dates and the financial position, changes in stockholders equity, results of operations and the cash flows of dMY, for the periods presented therein. Each of the financial statements of dMY included in the dMY SEC Documents were derived from the books and records of dMY, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. dMY has no off-balance sheet arrangements that are not disclosed in the dMY SEC Documents. No financial statements other than those of dMY are required by GAAP to be included in the consolidated financial statements of dMY.

(d) Since November 17, 2020, dMY has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the

Sarbanes-Oxley Act of 2002) with respect to any dMY SEC Document. Each such certification is correct and complete. dMY maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning dMY is made known on a timely basis (as specified in the rules and forms of the SEC) to the individuals responsible for the preparation of the dMY SEC Documents to allow dMY’s principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act. As used in this Section 4.5(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of dMY’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), dMY has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. dMY has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of dMY to dMY’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of dMY to record, process, summarize and report financial data. dMY has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of dMY. There are no outstanding loans or other extensions of credit made by dMY to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of dMY.

(f) Since November 17, 2020, there have been no material changes in dMY’s internal control over financial reporting. Neither dMY (including any employee thereof) nor dMY’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by dMY, (ii) any fraud, whether or not material, that involves dMY’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by dMY or (iii) any claim or allegation regarding any of the foregoing.

(g) dMY constitutes an “emerging growth company” within the meaning of the JOBS Act.

(h) As of the date of this Agreement, neither dMY nor Merger Sub has any outstanding (i) Indebtedness for borrowed money, including with respect to any Working Capital Loans; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which dMY or Merger Sub has guaranteed payment and there are no outstanding guarantee, indemnity, suretyship or security given by dMY or Merger Sub or for the benefit of dMY or Merger Sub.

4.6 Absence of Certain Developments. Except (i) as set forth on Section 4.6 of dMY’s Disclosure Letter or (ii) as expressly contemplated by this Agreement, since December 31, 2020 and prior to the date of this Agreement, (a) dMY has conducted its business in all material respects in the Ordinary Course of Business, (b) dMY has not taken (or has had taken on its behalf) any action that would, if taken after the date of this Agreement, constitute a material breach under Section 5.2 and (c) there has not been a dMY Material Adverse Effect.

4.7 Litigation. There are no material Proceedings or, to the Knowledge of dMY, material investigations pending or, to the Knowledge of dMY, threatened against dMY or Merger Sub or, to the Knowledge of dMY, any director, officer or employee of dMY or Merger Sub (in their capacity as such). dMY is not subject to or bound by any material Order (including under Environmental Law) that is continuing. There are no material Proceedings pending or threatened by dMY or Merger Sub against any other Person. This Section 4.7 shall not apply to Taxes, representations and warranties with respect to which shall be as set forth in Section 4.12.

4.8 Listing. The issued and outstanding dMY Class A Common Stock and the dMY Public Warrants (the foregoing, collectively, the “dMY Public Securities”) are registered pursuant to Section 12(b) of the

Securities Exchange Act and are listed for trading on the NYSE. There is no Proceeding or investigation pending or, to the Knowledge of dMY, threatened against dMY by the NYSE or the SEC with respect to any intention by such entity to deregister the dMY Public Securities or prohibit or terminate the listing of the dMY Public Securities on the NYSE. dMY has taken no action that is designed to terminate the registration of the dMY Public Securities under the Securities Exchange Act. dMY has not received any written or, to the Knowledge of dMY, oral deficiency notice from the NYSE relating to the continued listing requirements of the dMY Public Securities.

4.9 Investment Company. Neither dMY nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

4.10 Noncontravention.

(a) Except for the filings pursuant to Section 6.8, the receipt of the Required dMY Vote, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.10(b) and any other notifications to be provided in the Ordinary Course of Business, the consummation by dMY and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (I) (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, or (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (i) any Contract or lease to which dMY or Merger Sub is a party, (ii) any Governing Document of dMY or Merger Sub, or (iii) any Law or Order to which dMY or Merger Sub is bound or subject, or (II) result in the creation of any Lien upon its Equity Interests, except with respect to clauses (i) and (iii) or clause (II) as would not have a dMY Material Adverse Effect.

(b) Except for the filings pursuant to Section 6.8 and the applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, the consummation by dMY and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) require any approval under, from or pursuant to, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which dMY or Merger Sub is bound or subject, except as would not have a dMY Material Adverse Effect.

(c) dMY and Merger Sub are not in material violation of any of their respective Governing Documents.

4.11 Business Activities.

(a) Since its organization, other than as described in the dMY SEC Documents, dMY has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the dMY Governing Documents, there is no Contract, commitment, or Order binding upon dMY or to which dMY is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of dMY or any acquisition of property by dMY or the conduct of business by dMY after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to dMY.

(b) Except for this Agreement and the transactions contemplated by this Agreement, dMY has no interests, rights, obligations or Liabilities with respect to, and dMY is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) dMY has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of dMY as of December 31, 2020 (the “dMY Balance Sheet”); (ii) Liabilities which have arisen after the date of the dMY Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by dMY of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of dMY or the Sponsor, including with respect to legal, accounting or other advisors incurred by dMY in connection with the transactions contemplated by this Agreement.

(d) Neither dMY nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of dMY’s Disclosure Letter:

(a) dMY has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by dMY are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by dMY have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) dMY has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where dMY does not file a particular type of Tax Return, or pay a particular type of Tax, that dMY is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction which claim has not been settled or resolved. The Income Tax Returns of dMY made available to the Company, if any, reflect all of the jurisdictions in which dMY is required to file Income Tax Returns or remit a material amount of Income Tax.

(d) dMY is not currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to dMY, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against dMY have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of dMY, no such deficiency has been threatened or proposed in writing against dMY.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to dMY or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the dMY, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. dMY is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of dMY that would have a material adverse effect on dMY following the date of the dMY Balance Sheet.

(f) dMY has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) dMY will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing.

(h) There is no Lien for Taxes on any of the assets of dMY, other than Permitted Liens.

(i) dMY has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). dMY is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that, to dMY’s Knowledge, is properly treated as a partnership for Tax purpose.

(j) dMY is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) dMY has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) The Transactions shall not be the direct or indirect cause of any amount paid or payable by dMY or any of its Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(m) dMY is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(n) dMY is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not in compliance in all material respects with all relevant requirements. To the extent dMY is eligible for such benefits, to dMY’s Knowledge, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(o) dMY has not prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

4.13 Affiliate Transactions. Except as set forth on Section 4.13 of dMY’s Disclosure Letter, (x) dMY is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of dMY, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of dMY or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) none of the Persons set forth in clause (x) (i) owes any amount to dMY or (ii) owns any material assets, tangible or intangible, of the business of dMY as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “dMY Affiliated Transactions”).

4.14 Compliance with Laws. dMY is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to the conduct of the business of dMY, holds all required Permits, except where such failure would not reasonably be expected to have a dMY Material Adverse Effect, and no uncured written notices have been received by dMY from any Governmental Entity or any other Person alleging a material violation of any such Laws. This Section 4.14 shall not apply to Taxes, representations and warranties with respect to which shall be as set forth in Section 4.12.

4.15 Employees. Other than any dMY Executives, dMY and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by dMY Executives and directors in connection with activities on dMY’s behalf in an aggregate amount not in excess of the amount of cash held by dMY outside of the Trust Account, dMY has no unsatisfied material liability with respect to any employee, officer or director. dMY and Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan. The consummation of the Transactions, alone or together with any other event (but not including recharacterization of the Sponsor Vesting Shares for tax purposes by the IRS or other relevant tax authority), will not result in any compensation or benefit becoming due or payable to any dMY Executives, increase the amount or value of any compensation or benefit otherwise payable to any dMY Executives, result in the acceleration of the time of payment, vesting or funding of any such compensation or benefit.

4.16 PIPE Investment. dMY has delivered to the Company true, correct and complete copies of each of the Subscription Agreements. As of the date hereof, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by dMY. Each Subscription Agreement is a legal, valid and binding obligation of dMY, enforceable against dMY in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of dMY, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between dMY and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of such PIPE Investors to purchase the shares of dMY Class A Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of dMY under any material term or condition of any Subscription Agreement and, as of the date hereof, dMY has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of dMY Class A Common Stock in the PIPE Investment in the commitment amount set forth in the Subscription Agreements on the terms therein.

4.17 No Foreign Person. Neither dMY nor Merger Sub is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

4.18 Inspections; Company Representations. dMY is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. dMY has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. dMY agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in Article III, Section 6.10(g) and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement (the “Definitive Company Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for the Definitive Company Representations. dMY specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to dMY or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to dMY or any of its Affiliates or any of their respective representatives by dMY or any of its Affiliates or representatives), other than the Definitive Company Representations. dMY specifically acknowledges and agrees that, without limiting the generality of this Section 4.18, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. dMY specifically acknowledges and agrees that except for the Definitive Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V

INTERIM OPERATING COVENANTS

5.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with Section 7.1 (such period, the “Pre-Closing Period”), unless dMY shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as specifically contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Section 5.1(a) of the Company Disclosure Letter, or (iii) actions taken or omitted to be taken in response to or related to the actual or anticipated effect on the Company’s businesses of COVID-19 or any COVID-19 Measures; provided, however, that, to the extent reasonably practicable, the Company shall notify dMY prior to taking any action pursuant to this clause (iii) or, if such prior notice is not reasonably practicable, as promptly as reasonably practicable after taking such action, the Company shall conduct and operate its business in the Ordinary Course of Business and use its commercially reasonable efforts to (A) maintain and preserve substantially intact its present business organization, and its relationships with customers, suppliers and others having material business dealings with the Company and (B) keep available the services of its executive officers.

(b) In furtherance of and without limiting the covenants set forth in Section 5.1(a), during the Pre-Closing Period, except (i) as specifically contemplated by this Agreement or the Ancillary Agreements or (ii) as set forth on Section 5.1(c) of the Company Disclosure Letter, unless dMY shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall not:

(i) amend or otherwise modify any of the Company Governing Documents other than with respect to the Pre-Closing Conversion;

(ii) make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Company or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Interests of the Company; provided, that the consent of dMY shall not be required with respect to (1) the grant of any Company Options to employees of the Company in the Ordinary Course of Business, (2) the exercise of any Company Options or Company Warrants and (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options or Company Warrants;

(iv) redeem, purchase or otherwise acquire any Equity Interests or other securities of the Company, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company;

(vi) adjust, split, combine or reclassify any of its Equity Interests or effect any other change in its capitalization, except with respect to the Pre-Closing Conversion;

(vii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (B) make any advances or capital contributions to, or investments in, any Person other than advances to the Company’s directors, officers or employees in the Ordinary Course of Business, or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(viii) make, issue or forgive any loan to any Person, other than advances to the Company’s directors, officers or employees in the Ordinary Course of Business;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (A) capital expenditures made in the Ordinary Course of

Business not to exceed $10,000,000 in the aggregate, (B) the capitalized portion of any labor and (C) any capital expenditures reasonably required in response to or related to the actual or anticipated effect on the Company’s businesses of COVID-19 or any COVID-19 Measures; provided, that, to the extent reasonably practicable, the Company shall notify dMY prior to taking any action pursuant to this clause (C) or, if such prior notice is not reasonably practicable, as promptly as reasonably practicable after taking such action;

(x) enter into any amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any Material Contract or Lease or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or Lease, in each case, other than (A) in the Ordinary Course of Business (it being understood that entry into contracts that would constitute Material Contracts pursuant to Section 3.9(a)(ii), Section 3.9(a)(iii), Section 3.9(a)(iv), Section 3.9(a)(v), Section 3.9(a)(vi), Section 3.9(a)(vii), Section 3.9(a)(viii), Section 3.9(a)(xii), Section 3.9(a)(xiv), Section 3.9(a)(xviii) or Section 3.9(a)(xix) shall not be deemed to be in the Ordinary Course of Business) and (B) solely to the extent such amendment, termination or waiver would not materially and adversely impact the Company;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount is not greater than $1,000,000;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights (other than rights in Intellectual Property or Technology) or material assets (other than Intellectual Property or Technology) owned by, or leased or licensed to, the Company, except for (x) Permitted Liens and (y) as required or contemplated by this Agreement;

(xiii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Company not covered by insurance in excess of $500,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against the Company (y) which imposes any material restrictions on the operations of businesses of the Company or (z) by the stockholders or any other Person which relates to the Transactions;

(xiv) except as required under applicable Law, by the terms of any Company Employee Benefit Plan as in existence as of the date hereof or as permitted pursuant to Section 5.1(b)(iii) hereof, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Company, other than increases (including as part of the Company’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of the Company other than executive officers and that do not exceed, in the aggregate, five percent (5%) of existing aggregate levels as of the date hereof for all current employees of the Company other than executive officers of the Company or five percent (5%) of existing base salary compensation as of the date hereof for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Company Employee Benefit Plan, or any other plan, agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date hereof, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $300,000;

(xv) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens) in or on, any material rights or assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Company other than inventory or products in the Ordinary Course of Business;

(xvi) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any Company Intellectual Property, except for (A) non-exclusive licenses of Company Owned Intellectual Property either granted to end users of Company Products in the Ordinary Course of Business and (B) abandonment of such Company Intellectual Property that the Company determines in its reasonable judgment, in the Ordinary Course of Business, is immaterial to the Company;

(xvii) disclose any Trade Secrets and any other confidential information of the Company to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

(xviii) fail to maintain any insurance policies of the Company (other than (A) substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to the Company than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application);

(xix) enter into any new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(xx) enter into, renew or modify any Company Affiliated Transaction, excluding for the avoidance of doubt, entry into any Additional Support Agreements;

(xxi) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a taxing authority or in connection with an automatic extension of the time within which to file a Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give dMY, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations.

5.2 Interim Operating Covenants of dMY.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of dMY’s Disclosure Letter, dMY shall not:

(i) amend or otherwise modify the Trust Agreement, that certain Private Placement Warrants Purchase Agreement, dated November 12, 2020, by and among the Sponsor and dMY, or the dMY Governing Documents or the Governing Documents of Merger Sub, other than with respect to the dMY Pre-Closing Conversion;

(ii) withdraw any funds from the Trust Account, other than as permitted by the dMY Governing Documents or the Trust Agreement;

(iii) make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of dMY’s Disclosure Letter (other than at the request of a taxing authority or in connection with an automatic extension of the time within which to file a Tax Return), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a dMY Share Redemption, the PIPE Investment, or the dMY Pre-Closing Conversion, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating dMY or Sponsor to issue, deliver or sell any Equity Interests of dMY;

(vi) other than the dMY Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of dMY;

(vii) adjust, split, combine or reclassify any of its Equity Interests;

(viii) amend, modify or waive any of the terms or rights set forth in any dMY Warrant, including any amendment, modification or reduction of the exercise price of any dMY Warrant;

(ix) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by dMY not covered by insurance in excess of $2,000,000 or in excess of $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against dMY or (y) which imposes any material restrictions on the operations of businesses of dMY;

(x) enter into, renew or modify any dMY Affiliated Transaction, except as otherwise expressly permitted by this Section 5.2(a);

(xi) acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person;

(xii) form any subsidiary of dMY other than Merger Sub;

(xiii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations, including any Working Capital Loans (other than up to $250,000 of Working Capital Loans which may be incurred during the Pre-Closing Period, and which shall be Sponsor Transaction Expenses that are paid in cash at the Closing), (B) make any advances or capital contributions to, or investments in, any Person other than advances to dMY’s directors, officers or employees in the Ordinary Course of Business or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(xiv) liquidate, dissolve, reorganize or otherwise wind up the business and operations of dMY or Merger Sub;

(xv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of dMY’s Disclosure Letter in a manner adverse to dMY or that would increase, add or supplement any Sponsor Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Sponsor Transaction Expenses other than any services providers engaged by dMY for printing and filing services with respect to the PIPE Investment or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement; or

(xvi) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct dMY prior to the Closing. Prior to the Closing, dMY shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts, and dMY shall cooperate in all reasonable respects with the Company, to send the requisite notice to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice dMY shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the dMY Governing Documents, at the Closing, dMY shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to dMY Stockholders who shall have validly elected to redeem their shares of dMY Class A Common Stock pursuant to the dMY A&R Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all amounts payable pursuant to Section 2.2 and (z) deposit the remaining monies in the Trust Account to dMY in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of dMY due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of dMY who shall have exercised their rights to participate in the dMY Share Redemption, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) for unpaid Sponsor Transaction Expenses, subject to Section 6.12.

6.3 Listing; Public Filings.

(a) During the Pre-Closing Period, dMY shall use reasonable best efforts to ensure dMY remains listed as a public company on, and for the dMY Class A Common Stock and dMY Public Warrants to be listed on, the

NYSE. Prior to the Effective Time, dMY shall, to the extent required by the rules and regulations of the NYSE, prepare and submit to the NYSE a notification form for the listing of the shares of dMY Class A Common Stock to be issued in the Merger, and to cause such shares to be conditionally approved for listing (subject to official notice of issuance).

(b) During the Pre-Closing Period, dMY shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.4 Employment Agreements. During the Pre-Closing Period, dMY will use commercially reasonable efforts to enter into employment agreements with certain key employees of the Company, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, dMY, the Company and such employees; provided, that, the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

6.5 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of dMY, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.6 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Company and dMY, as applicable (the “Disclosing Party”) shall afford the other Party and the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) of such other Party (the “Recipient Party”) reasonable access, during normal business hours, to the properties, books and records of the Disclosing Party, as applicable, and furnish to the Representatives of the Recipient Party such additional financial and operating data and other information regarding the business of the Disclosing Party as the Recipient Party or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor dMY shall be obligated to disclose any information that, in the reasonable judgment of such Party on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.6. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

(b) dMY shall coordinate its access rights pursuant to Section 6.6(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company.

6.7 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to dMY in writing any development, fact or circumstance of which the Company has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

(b) During the Pre-Closing Period, dMY shall promptly disclose to the Company in writing any development, fact or circumstance of which dMY has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(c) to be satisfied.

(c) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of dMY, threatened in writing, against dMY or the dMY Board by any dMY Stockholder at any time during the Pre-Closing Period, dMY shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. dMY shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such Proceeding and shall not settle any such Proceeding without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

6.8 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be paid promptly by Sponsor and shall constitute Sponsor Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.8(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.5, nothing in this Section 6.8 shall require the Company, dMY or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, dMY or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company,

dMY or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, dMY or their respective Affiliates, or any interests therein.

6.9 Communications; Press Releases.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued without the prior written consent of dMY and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the dMY SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.9, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

6.10 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) dMY and the Company shall prepare mutually acceptable materials which shall include a preliminary Registration Statement (in which the Proxy Statement shall be included as a prospectus for purposes of obtaining approval of the dMY Stockholder Voting Matters at the dMY Stockholder Meeting) and dMY shall use its reasonable best efforts to file such Registration Statement no later than ten (10) Business Days after the delivery of the Audited Financial Statements in accordance with Section 6.22.

(b) Each of dMY and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. dMY further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby.

(c) Each of dMY and the Company agrees to furnish to the other party all information concerning itself, its officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of dMY or the Company to any regulatory authority (including the NYSE) in connection with the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by dMY and the Company.

(d) Prior to filing the Registration Statement, or any amendment thereof or supplement thereto, with the SEC, dMY will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts. No filing of, or amendment or supplement to, the Registration Statement, will be made by dMY without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), other than any amendment made pursuant to Section 6.10(i) prior to which dMY shall have reasonably consulted with the Company prior to the filing of such amendment or supplement. dMY will advise the Company, promptly after dMY receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of dMY Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. dMY shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the dMY Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. dMY will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(e) dMY will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between dMY or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Registration Statements or Offer Documents. dMY shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. dMY and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withhold or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. dMY shall inform the Company whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents and the Company shall promptly inform dMY whenever the Company discovers any event relating to dMY, the Company or any of their respective Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(f) In connection with any filing dMY makes with the SEC that requires information about the transactions to be included, the Company will, and will use reasonable best efforts to cause its representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use reasonable best efforts to (i) cooperate with dMY, (ii) respond to questions about the Company required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by dMY or dMY’s representatives in connection with any filing with the SEC.

(g) The Company represents that information supplied by the Company for inclusion in the Registration Statement, the Proxy Statement or Offer Documents shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of dMY, (iii) the time of the dMY Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in such filings with the SEC based on information supplied by dMY or its Affiliates for inclusion therein.

(h) dMY represents that information supplied by dMY for inclusion in the Registration Statement, the Proxy Statement or Offer Documents shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of dMY, (iii) the time of the dMY Stockholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by dMY with respect to statements made or incorporated by reference in such filings with the SEC based on information supplied by the Company or its Affiliates for inclusion therein.

(i) If, at any time prior to the dMY Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration

Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, dMY shall promptly file an amendment or supplement to the Registration Statement containing such information, and shall reasonably consult with the Company prior to the filing of such amendment or supplement. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform dMY of such information, event or circumstance.

6.11 dMY Stockholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, dMY shall, in accordance with applicable Law, NYSE rules and the dMY Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the dMY Stockholders (including any adjournment or postponement thereof, the “dMY Stockholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Required dMY Vote (which meeting shall be held not more than thirty (30) days after the date on which dMY mails the Proxy Statement to the dMY Stockholders unless adjourned or postponed pursuant to this Section 6.11(a) or otherwise agreed in writing between the Parties). dMY will use its reasonable best efforts to solicit from the dMY Stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Required dMY Vote and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law and the dMY Governing Documents; provided that dMY may adjourn or postpone the dMY Stockholder Meeting on one or more occasions for up to 30 Business Days in the aggregate (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that dMY reasonably determines is necessary to comply with applicable Laws, is provided to the dMY Stockholders in advance of a vote on the adoption of this Agreement, (ii) to convene a quorum if, as of the time that the dMY Stockholder Meeting is originally scheduled, there are insufficient shares of dMY Class A Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the dMY Stockholder Meeting, (iii) if, as of the time that the dMY Stockholder Meeting is originally scheduled, adjournment or postponement of the dMY Stockholder Meeting is necessary to enable dMY to solicit additional proxies required to obtain the Required dMY Vote or (iv) to seek withdrawals of redemption requests from dMY Stockholders, in each case of the foregoing clauses (i)-(iv), as determined by the dMY Board in good faith.

(b) The Registration Statement shall include the dMY Board Recommendation. The dMY Board shall not (and no committee or subgroup thereof shall) (A) except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the dMY Board), change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the dMY Board Recommendation, (B) adopt, approve, endorse or recommend any dMY Competing Transaction, (C) except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of the dMY Board), fail to reaffirm publicly the dMY Board Recommendation within ten (10) day after the Company made such request in writing (it being agreed that the Company may only make two (2) requests pursuant to this clause (C)) or (D) agree to take any of the foregoing actions.

6.12 Expenses. Except as otherwise provided in this Agreement (including in Section 2.2(b) with respect to the payment of Transaction Expenses by dMY effective upon the Closing), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.13 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Surviving Corporation (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Company Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of the Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Indemnified Person, without the written consent of such affected Company Indemnified Person (it being agreed that each Company Indemnified Person shall be a third party beneficiary of this Section 6.13) or as otherwise required by applicable Law. From and after the Effective Time, dMY shall cause the Surviving Corporation to indemnify and hold harmless each Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In the event that dMY or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, dMY or the Surviving Corporation, as the case may be, shall cause proper provisions to be made so that the successors and assigns of dMY or the Surviving Corporation assume the obligations set forth in this Section 6.13.

(b) Tail Policy.

(i) At or prior to the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Company, the Surviving Corporation and dMY with respect to claims arising from facts or events that occurred on or before the Closing and of the type and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by the Company’s, the Surviving Corporation’s and dMY’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies and of the type, with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s or dMY’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Surviving Corporation be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and dMY with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap

(c) On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and dMY with each of the post-Closing directors of the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

6.14 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, dMY shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to dMY in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that dMY or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, enforce the rights of dMY under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) dMY the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with dMY in such efforts.

(b) dMY acknowledges and agrees that, the Company shall be entitled to cause dMY to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, in each case, subject to the terms and conditions set forth in each such Subscription Agreement. dMY shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), increase, decrease or otherwise modify the PIPE Investment (including by entry into any additional subscription agreements with respect to any PIPE Investment) or the subscription amount under any Subscription Agreement or reduce or impair the rights of dMY under any Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement (including (i) the price, terms, timing and conditions of the funding of the PIPE Investment, (ii) the identity of any PIPE Investor (other than assignments to permitted assignees), the representations of the PIPE Investors and/or of dMY, (iii) the covenants of the PIPE Investors that apply prior to the consummation of the PIPE Investment or the termination of the Subscription Agreements, (iv) the registration rights of the PIPE Investor, (v) the indemnification obligations of dMY hereunder or pursuant to any Ancillary Agreement, (vi) the termination provisions of the Subscription Agreements, (vii) any covenants, obligations or liabilities set forth in the Subscription Agreements that survive the consummation of the PIPE Investment and (viii) any amendments, side letters or other Contracts related to the foregoing matters), any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of dMY Class A Common Stock contemplated thereby.

(c) Without limiting the generality of the foregoing, dMY shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (C) of any amendment to any Subscription Agreement entered into by dMY that dMY was permitted to make without the prior written consent of the Company in accordance with Section 6.14(b) or (D) if any portion of the PIPE Investment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement. dMY shall confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements) and deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to fund their respective obligations as far in advance of the Closing as permitted by the Subscription Agreements and consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

6.15 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall not, directly or indirectly, engage in any transactions involving or relating to the securities of dMY without the prior written consent of dMY.

6.16 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, subsidiaries and its and their representatives, officers, agents, affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than dMY and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to take any such actions. The Company shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) During the Pre-Closing Period, dMY shall not, and shall cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a dMY Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a dMY Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to dMY or any of its assets or businesses, or afford access to the assets, business, properties, books or records of dMY to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a dMY Competing Transaction; (iv) approve, endorse or recommend any dMY Competing Transaction; or (v) enter into a dMY Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a dMY Competing Transaction or publicly announce an intention to take any such actions. dMY shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a dMY Competing Transaction.

6.17 Intellectual Property Covenants.

(a) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to take such further actions described on Section 6.17(a) of the Company Disclosure Letter, in each case, as necessary to preserve the Company’s interest in the Company Intellectual Property (the “IP Preservation Efforts”); provided, however, that nothing in this Section 6.17(a) or Section 6.1 shall require the Company, dMY or any of their respective Affiliates or Representatives to (x) expend any money in connection with any such IP Preservation Efforts (aside from fees and expenses of counsel and the payment of any filing fees related to such IP Preservation Efforts), (y) commence any Proceeding or (z) offer or grant any accommodation (financial or otherwise) not already provided for by Contract to any third party.

(b) dMY agrees and acknowledges that, other than with respect to the obligations of the Company to use commercially reasonable efforts to pursue such IP Preservation Efforts pursuant to Section 6.17(a) above, none of the Company, the Company Stockholders or any of their respective Affiliates will have any Liability whatsoever to dMY or any of its Affiliates (including the Surviving Corporation following the Closing) arising out of or relating to, and none of dMY or its Affiliates (including the Surviving Corporation following the Closing) will be entitled to assert any claims against the Company, the Company Stockholders or any of their respective Affiliates with respect to the failure to obtain any consent or secure any rights or achieve any outcome contemplated by Section 6.17(a) with respect to any IP Preservation Efforts.

6.18 Tax Matters.

(a) dMY and the Company shall use their respective reasonable best efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any

Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment. The Parties intend that, following the Merger, dMY shall cause the Surviving Corporation, directly or indirectly, to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) dMY and the Company shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification, which amendments shall be made if the Company reasonably determines on advice of its counsel that such amendments would be reasonably expected to result in the Intended Tax Treatment and would not be commercially impracticable). In the event either dMY or the Company seeks a tax opinion from its respective tax advisor or the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor (and in the case of an opinion requested or required by the SEC, both dMY and the Company shall use reasonable best efforts to cause their respective tax advisors to deliver such an opinion).

(e) The Company shall cause all Transfer Taxes to be paid. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

6.19 Additional Support Agreements. Promptly following the time the Registration Statement is declared effective by the SEC, and in any event prior to the Closing, the Company shall use its reasonable best efforts to cause each Pre-Closing Holder not otherwise party to a Company Transaction Support Agreement and/or a Lock-Up Agreement to enter into and deliver an executed (i) counterpart of the Company Transaction Support Agreement and (ii) a Lock-Up Agreement, if such Pre-Closing Holder holds at least 1.0% of the Company Fully Diluted Share Amount as of the date hereof (such documents referenced in clauses (i) and (ii), the “Additional Support Agreements”), provided, that dMY acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to dMY prior to the Closing.

6.20 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with Article VII, upon the terms set forth in this Agreement and the Company Transaction Support Agreements, the Company shall obtain the Company Stockholder Approval promptly after the Registration Statement has been declared effective by the SEC and shall promptly deliver evidence of the same to dMY.

6.21 LTIP and ESPP. Prior to the effectiveness of the Registration Statement, dMY shall approve, and subject to receipt of the Required dMY Vote, adopt, (a) an equity incentive plan that provides for grant of cash and equity incentive awards to officers, directors, employees and other service providers of the Surviving

Corporation and its Subsidiaries, with a total pool of awards of dMY Class A Common Stock not exceeding ten percent (10)% of the Fully-Diluted dMY Common Stock immediately following the Closing (inclusive of the shares available for issuance under such plan and the Converted Stock Options), with an annual “evergreen” increase of not more than five percent (5%) of the Fully-Diluted dMY Common Stock outstanding as of the day prior to such increase (inclusive of the shares available for issuance under such plan and the Converted Stock Options) in a form otherwise mutually agreed by dMY and the Company (the “LTIP”) and (b) an employee stock purchase plan, that provides for grant of purchase rights with respect to the dMY Class A Common Stock to employees of the Surviving Corporation and its Subsidiaries, with a total pool of shares of the dMY Class A Common Stock not exceeding two percent (2.0%) of the Fully-Diluted dMY Common Stock immediately following the Closing (inclusive of the shares available for issuance under the plan, the LTIP and the Converted Stock Options), with an annual “evergreen” increase of one percent (1%) of the Fully-Diluted dMY Common Stock outstanding as of the day prior to such increase (inclusive of the shares available for issuance under the plan), in a form otherwise mutually agreed by dMY and the Company (the “ESPP”). Notwithstanding the foregoing, the initial number of shares under the LTIP and ESPP will be agreed to between the parties and based upon benchmarking against peer companies (taking into account the nature and geography of the business of the Company as well as the fact that it will be a publicly listed company). “Fully-Diluted dMY Common Stock” means the aggregate number of (i) shares of dMY Class A Common Stock, and (ii) securities convertible into or exercisable for shares of dMY Class A Common Stock.

6.22 Delivery of Financial Statements. The Company shall use its reasonable best efforts to provide dMY, as promptly as practicable after the date of this Agreement, with (a) audited financial statements, including consolidated balance sheets as of December 31, 2020 and December 31, 2019 and consolidated statements of income and changes in equity and cash flows, of the Company for the years ended December 31, 2020 and December 31, 2019 together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X, prepared in accordance with GAAP and Regulation S-X and accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”), (b) management’s discussion and analysis of financial condition and results of operations with respect to the periods described in clause (a) above, as necessary for inclusion in the Registration Statement, (c) if the Effective Time has not occurred prior to May 15, 2021, and this Agreement has not been earlier terminated pursuant to Section 7.1, the Company shall use reasonable best efforts to deliver to dMY on or before May 28, 2021, the unaudited consolidated statement of financial position of the Company and related consolidated statements of income and changes in equity as of and for the three (3) months ended March 30, 2021 (the “First Quarter Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act and (d) if the Effective Time has not occurred prior to August 13, 2021, and this Agreement has not been earlier terminated pursuant to Section 7.1, the Company shall use reasonable best efforts to deliver to dMY on or before August 27, 2021, the unaudited consolidated statement of financial position of the Company and related consolidated statements of income and changes in equity as of and for the three (3) months ended June 30, 2021 (the “Second Quarter Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act; provided, that upon delivery of such First Quarter Financial Statements or Second Quarter Financial Statement, as applicable, the representation and warranties set forth in Section 3.4 shall be deemed to apply to the First Quarter Financial Statements or the Second Quarter Financial Statement, as applicable, in the same manner as the Unaudited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and dMY;

(b) by the Company or dMY by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or dMY by written notice to the other Party or Parties if the consummation of the Transactions shall not have occurred on or before December 7, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other Transactions to be consummated on or before such date;

(d) by the Company, if dMY breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to dMY by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in breach of any Company representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would render the conditions precedent to dMY’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied;

(e) by dMY, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to dMY’s obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied , and (ii) if after the giving of written notice of such breach or failure to perform to the Company, as applicable, by dMY, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after the receipt of such written notice and dMY has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to dMY if dMY is then in breach of any dMY representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied;

(f) by dMY, if the Company fails to deliver the Company Stockholder Approval in accordance with Section 6.20 within three (3) Business Days following the date the Registration Statement has been declared effective by the SEC; or

(g) by written notice from either the Company or dMY to the other if the Required dMY Vote is not obtained at the dMY Stockholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(f) shall not be available to dMY if dMY has materially breached its covenant or agreement set forth in Section 6.11(b) or in Section 6.16(b) and such material breach is the primary cause of or has resulted in the failure of the Required dMY Vote to be obtained.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.5, Section 6.9(a), Section 6.12, this Section 7.2 and Article VIII of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in any of the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by dMY and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the dMY Stockholder Voting Matters at the dMY Stockholder Meeting so long as such amendment or waiver would not require the further approval of the dMY Stockholders under applicable Law without such approval having first been obtained.

8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or Willful Breach, (ii) as set forth in Section 7.2 or (iii) for claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company shall have no liability to dMY, the Sponsor or their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “dMY Parties”) for any and all losses that are sustained or incurred by any of the dMY Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) in the event of Willful Breach, (iii) as set forth in Section 7.2 or (iv) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the dMY Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of dMY’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article VIII and any corresponding definitions set forth in Article I.

8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. (Eastern Time) on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company	with copies to (which shall not constitute notice):
IonQ, Inc. 4505 Campus Dr. College Park, MD 20740 Attention: Peter Chapman, CEO Legal Department E-mail: chapman@ionq.co legal@ionq.co	Cooley LLP 55 Hudson Yards New York, NY 10001 Attention: David I. Silverman John McKenna E-mail: dsilverman@cooley.com jmckenna@cooley.com

Notices to dMY:	with a copy to (which shall not constitute notice):
dMY Technology Group, Inc. III 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Attention: Niccolo de Masi Harry L. You Email: niccolo@dmytechnology.com harry@dmytechnology.com	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York NY 10006 Attention: Kyle A. Harris James E. Langston E-mail: kaharris@cgsh.com jlangston@cgsh.com

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to dMY if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Cooley Access online-platform for purposes of the Transactions (the “Data Room”) or otherwise provided to dMY’s representatives (including counsel) via electronic mail, in each case, no later than 12:01 a.m. eastern time on the day prior to the date of this Agreement. The Company will cause three (3) encrypted USB devices containing the content of the Data Room as of the date of this Agreement to be sent to dMY promptly after the date of this Agreement.

8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent among dMY and the Company, dated as of December 11, 2020), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS

ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.10 Trust Account Waiver. The Company acknowledges that dMY has established the Trust Account for the benefit of its public dMY Stockholders and certain other parties, including the underwriters of dMY’s initial public offering (the “dMY IPO”), which holds proceeds of the dMY IPO and certain private placements occurring simultaneously with the dMY IPO (including interest accrued from time to time thereon). For and in consideration of dMY entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public dMY Stockholders upon the redemption of their shares and (ii) the underwriters of dMY’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between dMY, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that the foregoing waiver shall not limit or prohibit the Company or such Affiliates from pursuing a claim (x) for specific performance or other equitable relief in connection with the Transactions or the Ancillary Agreements (including any claim for dMY to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account), or (y) against any money or other assets of dMY held outside of the Trust Account (other than the Trust Distributions) (the “Retained Claims”). Without prejudice with respect to the rights of the Company to pursue the Retained Claims, the Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by dMY to induce dMY to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against dMY or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to dMY, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against dMY, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s such Affiliates’ sole remedy shall be against assets of dMY or such Affiliate or representatives not in the Trust Account at such time, and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, even if available monetary damages, such damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove actual damages or irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement including to the extent provided herein, to specifically enforce a Party’s obligations under this Agreement to perform and enforce the obligations of such Party with respect to the Ancillary Agreements, and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including to the extent provided herein, to specifically enforce a Party’s obligations under this Agreement to perform and enforce the obligations of such Party with respect to the Ancillary Agreements, in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Company Indemnified Persons pursuant to Section 6.13 and Non-Party Affiliates pursuant to Section 8.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreement or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Ancillary Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Ancillary Agreement or any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such Ancillary Agreement or document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

8.15 Legal Representation.

(a) dMY and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. dMY and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by dMY prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Company Group, and not dMY.

(b) dMY and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of dMY or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “dMY Group”), on the one hand, and (ii) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), that represented dMY or the Sponsor prior to the Closing may represent the Sponsor or any other member of the dMY Group, in such dispute even though the interests of such persons may be directly adverse to dMY, the Surviving Corporation, and even though such counsel may have represented dMY in a matter substantially related to such dispute, or may be handling ongoing matters for dMY, the Surviving Corporation or the Sponsor. dMY and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among dMY, the Sponsor or any other member of the dMY Group, on the one hand, and Cleary, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the dMY Group after the Closing, and shall not pass to or be claimed or controlled by dMY following the Closing, the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with dMY or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation, and not the dMY Group.

8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to dMY’s disclaimer of any representations or warranties other the Definitive dMY Representations, whether made by dMY or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or its Affiliates or representatives by either dMY or the Sponsor or any of their respective Affiliates or representatives), other than the Definitive dMY Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither dMY nor the Sponsor nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive dMY Representations, neither dMY nor Merger Sub makes, nor has dMY or Merger Sub made, any other express or implied representation or warranty with respect to dMY or Merger Sub, their assets or Liabilities, the businesses of dMY or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive dMY Representations.

(b) dMY and Merger Sub. Each of dMY and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to dMY, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to dMY, the Sponsor, their Affiliates or representatives by the Company or any of its Affiliates or representatives), other than the Definitive Company Representations. Each of dMY and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of dMY and Merger Sub specifically acknowledges and agrees that except for the Definitive Company Representations, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the business of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of dMY and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive Company Representations.

8.17 Equitable Adjustments. If, during the Pre-Closing Period, other than with respect to the dMY Pre-Closing Conversion, the outstanding shares of dMY Class A Common Stock or dMY Class B Common Stock shall have been changed into a different number of shares or a different class (with the prior written consent of the Company, to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of dMY Class A Common Stock or dMY Class B Common Stock will be appropriately adjusted to provide to the Pre-Closing Holders and dMY Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, that, for the avoidance of doubt, no equitable adjustment shall apply with respect to the dMY Pre-Closing Conversion which modifies the ratio of conversion of the dMY Class B Common Stock to dMY Class A Common Stock (other than such modifications solely to provide to the dMY Class B Common Stock the same economic effect as contemplated by this Agreement prior to such event). If, during the Pre-Closing Period, other than with respect to the Pre-Closing Conversion, the outstanding shares of the Company shall have been changed into a different number of shares or a different class (with the prior written consent of dMY to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and dMY Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

dMY:
dMY TECHNOLOGY GROUP, INC. III

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer

MERGER SUB:
ION TRAP ACQUISITION INC.

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY:
IONQ, INC.

By:	/s/ Peter Chapman
Name:	Peter Chapman
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DMY TECHNOLOGY GROUP, INC. III.

dMY Technology Group, Inc. III, a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), hereby certifies that:

ONE: The name of this corporation is dMY Technology Group, Inc. III. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on September 14, 2020 and was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) on November 12, 2020.

TWO: The Second Amended and Restated Certificate of Incorporation of this corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this corporation, as previously amended or supplemented.

THREE: This Second Amended and Restated Certificate of Incorporation has been duly approved by the board of directors of this corporation.

FOUR: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 228, 242 and 245 of the DGCL.

The Corporation has caused this Second and Restated Certificate of Incorporation to be signed by its duly authorized officer on                 , 2021.

DMY TECHNOLOGY GROUP, INC. III

By:

Title:

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DMY TECHNOLOGY GROUP, INC. III

I.

The name of the corporation is IONQ, INC. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 1,020,000,000. Of such shares, 1,000,000,000 shares shall be Common Stock, each having a par value of $0.0001 per share, and 20,000,000 shares shall be Preferred Stock, each having a par value of $0.0001 per share. Upon the filing of this Second Amended and Restated Certificate of Incorporation, each outstanding share of Class A common stock and Class B common stock shall be redesignated as Common Stock.

B. The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding and not by more than the number of remaining authorized but undesignated shares of Preferred Stock. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof irrespective of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.	MANAGEMENT OF THE BUSINESS.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B.	BOARD OF DIRECTORS.

Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes, with such assignment becoming effective as of the effectiveness of this Second Amended and Restated Certificate. At the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.	REMOVAL OF DIRECTORS.

1. Subject to the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, following the initial effectiveness of this Second

Amended and Restated Certificate, neither the entire Board of Directors nor any individual director may be removed from office without cause.

2. Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by the holders of such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote on the election of such directors.

D.	VACANCIES.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the this paragraph shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

E.	BYLAW AMENDMENTS.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation or any provision or provisions thereof. Any adoption, amendment or repeal of the Bylaws of the Corporation or any provision or provisions thereof by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F.	STOCKHOLDER ACTIONS.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors.

C. Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

VIII.

A. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.

B. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

C. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII.

* * * *

Annex C

AMENDED AND RESTATED BYLAWS

OF

IONQ, INC.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Amended and Restated Bylaws (“Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation or (B) the corporation did not have an annual meeting in the preceding year, notice by the stockholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Sections 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the next annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the Expiring Class at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii). Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

(g) For purposes of Sections 5 and 6,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(iii) “close of business” means 5:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;

(iv) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or

(D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(v) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e)) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail or with the consent of the stockholder entitled to receive notice, by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address. If sent via electronic mail, notice is given when directed to such stockholder’s electronic mail address in accordance with applicable law unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum and Vote Required. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.

Section 13. Action without Meeting.

Subject to the rights of holders of any series of preferred stock then outstanding, no action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders duly called in accordance with these Bylaws and no action shall be taken by the stockholders by written consent.

Section 14. Remote Communication.

(a) For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder,

(ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

(b) Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the corporation’s capital stock under the Certificate of Incorporation, these Bylaws or the DGCL, to the fullest extent permitted by law, the corporation expressly opts out of Section 116 of the DGCL.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 16. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 18. Terms of Directors. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 19. Vacancies. Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21. Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.

(e) Waiver of Notice. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the authorized number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24. Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(a) Fees and Compensation. Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.

(g) Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 39(a).

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 41. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 42. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 43. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 44. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 45. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 46. Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a

“Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article XI, “executive officers” shall be those persons designated by the corporation as (a) executive officers for purposes of the disclosures required in the corporation’s proxy and periodic reports or (b) officers for purposes of Section 16 of the 1934 Act) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46.

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 46) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 46 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 46, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Section 46 shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 46 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 46 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Section 46 shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 46.

(h) Amendments. Any repeal or modification of this Section 46 shall only be prospective and shall not affect the rights under this Section 46 as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

(i) Saving Clause. If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article XI that shall not have been invalidated, or by any other applicable law. If this Article XI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent not prohibited under the applicable law of such jurisdiction.

(j) Certain Definitions and Construction of Terms. For the purposes of Article XI of these Bylaws, the following definitions and rules of construction shall apply:

(i) References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 46.

(ii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 46 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iii) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(iv) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

(v) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

ARTICLE XII

NOTICES

Section 47. Notices.

(a) Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 48. Amendments. Subject to the limitations set forth in Section 46(h) and the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws of the corporation. Any adoption, amendment or repeal of these Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal these Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

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IONQ, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:                 , 2021

APPROVED BY THE STOCKHOLDERS:                 , 2021

1.	GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [                ] shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the Fully-Diluted Common Stock on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [                ] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash

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rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless: (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option, and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any fiscal year, including Awards granted and cash fees paid by the Company to such Non-Employee Director for his or her service as a Non-Employee Director, will not exceed: (i) $750,000 in total value, or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total

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value, in each case, calculating the value of any stock awards based on the grant date fair value of such stock awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the first calendar year that begins following the Effective Date.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated, in writing, as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award, if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) at the time of exercise, the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and

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(5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) such shares used to pay the exercise price will not be exercisable thereafter, and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of: (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising

Annex D

any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of: (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term

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may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be: (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for: (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

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(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination, as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award, and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom, and the time or times at which, such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

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(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company, notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed, but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or, unless otherwise expressly provided by the Board, at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume

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or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of: (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient, to make the Plan or Award fully effective.

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(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action: (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of: (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash, and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

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(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with a Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee, meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer, and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of

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such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant: (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation, and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant, as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

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(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until: (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award: (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan, unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to: (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of, or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition,

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the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of, or agreement with, the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either: (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from, and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

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10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this Subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six--month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

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(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this Subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to Subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

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(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this Subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service,” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in

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Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this Subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant, in respect of such Non-Exempt Award, will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

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(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of: (A) a felony, or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur: (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a

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repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan: (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock of the Company.

(n) “Company” means IonQ, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

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(p) “Consultant” means any person, including an advisor, who is: (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on

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account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee), in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, dMY Technology Group, Inc. III (“dMY”) and Ion Trap Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of dMY, dated as of March 7, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include: (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

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(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(dd) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ee) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ff) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(gg) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) maintenance of the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) the change of the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) clarification of the manner of exemption from, or the bringing of the Award into compliance with or qualifying it for an exemption from, Section 409A; or (v) compliance with other Applicable Laws.

(hh) “Non-Employee Director” means a Director who either: (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

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(ii) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(jj) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(kk) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(ll) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(mm) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(nn) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(oo) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(pp) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(qq) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(rr) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(ss) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(tt) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

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(uu) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(vv) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(ww) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible

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asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(xx) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(yy) “Plan” means this IonQ, Inc. 2021 Equity Incentive Plan.

(zz) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(aaa) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(bbb) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ccc) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ddd) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ggg) “Rule 405” means Rule 405 promulgated under the Securities Act.

(hhh) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

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(iii) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(jjj) “Securities Act” means the Securities Act of 1933, as amended.

(kkk) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(lll) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(mmm) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(nnn) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(ooo) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ppp) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(qqq) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(rrr) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex E

IONQ, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:             , 2021

APPROVED BY THE STOCKHOLDERS:             , 2021

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

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(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [                    ] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the Fully-Diluted Common Stock outstanding on December 31st of the preceding calendar year, and (ii) [                    ] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

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(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering,

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which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Eligible Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

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(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

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(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant

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Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Annex E

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or

Annex E

appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

Annex E

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the board of directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means IonQ, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Annex E

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among the Company, dMY Technology Group, Inc. III (“dMY”) and Ion Trap Acquisition Inc., a Delaware corporation and a direct, wholly owned subsidiary of dMY, dated as of March 7, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v) “Fully-Diluted Common Stock” means, as of any date, the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested).

Annex E

(w) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(x) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(y) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(z) “Offering Date” means a date selected by the Board for an Offering to commence.

(aa) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(bb) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(cc) “Plan” means this IonQ, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(dd) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ee) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ff) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(gg) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(hh) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ii) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(jj) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

PART II

INFORMATION OF REGISTRATION STATEMENT

Item 20.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

		Incorporated by Reference
Exhibit No.	Description	Schedule /Form	File No.	Exhibit	Filing Date

2.1†	Agreement and Plan of Merger, dated as of March 7, 2021, by and among dMY, IonQ and IonQ Trap Acquisition Inc.	8-K	001-39694	2.1	March 8, 2021

3.1	Certificate of Incorporation of dMY.	S-1	333-249524	3.1	October 16, 2020

3.2	Amended and Restated Certificate of Incorporation of dMY.	8-K	001-39694	3.1	November 17, 2020

3.3	Bylaws of dMY.	S-1	333-249524	3.3	October 16, 2020

		Incorporated by Reference
Exhibit No.	Description	Schedule /Form	File No.	Exhibit	Filing Date

3.4	Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).

3.5	Amended and Restated Bylaws of Combined Company (included as Annex C to this proxy statement/prospectus).

4.1	Specimen Unit Certificate of dMY.	S-1	333-249524	4.1	October 16, 2020

4.2	Specimen Class A Common Stock Certificate of dMY.	S-1	333-249524	4.2	October 16, 2020

4.3	Specimen Warrant Certificate of dMY.	S-1	333-249524	4.3	October 16, 2020

4.4+	Specimen Common Stock Certificate of Combined Company

4.5	Warrant Agreement, dated November 12, 2020, between Continental Stock Transfer & Trust Company and dMY.	8-K	001-39694	4.1	November 17, 2020

5.1+	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

8.1	Tax Opinion of Cleary Gottlieb Steen & Hamilton LLP

8.2	Tax Opinion of Cooley LLP

10.1	Letter Agreement, dated November 12, 2020, among dMY, dMY Sponsor III, LLC and each of the executive officers and directors of the Registrant.	8-K	001-39694	10.1	November 17, 2020

10.2	Investment Management Trust Agreement, dated November 12, 2020, between Continental Stock Transfer & Trust Company and dMY.	8-K	001-39694	10.2	November 17, 2020

10.3	Registration Rights Agreement, dated November 12, 2020, among dMY, dMY Sponsor III, LLC and the Holders signatory thereto.	8-K	001-39694	10.3	November 17, 2020

10.4	Private Placement Warrants Purchase Agreement, dated November 12, 2020, between dMY and dMY Sponsor III, LLC.	8-K	001-39694	10.4	November 17, 2020

10.5	Form of Indemnity Agreement of dMY.	S-1	333-249524	10.5	October 16, 2020

10.6	Promissory Note, dated September 14, 2020, issued to dMY Sponsor III, LLC by dMY.	S-1	333-249524	10.6	October 16, 2020

10.7	Securities Subscription Agreement, dated September 14, 2020, between dMY and dMY Sponsor III, LLC.	S-1	333-249524	10.7	October 16, 2020

		Incorporated by Reference
Exhibit No.	Description	Schedule /Form	File No.	Exhibit	Filing Date

10.8	Administrative Services Agreement, dated November 12, 2020, between dMY and dMY Sponsor III, LLC.	8-K	001-39694	10.5	November 17, 2020

10.9	Form Subscription Agreement.	8-K	001-39694	10.1	March 8, 2021

10.10	Hyundai Subscription Agreement.	8-K	001-39694	10.2	March 8, 2021

10.11	Kia Subscription Agreement.	8-K	001-39694	10.3	March 8, 2021

10.12	MSD Subscription Agreement.	8-K	001-39694	10.4	March 8, 2021

10.13†	Silver Lake Subscription Agreement.	8-K	001-39694	10.5	March 8, 2021

10.14†	BVE Subscription Agreement.	8-K	001-39694	10.6	March 8, 2021

10.15	Form Venture Capital / Other Investors Subscription Agreement.	8-K	001-39694	10.7	March 8, 2021

10.16	Form Sponsor Support Agreement.	8-K	001-39694	10.8	March 8, 2021

10.17	Form Stockholder Support Agreement.	8-K	001-39694	10.9	March 8, 2021

10.18	Form Lock-Up Agreement.	8-K	001-39694	10.10	March 8, 2021

10.19	Form Amended and Restated Registration Rights Agreement.	8-K	001-39694	10.11	March 8, 2021

10.20†	License Agreement, dated July 19, 2016, among the University of Maryland, Duke University and IonQ.	S-4/A	333-254840	10.20	June 17, 2021

10.21†	Amendment No. 1 to Exclusive License Agreement, dated September 22, 2017, between Duke University and IonQ.	S-4/A	333-254840	10.21	June 17, 2021

10.22†	Amendment No. 1 to Exclusive License Agreement, dated October 11, 2017, between the University of Maryland and IonQ.	S-4/A	333-254840	10.22	June 17, 2021

10.23†	Amendment No. 2 to Exclusive License Agreement, dated October 4, 2018, between Duke University and IonQ.	S-4/A	333-254840	10.23	June 17, 2021

10.24†	Amendment No. 2 to Exclusive License Agreement, dated October 9, 2018, between the University of Maryland and IonQ.	S-4/A	333-254840	10.24	June 17, 2021

10.25†	Amendment No. 3 to Exclusive License Agreement, dated April 27, 2021, between Duke University and IonQ.	S-4/A	333-254840	10.25	June 17, 2021

10.26†	Amendment No. 4 to Exclusive License Agreement, dated April 27, 2021, between Duke University and IonQ.	S-4/A	333-254840	10.26	June 17, 2021

10.27†	Exclusive Option Agreement, dated July 15, 2016, between Duke University and IonQ.	S-4/A	333-254840	10.27	June 17, 2021

10.28	First Amendment to Option Agreement, dated December 18, 2020, between Duke University and IonQ.	S-4/A	333-254840	10.28	June 17, 2021

		Incorporated by Reference
Exhibit No.	Description	Schedule /Form	File No.	Exhibit	Filing Date

10.29	Second Amendment to Option Agreement, dated March 19, 2021, between Duke University and IonQ.	S-4/A	333-254840	10.29	June 17, 2021

10.30†	Exclusive Option Agreement, dated July 15, 2016, between the University of Maryland and IonQ.	S-4/A	333-254840	10.30	June 17, 2021

10.31	Amendment to Option Agreement, dated February 4, 2021, between the University of Maryland and IonQ.	S-4/A	333-254840	10.31	June 17, 2021

10.32	Form of Stock Issuance Agreement.	S-4/A	333-254840	10.32	June 17, 2021

10.33†	Warrant to Purchase Shares, dated November 27, 2019, issued to Amazon.com NV Investment Holdings LLC by IonQ.

10.34#+	Amended and Restated Offer Letter Agreement for Peter Chapman, dated , 2021.

10.35#+	Amended and Restated Offer Letter Agreement for Jungsang Kim, dated , 2021.

10.36#+	Amended and Restated Offer Letter Agreement for Thomas Kramer, dated , 2021.

10.37#+	Amended and Restated Offer Letter Agreement for Christopher Monroe, dated , 2021.

10.38#+	Amended and Restated Offer Letter Agreement for Salle Yoo, dated , 2021

10.40#	2021 Equity Incentive Plan (included as Annex D to this proxy statement/prospectus).

10.41#	2021 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).

14	Form of Code of Business Conduct and Ethics of dMY.	S-1	333-249524	14	October 16, 2020

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of dMY.	S- 4/A	333-254840	23.1	June 17, 2021

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of IonQ.	S- 4/A	333-254840	23.2	June 17, 2021

Incorporated by Reference
Exhibit No.	Description	Schedule /Form	File No.	Exhibit	Filing Date

23.3+	Consent of Cleary Gottlieb Steen & Hamilton LLP (included on Exhibit 5.1).

24	Power of Attorney (included on the signature page of the initial filing of the registration statement).	S-4	333-249524	24	March 30, 2021

99.1+	Consent of Peter Chapman to be named as a director of the Combined Company.

99.2+	Consent of Jungsang Kim to be named as a director of the Combined Company.

99.3+	Consent of Craig Barratt to be named as a director of the Combined Company.

99.4+	Consent of Blake Byers to be named as a director of the Combined Company.

99.5+	Consent of Ron Bernal to be named as a director of the Combined Company.

99.6	Preliminary Proxy Card.	S-4/A	333-254840	99.6	June 17, 2021

101.INS	XBRL Instance Document	S-4/A	333-254840	101.INS	June 17, 2021

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	S-4/A	333-254840	101.CAL	June 17, 2021

101.SCH	XBRL Taxonomy Extension Schema Document	S-4/A	333-254840	101.SCH	June 17, 2021

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	S-4/A	333-254840	101.DEF	June 17, 2021

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document	S-4/A	333-254840	101.LAB	June 17, 2021

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	S-4/A	333-254840	101.PRE	June 17, 2021

# Indicates management contract or compensatory plan or arrangement.

+ To be filed by amendment.

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchasers:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Las Vegas, Nevada, on July 16, 2021.

dMY Technology Group, Inc. III

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following person in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Niccolo de Masi Niccolo de Masi	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	July 16, 2021

/s/ Harry L. You Harry L. You	Chairman	July 16, 2021

/s/ Darla Anderson Darla Anderson	Director	July 16, 2021

/s/ Francesca Luthi Francesca Luthi	Director	July 16, 2021

/s/ Charles E. Wert Charles E. Wert	Director	July 16, 2021